      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2005

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         NET 1 UEPS TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              FLORIDA                                6099                              65-0903895
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                           PRESIDENT PLACE, 4TH FLOOR
                     CNR. JAN SMUTS AVENUE AND BOLTON ROAD
                      ROSEBANK, JOHANNESBURG, SOUTH AFRICA
                                (2711) 343-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         NET 1 UEPS TECHNOLOGIES, INC.
                           PRESIDENT PLACE, 4TH FLOOR
                     CNR. JAN SMUTS AVENUE AND BOLTON ROAD
                      ROSEBANK, JOHANNESBURG, SOUTH AFRICA
                                (2711) 343-2000
(Name, address, including zip code and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

   DR. SERGE C.P. BELAMANT      MARJORIE SYBUL ADAMS, ESQ.    CHRIS EWING, ESQ.     PAUL KUMLEBEN, ESQ.
NET 1 UEPS TECHNOLOGIES, INC.        DLA PIPER RUDNICK        CLIFFE DEKKER INC    DAVIS POLK & WARDWELL
  PRESIDENT PLACE, 4TH FLOOR         GRAY CARY US LLP           1 PROTEA PLACE       99 GRESHAM STREET
    CNR. JAN SMUTS AVENUE       1251 AVENUE OF THE AMERICAS        SANDOWN,          LONDON, EC2V 7NG
       AND BOLTON ROAD              NEW YORK, NY 10020           SOUTH AFRICA             ENGLAND
   ROSEBANK, JOHANNESBURG,          TEL: (212) 835-6000      TEL: (2711) 290-7120  TEL: (4420) 7418-1300
         SOUTH AFRICA               FAX: (212) 835-6001      FAX: (2711) 290-7300  FAX: (4420) 7418-1400
     TEL: (2711) 343-2000
     FAX: (2711) 880-7080

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                          AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                  OFFERING PRICE (1)(2)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share....................     $115,000,000           $13,535.50
-------------------------------------------------------------------------------------------------------

(1) Includes shares of common stock that the underwriters may purchase to cover over-allotments, if any.

(2) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling shareholders and, if the over-allotment is exercised by the underwriters, we may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholders and, if the over-allotment is exercised by the underwriters, we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION. DATED MAY 26, 2005.

PROSPECTUS

                                            SHARES

                                  (NET1 LOGO)

                                  COMMON STOCK

                             ---------------------

     This is a public offering of our shares of common stock. The selling
shareholders are selling           shares of our common stock. We will not
receive any of the proceeds from the sale of shares by the selling shareholders.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "NUEP.OB." The last reported sale price of our common stock on May 25, 2005 was $2.45 per share. We have applied to have our common stock included for quotation
on the Nasdaq National Market under the symbol "       ."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
ON PAGE    TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR
COMMON STOCK.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds, before expenses, to selling shareholders..........  $           $

     We have granted the underwriters an option to purchase up to an additional shares of common stock to cover over-allotments at the public offering price less underwriting discounts and commissions.

     The underwriters expect to deliver the shares to purchasers on           ,
2005.

                             ---------------------

MORGAN STANLEY                                                          JPMORGAN


                            JEFFERIES & COMPANY,
ROBERT W. BAIRD & CO.              INC.               THOMAS WEISEL PARTNERS LLC

                The date of this prospectus is           , 2005.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   11
Forward Looking Statements..................................   30
Use of Proceeds.............................................   31
Price Range of Common Stock.................................   31
Dividend Policy.............................................   31
Capitalization..............................................   33
Selected Consolidated Financial Data........................   34
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   36
Business....................................................   75
Corporate History...........................................  100
Government Regulation.......................................  103
Management..................................................  108
Certain Relationships and Related Party Transactions........  116
Principal and Selling Shareholders..........................  118
Description of Capital Stock................................  122
Shares Eligible for Future Sale.............................  127
Enforceability of Civil Liabilities.........................  129
Material U.S. Federal Tax Consequences for Non-U.S. Holders
  of Common Stock...........................................  130
Underwriting................................................  133
Legal Matters...............................................  136
Experts.....................................................  136
Where You Can Find Additional Information...................  137
Index to Consolidated Financial Statements..................  F-1

                             ---------------------

     You should rely only on the information contained in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the entire prospectus, including the more detailed information in our audited consolidated financial statements and related notes as well as the unaudited interim financial information appearing elsewhere in this prospectus. You should consider carefully, among other matters, the matters we discuss in "Risk Factors." All references in this prospectus to "we," "us," or "our" are references to Net 1 UEPS Technologies, Inc. and its consolidated subsidiaries, collectively, except as otherwise indicated or where the context indicates otherwise. All references in this prospectus to Net 1 are to Net 1 UEPS Technologies, Inc., all references to New Aplitec are to Net 1 Applied Technologies South Africa Limited and all references to Aplitec are to Net 1 Applied Technology Holdings Limited. All dollar amounts referred to in this prospectus are in U.S. dollars unless otherwise indicated. As of May 19, 2005, the exchange rate for South African Rand to U.S. dollars was ZAR 6.39 = US$1.00.

                                  OUR COMPANY

     We provide our universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. We believe that we are the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, we have developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of our system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, our system can be used for banking, health care management, international money transfers, voting and identification.

     Our technology is widely used in South Africa today. We have over 3.3 million clients in five provinces who receive social welfare grants using our smart cards. We have started to implement our UEPS for employers to pay wages and provide financial services to their employees. In addition, we are working closely with non-governmental organizations to deploy our new medical application into a number of hospitals and clinics. This application of our system is used to administer the treatment of HIV/AIDS and other high-risk diseases, record patient progress and manage drug inventory.

     Outside of South Africa, the Reserve Bank of Malawi has implemented our solution as a national payment system. To date, seven local financial institutions and BP p.l.c., a bulk fuel supplier, are using our system for transaction switching and settlement. We have deployed smaller, more limited versions of our system in Burundi, Ghana, Latvia, Mozambique, Rwanda, and Zimbabwe.

     Unlike a traditional credit or debit card where the operation of the account occurs on a centralized computer, each of our smart cards effectively operates similar to an individual bank account in the case of financial services or an individual record management system in the case of medical services. All transactions that take place through our system occur between two smart cards at the point of service, or POS, with all of the relevant information necessary to perform and record a transaction held on the smart cards.

     The transfer of money or other information can take place without any communication with a centralized computer since all validation, creation of audit records, encryption, decryption and authorization take place on, or are generated between, the smart cards themselves. Importantly, the cards are protected through the use of biometric fingerprint identification, which is designed to ensure the security of funds and card holder information. Transactions are generally settled by merchants and other commercial participants in the system by sending the transaction data to a mainframe computer on a batch basis. Settlement can be performed online or offline. The mainframe computer provides a central database of transactions, creating a complete audit trail that enables us to replace lost smart cards while preserving the notional account balance, and to identify fraud.

     We generate our revenues by charging transaction fees to government agencies, employers, merchants and other financial service providers, by providing financial services such as loans and by selling hardware, software and related technology. In South African rand, our revenues and operating income increased by 32% and 39%, respectively, from fiscal 2003 to 2004, and by 29% and 34%, respectively, from fiscal 2002 to 2003. In South African rand, our revenues and operating income increased 31% and 62%, respectively, for the nine months ended March 31, 2005, as compared to the nine months ended March 31, 2004. We believe this growth reflects the accelerating adoption of our solution.

MARKET OPPORTUNITY

     According to the United States Census Bureau, the world's population currently exceeds 6.4 billion people. Yet of this total, it has been reported that over four billion people earn less than the purchasing parity equivalent of two dollars per day. In general, these people either have no bank account or very limited access to banking services. This situation arises when banking fees are too high relative to an individual's income, a bank account provides little meaningful benefit or there is insufficient infrastructure to provide banking services economically in the individual's geographical market. We refer to these people as the unbanked and the under-banked. These individuals generally receive wages, welfare benefits or loans in the form of cash and conduct commercial transactions, including buying food and clothing, in cash.

     The use of cash, however, presents significant problems. In the case of recipients, they generally have no secure way of protecting that cash other than by converting it immediately into goods, carrying it with them or hiding it. In cases where an individual has access to a bank account, deposit, withdrawal and account fees meaningfully reduce the money available to meet basic needs. For government agencies and employers, using cash to pay welfare benefits or wages results in significant expense due to the logistics of obtaining that cash, moving it to distribution points and protecting it from theft.

     The use of cash or lack of access to a bank account can dramatically increase the cost to, and in some cases completely prevent, individuals from engaging in basic financial transactions. These basic transactions include the routine payment of insurance premiums, the transfer of money to relatives and the use of credit. Without a bank account, it is also difficult for an individual to obtain a loan on attractive terms since that individual lacks a credit history and usually cannot present a reliable means of repayment to the lender.

     For governments, assistance programs face significant challenges when dependent on the use of cash. In addition to the costs and difficulties of using cash, corruption becomes an even more challenging problem since there is no clear audit trail. In fact, the absence of an electronic system for the distribution of goods, including foodstuff or medicine, or welfare benefits presents a significant obstacle to ensuring the fair and reliable implementation of government policy or deployment of foreign aid.

     Traditional payment systems offered today by the major banking institutions do not address the key requirements of the unbanked and the under-banked populations. In addition to the high cost of maintaining a bank account relative to a customer's income level, customers must generally have basic literacy, administrative and record-keeping abilities and a minimum income level. Additionally, banks operate through online transaction settlement systems, which are often unavailable or costly to implement in undeveloped areas. Finally, having a bank account does not eliminate the need for significant quantities of cash in many instances because customers must withdraw large sums at one time to avoid incremental transaction fees.

OUR SOLUTION

     We believe that we are the first company to enable the affordable delivery of financial products and services to the world's unbanked and under-banked people. Our approach takes full advantage of moving processing away from a centralized point to the computer chip embedded on a smart card. A smart card reader or other POS device is used to enable communication between smart cards in real-time during a transaction and indirectly with our mainframe computer at a later time. This architecture has significant implications in terms of the products and services that we can deliver compared to those offered by banking institutions or other card providers.

     First, our system enables offline transactions, which is essential in serving the unbanked and under-banked. Second, it means that while offline, the smart card can engage in sophisticated transaction processing, using data encryption and biometric fingerprint protection to ensure security. In fact, our smart cards can calculate the interest owed to the card holder for having funds recorded onto our system without ever coming online. Third, with all of the software and transaction records on the smart card, the POS device itself requires far fewer components, circuitry and memory, substantially reducing costs. Fourth, each transaction is recorded on both participating smart cards, copied in subsequent transactions to additional smart cards, and ultimately reported to our mainframe computer. This creates a full audit trail that significantly reduces the potential for corruption, theft and fraud. Lastly, instead of having to build the overall system to handle peak loads, our system further reduces costs by smoothing the transaction flow over time.

     We believe that our solution delivers benefits to each of the users of our system, including:

     Individuals. There is no minimum income requirement for individuals to use our smart card, making our solution universally accessible. It is also inexpensive since the overall cost of the system is much less than widely available solutions, including cash, bank accounts and bank cards that require online access. Our solution additionally has the advantage of working everywhere, including remote areas where many unbanked and under-banked people live. Even more importantly, our solution is secure and smart cards are replaceable. This means that individuals do not have to fear that their money will be stolen or that they will be charged for fraudulent transactions. Since the smart card performs all of the required processing and contains all of the different service features, the smart card can be tailored to meet the needs of the individual. Card holders can also receive interest on their card balances, a benefit not available to them when transacting solely in cash. We believe our solution has the potential to enhance significantly the living standards of the unbanked and under-banked by reducing transaction costs and providing them with new and additional financial products and services.

     Merchants and Financial Service Providers. Merchants derive several different benefits from our system. Our system decreases the amount of cash they must hold, improving security and reducing expenses. In addition, it provides a record of transactions that is useful for administrative purposes. For instance, by providing financial services through our POS devices, merchants benefit from new income streams at no additional incremental cost. For formal financial service providers, the use of smart cards provides opportunities to directly sell products and services to a market that was previously difficult to reach. For instance, insurance companies can offer their products with the premium deducted directly from the individual's smart card. In the case of lending, administrative costs are decreased along with the expense of holding cash. Again, the collection of payments can occur directly from the smart card, reducing credit risk and helping to establish credit history.

     Employers. Our system enables employers to eliminate cash from the wage payment process. This reduces expenses by avoiding cash handling and management, the need to insure or transport that cash and the bank transaction fees associated with obtaining cash in the first place. The process of paying employees using cash is also time consuming, taking up to half a day per pay period in some instances. The use of our system eliminates this process and thereby increases productivity. In addition, because cash payments are distributed in packets to employees, disputes can arise as to the amount of cash in the packet. Our system also eliminates this problem since the amount reflected on the card holders' accounts are recorded on the back-end system and then distributed on the smart cards. Finally, employers frequently provide additional services to their employees out of necessity, particularly loans. Our system enables other service providers to deliver these products.

     Government Agencies. A fundamental policy goal for almost any government is to enhance the welfare of the poorest citizens in the country. Yet the use of cash is a poor method for delivering social welfare grants since it is difficult to track, and the recipients endure a range of expenses and dangers that reduce their options. By using our system, government agencies enjoy reduced costs in the delivery of benefits to recipients by eliminating the use of cash while increasing the options available to the recipient. This use of our system intrinsically increases the welfare that government agencies can provide from the same amount of taxes collected. Our system also has the potential to increase the amount of taxes collected by bringing informal businesses into the formal economy. The presence of a full audit trail also means that government agencies can combat corruption. Moreover, the use of smart cards for the delivery of additional services, including insurance products, means that regulatory bodies can expand their oversight of transactions for individuals who are frequently least able to protect themselves. In regard to medical benefits, our system provides comprehensive inventory management and has the potential to improve the treatment of patients significantly. For instance, we have deployed an artificial intelligence program on our smart cards used for the treatment of HIV/AIDS in South Africa that can be used to adjust a patient's prescription based on data entered by a trained medical worker through the POS device.

OUR BUSINESS STRENGTHS

     We believe our business strengths include:

     Technology Leadership. We believe we are the first company to develop, implement and operate an affordable, flexible and secure electronic payment system for the unbanked and under-banked that works offline. Of equal importance, our smart cards have a broad range of additional functionality through the use of "wallets" that can be turned on as needed or as services become available. We can deliver these services to the population at a fraction of the cost of traditional systems. Our ability to implement an HIV/AIDS system on the same smart card as financial services demonstrates the flexibility of our approach. In addition, we have validated the security of our smart cards along with our overall system, forming the foundation for a trusted solution. Independent third parties have reviewed and published our security protocols and we have refined our system in a way to provide system integrity over the life of the smart cards. From our inception in 1989 to date, we have not suffered any security breaches or losses of transactions or funds on our system.

     Proven Solution. Our system is proven and has been increasingly used. Today over 3.3 million clients in South Africa receive monthly welfare or pension payments through our system under contracts with five provinces. Historically, welfare and pension recipients would only download cash from smart cards, but these recipients increasingly choose to use their smart cards at merchant locations, which generates additional revenue for us. During the nine months ended March 31, 2005, the rate of client purchases using our smart cards rather than merely downloading the value for cash grew at a compounded monthly growth rate of 71% while the value of those transactions grew at a compounded monthly growth rate of 60%. As of March 31, 2005, we had 2,406 POS devices installed at 1,441 participating retail merchants. For the nine months ended March 31, 2005, the total value of transactions processed through our UEPS merchant network was approximately $59.7 million. During the nine months following our implementation of these retail merchant POS devices in July 2004, the percentage of transactions which consisted of merchant purchases, as opposed to cash downloading only, increased from approximately 0% to approximately 23% of the total number of processed transactions.

     Versatile Application. Once an individual begins using our smart card, we become a logical provider of a broad range of additional products and services. For instance, a card holder using our system for the administration of medical treatment can also use the same smart card for receiving welfare payments or wages as well as making purchases. Because use of each smart card is secured biometrically, the smart card can also be used for identification and voting. These additional uses mean that once we have enrolled and delivered a smart card to an individual, our revenue potential increases significantly beyond the initial service for which that individual has signed up.

     Broad Appeal that Drives Opportunities. Because our system provides economic benefits to all participants, we believe there are strong incentives for government agencies and employers to adopt our system in many developing countries. Our solution is also appealing because a single deployment enables the delivery of a broad array of new services to those who are potentially most in need of them, often at a lower cost than alternative distribution methods.

     Increasing Returns to Scale. The initial establishment of our system in a province or country requires upfront expenditures for computers, distribution infrastructure and card holder registration. Once in place, though, the cost to us of supplying additional products to users is low. For instance, if a customer receives welfare payments on one of our smart cards and then chooses to purchase insurance through our system, there is almost no additional expense for us to deduct the insurance premium regularly. As a result, the operating margin for that customer increases significantly, offset only by any marketing or administrative costs associated with that product.

OUR STRATEGY

     We intend to provide the leading system for the world's four billion unbanked and under-banked people to engage in electronic transactions globally. To achieve this goal, we intend to pursue the following strategies:

     Disciplined Approach to New Markets. We carefully evaluate new opportunities in order to deploy our business development resources effectively. We believe there are significant opportunities for our system in developing economies, such as Brazil, India, Mexico and Indonesia, where the unbanked and under-banked comprise a majority of the population. Where we believe it makes sense, we will use partnerships or make acquisitions to accelerate our entry into new markets.

     Unlock Target Markets with a Key Product. The first step in establishing our system within a new province or country is to establish a broad base of smart card users around a single application. One of our preferred routes is to secure contracts to implement payment systems for government programs having large numbers of potential card holders. We believe another effective route will be the delivery of medical management applications, such as for HIV/AIDS. However, we are not dependent on government agencies to establish an initial base. Employers are widely examining our system to address their wage payment challenges and we are currently pursuing opportunities to deliver this solution.

     Expand Our Products Within the Markets We Serve. With the establishment of a strong base of card holders and related infrastructure, we can then move to providing additional products and services. As part of broadening our card holders' options, we will also sell our smart card readers and POS devices to merchants to enable them to enter into transactions. Additionally, we will work to establish relationships with post offices, banks and other financial service providers with the goal of making our system ubiquitous in the markets we serve.

     Provide Products and Services Ourselves Where the Profit Potential is Compelling. Our system can dramatically reduce transaction costs and improve data collection for a broad set of products and services. We intend to offer those products and services ourselves where the profit potential is significant. For instance, we engage in lending in South Africa. We are able to offer this service at a lower interest rate than competitors due to our ability to deduct interest and principal directly from a borrower's smart card and our knowledge of that individual's payment history.

     Establish Partnerships or Make Acquisitions When Appropriate. As part of our disciplined approach to growing our presence globally, we will evaluate and enter into partnerships where we can draw on local knowledge and infrastructure to drive the rapid adoption of our system. We believe that this will enable us to focus on our core strength in technology as well as product development and delivery. In some instances, we will make acquisitions where we believe that our approach will enable us to gain customers and realize operational benefits rapidly from the deployment of our more efficient solution.

                             CORPORATE INFORMATION

     We were incorporated in Florida in May 1997. In June 2004, we acquired substantially all of the business and assets of Aplitec, a South African company listed on the JSE Securities Exchange South

Africa, and the former shareholders of Aplitec obtained a majority voting interest in us. The Aplitec transaction is discussed in more detail under "Corporate History."

     Our principal executive offices are located at President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa. Our phone number is (27-11) 343-2000. Our website address is www.net1ueps.com. The information on our website, including any information accessible by a hyperlink or on another website accessible through our website, does not constitute part of this prospectus.

     Our trademarks include NET1, FTS and UEPS. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

                            SUMMARY OF THE OFFERING

Common stock offered by the selling
shareholders........................                 shares

Common stock outstanding prior to
this offering, as of March 31,
2005................................     163,050,808 shares

Special convertible preferred stock
outstanding prior to this offering,
as of March 31, 2005................     165,151,550 shares

Special convertible preferred stock
converted into common stock and sold
in this offering....................                 shares

Common stock outstanding after this
offering............................                 shares

Special convertible preferred stock
outstanding after this offering.....                 shares

Use of proceeds.....................     Certain of the selling shareholders may
                                         exercise options to purchase the shares
                                         of common stock that they are selling
                                         in this offering. We will not receive
                                         any proceeds from this offering other
                                         than proceeds we receive from the
                                         exercise of any of these options and
                                         from any shares sold pursuant to the
                                         exercise by the underwriters of the
                                         over-allotment option. We will use any
                                         proceeds we receive for working capital
                                         and general corporate purposes.

Purposes of this offering...........     To achieve a broader shareholder base,
                                         to increase visibility in the U.S.
                                         marketplace and to provide increased
                                         liquidity for our shareholders. The
                                         offering is also intended to provide
                                         our existing South African shareholders
                                         who desire to sell their shares with
                                         the opportunity to sell their shares in
                                         a broadly marketed underwriting.

Proposed Nasdaq National Market
symbol..............................

     The number of shares of our common stock referred to above as outstanding after the offering and, unless otherwise indicated, the other information in the prospectus excludes:

     - 165,151,550 shares of common stock issuable upon conversion of an equal number of outstanding shares of our special convertible preferred stock; and

     - 17,441,872 shares of common stock issuable upon the exercise of options and other stock-based awards outstanding as of March 31, 2005, granted under our 2004 Stock Incentive Plan at a weighted average exercise price of $0.25 per share.

     Unless otherwise indicated, the information in this prospectus:

     - does not reflect a one-for-six reverse stock split of our common stock and special convertible preferred stock which has been approved by our board of directors and will be effected prior to the closing of this offering; and

     - assumes no exercise of the underwriters' over-allotment option.

                  THE SOUTH AFRICAN INVITATION TO PARTICIPATE

     We have prepared and distributed in South Africa an invitation to
participate, dated           , 2005, which invited holders of our linked units
to offer for sale in this offering their shares of our common stock issuable upon conversion of the special convertible preferred stock these holders are entitled to receive upon giving of a conversion notice to the trustee of the South African trust. As described under "Corporate History--The Aplitec Transaction," the South African trustee holds for the benefit of the linked unit holders the New Aplitec B class loan accounts and B class preference shares which are part of the linked units. Our invitation to participate was mailed only to holders of linked units to their addresses in South Africa as reflected on the records of the South African trustee. We are not recommending that any holders of linked units participate in this offering, and we are not purchasing any of the shares of common stock offered in this offering.

     The selling shareholders in this offering include holders of linked units who accept the invitation to participate and give the conversion notice to the trustee of the South African trust. Under the terms of the invitation to participate, the related letter of transmittal, custody agreement and other documents, each holder of linked units who elects to participate in this offering will deposit with the trustee of the South African trust, an irrevocable signed conversion notice instructing the trustee of the South African trust to convert a number of special convertible preferred shares specified in the conversion notice. The conversion notice will be effective only upon the execution of an underwriting agreement among us, the underwriters, the trustee of the South African trust and the selling shareholders.

     Upon the execution of the underwriting agreement, the shares of common stock to be sold will be deposited by the trustee of the South African trust with The Bank of New York, as custodian, until such time as they are required to be delivered to the underwriters under the underwriting agreement. The successful completion of these transactions by the selling shareholders, the trustee and the custodian is a condition precedent to the underwriters' obligations to purchase any shares in the offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth our summary consolidated balance sheet data as of March 31, 2005 and our consolidated statements of operations data for the years ended June 30, 2004, 2003 and 2002, and for the nine months ended March 31, 2005 and 2004. You should read the following summary consolidated financial data together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus. In connection with U.S. generally accepted accounting principles, we accounted for the Aplitec transaction as a reverse acquisition, which requires that the company whose shareholders retain a majority voting interest in a combined business be treated as the acquiror for accounting purposes. Therefore, for all periods after June 7, 2004, our consolidated financial statements and management's discussion and analysis reflect the operations of Net 1 and its consolidated subsidiaries and, for prior periods, reflect the operations of Aplitec and its consolidated subsidiaries, but not Net 1. The summary consolidated statements of operations data for the years ended June 30, 2004, 2003 and 2002, have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States. The summary consolidated balance sheet data as of March 31, 2005 and the summary consolidated statements of operations data for the nine months ended March 31, 2005 and 2004 are derived from unaudited interim financial information and have been prepared in accordance with accounting principles generally accepted in the United States. Results for interim periods are not necessarily indicative of the results expected for the entire year. You should also read the following summary of consolidated financial data in conjunction with the exchange rate information contained in "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Currency Exchange Rate Information."

                                                NINE MONTHS
                                                   ENDED
                                                 MARCH 31,            YEAR ENDED JUNE 30,
                                             ------------------   ----------------------------
                                               2005      2004       2004      2003      2002
                                             --------   -------   --------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue....................................  $134,885   $91,463   $131,098   $74,924   $51,793
Cost of goods sold, IT processing,
  servicing and support....................    41,207    28,206     39,134    25,935    14,170
General and administrative charges.........    33,804    25,625     39,677    26,399    21,637
Depreciation and amortization..............     4,897     4,110      5,676     3,323     3,128
Reorganization costs.......................        --     3,537     11,133        --        --
Operating income...........................    54,977    29,985     35,478    19,267    12,858
Interest, net..............................     1,497     2,464      3,640     2,600     1,381
Income before taxes........................    56,474    32,449     39,118    21,867    14,239
Income tax expense.........................    22,534    13,896     25,927     9,473     5,554
Income from continuing operations..........    34,420    18,553     13,278    11,942     8,518
Net income attributable to
  shareholders(1)..........................    34,420    18,553     13,278    13,117     8,518
Income from continuing operations per
  share:
  Basic(2).................................  $   0.10   $  0.10   $   0.07   $  0.06   $  0.05
  Diluted(2)...............................  $   0.10   $  0.10   $   0.07   $  0.06   $  0.05
Cash dividend per share(3).................  $     --   $    --   $   0.19   $  0.02   $  0.01

---------------

(1) Net income attributable to shareholders for 2003 includes an extraordinary item of $0.9 million and the results of a change in accounting policy of $0.3 million as a result of the adoption and application of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.
(2) The basic and diluted earnings per share have been restated as a result of the transaction described in notes 1 and 10 to our consolidated financial statements.
(3) The cash dividend per share has been restated as a result of the transaction described in notes 1 and 10 to our consolidated financial statements. The cash dividend per share for 2004 was calculated based on 192,967,138 Aplitec shares and represents the dividend paid to shareholders of Aplitec as a result of the transaction.

                                                              AS OF MARCH 31, 2005
                                                              --------------------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................        $ 92,712
Total current assets........................................         141,960
Total assets................................................         175,318
Total current liabilities...................................          32,650
Total debt..................................................              --
Total shareholders' equity..................................         128,680

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information in this prospectus, before deciding to invest in our shares of common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. If this happens, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock.

RISKS RELATING TO OUR BUSINESS

  THE PROVINCIAL GOVERNMENTS OF SOUTH AFRICA ARE OUR LARGEST CUSTOMERS, AND ANY NON-RENEWAL OR TERMINATION OF OUR GOVERNMENT SOCIAL WELFARE CONTRACTS WOULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND REVENUES, RESULTS OF OPERATIONS AND CASH FLOWS.

     A substantial portion of our current business involves the distribution of social welfare grants on behalf of five of the nine provincial governments of South Africa. For the foreseeable future, our revenues, results of operations and cash flows will depend on this concentrated group of customers. During the year ended June 30, 2004 and the nine months ended March 31, 2005, we derived approximately 82% and 77%, respectively, of our revenues from our government social welfare contracts. In general, these contracts provide for terms of three years and are extendable at the option of the provincial governments for an additional two year period. Our contracts with the governments of the Eastern Cape, KwaZulu-Natal and North West provinces will expire in 2005, unless renewed by consent of both parties. Our contracts with the governments of the Limpopo and Northern Cape provinces currently are scheduled to expire in November and December 2006, respectively. In addition, any of these contracts may be terminated at any time by the respective governments in the event of a material breach. The early termination, or our failure to obtain extensions, of any of these contracts would have a material adverse effect on our business and revenues, results of operations and cash flows. Moreover, because we incur a significant portion of the expenses associated with these contracts during the initial implementation phase, we have historically enjoyed higher profit margins on these contracts after the completion of the implementation period, which averages approximately 18 months. Therefore, the early termination of, or our failure to extend, any of these contracts would also adversely affect our margins. We cannot assure you that we will be successful in renewing any of these contracts upon expiration of the respective contract periods or that they will not otherwise be terminated.

     In addition, there are legislative proposals and other initiatives underway in South Africa that could materially affect the way we do our business. The South African government passed legislation during 2004 for the creation of the South African Social Security Agency, or SASSA. The primary purpose of SASSA is to consolidate at the central government level the administration of social welfare grants, which is currently performed primarily at the provincial level. SASSA commenced operations on April 1, 2005. SASSA may appoint a single contractor to perform the distribution of social welfare grants on a national basis, following the expiration of the various contracts entered into by the individual provinces. If SASSA does not appoint us as a national social welfare grant contractor, then we may not be able to renew some or all of our social welfare distribution contracts when they expire, which could have a material adverse effect on our financial condition, cash flows and results of operations.

  WE MAY NOT MAINTAIN OUR CURRENT LEVEL OF PROFITABILITY OR RATES OF GROWTH.

     We believe that our continued profitability and growth will depend in large part on our ability to do the following:

     - continue to enroll new smart card users in South Africa;

     - hire and train personnel capable of marketing, installing and integrating our solution, supporting customers and managing operations;

     - continue to expand the range of applications that use our technology and to market these applications successfully;

     - successfully identify and enter other markets for our products; and

     - manage the costs of our business, including the costs associated with maintaining and developing our technology and expanding our operations internationally.

If we are not able to achieve any or all of the above, our profitability and/or growth rate will likely decline.

  CHANGES IN CURRENT GOVERNMENT REGULATIONS RELATING TO SOCIAL WELFARE GRANTS COULD ADVERSELY AFFECT OUR REVENUES AND CASH FLOWS.

     We derive a substantial portion of our current business from the distribution of social welfare grants onto smart cards in South Africa and the transaction fees resulting from use of these smart cards. Because social welfare eligibility and grant amounts are regulated by the government, any changes to or reinterpretations of the government regulations relating to social welfare may result in the non-renewal or reduction of grants for certain individuals, or a determination that currently eligible social welfare grant recipients are no longer eligible. If any of these changes were to occur, the number of smart cards in use could decrease, the amount of money on any particular smart card could decrease or the amount of transactions effected on any particular smart card may decrease, all of which could result in a reduction of our revenues and cash flows.

  WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH WHICH COULD LIMIT OUR ABILITY TO INCREASE SALES AND CASH FLOW.

     We have recently been experiencing significant growth, both in the scope of our operations and size of our organization. This growth is placing significant demands on our management, as well as on our operational resources. In order to achieve our business objectives, however, we anticipate that we will need this growth to continue. Continued growth would increase the challenges involved in:

     - implementing appropriate operational and financial systems;

     - expanding our sales and marketing infrastructure and capabilities;

     - providing adequate training and supervision to maintain high quality standards; and

     - preserving our culture and values.

     Additionally, continued growth will place significant additional demands on our management and our financial and operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls. If we cannot scale and manage our business appropriately, we will not experience our projected growth and our financial results may suffer.

  THERE ARE RISKS RELATING TO OPERATING IN SOUTH AFRICA THAT COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS, CASH FLOWS AND FINANCIAL CONDITION.

     Our primary operations are located in South Africa and we currently generate substantially all of our revenues from our operations in South Africa. As a result, we are subject to any political, economic and regulatory uncertainties in South Africa.

     The changing political and social environment. South Africa faces certain social, political and economic challenges, which may adversely affect our business, operating results, cash flows and financial condition. The country is experiencing high levels of unemployment and there are significant differences in the level of economic and social development among its people, with large parts of the population, particularly in the rural areas, having limited access to education, healthcare, housing and other basic services. Furthermore, South Africa faces challenges in building adequate infrastructure. These problems, together with a shortage of skilled labor, may in the future have an adverse impact on productivity.

     Inflation and interest rates. The economy of South Africa is currently characterized by low inflation and interest rates. As of May 25, 2005, the inflation rate was approximately 3.6% per annum and the Reserve Bank's base lending rate was approximately 7.0% per annum. However, the economy of South Africa in the past has been, and in the future may be characterized by high rates of inflation and high interest rates. High rates of inflation could increase our South African-based costs and decrease our operating margins. High interest rates could adversely affect our ability to obtain cost-effective debt financing in South Africa.

     Regulatory uncertainty regarding black economic empowerment. The South African government, over the past five years, has been developing an economic indigenization program referred to as black economic empowerment, or BEE. BEE is regulated pursuant to an Act of the South African Parliament, namely the Broad-Based Black Economic Empowerment Act 53 of 2003, or the BBBEE Act. The BBBEE Act recognizes two distinct mechanisms for the achievement of BEE objectives: (1) codes of good practice issued under the Act and (2) sectoral transformation charters developed by specific industry sectors and which may be recognized by the Minister of Trade and Industry if they have been developed by the major stakeholders in the relevant industry and advance the objectives of the BBBEE Act. Draft codes of good practice have recently been published for public comment, but none of them is, as yet, enforceable. The information and communication technology sector, or ICT sector, and the financial services sector have both developed sectoral transformation charters, but they have not yet been published in the Government Gazette and, consequently, they do not currently enjoy any formal status. The ICT sector has attempted to ensure as great a degree of comparability between its sectoral transformation charter and the draft codes of good practice, thereby assuring the probable publication of that charter in the Government Gazette by the Minister of Trade and Industry. By contrast, there are no indications that the financial services sector has made any attempt to achieve significant alignment between its transformation charter and the draft codes of good practice. Once the codes of good practice become law, all businesses in South Africa will be subject to those codes unless they form part of a sector in respect of which the Minister of Trade and Industry has published an industry charter in the Government Gazette as a code of good practice. The current uncertainty as to the final form of the regulatory regime poses a risk, but there are indications that the regime will be settled in the next 12 months. We are likely to be subject to the ICT sector's charter if this document is published in the Government Gazette as a code of good practice. This charter applies, among others, to companies that manufacture equipment for, or provide services relating to, the electronic capturing, transmission and display of data and information. Compliance with the charter is not enforced through civil or criminal sanction, but only through its effect on the ability to secure contracts in the public and private sectors. One of the components of BEE is that a certain percentage of ownership by black South Africans or historically disadvantaged South Africans of our South African business should be achieved over a period of time which is generally thought to be ten to 15 years. Although BEE is not expropriatory in nature, there may be a dilutive effect to current shareholders in the South African business and there may be a cost associated with increasing the level of black shareholders or historically disadvantaged South Africans, both of which factors may represent a risk. However, given that non-BEE compliance may place in jeopardy existing and future South African public and private sector contracts, the loss of which could cause a loss of revenue, the attendant risk associated with BEE non-compliance is material.

     Exchange control regulation. South Africa's exchange control regulations restrict the export of capital from South Africa, the Republic of Namibia and the Kingdoms of Lesotho and Swaziland, known collectively as the Common Monetary Area. Transactions between South African residents, including companies, and non-residents of the Common Monetary Area are subject to exchange controls enforced by the South African Reserve Bank. In October 2004, the South African exchange control regulations were liberalized by the abolishment of exchange control limits on new investments outside of South Africa by South African companies. However, according to the circular giving notice of this liberalization, the South African Reserve Bank retains an oversight function, the exact nature of which is not entirely clear from the circular. According to the circular, South African companies investing outside of South Africa must now apply to the South African Reserve Bank only for monitoring purposes and for the approval of the South African Reserve Bank pursuant to existing foreign direct investment criteria, including demonstrated benefit to South Africa. The South African Reserve Bank reserves the right to stagger capital outflows relating to very large investments outside of South Africa by South African companies, so as to manage any potential impact on the foreign exchange market. Also, these liberalization measures permit South African companies to retain, outside of South Africa, dividends received in relation to shares held by them in non-South African companies.

     South African exchange controls are expected to continue for the foreseeable future. The South African government, however, has committed itself to gradually relaxing exchange controls, and significant relaxations have occurred in recent years. Nevertheless, under the current exchange control regulations, our management may be limited in its ability to consider strategic options and our shareholders may not be able to realize the premium over the current trading price of our shares.

     Although Net 1 is a U.S. corporation and is not itself subject to these regulations, the ability of New Aplitec to raise and deploy capital outside the Common Monetary Area is restricted. As of March 31, 2005, approximately 87% of our cash and cash equivalents were held by New Aplitec and its subsidiaries. During the year ended June 30, 2004 and the nine months ended March 31, 2005, all of our revenues were generated by New Aplitec and its subsidiaries. In particular, New Aplitec will generally not be permitted to export capital from South Africa or to hold foreign currency without the approval of the South African Reserve Bank, unless such export of capital or foreign currency holding is permitted by the October 2004 liberalization measures. This restriction may affect New Aplitec's ability to pay dividends to Net 1. Moreover, although the requirement that the South African Reserve Bank approve investments by South African companies outside of South Africa has been relaxed, this requirement could restrict our future international expansion.

     South African Reserve Bank approval is required for New Aplitec to receive loans from and repay loans to non-residents of the Common Monetary Area. In addition, New Aplitec may not use income earned in South Africa to repay or service foreign debts, without the South African Reserve Bank approval. Repayment of principal and interest on such loans will usually be approved at the time of the granting of such loans, where the payment is limited to the amount borrowed and a market related rate of interest. New Aplitec will also need South African Reserve Bank approval to raise capital involving a currency other than South African rand, which approval may be provided subject to conditions. Thus, unless we can obtain funding at the Net 1 level, these restrictions could prevent us from obtaining adequate funding on acceptable terms for acquisitions and other business opportunities outside South Africa.

     Trade unions and labor laws. Most of South Africa's major industries are unionized, and the majority of employees belong to trade unions. In the past, trade unions have had a significant impact on the collective bargaining process as well as on social and political reform in South Africa in general. We currently have 109 unionized employees which represents approximately 6% of our workforce. Although in recent years we have not experienced any labor disruptions, such labor disruptions may occur in the future. In addition, the cost of complying with labor laws may adversely affect our operations.

     Regional instability. Historically, there has been regional, political, and economic instability in the countries surrounding South Africa. Such political or economic instability in neighboring countries could affect the social, political and economic conditions in South Africa, for example, as a result of immigration, and this could have a negative impact on our ability to manage our operations in the country.

     HIV/AIDS. HIV/AIDS and tuberculosis, which is exacerbated in the presence of HIV/AIDS, are major healthcare challenges in South Africa and other sub-Saharan countries. HIV infection among women in antenatal clinics throughout South Africa has risen from 1% in 1990 to nearly 25% in 2000. According to the most recent research published by the Medical Research Council of South Africa, over five million South Africans were HIV positive in 2004, resulting in a total population prevalence rate of approximately 11%. Under South African law, we are generally prohibited from testing employees to determine their HIV status. Due to the high prevalence of HIV/AIDS in South Africa, we may incur costs relating to the loss of personnel and the related loss of productivity as well as the costs relating to recruiting and training of new personnel. We are not able to quantify these costs accurately and cannot assure you that the costs we will incur in connection with this epidemic will not have a material adverse effect on us and our financial condition.

  THERE ARE RISKS RELATING TO OTHER COUNTRIES IN WHICH WE INTEND TO OPERATE THAT COULD ADVERSELY AFFECT OUR FUTURE BUSINESS, OPERATING RESULTS, CASH FLOWS AND FINANCIAL CONDITION.

     In the future, we intend to expand operations into countries and regions, including African countries outside South Africa, South America, Southeast Asia and Central Europe, that are subject to significantly differing political, economic and market conditions. Specific country and regional risks that may have a material impact on our business, operating results, cash flows and financial condition include:

     - political and economic instability;

     - loss due to civil strife, acts of war, guerrilla activities and insurrection;

     - competition from existing market participants that may have a longer history in or greater familiarity with the foreign markets we enter;

     - government interventions and protectionism;

     - potential adverse changes in laws and regulatory practices, including import and export license requirements, tariffs, legal structures and tax laws;

     - cancellation of contractual rights;

     - trade barriers;

     - difficulties in staffing and managing operations;

     - import and export restrictions;

     - adverse tax consequences;

     - the lack of well-developed legal systems which could make it difficult for us to enforce our intellectual property and contractual rights;

     - security and safety of employees;

     - restrictions on the right to convert or repatriate currency or export assets;

     - greater risk of uncollectible accounts and longer collection cycles;

     - currency fluctuations;

     - indigenization and empowerment programs;

     - logistical and communications challenges;

     - changes in labor conditions;

     - discrimination against U.S. companies; and

     - exposure to liability under U.S. securities laws, including the Foreign Corrupt Practices Act.

     Many of these countries and regions are in various stages of developing institutions and legal and regulatory systems that are characteristic of democracies. However, institutions in these countries and regions may not yet be as firmly established as they are in democracies in the developed world. Many of these countries and regions are also in the process of transitioning to a market economy and, as a result, are experiencing changes in their economies and their government policies that can affect our investments in these countries and regions. Moreover, the procedural safeguards of the new legal and regulatory regimes in these countries and regions are still being developed and, therefore, existing laws and regulations may be applied inconsistently. In some circumstances, it may not be possible to obtain the legal remedies provided under those laws and regulations in a timely manner.

     As the political, economic and legal environments remain subject to continuous development, investors in these countries and regions face uncertainty as to the security of their investments. Any unexpected changes in the political or economic conditions in these or neighboring countries or others in the region may have a material adverse effect on the international investments that we have made or may make in the future, which may in turn have a material adverse effect on our business, operating results, cash flows and financial condition.

  VOLATILITY IN THE SOUTH AFRICAN RAND TO U.S. DOLLAR EXCHANGE RATE MAY ADVERSELY AFFECT OUR REPORTED OPERATING RESULTS.

     The South African rand, or ZAR, is the primary operating currency for our business operations while our financial results are reported in U.S. dollars. Because our sales are primarily denominated in ZAR, a decline in the value of the ZAR against the U.S. dollar may have a significant adverse effect on our reported results of operations. During the two years ended June 30, 2002, the ZAR steadily depreciated against the U.S. dollar, moving at an average rate per U.S. dollar from ZAR 6.35 in 2000 to ZAR 7.61 in 2001 to ZAR 10.15 in 2002. However, since June 2002, the ZAR has appreciated against the U.S. dollar, mainly due to a general depreciation of the U.S. dollar and the strengthening of the South African economy and commodity and precious metals prices, reaching ZAR
6.39 on May 19, 2005. Over this period, the exchange rate has been volatile and we expect this volatility to continue in the foreseeable future.

     Trends in sales and profits may experience significant fluctuations as the rate of exchange between the ZAR and the U.S. dollar fluctuates. We cannot assure you what effect, if any, changes in the exchange rate of the ZAR against the U.S. dollar will have on our results of operations and financial condition.

     We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations, other than economic hedging relating to our inventory purchases which are settled in U.S. dollars or euros. We have used forward contracts in order to hedge our economic exposure to the ZAR/U.S. dollar and ZAR/euro exchange rate fluctuations from these foreign currency transactions. We cannot guarantee that we will enter into hedging transactions in the future or, if we do, that these transactions will successfully protect us against currency fluctuations.

  THE LOSS OF THE SERVICES OF DR. BELAMANT OR ANY OF OUR OTHER EXECUTIVE OFFICERS WOULD ADVERSELY AFFECT OUR BUSINESS.

     Our future financial and operational performance depends, in large part, on the continued contributions of our Chief Executive Officer and Chairman, Dr. Serge Belamant, as well as Mr. Herman Kotze, our Chief Financial Officer, Ms. Brenda Stewart, our Senior Vice President-Marketing and Sales and Mr. Nitin Soma, our Senior Vice President-Information Technology. Many of our key responsibilities are performed by these four individuals, and the loss of the services of any of them could disrupt our development efforts or business relationships and our ability to continue to innovate and to meet customers' needs, which could have a material adverse effect on our business and financial performance. We do not have employment agreements with our executive officers, any of whom may terminate their employment at any time, nor do we maintain any "key person" life insurance policies.

  WE FACE A HIGHLY COMPETITIVE EMPLOYMENT MARKET AND MAY NOT BE SUCCESSFUL IN ATTRACTING AND RETAINING A SUFFICIENT NUMBER OF SKILLED EMPLOYEES, PARTICULARLY IN THE TECHNICAL AND SALES AREAS AND SENIOR MANAGEMENT.

     Our future success depends on our ability to continue to develop new products that use our UEPS technology and to market these products to our target users. In order to succeed in our product development and marketing efforts, we need to identify, attract, motivate and retain sufficient numbers of qualified technical and sales personnel. An inability to hire and retain such technical personnel would adversely affect our ability to enhance our existing intellectual property, to introduce new generations of technology and to keep abreast of current developments in technology. Demand for personnel with the range of capabilities and experience we require is high and there is no assurance that we will be successful in attracting and retaining these employees. The risk exists that our technical skills and sales base may be depleted over time because of natural attrition. Furthermore, social and economic factors in South Africa have led, and continue to lead, numerous qualified individuals to leave the country, thus depleting the availability of qualified personnel in South Africa. In addition, our multi-country strategy will also require us to hire and retain highly qualified managerial personnel in each of these markets. If we cannot recruit and retain people with the appropriate capabilities and experience and effectively integrate these people into our business, it could negatively affect our product development and marketing activities.

  WE PRE-FUND THE PAYMENT OF SOCIAL WELFARE GRANTS ON BEHALF OF OUR SOUTH AFRICAN GOVERNMENT CUSTOMERS AND ANY PAYMENT DEFAULTS BY THESE CUSTOMERS WOULD ADVERSELY AFFECT OUR OPERATIONS.

     We use our internal cash resources and facilities to fund the payment of social welfare grants under our contracts with the KwaZulu-Natal and Eastern Cape provincial governments. We recover these funds from the KwaZulu-Natal provincial government on a seven-day cyclical basis and from the Eastern Cape provincial government on a 14-day cyclical basis. Therefore, these pre-funding obligations expose us to the risk of default by the applicable provincial government. Although no provincial government has ever defaulted on a repayment of funds at the end of the payment cycle, we cannot guarantee that such a default will not occur in the future. Any such default could have a material adverse effect on us, our financial position and results of operations.

  OUR ABILITY TO OPERATE OUR WAGE PAYMENT AND INSURANCE PRODUCTS BUSINESSES MAY BE LIMITED BY EXISTING SOUTH AFRICAN BANKING AND FINANCIAL SERVICES LAWS AND REGULATIONS.

     The South African retail banking market is highly regulated, but the South African government has identified the need to service the unbanked market through the liberalization of the regulatory environment in order for retailers and non-banking service providers to innovate products and delivery channels for the unbanked market. However, under current law and regulations, a portion of our South African wage payment business activities in the unbanked market requires us to be registered as a bank in South Africa. We are not currently so registered and therefore are not entitled to perform these activities in South Africa and may face prosecution if we do. We are in the process of appointing expert advisers to assist us in making application for the appropriate banking license. While we believe that we will be able to obtain this license, there is a possibility that our application may not be successful or that a grant of the license may be delayed. In addition, the South African Financial Advisory and Intermediary Services Act, 2002, requires persons who give advice regarding the purchase of financial products or who act as intermediaries between financial product suppliers and consumers in South Africa to register as financial service providers. We have applied for a license under this Act in order to continue to provide advice and intermediary services in respect of the financial products on which we advise and the payment processing services we provide in South Africa on behalf of insurers and other financial product suppliers. While the license application is pending, we are entitled to continue this part of our business in South Africa. If we fail to obtain this license, we may be stopped from continuing this part of our business in South Africa.

  WE MAY FACE COMPETITION FROM THE INCUMBENT RETAIL BANKS IN SOUTH AFRICA IN THE UNBANKED MARKET SEGMENT.

     The incumbent South African retail banks recently announced a joint initiative to create a common banking product to offer to the significant portion of South Africa's population that does not have access to traditional banking services, or the unbanked. This bank account, generally referred to as the "Mzansi" account, was introduced in October 2004 and offers limited transactional capabilities at reduced charges, when compared to the accounts traditionally offered by these banks. We believe that currently there are approximately one million Mzansi account holders. The social welfare beneficiaries who are currently paid through our smart card system may elect to use these accounts to receive their grants. A decision by a substantial number of these beneficiaries to elect to use these accounts rather than our smart card system may have a material adverse effect on our financial condition, cash flows and results of operations.

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  WE MAY FACE INCREASED COMPETITION AS OUR SALES AND PRODUCT OFFERINGS INCREASE.

     In addition to competition that we face from the use of cash, checks, credit and debit cards, existing payment systems and the providers of financial services, we have identified a number of other products currently being produced that use smart card technology in connection with a funds transfer system and the companies that promote them. These include EMV, a system that is being promoted by Visa International Service Association, MasterCard International and Europay International; Mondex International Limited, a subsidiary of MasterCard; and Proton World International N.V., a subsidiary of STMicroelectronics Belgium N.V. In South Africa, and specifically in the payment of social welfare grants, our competitors also include AllPay Consolidated Investment Holdings (Pty) Ltd., which is responsible for social welfare payments in the Free State, Gauteng and Western Cape provinces and a small portion of the Eastern Cape province, and Empilweni Payout Services, which is responsible for payments in the Mpumalanga province. We also may face competition from companies to which we have licensed our technology, including Visa and BGS Smart Card Systems AG. Moreover, as our product offerings increase and gain market acceptance, banks in South Africa and other jurisdictions in which we operate may seek governmental or other regulatory intervention if they view us as infringing on their funds transfer or other businesses.

  PATENT COMPETITION MAY ADVERSELY AFFECT OUR PRODUCTS OR PROCESSES, AND LIMITED PATENT PROTECTION, A LACK OF PROPRIETARY PROTECTION AND THE POTENTIAL TO INCUR COSTLY LITIGATION COULD BE HARMFUL TO OUR OPERATIONS.

     Our products and technology have unique characteristics and structures and, as a result, are subject to patent protection, the extent of which varies from country to country. During the life of a patent, a product is only subject to competition by non-infringing products. However, aggressive patenting by our competitors and potential patent piracy may threaten protected products and processes and may result in an increased patent infringement risk, especially in emerging economies such as those where we currently operate. The expiration of a patent may also result in increased competition in the market for the previously patented products and processes. The patents for our funds transfer system, or FTS, will expire, at the latest, in Namibia in 2007; in South Africa, Botswana, Swaziland and Hong Kong in 2009; and in the United States in 2011. In addition, our European Union FTS patent has been challenged and revoked. Consequently, we do not have any patent protection in the member countries of the European Union. Additionally, we could have difficulty asserting the Hong Kong patent as it is not registered in our name and it could be difficult to record our ownership of that patent. Further, BGS, the local system operator in the Commonwealth of Independent States has stopped paying licensing fees to us on the grounds that the revocation of the European FTS patent relieves it from the obligation to pay such fees, although we believe that the licensing fees relate to BGS's use of our UEPS technology rather than the FTS patent. There is a risk that a similar refusal to pay our licensing fees can occur elsewhere. Moreover, although we have certain patent rights in the United States, these are not expected to have significant utility in our business given that our management does not expect the U.S. market to become a material part of our business in the future. Each of these factors could have a material adverse effect on our business, operating results, cash flows and financial condition. In addition, to date, we have relied not only on patent protections, but also on trade secret, trademark and copyright laws, as well as nondisclosure, licensing and other contractual arrangements to protect the proprietary aspects of our solutions. Other than the patents discussed above, we do not own any other patents that protect important aspects of our current solutions. We will, however, prepare patent applications where possible for technology related to our smart cards and UEPS system when we believe it is appropriate to do so. These applications and contractual arrangements and our reliance on these laws may not be successful.

     Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. Any loss of or inability to protect intellectual property in our technology could diminish our competitive advantage and also seriously harm our business, operating results, cash flows and financial condition. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of South Africa, Namibia, Botswana, Swaziland, the United States and the European Union. Our means of protecting our intellectual

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

property rights in South Africa, Namibia, Botswana, Swaziland, the United States and the European Union or any other country in which we operate, may not be adequate to fully protect our intellectual property rights. Similarly, if third parties claim that we infringe their intellectual property rights, we may be required to incur significant costs and devote substantial resources to the defense of such claims. We may be required to discontinue using and selling any infringing technology and services, to expend resources to develop non-infringing technology or to purchase licenses or pay royalties for other technology. In addition, if we are unsuccessful in defending any such third-party claims, we could suffer costly judgments and injunctions that could materially adversely affect our business, results of operations or financial condition.

  THE COPYRIGHTS IN EARLIER VERSIONS OF OUR UEPS SOFTWARE ARE JOINTLY OWNED WHICH MAY REDUCE OUR FUTURE REVENUES.

     While we own the exclusive copyrights in the current version of the UEPS software, these copyrights are subject to the preexisting copyrights in the earlier versions of our software that are owned jointly by us and Nedbank. As joint owners of the copyrights in these earlier versions of our software that existed prior to July 2000, there is a risk that Nedbank could license these works to others and otherwise commercially exploit these earlier works. If Nedbank licenses our works to others, our future revenues may be reduced.

  OUR CURRENT LICENSE AGREEMENT WITH VISA IMPOSES LONG-TERM RESTRICTIONS ON OUR ABILITY TO LICENSE RIGHTS IN OUR TECHNOLOGY AND COULD INHIBIT OUR ABILITY TO REALIZE ADDITIONAL REVENUE FROM THESE RIGHTS IN OUR TECHNOLOGY.

     In 1997, we entered into a technology license agreement with Visa. Under that agreement, Visa purchased a non-exclusive, perpetual, worldwide license to our technology rights, as defined in the agreement, relating to our UEPS technology and an exclusive, perpetual, worldwide license under our patents, as defined in the agreement, licensed to Visa that is exclusive to the financial services industry, as defined in the agreement. Our Visa agreement grants back to us the non-exclusive right under our Visa-licensed patents to make, use and sell our payment systems and other products in the financial services industry as discussed in the agreement. In our Visa agreement, Visa agrees not to grant a sublicense to any payment system to any entities in the financial services industry who are not members of Visa already if such entity already has a right to use such payment systems from us. The agreement permits Visa to sublicense our licensed technology rights to any of its members, any entity in the financial services industry or any entity outside of the financial services industry that provides products to Visa or its sublicensees. The agreement prohibits us from licensing our technology rights, not just our licensed patents, to any of Visa's competitors, including MasterCard, Europay, American Express Company, Discover Financial Services, Diners Club International Credit Card Co., Carte Blanche Card or JCB International Credit Card Co. or any of their parents, subsidiaries or affiliates. We may need Visa's consent, not to be unreasonably withheld, in order to transfer or assign our rights and obligations under the agreement. As this agreement does not contain a termination date and contains restrictions on our ability to license our technology rights in the financial services industry and to competitors of Visa, we may not be able to realize the full values of our technology rights.

  OUR LICENSE AGREEMENT WITH VISA SUBSTANTIALLY IMPACTS OUR ABILITY TO DEFEND AND ENFORCE OUR PATENTS LICENSED TO VISA AND COULD SUBSTANTIALLY INHIBIT OUR ABILITY TO PROTECT THE RIGHTS IN OUR TECHNOLOGY.

     Under our license agreement with Visa, we are restricted from suing Visa, its members and any third-party vendors or customers of Visa or its members for infringement of our technology rights licensed to Visa in connection with their manufacture, use or sale of any product or service offered by Visa. The license also grants Visa sole discretion with regard to enforcement of any of the licensed technology rights against third parties in the financial services industry. Under the agreement, Visa has the right to control the prosecution and maintenance of the patents and related patent applications we have licensed to Visa in all jurisdictions, and we are obligated to cooperate and support any of Visa's actions in this regard. This

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

arrangement could substantially impact our ability to defend these patents, and could make enforcement actions against our competitors more difficult.

  WE DEPEND UPON THIRD-PARTY SUPPLIERS, MAKING US VULNERABLE TO SUPPLY SHORTAGES AND PRICE FLUCTUATIONS, WHICH COULD HARM OUR BUSINESS.

     We obtain our smart cards, POS devices and the other hardware we use in our business from a limited number of suppliers, and do not manufacture this equipment ourselves. We generally do not have long-term agreements with our manufacturers or component suppliers. If our suppliers become unwilling or unable to provide us with adequate supplies of parts or products when we need them, or if they increase their prices, we may not be able to find alternative sources in a timely manner and could be faced with a critical shortage. This could harm our ability to implement new systems and cause our revenues to decline. Even if we are able to secure alternative sources in a timely manner, our costs could increase. A supply interruption or an increase in demand beyond current suppliers' capabilities could harm our ability to distribute our equipment and thus, to acquire a new source of customers who use our UEPS technology. Any interruption in the supply of the hardware necessary to operate our technology, or our inability to obtain substitute equipment at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

  ESCALATING PRICING PRESSURES FROM OUR RETAIL CUSTOMERS MAY ADVERSELY AFFECT OUR BUSINESS.

     We have recently begun to experience pressure from our retail merchant customers seeking to negotiate the fees we charge them. This pressure is likely to continue. This pricing pressure could cause us to reduce the level of the fees we charge to these customers, which could adversely impact our revenues and profit margins.

  OUR STRATEGY OF PARTNERING WITH COMPANIES OUTSIDE SOUTH AFRICA MAY NOT BE SUCCESSFUL.

     In order for us to expand our operations into foreign markets, it may be necessary for us to establish partnering arrangements with companies outside South Africa. Some of these partnering arrangements may take the form of joint ventures in which we receive a minority interest. Minority ownership carries with it numerous risks, including dependence on partners to provide knowledge of local market conditions and to facilitate the acquisition of any necessary licenses and permits, as well as the inability to control the joint venture vehicle and to direct its policies and strategies. Such a lack of control could result in the loss of all or part of our investment in such entities. In addition, our foreign partners may have different business methods and customs which may be unfamiliar to us and with which we disagree. Our joint venture partners may not be able to implement our business model in new areas as efficiently and quickly as we have been able to do in South Africa. Furthermore, limitations imposed on New Aplitec by South African exchange control regulations, as well as limitations imposed on us by the Investment Company Act of 1940, may limit our ability to establish partnerships or entities in which we do not obtain a controlling interest. In addition, certain of our licensees, including BGS and Visa, have become our competitors and this could occur with our joint venture partners in the future.

     We have lost license fees in the CIS as a result of a dispute with BGS, the local system operator, which claims that the revocation of the European FTS patent relieves it from the obligation to pay us licensee fees. We believe that the licensing fees due from BGS relate to its use of our UEPS technology rather than the FTS patent and, therefore, we are currently evaluating our options on this matter.

  SYSTEM FAILURES, INCLUDING BREACHES IN THE SECURITY OF OUR SYSTEM, COULD HARM OUR BUSINESS.

     We may experience system failures from time to time, and any lengthy interruption in the availability of our back-end system computer, could harm our revenues and profits, and could subject us to the scrutiny of our government customers. Frequent or persistent interruptions in our services could cause current or potential customers and users to believe that our systems are unreliable, leading them to avoid our technology altogether, and could permanently harm our reputation and brands. These interruptions

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

would increase the burden on our engineering staff, which, in turn, could delay our introduction of new applications and services. Finally, because our customers may use our products for critical transactions, any system failures could result in damage to our customers' businesses. These customers could seek significant compensation from us for their losses. Even if unsuccessful, this type of claim could be time consuming and costly for us to address.

     Although our systems have been designed to reduce downtime in the event of outages or catastrophic occurrences, they remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks and similar events. Some of our systems are not fully redundant, and our disaster recovery planning may not be sufficient for all eventualities.

     Protection against fraud is of key importance to the purchasers and end users of our solutions. We incorporate security features, including encryption software, biometric identification and secure hardware, into our solutions to protect against fraud in electronic transactions and to provide for the privacy and integrity of card holder data. Our solutions may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted using our solutions. If the security of our solutions is compromised, our reputation and marketplace acceptance of our solutions will be adversely affected, which would cause our business to suffer, and we may become subject to damage claims. We have not yet experienced any security breaches affecting our business.

     Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems with our system could result in lengthy interruptions in our services. Our current business interruption insurance may not be sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures.

  WE MAY NOT BE ABLE TO EXPLOIT TECHNOLOGICAL ADVANCES QUICKLY AND SUCCESSFULLY, WHICH COULD IMPAIR OUR COMPETITIVE POSITION AND OPERATIONS.

     Most of our operations depend on the use of advanced technological methods, which must keep pace with rapid technological changes, new product introductions by competitors, evolving industry and government performance and security standards and changes in customer and end-user requirements. The use of the appropriate advanced technological procedures can affect, among other things, the competitiveness of our products, the safety of transactions performed using our products, the continuity of our operations and the capacity and efficiency of our production.

     We believe that new technologies may emerge and that existing technologies may be further developed in the fields in which we operate. Unexpected rapid changes in employed technologies that affect our operations and product range could render the technologies we use obsolete or less competitive in the future. Difficulties in accessing new technologies may impede us from implementing them and competitive pressures may force us to implement these new technologies at a substantial cost. In addition, limited access to sources of new capital to acquire new technologies may adversely affect our results of operations and financial condition.

     We cannot predict the effect of technological changes on our business or on our ability to provide competitive products. Our ability to meet the competition will depend on our timely and cost-effective implementation of new technological advances. It will also depend on our success in commercializing these advances in spite of competition we face by patents registered by our competitors. If we are unable to implement new technologies in a timely or cost-efficient basis or penetrate new markets in a timely manner in response to changing market conditions or customer requirements, we could experience a material adverse effect on our business, operating results, cash flows and financial condition.

  WE MAY INCUR MATERIAL LOSSES IN CONNECTION WITH OUR DISTRIBUTION OF CASH TO RECIPIENTS OF SOCIAL WELFARE GRANTS.

     Many social welfare recipients use our services to access cash using their smart cards. We use armored vehicles to deliver large amounts of cash to rural areas across South Africa to enable these welfare recipients to receive this cash. In some cases, we also store the cash that will be delivered by the armored vehicles in depots overnight or over the weekend to facilitate delivery to these rural areas. We cannot insure against the risk of loss or theft of cash from our delivery vehicles as we have not identified any insurance underwriters willing to accept this risk. Therefore, we will bear the full cost of any loss or theft in connection with the delivery process, and such loss could materially and adversely affect our financial condition, cash flows and results of operations. During the year ended June 30, 2004 and the nine months ended March 31, 2005, we incurred losses in connection with our cash delivery system of $4.2 and $2.2 million, respectively.

  WE MAY NOT RECOVER OUTSTANDING AMOUNTS OWED TO OUR MICRO-FINANCE BUSINESSES.

     We operate a traditional micro-finance business, with approximately 100 branches throughout South Africa. These branches extend short-term loans for periods ranging from 30 days to six months at loans bearing interest rates of 12% to 30% per month. Despite the fact that we attempt to reduce credit risk by employing credit profiling techniques, the rate of default on loans has been high due to the high credit risk of these borrowers and the difficulty of collecting outstanding repayments. We may therefore not recover some or all of the principal and interest amounts currently owed by our borrowers, which on March 31, 2005, totaled $4.1 million, or ZAR 25.8 million. Our inability to recover some or all of these amounts may have a material adverse effect on our financial position and results of operations.

  WE MAY UNDERTAKE ACQUISITIONS THAT COULD INCREASE OUR COSTS OR LIABILITIES OR BE DISRUPTIVE TO OUR BUSINESS.

     One of our strategies is to pursue selective acquisitions. Although we do not currently have any commitments, contracts or understandings to acquire any specific businesses or other material operations, we have made a number of acquisitions in the past and will consider other acquisitions in the future. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in additional leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits that we anticipated when selecting our acquisition candidates. In addition, we may need to record write downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition.

  WE MAY BE SUBJECT TO PRIVACY LAWS IN SOUTH AFRICA AND OTHER JURISDICTIONS IN WHICH WE OPERATE.

     Our collection, storage and processing, and any disclosure of, customer and employee personal information must comply with South Africa's privacy laws, which are at various stages of legislative and judicial development. However, South African common law and the South African Constitution do recognize an individual's right to privacy, and there are some statutes and other regulations which have been enacted that apply to us and the way we operate our business. For example, one statute sets out a framework for the electronic collection, processing, storage and disclosure of personal information. Although compliance with this statute is voluntary, a South African court could determine that we would
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

be violating an individual's right to privacy if we do not operate in compliance with this framework. In addition, South African law requires that we must keep confidential the HIV status of the people that participate in our HIV/AIDS program.

     New privacy laws may be enacted in the future which could adversely affect the way we do business, and we could be required to devote substantial management time and resources to comply with these new laws. In addition, if we violate, or are judged to have violated, the privacy rights of people whose information we collect, store and process, we could become liable for damages, which could have a material adverse effect on our financial condition, cash flows or results of operations.

  OUR INTERNATIONAL OPERATIONS REQUIRE US TO COMPLY WITH A NUMBER OF U.S. AND INTERNATIONAL REGULATIONS.

     We need to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions.

  WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

     We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the Nasdaq National Market. Moreover, many of these corporate governance requirements will not apply to us until our shares become listed for quotation on the Nasdaq National Market. We expect all of these newly applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these newly applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

  WE MAY NOT BE ABLE TO MEET THE ACCELERATED FILING AND INTERNAL CONTROL REPORTING REQUIREMENTS IMPOSED BY THE SEC.

     We will become an accelerated filer beginning June 30, 2005. As an accelerated filer, we will be required to file our Annual Report on Form 10-K by September 13, 2005. While we expect to meet the accelerated filer deadlines, there is a risk that we may not be able to comply with these accelerated filing requirements. If we fail to meet the accelerated filing requirements by the time we are required to file our Annual Report on Form 10-K, then the market price for our common stock may decline.

     As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended June 30, 2004. We are in the process of evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls as a required part of our Annual Report on Form 10-K beginning with our report for the fiscal year ending June 30, 2005.

     While we have been expending significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. At present, there is no precedent available with which to measure compliance adequacy. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

     In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

  WE MAY BE REQUIRED TO RAISE ADDITIONAL FINANCING BY ISSUING NEW SECURITIES WITH TERMS OR RIGHTS SUPERIOR TO THOSE OF OUR SHARES OF COMMON STOCK, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES OF COMMON STOCK.

     We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. Because of the early stage of development of our operations and exposure to market risks associated with economies in emerging markets, we may not be able to obtain financing on favorable terms or at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and voting power of shares of common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

  WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY FOR OUR SHARES OF COMMON STOCK.

     In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, additional financing may be required to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

  OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AS A RESULT OF FACTORS OUTSIDE OF OUR CONTROL, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     We expect our revenues and operating results to vary from quarter to quarter. As a consequence, our operating results in any single quarter may fall below the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Factors that may affect our operating results include:

     - demand for and acceptance of our new product offerings;

     - delays in the implementation and delivery of our products and services, which may impact the timing of our recognition of revenue;

     - variations in product mix and cost during any period;

     - development of new relationships and maintenance and enhancement of existing relationships with customers and strategic partners;

     - difficulties with component supplies, manufacturing or distribution;

     - deferral of customer contracts in anticipation of product or service enhancements;

     - timing of commencement, implementation or completion of major implementation projects;

     - the relative mix of net revenues from established markets, including South Africa, and unestablished markets;

     - fluctuations in currency exchange rates;

     - the fixed nature of many of our expenses; and

     - industry and economic conditions, including competitive pressures and inventory obsolescence.

     In particular, differences in relative growth rates between our businesses in our established markets for certain products and unestablished markets may have a significant effect on our operating results, particularly our reported operating profit percentage, in any individual quarter, with unestablished market sales typically carrying lower margins in the initial phases of our operations in a new area or the introduction of a new product to an area in which we already operate. Certain transactions that occur infrequently, including the bulk supply of hardware to a customer, may also have a significant effect on our operating results. For example, during the nine months ended March 31, 2005, we supplied a customer with POS devices, pin-pads and smart cards for $10.4 million. Sales of this nature are infrequent and cause fluctuations in revenue and operating income when they occur.

  THE PERIOD BETWEEN OUR INITIAL CONTACT WITH A POTENTIAL CUSTOMER AND THE SALE OF OUR PRODUCTS OR SERVICES TO THAT CUSTOMER TENDS TO BE LONG AND MAY BE SUBJECT TO DELAYS WHICH MAY HAVE AN IMPACT ON OUR REVENUES.

     The period between our initial contact with a potential customer and the purchase of our products and services is often long and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures. A lengthy sales cycle may have an impact on the timing of our revenues, which may cause our quarterly operating results to fall below investor expectations. A customer's decision to purchase our products and services is often discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To sell our products and services successfully we generally must educate our potential customers regarding the uses and benefits of our products and services, which can require the expenditure of significant time and resources; however, there can be no assurance that this significant expenditure of time and resources will result in actual sales of our products and services.

  WE MAY BECOME SUBJECT TO A U.S. TAX LIABILITY FOR FAILING TO WITHHOLD ON CERTAIN DISTRIBUTIONS ON INSTRUMENTS ISSUED IN CONNECTION WITH THE APLITEC TRANSACTION.

     There is no statutory, judicial or administrative authority that directly addresses the tax treatment of non-U.S. holders that elected to receive units in a trust representing beneficial interests in B class preference shares and B class loan accounts issued by New Aplitec pursuant to the reinvestment option in connection with our acquisition of Aplitec. We believe these interests should be treated for United States federal income tax purposes as, and we did treat them as, separate and distinct interests in New Aplitec. As such, we and our affiliates do not presently intend to withhold any amounts for U.S. federal taxes in respect of any distributions paid on such interests. There is a risk, however, that these interests, together with the special convertible preferred stock, may be treated as representing a single direct equity interest in us for U.S. federal income tax purposes. In such case, distributions received with respect to the B class preference shares and B class loan accounts could be subject to U.S. federal withholding tax, and we could be liable for failure to withhold such taxes in our capacity as withholding agent. In addition, our failure to collect and remit U.S. federal withholding tax may also subject us to penalties.

  SHIPMENTS OF OUR ELECTRONIC PAYMENT SYSTEMS MAY BE DELAYED BY FACTORS OUTSIDE OF OUR CONTROL, WHICH CAN HARM OUR REPUTATION AND OUR RELATIONSHIPS WITH OUR CUSTOMERS.

     The shipment of payment systems requires us or our manufacturers, distributors or other agents to obtain customs or other government certifications and approvals and, on occasion, to submit to physical inspection of our systems in transit. Failure to satisfy these requirements, and the very process of trying to satisfy them, can lead to lengthy delays in the delivery of our solutions to our direct or indirect customers. Delays and unreliable delivery by us may harm our reputation in the industry and our relationships with our customers.

  FORCE MAJEURE EVENTS, SUCH AS TERRORIST ATTACKS, OTHER ACTS OF VIOLENCE OR WAR, POLITICAL INSTABILITY AND HEALTH EPIDEMICS MAY ADVERSELY AFFECT US.

     Terrorist attacks, war and international political instability, along with health epidemics, may disrupt our ability to generate revenues. These events may negatively affect our ability to maintain sales revenue and to develop new business relationships. Because a substantial and growing part of our revenues is derived from sales and services to customers outside of the United States and we have our electronic payment systems manufactured outside the United States, terrorist attacks, war and international political instability anywhere may decrease international demand for our products and inhibit customer development opportunities abroad, disrupt our supply chain and impair our ability to deliver our electronic payment systems, which could materially adversely affect our net revenues or results of operations. Any of these events may also disrupt global financial markets and precipitate a decline in the price of our common stock.

RISKS RELATING TO THIS OFFERING

  THE PRICE FOR SHARES OF OUR COMMON STOCK QUOTED ON THE OVER-THE-COUNTER BULLETIN BOARD MAY NOT BE INDICATIVE OF THEIR FAIR VALUE.

     The shares of our common stock are currently quoted on the Over-the-Counter Bulletin Board, or OTCBB. The trading volume for shares of our common stock historically has been limited. During the period from our completion of the Aplitec transaction on June 7, 2004 through May 25, 2005, the last trading day before we filed the registration statement of which this prospectus forms a part, the average daily trading volume of our shares of common stock has been approximately 224,751 shares. During this period, the market price of our shares of common stock has ranged from $0.99 to $10.25. On May 25, 2005, the closing price per share of our common stock as quoted on the OTCBB was $2.45. Although the trading volume of our common stock has increased since we completed the Aplitec acquisition, the prices at which our common stock has been quoted since that time may not be indicative of their fair value. If you purchase shares of our common stock, you may not be able to resell those shares at or above the public offering price.

     In addition, an active public trading market may not develop after completion of this offering, or if developed, may not be sustained. The lack of a trading market may result in the loss of research coverage by securities analysts. Moreover, we cannot assure you that any securities analysts will initiate or maintain coverage of our company and our common stock.

  WE EXPECT THAT THE PRICE OF OUR SHARES OF COMMON STOCK WILL FLUCTUATE SUBSTANTIALLY.

     We expect that after this offering the market price for our shares of common stock will be affected by a number of factors, including:

     - the gain or loss of significant orders or customers;

     - announcements of our participation in a joint venture or partnership;

     - recruitment or departure of key personnel;

     - the announcement of new products or service enhancements by us or our competitors;

     - changes in government regulation that directly or indirectly affect our business;

     - quarterly variations in our results of operations;

     - changes in earnings estimates, investors' perceptions, recommendations by securities analysts or our failure to achieve analysts' earning estimates;

     - developments in our industry;

     - events and news related to the regions where we and our subsidiaries conduct our business; and

     - general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

     These factors and price fluctuations may materially and adversely affect the market price of our shares of common stock.

  FUTURE SALES OF OUR COMMON STOCK COULD REDUCE OUR STOCK PRICE.

     Upon the closing of this offering, approximately           shares of common
stock and           shares of outstanding common stock issued in the future upon conversion of special convertible preferred stock issued in the Aplitec transaction are freely tradeable without restriction or further registration under the Securities Act. After this offering, holders of approximately million shares of our common stock will have registration rights with respect to their shares. Sales by shareholders of substantial amounts of our shares, or the perception that these sales may occur in the future, could affect materially and adversely the market price of our common stock. The shares that the selling shareholders are offering for sale in this offering will be freely tradeable immediately following this offering. Our officers and directors, certain other shareholders and the selling shareholders have agreed not to sell their shares (other than shares they are selling in this offering) for a period of 180 days after the date of this prospectus. As of March 31, 2005, there were options to purchase 8,720,936 shares of our common stock outstanding with a weighted average exercise price per share of $0.50 and other stock-based awards with respect to 8,720,936 shares of common stock for no cash consideration. Except for shares held by our affiliates, the shares underlying these options will be freely tradeable upon exercise of the options and other stock-based awards after we have filed a Form S-8, which we intend to do prior to the closing of this offering or as soon as practicable after the closing of this offering. Currently, we do not have any further shares reserved for issuance of additional options or other stock-based awards under our 2004 Stock Incentive Plan. However, we intend to authorize additional shares under our 2004 Stock Incentive Plan or under a successor plan and seek shareholder approval of the increase after the closing of the offering. The market price of our common stock could drop significantly if the holders of shares sell them or are perceived by the market as intending to sell them.

  ONE OF OUR SHAREHOLDERS WILL CONTINUE TO HOLD A SIGNIFICANT BLOCK OF SHARES IN OUR COMPANY AFTER COMPLETION OF THIS OFFERING AND, AS A RESULT, WILL CONTINUE TO HAVE SIGNIFICANT INFLUENCE OVER OUR COMPANY.

     Upon completion of this offering, three designees of South African Private Equity Fund III, L.P., or SAPEF, one of the entities that funded the Aplitec acquisition, will continue to serve on our current six-member board of directors and, pursuant to a shareholders agreement between us, SAPEF and

Dr. Belamant, we anticipate that representatives of SAPEF will continue to serve on our board of directors in the future. See "Certain Relationships and Related Party Transactions -- Shareholders' Agreement." In addition, we expect SAPEF to
beneficially own approximately        % of the outstanding shares of our voting
stock upon the closing of this offering. As a result of its right to board representation and substantial ownership interest, SAPEF may have the ability to exert significant influence on the outcome of a shareholder vote by our shareholders in respect of matters such as a merger, sale or similar transaction involving us, the issuance of capital stock and the incurrence of substantial indebtedness, and SAPEF's interests could conflict with your interests. Additionally, SAPEF is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete or could in the future compete, directly or indirectly, with us. SAPEF may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

  WE HAVE NOT PAID DIVIDENDS IN THE PAST AND IT IS NOT OUR CURRENT POLICY TO PAY DIVIDENDS, AND ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR STOCK.

     We have never paid cash dividends on our shares of common stock and we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. The payment of dividends on our shares of common stock will depend on our earnings and financial condition, our growth plans and strategies and other business and economic factors affecting us at such time as our board of directors may consider relevant.

     In addition, New Aplitec's dividend policy must comply with the restrictions placed by the South African Reserve Bank on the declaration of dividends by New Aplitec as a condition of its approval of the Aplitec transaction. These restrictions will apply until such time as all of our special convertible preferred stock is converted into common stock. These restrictions provide that dividends may be declared by the New Aplitec board of directors only if:

     - declaration of the dividend is approved by a majority of the holders of New Aplitec B class preference shares,

     - all B loan accounts have been paid by New Aplitec and

     - the dividend does not exceed 50% of New Aplitec's annual earnings.

     In addition, under South African law, New Aplitec will only be entitled to pay a dividend or other similar payment if it meets the solvency and liquidity tests set out in the South African Companies Act.

  YOU MAY HAVE DIFFICULTIES ENFORCING A U.S. JUDGMENT AGAINST US, OUR EXECUTIVE OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS OR ASSERTING U.S. SECURITIES LAWS CLAIMS IN SOUTH AFRICA.

     A significant portion of our assets and the assets of our directors and executive officers and some of the experts named in this prospectus are located outside the United States. In addition, most of the members of our board of directors, all of our executive officers and several of our experts named in this prospectus are residents of South Africa or other foreign countries. As a result, it may not be possible for you to effect service of process, within the United States or elsewhere outside South Africa, upon our non-U.S. directors, our officers or several of our experts. Moreover, any judgment obtained against us or any of these foreign persons in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by a South African court. Further, if a foreign judgment is enforced by a South African court, it will be payable in South African currency. Also, under South Africa's Exchange Control laws, the approval of the South African Reserve Bank is required before a defendant resident in South Africa may pay money to a non-resident plaintiff in satisfaction of a foreign judgment enforced by a court in South Africa. The policy of South African courts is to award compensation only for loss or damage actually sustained by the person claiming the compensation. Punitive damages are generally not recognized by the South African legal system, on the grounds that such awards are contrary to South African public policy. Whether a judgment is contrary to public policy depends on the facts of each case. Exorbitant, unconscionable or excessive awards will generally be contrary to South African public policy. South African courts cannot consider the merits of a foreign judgment and cannot act as a court of appeal or review over the foreign court. South African courts will usually observe their own procedural laws, and where an action based on a contract governed by the laws of a foreign jurisdiction is brought before a South African court, the capacity of the parties to contract may under certain circumstances be determined in accordance with South African law. A plaintiff who is not resident in South Africa may be required to provide security for costs where proceedings are initiated in South Africa. In addition, the Rules of the High Court of South Africa require that documents executed outside South Africa must be authenticated in a prescribed manner before they may be used in South Africa. Also, under the South African Protection of Business Act, 1978, foreign judgments concerning the ownership, use or sale of any matter or material connected with South African commerce (such as production, import and export) require consent from the South African Minister of Trade and Industry to be enforced. We have been advised by Cliffe Dekker, our South African counsel, that there are difficulties related to the enforceability against us and our directors and officers in South Africa of liabilities predicated solely upon the Federal securities laws of the United States. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in South Africa. For more information regarding the enforceability of civil liabilities against us, our directors and our executive officers, please see "Enforceability of Civil Liabilities."

                           FORWARD LOOKING STATEMENTS

     Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not know whether we can achieve positive future results, levels of activity, performance, or goals. Actual events or results may differ materially. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

     You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

     Certain of the selling shareholders may exercise options to purchase the shares of common stock that they are selling in this offering. We will not receive any proceeds from this offering other than proceeds we receive from the exercise of any of these options and from any shares sold pursuant to the exercise by the underwriters of the over-allotment option. We will use any proceeds we receive for working capital and general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the OTCBB under the symbol "NUEP.OB."

     The following table sets forth, for the periods indicated, the high and low bid quotations for our common stock on the OTCBB. These quotations reflect prices between dealers and do not include retail mark-ups, mark-downs, and commissions and may not necessarily represent actual transactions. The trading volume for shares of our common stock historically has been limited. The price per share of our common stock quoted on the OTCBB may not be reflective of the fair value of those shares. You should not rely on the price per share quoted on the OTCBB as an indication of the fair value per share of our common stock.

QUARTER ENDED                                                  HIGH     LOW
-------------                                                 ------   -----
Sep. 30, 2002...............................................  $ 1.20   $0.90
Dec. 31, 2002...............................................  $ 1.30   $0.90
Mar. 31, 2003...............................................  $ 1.30   $0.90
June 30, 2003...............................................  $ 2.12   $1.06
Sep. 30, 2003...............................................  $ 2.40   $1.90
Dec. 31, 2003...............................................  $ 6.80   $2.22
Mar. 31, 2004...............................................  $10.15   $5.22
June 30, 2004...............................................  $10.70   $1.50
Sep. 30, 2004...............................................  $ 2.35   $1.11
Dec. 31, 2004...............................................  $ 2.70   $0.99
Mar. 31, 2005...............................................  $ 3.55   $1.76
June 30, 2005 (through May 25, 2005)........................  $ 3.08   $2.28

     On May 25, 2005, the last reported sale price of our common stock was $2.45 per share. As of March 31, 2005, there were approximately 56 shareholders of record of our common stock.

                                DIVIDEND POLICY

     Net 1 has not paid any dividends on our shares of common stock since our incorporation and we presently intend to retain future earnings to finance the expansion of business. We do not anticipate that we will pay dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other business and economic factors as our board of directors may consider relevant.

     In addition, New Aplitec's dividend policy must comply with the restrictions placed by the South African Reserve Bank on the declaration of dividends by New Aplitec as a condition of its approval of the Aplitec transaction. These restrictions will apply until such time as all of our special convertible preferred stock is converted into common stock. These restrictions provide that dividends may be declared by the New Aplitec board of directors only if:

     - declaration of the dividend is approved by a majority of the holders of New Aplitec B class preference shares;

     - all B loan accounts have been paid by New Aplitec; and

     - the dividend does not exceed 50% of New Aplitec's annual earnings.

     In addition, under South African law, New Aplitec will only be entitled to pay a dividend or other similar payment if it meets the solvency and liquidity tests set out in the South African Companies Act. Any dividends declared by New Aplitec will be distributed to the holders of A class and B class preference shareholders pro rata in accordance with their respective ownership interests in New Aplitec.

     Aplitec's dividend policy in fiscal 2003 and 2002, the nine months ended March 31, 2004 and prior fiscal periods was to declare regular annual dividend payments of between 25% and 33% of earnings for such periods. Aplitec declared a dividend of ZAR 0.15 (US$0.015) per share in fiscal 2003, which was paid in the first quarter of fiscal 2004, and ZAR 0.11 (US$0.01) per share in fiscal 2002.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2005. Our capitalization is presented on an actual basis and does not give effect to the one-for-six reverse stock split of our common stock and special convertible preferred stock which has been approved by our board and will become effective prior to the closing of this offering.

     You should read this table in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                              AS OF MARCH 31, 2005
                                                              --------------------
                                                                 (IN THOUSANDS)
Shareholders' equity:
Common stock, $0.001 par value; 500,000,000 shares
  authorized; 163,050,808 shares issued and outstanding.....        $    163
Special convertible preferred stock, $0.001 par value;
  300,000,000 shares authorized; 165,151,550 shares issued
  and outstanding...........................................             165
B Class preferred stock, $0.001 par value; 330,000,000
  shares authorized; 209,809,130 shares issued and
  outstanding (net of shares held by us)....................              33
Additional paid-in-capital..................................          71,686
Accumulated other comprehensive income......................          13,711
  Retained earnings.........................................          42,922
  Total shareholders' equity................................        $128,680

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our consolidated balance sheet data as of March 31, 2005 and 2004 and as of June 30, 2004, 2003, 2002, 2001 and 2000, and
our consolidated statements of operations data for the nine months ended March 31, 2005 and 2004 and for the years ended June 30, 2004, 2003, 2002, 2001 and
2000. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus. In connection with U.S. generally accepted accounting principles, we accounted for the Aplitec transaction as a reverse acquisition, which requires that the company whose shareholders retain a majority voting interest in a combined business be treated as the acquiror for accounting purposes. Therefore, for all periods after June 7, 2004, our consolidated financial statements and the discussion and analysis below reflect the operations of Net 1 and its consolidated subsidiaries and, for prior periods, reflect the operations of Aplitec and its consolidated subsidiaries, but not Net 1. The consolidated statements of operations data for the years ended June 30, 2004, 2003 and 2002, and the consolidated balance sheet data as of June 30, 2004 and 2003, have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended June 30, 2001 and 2000, and the consolidated balance sheet data as of June 30, 2002, 2001 and 2000, have been derived from Aplitec's unaudited consolidated financial statements which are not included in this prospectus. Our audited consolidated financial statements as of and for the years ended June 30, 2004, 2003 and 2002 and our unaudited consolidated financial statements as of and for the years ended June 30, 2001 and 2000, have been prepared in accordance with accounting principles generally accepted in the United States, or US GAAP. The selected consolidated balance sheet data as of March 31, 2005, and the summary consolidated statements of operations data for the nine months ended March 31, 2005 and 2004, are derived from unaudited and interim financial information included elsewhere in this prospectus. Results for interim periods are not necessarily indicative of the results expected for the entire year. You should also read the following selected consolidated financial data in conjunction with the exchange rate information in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Currency Exchange Rate Information."

                                       NINE MONTHS ENDED
                                           MARCH 31,                      YEAR ENDED JUNE 30,
                                       ------------------   ------------------------------------------------
                                         2005      2004       2004      2003      2002      2001      2000
                                       --------   -------   --------   -------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenue..............................  $134,885   $91,463   $131,098   $74,924   $51,793   $73,243   $68,355
Cost of goods sold, IT processing,
  servicing and support..............    41,207    28,206     39,134    25,935    14,170    21,983    20,568
General and administrative
  charges(1).........................    33,804    25,625     39,677    26,399    21,637    36,779    33,754
Depreciation and amortization(1).....     4,897     4,110      5,676     3,323     3,128        --        --
Reorganization costs.................        --     3,537     11,133        --        --        --        --
Operating income(2)..................    54,977    29,985     35,478    19,267    12,858    14,641    14,083
Interest, net........................     1,497     2,464      3,640     2,600     1,381     1,443     1,419
Income before taxes..................    56,474    32,449     39,118    21,867    14,239    16,084    15,503
Income tax expense...................    22,534    13,896     25,927     9,473     5,554     7,100     4,337
Income from continuing operations....    34,420    18,553     13,278    11,942     8,518     8,069     7,557

                                       NINE MONTHS ENDED
                                           MARCH 31,                      YEAR ENDED JUNE 30,
                                       ------------------   ------------------------------------------------
                                         2005      2004       2004      2003      2002      2001      2000
                                       --------   -------   --------   -------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income attributable to
  shareholders(3)....................  $ 34,420   $18,553   $ 13,278   $13,117   $ 8,518   $ 8,069   $ 7,557
Income from continuing operations per
  share(4):
  Basic..............................  $   0.10   $  0.10   $   0.07   $  0.06   $  0.05   $  0.04   $  0.05
  Diluted............................  $   0.10   $  0.10   $   0.07   $  0.06   $  0.05   $  0.04   $  0.04
Cash dividend per share(5)...........  $     --   $    --   $   0.19   $  0.02   $  0.01   $    --   $    --

---------------

(1) Prior to 2002, we recorded depreciation as part of general and administrative charges. For the years ended June 30, 2001 and 2000, general and administrative charges included $3.7 million and $4.8 million, respectively, related to depreciation and amortization. After 2002, we began to present depreciation and amortization as a separate line item.

(2) Includes $160,000 and $50,000 of other operating income for the years ended June 30, 2001 and 2000, respectively.

(3) Net income attributable to shareholders for 2003 includes an extraordinary item of $0.9 million and the results of a change in accounting policy of $0.3 million as a result of the adoption and application of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.
(4) The basic and diluted earnings per share have been restated as a result of transaction described in notes 1 and 10 to our consolidated financial statements.
(5) The cash dividend per share has been restated as a result of the transaction described in notes 1 and 10 to our consolidated financial statements. The cash dividend per share for 2004 was calculated based on 192,967,138 Aplitec shares and represents the dividend paid to shareholders of Aplitec as a result of the transaction.

                                 NINE MONTHS ENDED
                                     MARCH 31,                     YEAR ENDED JUNE 30,
                                 -----------------   -----------------------------------------------
                                  2005      2004      2004      2003      2002      2001      2000
                                 -------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS)
ADDITIONAL OPERATING DATA:
Cash flow from operating
  activities...................  $15,576   $35,357   $41,895   $17,644   $11,753   $19,005   $12,677
Operating income margin........      41%       33%       27%       26%       25%       20%       21%
Capital expenditures...........    2,982     2,392     2,802     6,712     1,919     3,640     3,460

                                          AS OF
                                        MARCH 31,                    AS OF JUNE 30,
                                        ---------   ------------------------------------------------
                                          2005        2004      2003      2002      2001      2000
                                        ---------   --------   -------   -------   -------   -------
                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............  $ 92,712    $ 80,282   $54,313   $32,150   $27,033   $10,172
Total current assets..................   141,960     117,412    78,705    45,480    43,163    33,628
Total assets..........................   175,318     152,632    98,359    56,496    59,575    49,776
Total current liabilities.............    32,650      47,831    19,861    10,178     9,929    14,537
Total debt............................        --         252        --        --        --       751
Total shareholders' equity............  $128,680    $ 95,558   $70,504   $41,724   $45,033   $33,490

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our financial condition and results of operations may change as a result of many factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. In connection with generally accepted accounting principles, we accounted for the Aplitec transaction as a reverse acquisition, which requires that the company whose shareholders retain a majority voting interest in a combined business be treated as the acquirer for accounting purposes. Therefore, for all periods after June 7, 2004, our consolidated financial statements and the discussion and analysis below reflect the operation of Net 1 and its consolidated subsidiaries and, for prior periods, reflect the operation of Aplitec and its consolidated subsidiaries, but not Net 1.

OVERVIEW

     We provide our universal electronic payment system technology as an alternative payment system to the unbanked and under-banked populations of developing economies. We believe that we are the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to effect affordably electronic transactions with one another, government agencies, employers, merchants and other financial services providers. To do this, we have developed and deployed the universal electronic payment system, or UEPS. This system uses secure smart cards that operate in real time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of our system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline card reader is available. In addition to payments and purchases, our system can be used for banking, health care management, international money transfers, voting and identification.

     South Africa is the first major market where we achieved significant success and a high penetration rate in the areas we targeted. We believe that our operating experience in South Africa demonstrates the success of our business model in a developing economy. Currently, South Africa has a population of approximately 42 million people, of which an estimated 50% live below the poverty line. The South African unemployment rate is estimated at 30%. The success we have achieved in South Africa since commencing operations in December 1997 has primarily resulted from servicing the needs of the poorest section of the population -- those who are dependent on government social welfare grants. We have designed and implemented a complete business model involving the payment, and subsequent spending, of these grants through our smart cards and UEPS technology, which provides us with the opportunity to earn multiple sources of revenue and provides our card holders with affordable functionality and lifestyle improvement. The South African government is also actively involved in a number of initiatives which may present us with opportunities to export our South African achievements, such as the New Partnership for Africa's Development and the India-Brazil-South Africa Dialogue Forum, which is currently considering the establishment of an economic trade bloc between these three countries.

     On the African continent outside South Africa, we have implemented our systems at the request of a variety of customers in Ghana, Rwanda, Burundi, Malawi and Mozambique, which are some of the poorest countries in the world. In Malawi, our system has been implemented by the Reserve Bank of Malawi as a national payment system. We are not actively involved as either investors or operators in any of these systems, but we believe that our experience and success in South Africa, together with our understanding of trade in Africa, will permit us to take advantage of new opportunities both in and outside South Africa, which in some instances, may involve acquiring a minority ownership position in these owners and operators.

DESCRIPTION OF OUR BUSINESS AND OPERATING SEGMENTS

     We analyze our business and operations in terms of four inter-related but independent operating segments: (1) Transaction-based activities, (2) Smart card accounts, (3) Financial services, and (4) Hardware, software and related technology sales. In addition, we have a corporate eliminations segment which consists of corporate and corporate office activities that are impracticable to ascribe directly to any of the other operating segments, as well as any inter-segment eliminations. Prior to the quarter ended March 31, 2005, we included the portion of the fee we earn from provincial governments that relates to the provision of a smart card account to each social welfare recipient in our Financial services operating segment. However, we have recently started analyzing separately the revenues generated from providing a smart card account, and therefore, we have expanded our operating segment analysis to include the fee we earn from provision of the smart card accounts in a separate segment. We have restated our operating segment information for prior periods in order to provide comparability between periods.

  TRANSACTION-BASED ACTIVITIES

     The Transaction-based activities operating segment consists primarily of our contracts to distribute social welfare payments in South Africa through our subsidiary Cash Paymaster Services (Proprietary) Limited, or CPS, and its operating subsidiaries. CPS's operating subsidiaries utilize the UEPS technology to administer and distribute social welfare grants in five of South Africa's nine provinces. Revenues from Transaction-based activities include all fees that we earn from provincial governments and participating retail merchants from recurring UEPS transactions that we process through our back-end system, such as the payment of social welfare grants, debit orders, payment of wages, point of sale spending, distribution of medicine, money transfers and prepayment of utility bills. The expenses associated with Transaction-based activities are primarily variable expenses such as security and guarding expenses we incur to help ensure the security of the cash we transport and the safety of our employees who transport the cash, banking fees we incur when we withdraw and redeposit cash, insurance and fixed expenses such as salaries and property rental.

     Historically, a substantial majority of the revenues we derive from Transaction-based activities has consisted of the service delivery component of the fee we charge to the provincial governments with whom we contract for the distribution of social welfare grants. As stated above, the portion of the fee that relates to the provision of the smart card account is included in another segment, Smart card accounts. However, as the implementation of our POS device infrastructure gathers momentum and the usage of POS devices accelerates, we expect that the transaction fees we receive from our participating merchant base will increase significantly.

     South African social welfare grants consist of eight different grant types, including social security, child support and disability grants. During the quarter ended March 31, 2005, the Northern Cape provincial government extended its contract with us for distribution of social welfare grants in that province. Provincial government contracts are typically awarded for a period of three years, with an option by the provincial government to extend the contract for an additional two years.

     The following table shows the current status of each of our provincial government contracts:

                       KWAZULU-NATAL      LIMPOPO       NORTH WEST    NORTHERN CAPE    EASTERN CAPE
                       -------------      -------       ----------    -------------    ------------
Original year of
  contract award.....      1992            1996            1995            1997            2002
Date acquired by Net
  1..................  October 1998    October 1998    October 1998    October 1998         n/a
Date of first Net 1
  contract...........  January 2000    December 2003    July 2000      January 2000    November 2003
UEPS smart card
  implementation
  date...............  January 2000    January 2004    October 2000   September 2001   November 2003
Merchant acquiring
  rollout date.......  December 2004    March 2005         n/a          July 2004      October 2004
Current contract
  expiration date
  (including
  extensions)........  December 2005   November 2006    June 2005     December 2006    November 2005
Further possible
  extensions.........     1 year          2 years       Negotiable      Negotiable        2 years
Number of
  beneficiaries paid
  by CPS (as of March
  31, 2005)..........    1,431,119        859,874        272,352         124,816          633,207

     We believe that we currently have approximately 45% of the market share in South Africa, based on the number of beneficiaries, for the distribution of social welfare grants, including grants distributed by the South African Post Office and the formal banking sector.

     A smart card-based biometric, or fingerprint, identification system is used to verify beneficiaries and effect payments of social welfare grants onto individual smart cards, with each card acting as an account for the beneficiary. The beneficiary then has the choice of either converting the electronic value to cash using automated cash dispensers or effecting electronic payments through the smart card for a range of services such as the purchase of goods, loan repayments and insurance premium payments. The system's biometric verification and audit capabilities help to reduce the risks of fraud and theft traditionally associated with the use and storage of cash.

     Historically, due to the limited number of services available, almost all of the beneficiaries have downloaded the value of their grant payments onto their smart cards and then immediately accessed the full amount as cash. Our revenue has therefore been limited to fees we earn on the loading and redemption of value on the cards as well as the registration of beneficiaries rather than the provision of other services. We are, however, aggressively expanding the services available to beneficiaries to include debit orders, point of service spending and money transfers. We believe that by making these services available to beneficiaries, we have the potential to earn additional revenues in the future.

     As of March 31, 2005, we have deployed our UEPS retail application into merchant stores throughout the Northern Cape, Eastern Cape, KwaZulu-Natal and Limpopo provinces of South Africa. The system allows all our card holders to load their social welfare grants or salaries onto their smart cards at any participating merchant. Once their smart cards have been loaded, card holders have the flexibility to either purchase goods or receive cash offline.

     We believe that the support from South African merchants has been highly favorable and we have signed contracts with merchants in rural, semi-urban and urban areas, including large chain stores. Potential benefits to merchants from participation in the system include increased sales from a growing smart card client base, reduced banking charges, reduced communications and reconciliation costs and a reduction of the risks associated with fraud and theft.

     Participating merchants can also generate new income streams for themselves by selling a range of financial products that we offer.

  SMART CARD ACCOUNTS

     Our Smart card accounts operating segment derives revenue from the provision of smart card accounts to our card holders, which currently primarily consist of social welfare grant beneficiaries. As described under "Transaction-Based Activities" above, we provide a smart card account to all social welfare beneficiaries to whom we distribute payments. A portion of the fee we earn for the delivery of the service is for the provision of the smart card account and is therefore included in the Smart card accounts operating segment. The fixed costs included in this operating segment are primarily computer equipment-related and personnel costs associated with the operation of the smart card accounts.

  FINANCIAL SERVICES

     Our Financial services operating segment derives revenues from providing financial services to card holders through our smart card delivery channel. These financial services consist primarily of short-term loans and life insurance products. We provide the loans ourselves and generate revenue from the interest earned on these loans. We sell life insurance products on behalf of registered underwriters and earn revenue through the commissions we receive on the sale of policies. The fees we earn for the collection of insurance policy premiums through our debit order system is included in the Transaction-based activities operating segment. We plan to grow and develop this business by launching new products into the provinces in which we administer social welfare grants. The fixed expenses associated with the Financial services operating segment consist primarily of costs of administrative personnel and depreciation of computer equipment.

     We also operate a traditional microlending business with approximately 100 branches located throughout South Africa. These branches extend short-term loans for periods ranging from 30 days up to six months, with the majority of loans being 30-day loans. The fixed costs associated with the provision of these accounts are primarily the leasing of office premises and salaries associated with the provision of microlending loans.

  HARDWARE, SOFTWARE AND RELATED TECHNOLOGY SALES

     We have developed a range of technological competencies to service our own internal needs and to provide links with our client enterprises. We derive revenues from the Hardware, software and related technology sales operating segment by providing to customers the hardware and software required to implement our system. Typical components for a system installation are:

     - hardware for the back-end switching and settlement system;

     - customization of the UEPS software to suit local conditions, including UEPS management system, automated teller machine, or ATM, integration and POS device integration;

     - customization of an applications suite to client's specific requirements, such as banking, retail or wage payments;

     - ongoing software and hardware support/maintenance; and

     - license fees.

     One of our largest customers in this segment is Nedbank Limited, one of South Africa's largest banks by asset size. We have an arrangement with Nedbank relating to the outsourcing of its entire POS device management system, front-end switching Stratus computer platform, software development, smart cards and POS device maintenance. We also supply hardware to Nedbank in the form of POS devices and card readers.

DESCRIPTION OF INCOME STATEMENT LINE ITEMS

  COST OF GOODS SOLD, IT PROCESSING, SERVICING AND SUPPORT

     Cost of goods sold, IT processing, servicing and support includes all costs we incur to provide our systems. The most significant elements of these costs include (1) security and guarding expenses which we incur to help protect the security of the cash we transport and the safety of our employees who transport the cash, (2) banking expenses we incur when we withdraw and redeposit cash, (3) transportation expenses we incur, including fuel, maintenance and insurance for the automotive vehicles that travel throughout the provinces to distribute social welfare payments, (4) personnel expenses other than for our executive and administration employees, (5) rental and utilities for the facilities we operate and (6) inventory expenses, which consist primarily of spare parts to perform hardware repairs.

  GENERAL AND ADMINISTRATIVE

     General and administrative expenses consist primarily of (1) personnel expenses for our executive and administration employees, (2) costs associated with our head office facility, (3) professional fees, such as audit, legal, advisory and tax and (4) marketing and travel expenses.

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization consists of depreciation of property, plant and equipment and amortization of intangible assets.

  REORGANIZATION CHARGES

     These expenses consist primarily of fees we incurred in connection with the Aplitec transaction, including financial advisory fees, legal and accounting fees, printing expenses and filing fees.

  INTEREST INCOME

     Interest income consists of interest we receive on our surplus cash in our bank accounts, net of the interest we pay on short-term borrowings. Interest income we earn from our business of providing short-term loans is included in revenue and is not included in interest income.

  INCOME TAXES

     We account for income taxes using the asset and liability method. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events we recognize in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of changes in tax laws or enacted tax rates. The tax rate in South Africa varies depending on whether income is distributed. The income tax rate is currently 30%, but upon distribution an additional tax of 12.5% is due based on the amount of dividends declared, net of dividends received during a dividend cycle. In February 2005, the Finance Minister of South Africa announced in his annual budget speech for the 2005/2006 tax year the decrease in statutory rate of taxation for South African-domiciled companies from 30% to 29% for all fiscal years ending on or after April 1, 2005. As at March 31, 2005, the change in the rate had not been promulgated by parliament in South Africa and thus is not the enacted rate as described in Statement of Financial Accounting Standard 109, Accounting for Income Taxes. It is difficult to predict the ratification date of the change in tax rate, however, after enactment the distributed tax rate would decrease from the current 37.78% to 36.89%. We have not completed our analysis to determine the effect of the change in tax rate on our tax expense.

  EARNINGS FROM EQUITY-ACCOUNTED INVESTMENT

     We use the equity method to account for investments in a company when we have a significant influence, but not control, over the operations of the investee company. Under the equity method, we initially record the investment at cost on our balance sheet. We reflect in our statements of operations our proportionate share of the investee company's net income or loss and we adjust the carrying value of the investment to reflect this net income or loss. Currently, our sole equity-accounted investment is our 43% interest in Permit Group 2 (Proprietary) Limited, which in turn owns 95% of the common stock of New Era Life Insurance Company, a provider of various insurance products to the South African market.

CURRENT TRENDS AFFECTING OUR BUSINESS

  GOVERNMENT DECISION MAKING

     We currently derive a significant portion of our revenues from our contracts with various South African provincial governments. The national South African government passed legislation in 2004 for creation of the South African Social Security Agency, or SASSA. The primary purpose of SASSA is to consolidate at the central government level the administration of social welfare grants. We believe that our successful record with our provincial government contracts will provide us with a good opportunity to benefit from the transition to national administration of social welfare grants because we may be able to obtain contracts to distribute grants in provinces with which we do not currently have a contractual relationship. However, there is a chance that this consolidation could lead to our losing our current contracts if the SASSA decides to appoint a single contractor to provide social welfare grant distribution and we were not chosen. During this transition period, our existing provincial government contracts will continue to be governed by their respective terms.

     When a provincial government contract expires, whether at its originally scheduled expiration date or at the end of any applicable extension period, we must successfully re-tender in order to retain the contractual relationship. Usually, such a tender must be submitted as part of a competitive tender process. The fact that we previously held a particular contract does not necessarily mean that it will be awarded to us again. To date, we have successfully renewed every provincial government contract which we have been awarded. In addition, there have been occasions when a contract has not been formally renewed prior to its originally scheduled expiration date or expiration of the extension period, but in each of these cases, we and the provincial government have continued to operate under the terms of the expired contract until execution of a new contract.

  RATE OF ADOPTION BY SYSTEM PARTICIPANTS

     An important factor in the growth of our business is the rate at which system participants use our system to effect transactions with our smart cards, which in turn depends on our success in placing POS devices at the locations of retailers where our card holders can load and spend their social welfare grants or salaries and the rate at which smart card holders effect transactions through those POS devices. We believe that increased use of our system by participants will result in a significant improvement in the lifestyle of our card holders and at the same time will reduce our costs of delivering social welfare grants in cash to beneficiaries. Beginning in July 2004, we began the rollout of our merchant acquiring system and as of March 31, 2005, we had begun enrolling participating retailers in the Northern Cape, Eastern Cape, KwaZulu-Natal and Limpopo provinces. In each case, we conducted this rollout in consultation with the provincial governments and community participants to ensure a smooth and efficient implementation. We measure our success in achieving increased participant use of our system by tracking the number of new POS devices installed, the number of new participating retailer locations and the total value of transactions processed through these POS devices. During the first quarter of 2005, we enrolled 265 retail merchants and installed 340 POS devices at their locations. During the second quarter of 2005, we enrolled 435 retail merchants and installed 926 POS devices at their locations. In the third quarter of 2005, we enrolled 741 retail merchants and installed 1,140 POS devices at their locations.

     The following chart shows the growth in the value of transactions processed through our installed base of POS devices since we began implementation of our merchant acquiring system in 2004:

                      MIGRATION TO MERCHANT INFRASTRUCTURE
(MIGRATION TO MERCHANT INFRASTRUCTURE CHART)

                                                       TOTAL SPENT            TOTAL CASH WITHDRAWAL     TOTAL SPENT AND WITHDRAWN
                                                       -----------            ---------------------     -------------------------
Jan-04                                                        3                           7                          10
Mar-04                                                      386                         599                         985
May-04                                                      668                        1351                        2019
Jul-04                                                     3135                        9297                       12432
Sep-04                                                     4942                       11260                       16202
Nov-04                                                    16770                       46741                       63511
Jan-05                                                    22307                       61231                       83538
Mar-05                                                    42266                      149003                      191269

  IMPLEMENTATION OF NEW UEPS SYSTEMS

     The implementation of new UEPS systems, particularly in developing economies outside our current markets, is a vital component of our future growth. We are currently exploring a number of opportunities to implement UEPS systems and to participate as minority investors in these projects. The success of these endeavors are, however, subject to a number of factors over which we have little or no control, such as finding suitable partners with the appropriate financial, business and technical backing and continued governmental support for planned implementations. In some countries, finding suitable partners and obtaining the appropriate support from the government involved may take a number of years before we can commence implementation.

CRITICAL ACCOUNTING POLICIES

     Our annual financial statements have been prepared in accordance with United States GAAP, which requires management to make estimates and assumptions about future events that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities. As future events and their effects cannot be determined with absolute certainty, the determination of estimates requires management's judgment based on a variety of assumptions and other determinants such as historical experience, current and expected market conditions and certain scientific evaluation techniques. Management believes that the following accounting policies are critical due to the degree of estimation required and the impact of these policies on the understanding of the results of our operations.

  DEFERRED TAXATION

     We estimate our tax liability through the calculations done for the determination of our current tax liability when tax returns are filed, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities which are disclosed on our balance sheet. Management then has to assess the likelihood that deferred tax assets will be recovered from future taxable income. To the extent that we believe recovery is unlikely, we create a valuation reserve. The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable income, based on estimates and assumptions. Management has considered future taxable income and ongoing feasible tax strategies in determining the need for the valuation allowance, but in the event that we were to determine that we would be able to realize deferred tax assets in the future, a valuation allowance may not be required which would reduce net income in the period that such determination is made.

  ACCOUNTS RECEIVABLE AND PROVISION FOR DOUBTFUL DEBTS

     We maintain a provision for doubtful debts in our microlending business resulting from the inability of certain of our clients to make the required payments. Our current policy is to provide for the full outstanding amount for all debts which are outstanding for 150 days and longer. As of March 31, 2005, the full amount of such debt outstanding totaled $8.8 million (ZAR 55.7 million), which is a 2.6% increase, in rand terms, over the amount outstanding at March 31, 2004 ($8.5 million or ZAR 54.3 million). We consider this policy to be appropriate taking into account factors such as historical bad debts, current economic trends and changes in our customer payment patterns. Additional provisions may be required should the ability of our clients to make payments when due deteriorate in the future. A significant amount of judgment is required to assess the ultimate recoverability of these receivables, including on-going evaluation of the creditworthiness of each client.

  RESEARCH AND DEVELOPMENT

     Our business activities and product offerings depend on our proprietary UEPS software. As a result, we have a large group of software engineers and developers who are constantly revising and improving the core UEPS software. We account for the development cost of software intended for sale to licensees in accordance with SFAS No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." SFAS 86 requires product development costs to be charged to expenses as incurred until technological feasibility is attained. Technological feasibility is attained when our software has completed system testing and has been determined viable for its intended use. The time between the attainment of technological feasibility and completion of software development has been short with immaterial amounts of development costs incurred during this period. Accordingly, we did not capitalize any development costs in fiscal 2003 or fiscal 2002, particularly because the main part of our development is the enhancement and upgrading of existing products.

     We account for the costs to develop software for our internal use in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), issued by the AICPA. SOP 98-1 requires these costs to be expensed as incurred, except to the extent that these costs are incurred during the application development stage. All other costs including those incurred in the project development and post-implementation stages are expensed as incurred.

     A significant amount of judgment is required to separate research costs, new development costs and ongoing development costs based as the transition between these stages. A multitude of factors need to be considered by management, including an assessment of the state of readiness of the software and the existence of markets for the software. The possibility of capitalizing development costs in the future, within the criteria set by SFAS 86 or SOP 98-1, may have a material impact on the group's profitability in the period when the costs are capitalized, and in subsequent periods when the capitalized costs are amortized.

CURRENCY EXCHANGE RATE INFORMATION

     Exchange rates for and at the end of the periods presented, as well as for and at the end of the years ended June 30, 2001 and 2000, were as follows:

                                      NINE MONTHS
                                    ENDED MARCH 31,               YEAR ENDED JUNE 30,
                                    ---------------   --------------------------------------------
                                     2005     2004     2004     2003      2002      2001     2000
                                    ------   ------   ------   -------   -------   ------   ------
ACTUAL EXCHANGE RATES
ZAR: $ average exchange rate......  6.1546   6.9971   6.9001    9.0568   10.1477   7.6109   6.3487
Highest ZAR: $ rate during
  period..........................  6.7635   7.8030   7.8030   12.3300   13.8450   8.1900   9.1950
Lowest ZAR: $ rate during
  period..........................  5.5350   6.0576   6.0576    6.9900    7.9946   6.7300   5.9350
Rate at end of period.............  6.3099   6.3525   6.2750    7.4700   10.3700   8.0536   6.8250

                            US$: ZAR EXCHANGE RATES

                           (ZAR EXCHANGE RATES CHART)

  TRANSLATION EXCHANGE RATES

     We are required to translate our results of operations from ZAR to U.S. dollars on a monthly basis. Thus, the average rates used to translate this data for the nine months ended March 31, 2005 and 2004, and at and for the years ended June 30, 2004, 2003 and 2002, vary slightly from the averages shown in the table above. The translation rates we use in presenting our results of operations are the rates shown in the following table:

                               NINE MONTHS
                             ENDED MARCH 31,               YEAR ENDED JUNE 30,
                             ---------------   -------------------------------------------
                              2005     2004     2004     2003     2002      2001     2000
                             ------   ------   ------   ------   -------   ------   ------
Income and expense items:
  $1 = ZAR.................  6.1433   6.9734   6.9183   9.0568   10.1477   7.6109   6.3487
Balance sheet items: $1 =
  ZAR......................  6.3099   6.3525   6.2750   7.4700   10.3700   8.0536   6.8250

RESULTS OF OPERATIONS

     The discussion of our consolidated overall results of operations is based on amounts in US GAAP as reflected in the unaudited condensed consolidated financial statements. However, our discussion of results of operations for individual business segments is based on amounts in South African GAAP, or SA GAAP, as reflected in note 6, Operating Segments, of the notes to the unaudited condensed consolidated financial statements because the internal financial reporting that is used by our chief operating decision maker to evaluate segment performance is prepared on an SA GAAP basis. Please refer to note 6 to our unaudited condensed consolidated financial statements for information discussing certain differences between US GAAP and SA GAAP.

     Additionally, our discussion analyzes our results of operations both in U.S. dollars, as presented in the consolidated financial statements, and supplementally in ZAR, because ZAR is the functional currency of the entities which contribute the majority of our profits and is the currency in which the majority of our transactions are initially incurred and measured. Due to the significant impact of currency fluctuations between the U.S. dollar and ZAR on our reported results and because we use the U.S. dollar as our reporting currency, we believe that the supplemental presentation of our results of operations in ZAR is useful to investors to understand the changes in the underlying trends of our business.

  NINE MONTHS ENDED MARCH 31, 2005 COMPARED TO NINE MONTHS ENDED MARCH 31, 2004

     There are three factors which significantly impacted our results of operations during the periods presented:

     - fluctuations in the exchange rate between the South African rand, or ZAR, which is our functional currency, and the U.S. dollar, which is our reporting currency;

     - commencement during the first quarter of the Nedbank project to deliver POS devices and the conclusion of the project during the third quarter; and

     - higher volumes in transaction-based activities and financial services.

     In addition, our earnings per share of common stock and linked units for each period reflect the full impact of all new shares of common and special convertible preferred stock issued in connection with the Aplitec transaction. The calculation of earnings per share for the nine months ended March 31, 2005 is based on 328,202,358 shares outstanding which, as of March 31, 2005, comprised 163,050,808 shares of common stock and 165,151,550 shares of special convertible preferred stock, compared to 192,967,138 shares of common stock used for the calculation of earnings per share for the nine months ended March 31, 2004. We discuss under the non-GAAP measures heading below how our earnings per share for the nine months ended March 31, 2005 and 2004, would have been affected if all 328,202,358 shares had been outstanding on July 1, 2003.

  CONSOLIDATED OVERALL RESULTS OF OPERATIONS

     This discussion is based on the amounts which were prepared in accordance with US GAAP.

     The following tables show the changes in the items comprising our statements of operations, both in U.S. dollars and in ZAR.

                                                                IN UNITED STATES DOLLARS
                                                                       (US GAAP)
                                                              ----------------------------
                                                              NINE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                2005       2004      $ %
                                                               $ '000     $ '000    CHANGE
                                                              --------   --------   ------
Revenue.....................................................  134,885     91,463       47%
Cost of goods sold, IT processing, servicing and support....   41,207     28,206       46%
General and administrative..................................   33,804     25,625       32%
Depreciation and amortization...............................    4,897      4,110       19%
Reorganization charges......................................       --      3,537     (100)%
                                                              -------     ------
Operating income............................................   54,977     29,985       83%
Interest income, net........................................    1,497      2,464      (39)%
                                                              -------     ------
Income before income taxes..................................   56,474     32,449       74%
Income tax expense..........................................   22,534     13,896       62%
                                                              -------     ------
Net income before earnings from equity accounted
  investment................................................   33,940     18,553       83%
Earnings from equity accounted investment...................      480         --
                                                              -------     ------
Net income..................................................   34,420     18,553       86%
                                                              =======     ======

                                                                 IN SOUTH AFRICAN RAND
                                                                       (US GAAP)
                                                              ----------------------------
                                                              NINE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                2005       2004     ZAR %
                                                              ZAR '000   ZAR '000   CHANGE
                                                              --------   --------   ------
Revenue.....................................................  830,391    635,992       31%
Cost of goods sold, IT processing, servicing and support....  254,899    194,876       31%
General and administrative..................................  207,668    178,693       16%
Depreciation and amortization...............................   30,084     28,661        5%
Reorganization charges......................................       --     24,665     (100)%
                                                              -------    -------
Operating income............................................  337,740    209,097       62%
Interest income, net........................................    9,197     17,182      (46)%
                                                              -------    -------
Income before income taxes..................................  346,937    226,279       53%
Income tax expense..........................................  138,433     96,902       43%
                                                              -------    -------
Net income before earnings from equity accounted
  investment................................................  208,504    129,377       61%
Earnings from equity accounted investment...................    2,949         --
                                                              -------    -------
Net income..................................................  211,453    129,377       63%
                                                              =======    =======

     Analyzed in ZAR, the increase in revenue and cost of goods sold, IT processing, servicing and support for the nine months ended March 31, 2005, was primarily due to the delivery of POS devices to Nedbank and the higher volumes in our transaction-based activities and financial services operating segments. The increase in depreciation and amortization for the nine months to March 31, 2005 was due, in part, to the inclusion of the Net 1 intangibles. The reorganization charges for the nine months ended March 31, 2004 relate to the Aplitec transaction.

     The increase in operating income margin to 41% for the nine months ended March 31, 2005, from 33% for the nine months ended March 2004, was primarily due to improved efficiencies across all activities, performance of the Nedbank contract mentioned above and a significantly improved contribution from our contract to pay social welfare grants in the Eastern Cape province. We anticipate that as we continue to enroll participating retailers in our system, we will experience increased utilization of the installed base of our POS devices, which should result in further improvements in our operating income margins.

INTEREST RECEIVED AND FINANCE COSTS

     Interest received consists of interest received on our surplus cash, while finance costs consist of interest paid on short-term borrowings. We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing us to these provinces' credit risk. These obligations result in a peak funding requirement, on a monthly basis, of approximately $40 million (ZAR 250 million) for the KwaZulu-Natal contract and $35 million (ZAR 220 million) for the Eastern Cape contract. The funding requirements are at peak levels for the first two weeks of every month during the year. The pre-funding requirement for the KwaZulu-Natal and Eastern Cape contracts has increased and resulted in higher finance costs. However, these increased expenses were partially offset by the decrease in the South African prime overdraft rate from an average of 12% per annum during the nine months ended March 31, 2004 to 11% per annum during the nine months ended March 31, 2005. Thus, finance costs increased from $8.5 million (ZAR 59.3 million) for the nine months ended March 31, 2004 to $10.1 million (ZAR 62.0 million) for the same period in 2005.

     Interest on surplus cash for the nine months ended March 31, 2005 changed to $11.5 million (ZAR 70.6 million) from $10.8 million (ZAR 75.3 million) for the comparable period during the prior year. The decrease in ZAR was due to the lower prime overdraft rate during the 2005 period.

TAXATION

     Total tax expense for the nine months ended March 31, 2005 was $22.5 million (ZAR 138.4 million) compared with $13.9 million (ZAR 96.9 million) during the same period in the prior year. The increase was due to our increased profitability in all segments. In February 2005, the Finance Minister of South Africa announced in his annual budget speech for the 2005/2006 tax year the decrease in statutory rate of taxation for South African domiciled companies from 30% to 29% for all fiscal years ending on or after April 1, 2005. As of March 31, 2005, the change in the rate had not been promulgated by parliament in South Africa and has therefore not been reflected in the quarterly financial information presented. It is difficult to predict the ratification date of the change in tax rate, however, after enactment the distributed tax rate would decrease from the current 37.78% to 36.89%. We have not completed our analysis to determine the effect of the change in tax rate on our tax expense charge.

  RESULTS OF OPERATIONS BY OPERATING SEGMENT

     The composition of revenue and the contributions of our operating segments to operating income are illustrated below. The discussion of our operating segments is based on amounts which were prepared in accordance with SA GAAP. Our management prepares financial statements for management purposes under SA GAAP and our chief operating decision maker evaluates segment performance using SA GAAP measures.

                                                         IN UNITED STATES DOLLARS (SA GAAP)
                                                     -------------------------------------------
                                                             NINE MONTHS ENDED MARCH 31,
                                                     -------------------------------------------
                                                      2005     % OF     2004    % OF
                                                     $ '000    TOTAL   $ '000   TOTAL   % CHANGE
                                                     -------   -----   ------   -----   --------
OPERATING SEGMENT
Consolidated revenue:
Transaction-based activities.......................   77,538     57%   59,875     66%      30%
Smart card accounts................................   26,362     20%   15,762     17%      67%
Financial services.................................   15,642     12%   12,384     14%      26%
Hardware, software and related technology sales....   15,343     11%    3,312      3%     363%
                                                     -------    ---    ------    ---
TOTAL CONSOLIDATED REVENUE.........................  134,885    100%   91,333    100%      48%
                                                     =======    ===    ======    ===
Consolidated operating income (loss):
Transaction-based activities.......................   31,629     55%   18,626     68%      70%
Smart card accounts................................   11,983     21%    7,165     26%      67%
Financial services.................................    7,579     13%    5,150     19%      47%
Hardware, software and related technology sales....    6,036     11%     (236)    (1)%
Corporate/Eliminations.............................     (174)     0%   (3,442)   (12)%    (95)%
                                                     -------    ---    ------    ---
TOTAL CONSOLIDATED OPERATING INCOME................   57,053    100%   27,263    100%     109%
                                                     =======    ===    ======    ===

                                                          IN SOUTH AFRICAN RAND (SA GAAP)
                                                    --------------------------------------------
                                                            NINE MONTHS ENDED MARCH 31,
                                                    --------------------------------------------
                                                     2005              2004
                                                      ZAR     % OF      ZAR     % OF
                                                     '000     TOTAL    '000     TOTAL   % CHANGE
                                                    -------   -----   -------   -----   --------
OPERATING SEGMENT
Consolidated revenue:
Transaction-based activities......................  477,346     57%   416,937     66%      14%
Smart card accounts...............................  162,292     20%   109,755     17%      48%
Financial services................................   96,297     12%    86,238     14%      12%
Hardware, software and related technology sales...   94,456     11%    23,062      3%     310%
                                                    -------    ---    -------    ---
TOTAL CONSOLIDATED REVENUE........................  830,391    100%   635,992    100%      31%
                                                    =======    ===    =======    ===
Consolidated operating income (loss):
Transaction-based activities......................  194,605     55%   129,661     68%      50%
Smart card accounts...............................   73,728     21%    49,878     26%      48%
Financial services................................   46,632     13%    35,847     19%      30%
Hardware, software and related technology sales...   37,138     11%    (1,643)    (1)%
Corporate/Eliminations............................   (1,071)     0%   (23,960)   (12)%    (96)%
                                                    -------    ---    -------    ---
TOTAL CONSOLIDATED OPERATING INCOME...............  351,032    100%   189,783    100%      85%
                                                    =======    ===    =======    ===

  TRANSACTION-BASED ACTIVITIES

     In U.S. dollars, revenues increased by 30% for the nine months ended March 31, 2005, from the comparable period in 2004. Operating income increased by 70% for the nine months ended March 31, 2005, from the comparable period in 2004.

     In ZAR, revenues increased by 14% for the nine months ended March 31, 2005, from the comparable period in 2004. Operating income increased by 50% for the nine months ended March 31, 2005, from the comparable period in 2004.

     These increases in revenues and operating income were due primarily to the rollout of our merchant acquiring system which began in July 2004, implementation of transacting ability at participating retailers' POS devices, full operation of the Eastern Cape provincial contract, higher volumes from our other provincial contracts and annual increases in the amounts we charge under our provincial contracts. We discuss these factors in more detail below.

     - Rollout of our merchant acquiring system: During July 2004, we began a major drive to install POS devices in rural areas where the majority of our card holders spend their social welfare grants. The number of POS devices installed, the number of new UEPS participating retail locations and the total value of transactions processed through these terminals is summarized in the table below:

                                                                                           TOTAL YEAR TO
                                                       THREE MONTHS ENDED                       DATE
                                        ------------------------------------------------   --------------
                                                          DEC. 2004        MAR. 2005         (INCLUDES
                                                          (INCLUDES        (INCLUDES       NORTHERN CAPE,
                                          SEPT. 2004       NORTHERN      NORTHERN CAPE,     EASTERN CAPE
                                          (INCLUDES        CAPE AND     EASTERN CAPE AND    AND KWAZULU-
PROVINCE                                NORTHERN CAPE)   EASTERN CAPE    KWAZULU-NATAL)        NATAL)
--------                                --------------   ------------   ----------------   --------------
POS devices installed.................         340             926            1,140             2,406
Number of new UEPS participating
  retail locations....................         265             435              741             1,441
Value of transactions processed
  through POS devices (in $ '000).....       3,563          10,596           45,529            59,688
Value of transactions processed
  through POS devices (in ZAR '000)...      22,711          64,518          273,800           361,029

     - Full operation of Eastern Cape contract: During the first two quarters of fiscal 2004, the implementation of our social welfare grant payment system in the Eastern Cape Province was not fully operational. We processed 5,480,916 transactions during the nine months ended March 31, 2005, compared with 3,889,783 transactions during the nine months ended March 31, 2004.

     - Higher volumes from our other provincial contracts: We have experienced growth in most of the other provinces where we administer payments of social welfare grants. This growth has been mainly due to new qualifying criteria announced in 2003 by the South African government that increased the eligibility for child support grants, and a significant increase in the number of disability grants approved by the various provincial governments. In total, the volume of payments processed during the nine months ended March 31, 2005 increased 21% to 29,435,978 from the comparable period during 2004.

     - Annual price increase adjustments: Under our Service Level Agreements with provincial governments, we are entitled to annual price increases based upon factors such as average grant size, volumes and the South African Consumer Price Index, or "CPI" rates.

     The higher volumes in existing contracts, as well as any price increases are detailed below:

                                                          NINE MONTHS ENDED MARCH 31,
                                        ---------------------------------------------------------------
                                                                  AVERAGE PRICE PER BENEFICIARY PAYMENT
                                          NUMBER OF PAYMENTS      -------------------------------------
                                        -----------------------    2005     2004      2005       2004
PROVINCE                                   2005         2004       $(1)     $(2)     ZAR(1)     ZAR(2)
--------                                ----------   ----------   ------   ------   --------   --------
KwaZulu-Natal.........................  12,494,917   10,194,132    3.30     2.55      20.27     17.767
Limpopo...............................   8,012,425    6,893,862    2.30     1.94      14.14      13.50
North West............................   2,366,301    2,332,115    2.92     2.31      17.93      16.10
Northern Cape.........................   1,081,419    1,029,949    3.41     3.01      20.97      20.97
Eastern Cape..........................   5,480,916    3,889,783    2.26     2.00      13.91      13.91
                                        ----------   ----------
TOTAL.................................  29,435,978   24,339,841
                                        ==========   ==========

------------

(1) The average price per payment excludes $0.90 (ZAR 5.50) related to the provision of smart card accounts.
(2) The average price per payment excludes $0.79 (ZAR 5.50) related to the provision of smart card accounts.

     Operating income margin for the nine months ended March 31, 2005 increased to 41% from 31% for the nine months ended March 31, 2004. These profit margin improvements were mainly due to:

     - the increased volumes and the higher average price per payment as detailed in the table above;

     - the reduced losses on the Eastern Cape contract, where we incurred significant expenses during the first half of fiscal 2004 in connection with the process of optimizing the logistics of the Eastern Cape implementation, such as the number of vehicles, number of payment points and number of beneficiaries at each payment point;

     - the conversion of our operations in the Limpopo province during November 2003 to February 2004 to a full smart card-based payment system; and

     - the increase in the number of social grant beneficiaries paid through our POS device infrastructure at participating retailers, instead of payment using more costly automated cash dispensers.

  SMART CARD ACCOUNTS

     In U.S. dollars, revenues and operating income each increased by 67% for the nine months ended March 31, 2005, from the comparable period in 2004.

     In ZAR, revenues and operating income each increased by 48% for the nine months ended March 31, 2005, from the comparable period in 2004.

     Operating income margin from providing smart card accounts was fairly constant at 45% for the each of the nine months ended March 31, 2005 and 2004.

     Revenue from the provision of smart card based accounts grew in proportion to the higher number of beneficiaries serviced through our social welfare payment contracts. A total number of 3,321,368 smart card-based accounts were active as of March 31, 2005, compared to 2,949,976 active accounts as at March 31, 2004. The significant increase in the number of active accounts is primarily due to the conversion to a full smart card-based payment system of the beneficiaries we service in the Limpopo province. A total of 859,874 accounts were active in this province at March 31, 2005.

  FINANCIAL SERVICES

     In U.S. dollars, revenues increased by 26% for the nine months ended March 31, 2005, from the comparable period in 2004. Operating income increased by 47% for the three months ended March 31, 2005, from the comparable period in 2004.

     In ZAR, revenues increased by 12% for the nine months ended March 31, 2005, from the comparable period in 2004. Operating income increased by 30% for the nine months ended March 31, 2005, from the comparable period in 2004.

     Revenues from UEPS-based lending improved as a result of growth in our loan portfolio as we expanded the areas where this service is offered. By contrast, the loan portfolio of the traditional micro-lending businesses remained static as a result of our strategic decision not to grow this business aggressively. The key indicators of these businesses are illustrated below:

                                     AT MARCH 31,   AT MARCH 31,            AT MARCH 31,   AT MARCH 31,
                                         2005           2004                    2005           2004
                                     ------------   ------------    $ %     ------------   ------------   ZAR %
                                        $ '000         $ '000      CHANGE     ZAR '000       ZAR '000     CHANGE
                                     ------------   ------------   ------   ------------   ------------   ------
Finance loans receivable:
  Traditional
     microlending -- gross.........     11,143         12,043        (7)%      70,313         76,502        (8)%
Provisions.........................     (7,059)        (8,052)      (12)%     (44,541)       (51,148)      (13)%
Finance loans receivable:
  Traditional microlending -- net
     of provisions.................      4,084          3,991         2%       25,772         25,354         2%
Finance loans receivable:
  UEPS-based lending -- net and
     gross (i.e., no provisions)...      4,746          4,550         4%       29,944         28,906         4%
                                        ------         ------                 -------        -------
                                         8,830          8,541                  55,716         54,260
                                        ======         ======                 =======        =======

     Operating income margin for the financial services segment increased to 48% for the nine months ended March 31, 2005 from 42% for the nine months ended March 31, 2004, primarily due to the change in the composition of the lending portfolio from the lower margin and higher risk traditional microlending to the higher margin and lower risk UEPS-based lending. The provision of UEPS-based lending is volume driven and profitability improves as volumes increase, as most costs are fixed. During fiscal 2005, we have substantially reduced the staff cost associated with UEPS-based lending, as the fixed-term contracts of staff members who assisted in the establishment of this initiative expired. The change in the contribution to segment revenue and the change in the operating income margin of UEPS-based lending and traditional microlending for the nine months ended March 31, 2005 and 2004 are illustrated in the table below:

                                                        NINE MONTHS ENDED MARCH 31,
                                               ---------------------------------------------
                                                       2005                    2004
                                               ---------------------   ---------------------
                                                  % OF                    % OF
                                                 TOTAL       PROFIT      TOTAL       PROFIT
                                                REVENUE     MARGIN %    REVENUE     MARGIN %
                                               ----------   --------   ----------   --------
UEPS-based lending...........................      48%         76%         18%         66%
Traditional microlending.....................      52%         22%         82%         26%
                                                  ---                     ---
                                                  100%                    100%
                                                  ===                     ===

  HARDWARE, SOFTWARE AND RELATED TECHNOLOGY SALES

     In U.S. dollars, revenues increased by $12.0 million for the nine months ended March 31, 2005, from the comparable period in 2004. Operating income increased by $6.3 million for the nine months ended March 31, 2005, from the comparable period in 2004.

     In ZAR, revenues increased by ZAR 71.4 million for the nine months ended March 31, 2005, from the comparable period in 2004. Operating income increased by ZAR 38.8 million for the nine months ended March 31, 2005, from the comparable period in 2004.

     These increases were due primarily to revenues earned from commencement of our contract to supply Nedbank with 18,500 POS devices, 5,600 pin-pads and 66,000 merchant smart cards. Total revenues from this contract were $10.4 million for the nine months ended March 31, 2005 (approximately ZAR 63.6 million). As anticipated, we completed this project during the third quarter of fiscal 2005. Hardware sales of this nature are infrequent, and we do not anticipate revenue from similar large-scale hardware supply contracts to occur in the foreseeable future.

  CORPORATE/ELIMINATIONS

     In U.S. dollars, operating loss decreased by 95% for nine months ended March 31, 2005, from the comparable period in 2004.

     In ZAR, operating loss decreased 96% for the nine months ended March 31, 2005, from the comparable period in 2004.

     Changes in operating income resulted primarily from higher staff and audit costs. In addition, Net1's operating losses are not included in the comparative information. Operating income for the nine months ended March 31, 2005, include a gain of $2 million (ZAR 12.8 million) relating to the closure of the insurance captive in the first quarter of 2005 and the earnings from the equity accounted investment. Operating income for the nine months ended March 31, 2004 includes the $3.5 million (ZAR 24.7 million) reorganization charge related to the Aplitec transaction.

  YEAR ENDED JUNE 30, 2004 COMPARED TO YEAR ENDED JUNE 30, 2003

     There were two factors that had a significant impact on our results of operations for the year ended June 30, 2004:

     - reorganization costs associated with the Aplitec transaction; and

     - fluctuations in the exchange rate between the ZAR and the U.S. dollar.

 CONSOLIDATED OVERALL RESULTS OF OPERATIONS

     This discussion is based on the amounts which were prepared in accordance with US GAAP.

     The following tables show the changes in the items comprising our statements of operations, both in U.S. dollars and ZAR:

                                                             IN UNITED STATES DOLLARS
                                                                     (US GAAP)
                                                             -------------------------
                                                                YEAR ENDED JUNE 30,
                                                             -------------------------
                                                              2004      2003     $ %
                                                             $ '000    $ '000   CHANGE
                                                             -------   ------   ------
Revenue....................................................  131,098   74,924      75%
Cost of goods sold, IT processing, servicing and support...   39,134   25,935      51%
General and administrative.................................   39,677   26,399      50%
Depreciation and amortization..............................    5,676    3,323      71%
Reorganization charges.....................................   11,133       --
                                                             -------   ------
Operating income...........................................   35,478   19,267      84%
Interest income, net.......................................    3,640    2,600      40%
                                                             -------   ------
Income before income taxes.................................   39,118   21,867      79%
Income tax expense.........................................   25,927    9,473     174%
                                                             -------   ------
Net income before minority interest, earnings from equity
  accounted investment, extraordinary item and cumulative
  effect of an accounting charge...........................   13,191   12,394       6%
Minority interest..........................................       --      452    (100)%
Earnings from equity accounted investment..................       87       --
Extraordinary item.........................................       --      857    (100)%
Cumulative effect of an accounting change..................       --      318    (100)%
                                                             -------   ------
Net income.................................................   13,278   13,117       1%
                                                             =======   ======

                                                              IN SOUTH AFRICAN RAND
                                                                    (US GAAP)
                                                            --------------------------
                                                               YEAR ENDED JUNE 30,
                                                            --------------------------
                                                             2004      2003      ZAR
                                                              ZAR       ZAR       %
                                                             '000      '000     CHANGE
                                                            -------   -------   ------
Revenue...................................................  898,768   678,568      32%
Cost of goods sold, IT processing, servicing and
  support.................................................  265,003   234,879      13%
General and administrative................................  274,497   239,090      15%
Depreciation and amortization.............................   39,268    30,096      30%
Reorganization charges....................................   77,021        --
                                                            -------   -------    ----
Operating income..........................................  242,979   174,503      39%
Interest income, net......................................   25,183    23,548       7%
                                                            -------   -------    ----
Income before income taxes................................  268,162   198,051      35%
Income tax expense........................................  179,371    85,795     109%
                                                            -------   -------    ----
Net income before minority interest, earnings from equity
  accounted investment, extraordinary item and cumulative
  effect of an accounting charge..........................   88,791   112,256     (21)%
Minority interest.........................................       --     4,094    (100)%
Earnings from equity accounted investment.................      602        --
Extraordinary item........................................       --     7,762    (100)%
Cumulative effect of an accounting change.................       --     2,880    (100)%
                                                            -------   -------    ----
Net income................................................   89,393   118,804     (25)%
                                                            =======   =======    ====

     Analyzed in ZAR, the increase in revenue and cost of goods sold, IT processing, servicing and support for the year ended June 30, 2004, was primarily due the higher volumes in our transaction-based activities and financial services operating segments. The reorganization charges for the year ended June 30, 2004 relate to the Aplitec transaction.

     The increase in operating income margin to 27% for the year ended June 30, 2004, from 26% for the year ended June 30, 2003, was primarily due to improved efficiencies across all activities.

INTEREST RECEIVED AND FINANCE COSTS

     Interest received consists of interest received on our surplus cash, while finance costs consist of interest paid on short-term borrowings. We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing us to these provinces' credit risk. These obligations result in a peak funding requirement, on a monthly basis, of approximately $36.1 million (ZAR 250 million) for the KwaZulu-Natal contract and $26 million (ZAR 180 million) for the Eastern Cape contract. The funding requirements are at peak levels for the first two weeks of every month during the year. The significantly higher payment volumes in KwaZulu-Natal during the year ended June 30, 2004, as well as full operational implementation of the Eastern Cape provincial contract, increased our pre-funding requirements which resulted in an increase in finance costs from $5.5 million (ZAR 49.5 million) in 2003 to $11.8 million (ZAR 81.5 million) in 2004.

     Interest on surplus cash increased from $8.1 million (ZAR 73.1 million) to $15.4 million (ZAR 106.4 million), primarily due to the higher average cash on hand balances during the year ended June 30, 2004 compared with 2003. Cash on hand increased from $54.3 million (ZAR 405.7 million) at June 30, 2003 to $80.3 million (ZAR 503.7 million) at June 30, 2004.

TAXATION

     Total tax expense for the year ended June 30, 2004 increased from $9.5 million (ZAR 85.8 million) in 2003 to $26.0 million (ZAR 179.4 million), mainly due to our increased profitability and the large tax payments relating to the Aplitec transaction. These taxes relate primarily to capital gains tax. The majority of the reorganization charges are also not allowed as deductions for tax purposes, which further increased the amount of income taxes payable and the effective tax rate.

MINORITY INTERESTS

     No income was attributable to minority interests during the year ended June 30, 2004, as we acquired all of these minority interests during the year ended June 30, 2003.

  RESULTS OF OPERATIONS BY OPERATING SEGMENT

     The composition of revenue and the contributions of our operating segments to operating income are illustrated below. The discussion of our operating segments is based on amounts which were prepared in accordance with SA GAAP. Our management prepares financial statements for management purposes under SA GAAP and our chief operating decision maker evaluates segment performance using SA GAAP measures.

                                                          IN UNITED STATES DOLLARS (SA GAAP)
                                                       -----------------------------------------
                                                                  YEAR ENDED JUNE 30,
                                                       -----------------------------------------
                                                        2004     % OF     2003    % OF      %
                                                       $ '000    TOTAL   $ '000   TOTAL   CHANGE
                                                       -------   -----   ------   -----   ------
OPERATING SEGMENT
Consolidated revenue:
Transaction-based activities.........................   83,275     64%   44,058     58%     89%
Smart card accounts..................................   26,584     20%   13,750     18%     93%
Financial services...................................   16,633     13%   13,407     18%     24%
Hardware, software and related technology sales......    4,606      3%    5,135      6%    (10)%
                                                       -------    ---    ------    ---
TOTAL CONSOLIDATED REVENUE...........................  131,098    100%   76,350    100%     72%
                                                       =======    ===    ======    ===
Consolidated operating income (loss):
Transaction-based activities.........................   24,913     63%   10,196     53%    144%
Smart card accounts..................................   12,055     31%    5,500     28%    119%
Financial services...................................    6,778     17%    4,705     24%     44%
Hardware, software and related technology sales......    1,232      3%      680      4%     81%
Corporate/Eliminations...............................   (5,735)   (14)%  (1,663)    (9)%   245%
                                                       -------    ---    ------    ---
TOTAL CONSOLIDATED OPERATING INCOME..................   39,243    100%   19,418    100%    102%
                                                       =======    ===    ======    ===

                                                           IN SOUTH AFRICAN RAND (SA GAAP)
                                                      ------------------------------------------
                                                                 YEAR ENDED JUNE 30,
                                                      ------------------------------------------
                                                       2004              2003
                                                        ZAR     % OF      ZAR     % OF      %
                                                       '000     TOTAL    '000     TOTAL   CHANGE
                                                      -------   -----   -------   -----   ------
OPERATING SEGMENT
Consolidated revenue:
  Transaction-based activities......................  567,910     63%   399,016     58%     42%
  Smart card accounts...............................  183,917     20%   124,533     18%     48%
  Financial services................................  115,077     13%   121,426     18%     (5)%
  Hardware, software and related technology sales...   31,864      4%    46,509      6%    (31)%
                                                      -------    ---    -------    ---
TOTAL CONSOLIDATED REVENUE..........................  898,768    100%   691,484    100%     30%
                                                      =======    ===    =======    ===
Consolidated operating income (loss):
  Transaction-based activities......................  172,360     64%    92,343     53%     87%
  Smart card accounts...............................   83,599     31%    49,813     28%     68%
  Financial services................................   46,696     17%    42,605     24%     10%
  Hardware, software and related technology sales...    8,525      3%     6,162      4%     38%
  Corporate/Eliminations............................  (40,166)   (15)%  (15,055)    (9)%   167%
                                                      -------    ---    -------    ---
TOTAL CONSOLIDATED OPERATING INCOME.................  271,014    100%   175,868    100%     54%
                                                      =======    ===    =======    ===

  TRANSACTION-BASED ACTIVITIES

     In U.S. dollars, revenues increased by 89% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 144% for the year ended June 30, 2004, from the comparable period in 2003.

     In ZAR, revenues increased by 42% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 87% for the year ended June 30, 2004, from the comparable period in 2003.

     These increases in revenues and operating income were due primarily to the full operation of the Eastern Cape provincial contract, significantly higher volumes from our other provincial contracts and annual increases in the amounts we charge under our provincial contracts. We discuss these factors in more detail below.

     - Full operation of Eastern Cape contract: The implementation of our social welfare grant payment system in the Eastern Cape province became fully operational in 2004, which dramatically increased the number of benefits processed during the year in that province to 5,482,237 transactions, compared with 1,050,833 in the prior year.

     - Significantly higher volumes under existing provincial contracts: We experienced significant growth in most of the other provinces where we administer payments of social welfare grants. This growth is mainly due to new qualifying criteria announced in 2003 by the South African government that increased the eligibility for child support grants. In total, the volume of payments processed during the year ended June 30, 2004 increased by 43% to 33,439,462 compared to the year ended June 30, 2003.

     - Annual price increase adjustments: Under our Service Level Agreements with provincial governments, we are entitled to annual price increases based upon factors such as average grant size, volumes and the South African Consumer Price Index, or "CPI" rates.

     The higher volumes under existing provincial contracts during the year ended June 30, 2004, as well as any price increases, relative to 2003, are detailed below:

                                                      YEAR ENDED JUNE 30,
                            -----------------------------------------------------------------------
                                                          AVERAGE PRICE PER BENEFICIARY PAYMENT
                              NUMBER OF PAYMENTS      ---------------------------------------------
                            -----------------------     2004        2003        2004        2003
PROVINCE                       2004         2003      (US$)(1)    (US$)(2)    (ZAR)(1)    (ZAR)(2)
--------                    ----------   ----------   ---------   ---------   ---------   ---------
KwaZulu-Natal.............  14,037,541   11,125,544     2.66        1.80        18.26       15.82
Limpopo...................   9,402,141    7,435,326     2.04        1.45        13.98       12.64
North West................   3,127,808    2,940,723     2.35        1.82        16.09       15.99
Northern Cape.............   1,389,735    1,180,735     3.05        2.27        20.97       20.07
Eastern Cape..............   5,482,237    1,050,833     2.03        1.64        13.91       14.41
                            ----------   ----------
TOTAL.....................  33,439,462   23,733,161
                            ==========   ==========

---------------

(1) The average price per payment excludes $0.70 (ZAR 5.50) related to the provision of smart card accounts.
(2) The average price per payment excludes $0.70 (ZAR 5.00) related to the provision of smart card accounts.

     Operating income margin for the year ended June 30, 2004, improved to 30.3% from 20.6% for the year ended June 30, 2003. These margin improvements were mainly due to:

     - reduced losses on the Eastern Cape contract, on which we experienced significant losses during 2003 as a result of the substantial establishment costs and very low transaction volumes during the contract implementation period. The increased costs we incurred during the first half of 2004 in connection with the process of optimizing the logistics of the Eastern Cape implementation, such as number of vehicles, number of payment points and number of beneficiaries at each payment point, also resulted in reduced losses on the Eastern Cape contract during the second half of 2004; and

     - the conversion of our operations in the Limpopo province to a full smart card-based payment system.

     As we depreciate capital expenditures in respect of the Limpopo and Eastern Cape provincial contracts and we improve logistical planning in the Eastern Cape, we expect our operating income margins from transaction-based activities to improve.

  SMART CARD ACCOUNTS

     In U.S. dollars, revenues increased by 93% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 119% for the year ended June 30, 2004, from the comparable period in 2003.

     In ZAR, revenues increased by 48% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 68% for the year ended June 30, 2004, from the comparable period in 2003.

     Operating income margin from providing smart card accounts increased by 5% for the year ended June 30, 2004, from the comparable period in 2003.

     Revenue from the provision of smart card based accounts grew in proportion to the higher number of beneficiaries serviced through our social welfare payment contracts. A total number of 3,066,581 UEPS smart card-based accounts were active at June 30, 2004, compared to 1,852,624 active accounts as at June 30, 2003. The significant increase in the number of active accounts was primarily due to the conversion of the beneficiaries serviced in the Limpopo province to a full smart card-based payment system. A total of 840,320 accounts had been activated in this province at June 30, 2004.

  FINANCIAL SERVICES

     In U.S. dollars, revenues increased by 24% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 44% for the year ended June 30, 2004, from the comparable period in 2003.

     In ZAR, revenues decreased by 5% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 10% for the year ended June 30, 2004, from the comparable period in 2003.

     Revenue from UEPS-based lending improved as a result of strong growth in our loan portfolio as we expanded the areas where we offer this service. In contrast, the loan portfolio of our traditional micro-lending businesses declined as a result of our strategic decision not to grow this business aggressively. The key indicators of these businesses are illustrated below:

                                                           YEAR ENDED JUNE 30,
                                          -----------------------------------------------------
                                                                      2004      2003
                                           2004     2003     $ %       ZAR       ZAR     ZAR %
                                          $ '000   $ '000   CHANGE    '000      '000     CHANGE
                                          ------   ------   ------   -------   -------   ------
Finance loans receivable:
Traditional microlending -- gross.......  12,609   10,963     15%     79,124    81,890     (3)%
Provisions..............................  (8,352)  (6,529)    28%    (52,410)  (48,771)     8%
Finance loans receivable:
Traditional microlending -- net of
  provisions............................   4,257    4,434     (4)%    26,714    33,119    (19)%
Finance loans receivable:
UEPS-based lending -- net and gross
  (i.e., no provisions).................   5,043    3,194     58%     31,647    23,861     33%
                                          ------   ------            -------   -------
                                           9,300    7,628             58,361    56,980
                                          ======   ======            =======   =======

     Operating income margin increased for the year ended June 30, 2004 to 41%, compared to 35% for the year ended June 30, 2003, primarily due to the change in the mix of the debtors book from the lower margin and higher risk traditional microlending to the higher margin and lower risk UEPS-based lending. The provision of UEPS-based lending is volume driven and profitability improves as volumes increase, as most costs are fixed. The change in the contribution of the various components to revenue and the change in the operating income margin from 2003 to 2004 are illustrated in the table below:

                                                             YEAR ENDED JUNE 30,
                                                  -----------------------------------------
                                                         2004                  2003
                                                  -------------------   -------------------
                                                   % OF     OPERATING    % OF     OPERATING
                                                   TOTAL     INCOME      TOTAL     INCOME
                                                  REVENUE   MARGIN %    REVENUE   MARGIN %
                                                  -------   ---------   -------   ---------
UEPS-based lending..............................     41%       66%         34%       58%
Traditional microlending........................     59%       27%         66%       31%
                                                    ---                   ---
                                                    100%                  100%
                                                    ===                   ===

  HARDWARE, SOFTWARE AND RELATED TECHNOLOGY SALES

     In U.S. dollars, revenues decreased by 10% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 81% for the year ended June 30, 2004, from the comparable period in 2003.

     In ZAR, revenues decreased by 31% for the year ended June 30, 2004, from the comparable period in 2003. Operating income increased by 38% for the year ended June 30, 2004, from the comparable period in 2003.

     These activities have limited recurring revenues, such as royalty income, and are dependent on signing new contracts and/or the expansion of UEPS systems already implemented.

     The revenue decrease was expected due to a significant change in the product mix, from low margin hardware sales to high margin software sales. As a result, operating income from these activities improved and the operating income margin increased to 27% for the year ended June 30, 2004 from 13% for 2003.

     A significant local customer serviced through these activities is Nedbank Limited, one of South Africa's four largest banks, which outsources certain processing and development services to us. The Nedbank business remained fairly static during 2004. On July 27, 2004, we and Nedbank announced that we had been contracted to supply Nedbank with 18,500 POS devices, 5,600 pin-pads and 66,000 merchant smart cards. The revenue from this contract for the nine months ended March 31, 2005 was approximately $10.7 million (ZAR 66.95 million).

  CORPORATE/ELIMINATIONS

     In U.S. dollars, operating loss increased by 245% for the year ended June 30, 2004, from the comparable period in 2003.

     In ZAR, operating loss increased by 167% for the year ended June 30, 2004, from the comparable period in 2003.

     The main component of the Corporate/Eliminations segment for 2004 was costs relating to the Aplitec transaction. The total reorganization charge incurred during 2004 amounted to $11.1 million (ZAR 77.0 million). The full amount of these costs was expensed during 2004.

  YEAR ENDED JUNE 30, 2003 COMPARED TO YEAR ENDED JUNE 30, 2002

     The fluctuation in the exchange rate between the ZAR and the U.S. dollar was the only critical factor that had a significant impact on our results of operations during the year ended June 30, 2003.

  CONSOLIDATED OVERALL RESULTS OF OPERATIONS

     This discussion is based on the amounts which were prepared in accordance with US GAAP.

     The following tables show the changes in the items comprising our statements of operations, both in U.S. dollars and in ZAR.

                                                              IN UNITED STATES DOLLARS
                                                                     (US GAAP)
                                                              ------------------------
                                                                YEAR ENDED JUNE 30,
                                                              ------------------------
                                                               2003     2002     $ %
                                                              $ '000   $ '000   CHANGE
                                                              ------   ------   ------
Revenue.....................................................  74,924   51,793     45%
Cost of goods sold, IT processing, servicing and support....  25,935   14,170     83%
General and administration..................................  26,399   21,637     22%
Depreciation and amortization...............................   3,323    3,128      6%
Reorganization charges......................................      --       --
                                                              ------   ------
Operating income............................................  19,267   12,858     50%
Interest income, net........................................   2,600    1,381     88%
                                                              ------   ------
Income before income taxes..................................  21,867   14,239     54%
Income tax expense..........................................   9,473    5,554     71%
                                                              ------   ------
Net income before minority interest, earnings from equity
  accounted investment, extraordinary item and cumulative
  effect of an accounting charge............................  12,394    8,685     43%
Minority interest...........................................     452      167    171%
Earnings from equity accounted investment...................      --       --
Extraordinary item..........................................     857       --
Cumulative effect of an accounting charge...................     318       --
                                                              ------   ------
Net income..................................................  13,117    8,518     54%
                                                              ======   ======

                                                             IN SOUTH AFRICAN RAND
                                                                   (US GAAP)
                                                          ----------------------------
                                                              YEAR ENDED JUNE 30,
                                                          ----------------------------
                                                           2003      2002
                                                            ZAR       ZAR      ZAR %
                                                           '000      '000      CHANGE
                                                          -------   -------   --------
Revenue.................................................  678,568   525,174      29%
Cost of goods sold, IT processing, servicing and
  support...............................................  234,879   143,375      64%
General and administrative..............................  239,090   219,566       9%
Depreciation and amortization...........................   30,096    31,742      (5)%
Reorganization charges..................................       --        --
                                                          -------   -------
Operating income........................................  174,503   130,491      34%
Interest income, net....................................   23,548    14,014      68%
                                                          -------   -------
Income before income taxes..............................  198,051   144,505      37%
Income tax expense......................................   85,795    56,360      52%
                                                          -------   -------
Net income before minority interest, earnings from
  equity accounted investment, extraordinary item and
  cumulative effect of an accounting change.............  112,256    88,145      27%
Minority interest.......................................    4,094     1,695     142%
Earnings from equity accounted investment...............       --        --
Extraordinary item......................................    7,762        --
Cumulative effect of an accounting change...............    2,880        --
                                                          -------   -------
Net income..............................................  118,804    86,450      37%
                                                          =======   =======

     Analyzed in ZAR, the increase in revenue and cost of goods sold, IT processing, servicing and support for the year ended June 30, 2003, was primarily due to the higher volumes in our transaction-based activities and financial services operating segments. The increase in depreciation and amortization for the year ended June 30, 2003 was due, in part, to the additional depreciation charge from the Eastern Cape provincial contract.

     The increase in operating income margin to 26% for the year ended June 30, 2003, from 25% for the year ended June 30, 2002, was primarily due to improved efficiencies across all other activities.

INTEREST RECEIVED AND FINANCE COSTS

     The significantly higher payment volumes in KwaZulu-Natal during the year ended June 30, 2003, as well as the implementation of the Eastern Cape provincial contract, increased our pre-funding requirements, which resulted in an increase in finance costs in 2003 from $1.9 million (ZAR 19 million) in 2002 to $5.5 million (ZAR 49.5 million).

     Interest on our surplus cash increased from $3.3 million (ZAR 33.1 million) for the year ended June 30, 2002 to $8.1 million (ZAR 73.1 million) for the year ended June 30, 2003, primarily due to an increase of $11.7 million (ZAR 106 million) in cash on hand, as well as significantly higher interest rates earned on deposits. We also maximized our interest income through the commencement in 2002 of a cash management system, which allows for the overnight set-off of all cash balances and overdrafts across all of our subsidiaries except for microlending subsidiaries. Any cash balances related to unpaid social welfare grants received from provincial governments where we do not pre-fund such grants (i.e., North West Province, Northern Cape Province and Limpopo) are excluded from our cash management system and overnight set-off, as the ownership of these accounts remains with the provincial governments.

TAXATION

     Total tax expense increased from $5.6 million (ZAR 56.4 million) for the year ended June 30, 2002 to $9.5 million (ZAR 85.8 million) for the year ended June 30, 2003, mainly due to our increased profitability.

     The increase in the effective tax rate for 2003 was mainly due to non-deductible expenses of $1.1 million (ZAR 10.2 million), including $0.6 million (ZAR 5.3 million) resulting from the settlement of share options.

MINORITY INTERESTS

     Income attributable to minority interests increased from $0.2 million (ZAR
1.7 million) for the year ended June 30, 2002 to $0.5 million (ZAR 4.1 million) for the year ended June 30, 2003, due to the increased profitability of four subsidiaries that are involved in the social welfare payment business with outside shareholders. During 2003, we acquired the minority interests in three of these subsidiaries for a total consideration of $1.4 million (ZAR 12.4 million), which should lead to a significant reduction in income attributable to minority interests in 2004.

  RESULTS OF OPERATIONS BY OPERATING SEGMENTS

     The composition of revenue and the contributions of our operating segments to operating income are illustrated below. The discussion of our operating segments is based on amounts which were prepared in accordance with SA GAAP. Our management prepares financial statements for management purposes under SA GAAP and our chief operating decision maker evaluates segment performance using SA GAAP measures.

                                                           IN UNITED STATES DOLLARS (SA GAAP)
                                                        ----------------------------------------
                                                                  YEAR ENDED JUNE 30,
                                                        ----------------------------------------
                                                         2003    % OF     2002    % OF      %
                                                        $ '000   TOTAL   $ '000   TOTAL   CHANGE
                                                        ------   -----   ------   -----   ------
OPERATING SEGMENT
Consolidated revenue:
Transaction-based activities..........................  44,058     58%   28,291     55%      56%
Smart card accounts...................................  13,750     18%    8,318     16%      65%
Financial services....................................  13,407     18%   10,465     20%      28%
Hardware, software and related technology sales.......   5,135      6%    4,719      9%       9%
                                                        ------    ---    ------    ---
TOTAL CONSOLIDATED REVENUE............................  76,350    100%   51,793    100%      47%
                                                        ======    ===    ======    ===
Consolidated operating income (loss):
Transaction-based activities..........................  10,196     53%    7,376     55%      38%
Smart card accounts...................................   5,500     28%    2,772     21%      98%
Financial services....................................   4,705     24%      900      7%     423%
Hardware, software and related technology sales.......     680      4%    1,611     12%     (58)%
Corporate/Eliminations................................  (1,663)    (9)%     642      5%
                                                        ------    ---    ------    ---
TOTAL CONSOLIDATED OPERATING INCOME...................  19,418    100%   13,301    100%      46%
                                                        ======    ===    ======    ===

                                                           IN SOUTH AFRICAN RAND (SA GAAP)
                                                      ------------------------------------------
                                                                 YEAR ENDED JUNE 30,
                                                      ------------------------------------------
                                                       2003              2002
                                                        ZAR     % OF      ZAR     % OF      %
                                                       '000     TOTAL    '000     TOTAL   CHANGE
                                                      -------   -----   -------   -----   ------
OPERATING SEGMENT
Consolidated revenue:
Transaction-based activities........................  399,016     58%   287,095     55%      39%
Smart card accounts.................................  124,533     18%    84,404     16%      48%
Financial services..................................  121,426     18%   106,196     20%      14%
Hardware, software and related technology sales.....   46,509      6%    47,890      9%      (3)%
                                                      -------    ---    -------    ---
TOTAL CONSOLIDATED REVENUE..........................  691,484    100%   525,585    100%      32%
                                                      =======    ===    =======    ===
Consolidated operating income (loss):
Transaction-based activities........................   92,343     53%    74,848     55%      23%
Smart card accounts.................................   49,813     28%    28,135     21%      77%
Financial services..................................   42,605     24%     9,131      7%     367%
Hardware, software and related technology sales.....    6,162      4%    16,354     12%     (62)%
Corporate/Eliminations..............................  (15,055)    (9)%    6,532      5%
                                                      -------    ---    -------    ---
TOTAL CONSOLIDATED OPERATING INCOME.................  175,868    100%   135,000    100%      30%
                                                      =======    ===    =======    ===

  TRANSACTION-BASED ACTIVITIES

     In U.S. dollars, revenues increased by 56% for the year ended June 30, 2003, from the comparable period in 2002. Operating income increased by 38% for the year ended June 30, 2003, from the comparable period in 2002.

     In ZAR, revenues increased by 39% for the year ended June 30, 2003, from the comparable period in 2002. Operating income increased by 23% for the year ended June 30, 2003, from the comparable period in 2002.

     These increases in revenues and operating income were due primarily to the commencement of the Eastern Cape provincial contract, significantly higher volumes from our other provincial contracts and annual price adjustments in the amounts we charge under our provincial contracts. We discuss these factors in more detail below:

     - New Eastern Cape contract: In November 2002, we commenced the implementation of a social welfare grant payment system in the Eastern Cape province. At year-end, we had processed benefits for 469,918 beneficiaries. The Eastern Cape contract generated revenue of $4.6 million (ZAR 47.1 million) in the last eight months in fiscal 2003.

     - Significantly higher volumes under existing provincial contracts: We experienced significant growth in most of the other provinces where we administer payments of social welfare grants. This growth is mainly due to new qualifying criteria announced by the South African government aimed at increasing the number of citizens eligible for social welfare grants.

     - Annual price increase adjustments: Under our Service Level Agreements with provincial governments, we are entitled to annual price increases based upon factors such as average grant size, volumes and the South African Consumer Price Index, or "CPI" rates.

     The higher volumes under existing provincial contracts, as well as the 2003 price increases, are detailed below:

                                               YEAR ENDED JUNE 30,
                       -------------------------------------------------------------------
                         NUMBER OF PAYMENTS
                       -----------------------     2003       2002       2003       2002
      PROVINCE            2003         2002      (US$)(1)   (US$)(2)   (ZAR)(1)   (ZAR)(2)
      --------         ----------   ----------   --------   --------   --------   --------
KwaZulu-Natal........  11,125,544    8,834,917     1.80       1.23      15.82      12.48
Limpopo..............   7,435,326    6,025,866     1.45       1.07      12.64      10.82
North West...........   2,940,723    2,992,402     1.82       1.52      15.99      15.43
Northern Cape........   1,180,735    1,005,813     2.27       1.84      20.07      18.66
Eastern Cape.........   1,050,833           --     1.64         --      14.41         --
                       ----------   ----------
TOTAL................  23,733,161   18,858,998
                       ==========   ==========

---------------

(1) The average price per payment excludes $0.70 (ZAR 5.00) related to the provision of smart card accounts.
(2) The average price per payment excludes $0.70 (ZAR 4.50) related to the provision of smart card accounts.

     Operating income margin decreased for the year ended June 30, 2003 to 23% from 26% for the year ended June 30, 2002.

     We incurred significant costs in connection with the commencement of the Eastern Cape social welfare payment system. This is typical for businesses that have significant up-front implementation costs but cannot begin collecting revenue until implementation is complete. This business model exerts pressure on our operating income margin during the early stages of a new contract. Efficiency and profitability will increase over time as more customers are converted to our payment system. The conversion period in the Eastern Cape took approximately 14 months to complete.

     The losses experienced in the Eastern Cape were marginally offset by the improved profitability of our social welfare payment contracts in other provinces. As these contracts are now well beyond their establishment phases, we continue to improve the efficiencies of these systems through strict cost control measures and improved logistical planning. We try to keep any increases in operational, selling, general and administrative expenses below the total annual price increase rates under these contracts. A further positive effect on our operating income margin was that our selling, general and administrative expenses remained predominantly fixed during the year ended June 30, 2003, while our revenue from these contracts benefited from the significant increase in volumes.

  SMART CARD ACCOUNTS

     In U.S. dollars, revenues increased by 65% for the year ended June 30, 2003, from the comparable period in 2002. Operating income increased by 98% for the year ended June 30, 2003, from the comparable period in 2002.

     In ZAR, revenues increased by 48% for the year ended June 30, 2003, from the comparable period in 2002. Operating income increased by 77% for the year ended June 30, 2003, from the comparable period in 2002.

     Operating income margin from providing smart card accounts increased from 33% to 40% for the year ended June 30, 2003 as compared to the comparable period in 2002.

     Revenue from the provision of UEPS smart card based accounts grew in proportion to the higher number of beneficiaries serviced through our social welfare payment contracts. A total number of 1,852,624 UEPS smart card-based accounts were active at June 30, 2003, compared to 1,154,088 active accounts as at June 30, 2002. The significant increase in the number of active accounts was primarily due to the implementation of the smart card-based payment system in the Eastern Cape. A total of 469,910 accounts had been activated in this province at June 30, 2003.

  FINANCIAL SERVICES

     In U.S. dollars, revenues increased by 28% for the year ended June 30, 2003, from the comparable period in 2002. Operating income increased by 423% for the year ended June 30, 2003, from the comparable period in 2002.

     In ZAR, revenues increased by 14% for the year ended June 30, 2003, from the comparable period in 2002. Operating income increased by 367% for the year ended June 30, 2003, from the comparable period in 2002.

     Revenue from UEPS-based lending improved as a result of strong growth in our loan portfolio as we expanded the areas where we offered this service. In contrast, the loan portfolio of our traditional micro-lending businesses remained fairly static as a result of our strategic decision not to grow this business aggressively. The key indicators of these businesses are illustrated below:

                                                    YEAR ENDED JUNE 30,
                                  -------------------------------------------------------
                                   2003     2002     $ %       2003       2002     ZAR %
                                  $ '000   $ '000   CHANGE   ZAR '000   ZAR '000   CHANGE
                                  ------   ------   ------   --------   --------   ------
Finance loans receivable:
Traditional
  microlending -- gross.........  10,963    7,971    38%      81,890     82,664      (1)%
Provisions......................  (6,529)  (4,060)   61%     (48,771)   (42,102)     17%
Finance loans receivable:
Traditional microlending -- net
  of provisions.................   4,434    3,911    13%      33,119     40,562     (18)%
Finance loans receivable:
UEPS-based lending -- net and
  gross (i.e., no provisions)...   3,194    1,945    64%      23,861     20,174      18%
                                  ------   ------            -------    -------
                                   7,628    5,856             56,980     60,736
                                  ======   ======            =======    =======

     Operating income margin increased for the year ended June 30, 2003 compared to 35%, compared to 9% for the year ended June 30, 2002, primarily due to the change in the mix of the debtors book from the lower margin and higher risk traditional microlending to the higher margin and lower risk UEPS-based lending. The provision of UEPS-based lending is volume driven and profitability improves as volumes increase, as most costs are fixed. The change in the contribution of the various components to revenue and the change in the operating income margin from fiscal 2002 to fiscal 2003 are illustrated in the table below:

                                                             YEAR ENDED JUNE 30,
                                                  -----------------------------------------
                                                         2003                  2002
                                                  -------------------   -------------------
                                                   % OF     OPERATING    % OF     OPERATING
                                                   TOTAL     INCOME      TOTAL     INCOME
                                                  REVENUE   MARGIN %    REVENUE   MARGIN %
                                                  -------   ---------   -------   ---------
UEPS-based lending..............................    34%        58%        21%        16%
Traditional microlending........................    66%        31%        79%        12%
                                                   ----                  ----
                                                   100%                  100%
                                                   ====                  ====

     The increases in revenues and operating income were due primarily to the full operation of UEPS-based lending during the year ended June 30, 2003 and significant improvements in traditional micro-lending activity. We discuss these factors in more detail below:

     - The UEPS-based lending initiative was profitable, on a monthly basis, for the entire 2003 year. During the first half of 2002, UEPS-based lending was in the start-up stage and therefore we incurred significant costs in connection with these activities. Accordingly, the operating income on these activities improved significantly from the break-even result achieved during 2002.

     - Traditional microlending activity exhibited significant improvements in operating income margins following a management change in the second half of 2002. This new management focused heavily on cost controls and managing bad debt. We also established a dedicated collection department, which produced significant cost savings during 2003 as the amount of doubtful accounts written off and provisions for doubtful debts (calculated on the same basis as in previous years) was significantly reduced, while we made meaningful progress with the recovery of debts written off in prior years. The cost of running an internal collection department is also considerably less than our previous practice of outsourcing this function.

  HARDWARE, SOFTWARE AND RELATED TECHNOLOGY SALES

     In U.S. dollars, revenues increased by 9% for the year ended June 30, 2003, from the comparable period in 2002. Operating income decreased by 58% for the year ended June 30, 2003, from the comparable period in 2002.

     In ZAR, revenues decreased by 3% for the year ended June 30, 2003, from the comparable period in 2002. Operating income decreased by 62% for the year ended June 30, 2003, from the comparable period in 2002.

     These activities have limited recurring revenues and are dependent on signing new contracts and/or the expansion of UEPS systems already implemented.

     The decrease in revenue was expected given the very successful UEPS implementation in Malawi in 2002. While we successfully implemented systems in Mozambique and Latvia in 2003, these were much smaller than the Malawi system. The implementation of the Malawi system resulted in some additional revenue in 2003 as we continue to provide smart cards and related equipment for that system.

     Nedbank, a significant local customer, outsources certain processing and development services to us. The Nedbank business remained fairly static during 2003.

     The decrease in the operating income margin was mainly due to a significant change in our product mix. The implementation of the national UEPS-based payment system in Malawi, which dominated the 2002 results, yielded significantly high margin revenue for that year. During 2003, we implemented systems in Latvia and Mozambique, but these were much smaller than the Malawi system. As a result, our low-margin products such as hardware sales and our outsourcing business with Nedbank, which remained fairly static during the year, had a significant impact on the margins reported for 2003.

USE OF NON-GAAP MEASURES

     Our results of operations for the periods presented were significantly affected by the issuance of shares of common stock and linked units in connection with the Aplitec transaction. In the table below, we have restated our as reported basic earnings per share of common stock and linked unit using an aggregate of 328.2 million shares outstanding upon completion of the Aplitec transaction as if such issuance had occurred on July 1, 2003. The actual number of outstanding shares of common stock issued at June 30, 2004, was 328.2 million. The actual number of outstanding shares of common stock issued at March 31, 2004 and June 30, 2003, was 193.0 million. We have presented the non-GAAP per share and linked unit data because our management believes that this information will assist investors in comparing our financial performance between the periods presented.

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               2005        2004
                                                              -------     -------
EARNINGS PER SHARE (U.S. CENTS)
Basic earnings per common share and linked unit
-- using shares in issue for period (as reported)...........     10.5         9.6
-- using shares issued as at March 31, 2005 (non-GAAP
  measure)..................................................     10.5         5.7

NUMBER OF SHARES (THOUSANDS)
-- weighted average number of shares (as reported)..........  328,202     192,967
-- number of shares in issue as at March 31, 2005 (used in
  non-GAAP measure).........................................  328,202     328,202

                                                              YEAR ENDED JUNE 30,
                                                          ---------------------------
                                                           2004      2003      2002
                                                          -------   -------   -------
EARNINGS PER SHARE (U.S. CENTS)
Basic earnings per common share and linked unit
-- using shares in issue for period (as reported).......      6.6       6.8       4.5
-- using shares issued as at March 31, 2005 (non-GAAP
  measure)..............................................      4.1       4.0       2.6

NUMBER OF SHARES (THOUSANDS)
-- weighted average number of shares (as reported)......  201,489   192,967   187,287
-- number of shares in issue as at March 31, 2005 (used
  in non-GAAP measure)..................................  328,202   328,202   328,202

  QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited quarterly results of operations for the eleven quarters in the period ended March 31, 2005. This unaudited information has been prepared in accordance with SA GAAP, which was the basis on which we prepared our financial statements for periods prior to June 7, 2004, when we completed the Aplitec transaction. We have reconciled this information to US GAAP information for periods after June 30, 2003, when we began reporting our results of operations in US GAAP. We have not reconciled this information to US GAAP information for prior periods because we believe that preparing such a reconciliation would involve an unreasonable effort and expense. The operating results for any quarter are not necessarily indicative of the results for any future quarters or for a full year.

                                                           IN UNITED STATES DOLLARS
                                                         THREE MONTHS ENDED (SA GAAP)
                                                    ---------------------------------------
                                                    JUNE 30,   MAR 31,   DEC 31,   SEPT 30,   TOTAL
                                                      2003      2003      2002       2002      YTD
                                                    --------   -------   -------   --------   ------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue...........................................   21,861    20,169    16,204     18,116    76,350
Operating income (loss)...........................    5,676     5,493     3,388      4,861    19,418
Net Income........................................    4,468     3,463     2,656      3,345    13,932
Earnings per share (common stock and linked
  units)..........................................
  Basic earnings per share (US cents).............      2.3       1.8       1.4        1.8       7.3
  Diluted earnings per share (US cents)...........      2.3       1.8       1.4        1.8       7.3

                                                          IN UNITED STATES DOLLARS
                                                        THREE MONTHS ENDED (SA GAAP)
                                                   ---------------------------------------
                                                   JUNE 30,   MAR 31,   DEC 31,   SEPT 30,    TOTAL
                                                     2004      2004      2003       2003       YTD
                                                   --------   -------   -------   --------   -------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue..........................................   39,765    36,144    29,338     25,851    131,098
Operating income (loss)..........................   11,892    12,468     7,501      7,294     39,155
Net Income.......................................   (4,570)    8,208     5,503      4,866     14,007
Earnings per share (common stock and linked
  units).........................................
  Basic earnings per share (US cents)............     (2.0)      4.3       2.9        2.5        7.0
  Diluted earnings per share (US cents)..........     (2.0)      4.3       2.9        2.5        6.7

                                                              IN UNITED STATES DOLLARS
                                                                 THREE MONTHS ENDED
                                                                     (SA GAAP)
                                                            ----------------------------
                                                            MAR 31,   DEC 31,   SEPT 30,    TOTAL
                                                             2005      2004       2004       YTD
                                                            -------   -------   --------   -------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue...................................................  45,667    45,995     43,223    134,885
Operating income (loss)...................................  20,544    18,343     18,166     57,053
Net income................................................  13,951    13,616     12,991     40,558
Earnings per share (common stock and linked units)........
  Basic earnings per share (US cents).....................     4.3       4.1        4.0       12.4
  Diluted earnings per share (US cents)...................     4.2       4.1        3.9       12.1

     We expect that the amount and timing of our sales expenses will vary from quarter to quarter depending on our level of actual and anticipated business activities.

     Our sales and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. See "Risk Factors --Our quarterly operating results may fluctuate significantly as a result of factors outside of our control, which could cause the market price of our shares of common stock to decline."

LIQUIDITY AND CAPITAL RESOURCES

     Our business has historically generated high levels of cash and we maintain large cash reserves ($92.7 million at March 31, 2005). Cash on hand decreased from $93.1 million at March 31, 2004 to $92.7 million at March 31, 2005 as a result of a late payment by the Eastern Cape provincial government. All cash balances as at March 31, 2004 were ZAR denominated, whereas the cash balances as at March 31, 2005 were comprised of ZAR-denominated balances of ZAR 510 million ($81 million), U.S. dollar-denominated balances of $12 million and euro-denominated balances of E 0.014 million ($0.018 million).

     Surplus cash held by our South African operations is invested in overnight call accounts in the South African money market, and surplus cash held by our non-South African companies is invested in the United States and European money markets.

     We generally finance all operations, research and development, working capital, capital expenditure and acquisitions through our internally generated cash. Last year, however, we did raise cash from a group of South African private equity funds in connection with the Aplitec transaction. We have no long-term indebtedness. We maintain various overdraft facilities including a $79.2 million (ZAR 500 million) revolving credit facility. From time to time, we borrow under these facilities on a short-term basis when our pre-funding requirements exceed the available cash on hand. We take the following factors into account when considering whether to borrow under our financing facilities:

     - cost of capital;

     - cost of financing;

     - opportunity cost of utilizing surplus cash; and

     - availability of tax efficient structures to moderate financing costs.

     The significant increase in social welfare grant beneficiaries in the KwaZulu-Natal and Eastern Cape provinces may require external financing in the medium to long-term for the pre-funding of these grants payments. We believe that our cash reserves, and availability under our current overdraft facility and revolving credit facility will be sufficient to fund our activities and expansion plans for the foreseeable future.

  CASH FLOWS FROM OPERATING ACTIVITIES

     Cash flows from operating activities for the nine months ended March 31, 2005 totaled $15.6 million (ZAR 96 million) compared to $35.4 million (ZAR 247.3 million) for the nine months ended March 31, 2004. The decrease was due primarily to the late payment mentioned above and to the taxes we paid on higher profits and as a result of the reorganization. In addition, cash received from customers and cash paid to suppliers and employees was higher in the nine months ended March 31, 2005 than during the comparable period during 2004 due to the sales to Nedbank and the increased levels of business activity in all of our operating segments.

     Cash flows from operating activities for the year ended June 30, 2004 were $41.8 million (ZAR 290.4 million) compared to $17.6 million (ZAR 159.8 million) for the year ended June 30, 2003. This increase was primarily due to higher levels of revenue and operating profit and an increase in net interest earned, partially offset by an increase in working capital, as increased receivables and inventory partially offset increased payables, and by higher taxes and the payment of dividends during the year ended June 30, 2003. The slight increase in inventory was due to higher levels of spares stock at year end. The increase in receivables was due to a portion of the June 2004 Eastern Cape pre-funding owing to Net 1 by the Eastern Cape government, as well as higher pre-payments for smart cards bought for the Limpopo contract, which are paid for monthly, as part of the service fee, over the duration of the contract period. Payables increased mainly due to the bulk of the reorganization costs that were not paid at year end.

  CASH FLOWS FROM INVESTING ACTIVITIES

     Cash used in investing activities for the nine months ended March 31, 2005, included capital expenditure of $3 million (ZAR 18.4 million), of which $0.4 million (ZAR 2.8 million) related to the purchase of an additional transaction processing computer at head-office and $1.1 million (ZAR 5.7 million) related to the purchase of POS and pin-pad devices for use at retailers participating in our merchant acquiring project. Cash used in investing activities for the nine months ended March 31, 2004, included one-time costs we incurred to support the administration and distribution of welfare grants in the Eastern Cape province.

     Cash used in investing activities for the years ended June 30, 2004 and 2003 was $5.7 million (ZAR 39.7 million) and $7.4 million (ZAR 67.0 million), respectively. This decrease was due to a $8.3 million (ZAR 56.9 million) capital expenditure during the year ended June 30, 2003 related to start-up costs on the Eastern Cape contract.

     Investing activities during the year ended June 30, 2004 consisted mainly of capital expenditures of $2.8 million (ZAR 19.4 million), a loan of $1.6 million (ZAR 11.4 million) to The Permit Group (Proprietary) Limited ("Permit") to enable Permit to acquire 95% of the issued share capital of New Era Life Insurance Company Ltd., and the acquisition of contract rights in the Limpopo province amounting to $1.3 million (ZAR 9.0 million).

  CASH FLOWS FROM FINANCING ACTIVITIES

     The dividend declared by Aplitec for fiscal year end June 30, 2003 was paid in the three months ended September 30, 2003. Net cash raised from the issue of common stock and preferred stock of $53.7 million (ZAR 336.8 million) during the year ended June 30, 2004, resulted from the issuance of shares of common stock to the Brait Group in connection with the Aplitec transaction. The cash distribution and dividend paid to shareholders during the year ended June 30, 2004 consisted of $72.7 million (ZAR 456.0 million) as a result of the Aplitec transaction and $5.1 million (ZAR 35.5 million) paid to Aplitec shareholders as a dividend pursuant to Aplitec's dividend policy at the time. All cash raised from the issue of share capital during the year ended June 30, 2003, was due to the issuance of ordinary shares under the Aplitec employee share incentive scheme. The dividend paid during fiscal 2003 was effected pursuant to Aplitec's dividend policy at the time.

OFF-BALANCE SHEET ARRANGEMENTS

     We have no off-balance sheet arrangements.

CAPITAL EXPENDITURES

     Capital expenditures for the nine months ended March 31, 2005 and 2004 were as follows:

                                                                 NINE MONTHS ENDED MARCH 31,
                                                            -------------------------------------
                                                             2005     2004      2005       2004
                                                            $ '000   $ '000   ZAR '000   ZAR '000
                                                            ------   ------   --------   --------
OPERATING SEGMENT
Transaction-based activities..............................  2,313    2,077     14,352     14,519
Smart card accounts.......................................     --       --         --         --
Financial services........................................    669      111      4,118        775
Hardware, software and related technology sales...........     --       15         --        100
Corporate/Eliminations....................................     --      189         --      1,317
                                                            -----    -----     ------     ------
CONSOLIDATED TOTAL........................................  2,982    2,392     18,470     16,711
                                                            =====    =====     ======     ======

                                                          FISCAL YEAR ENDED JUNE 30,
                                           ---------------------------------------------------------
                                            2004     2003     2002      2004       2003       2002
                                           $ '000   $ '000   $ '000   ZAR '000   ZAR '000   ZAR '000
                                           ------   ------   ------   --------   --------   --------
OPERATING SEGMENT
Transaction-based activities.............  2,371    6,043      943     16,435     54,729      9,574
Smart card accounts......................     --       --       --         --         --         --
Financial services.......................    185      106      817      1,280        960      8,295
Hardware, software and related technology
  sales..................................     34       15        5        234        135         54
Corporate/Eliminations...................    218      548      153      1,512      4,967      1,549
                                           -----    -----    -----     ------     ------     ------
CONSOLIDATED TOTAL.......................  2,808    6,712    1,918     19,461     60,791     19,472
                                           =====    =====    =====     ======     ======     ======

     We operate in an environment where our contracts for the payment of social welfare grants require substantial capital investment to establish our operational infrastructure when a contract commences. Further capital investment is required when the number of beneficiaries increase to the point where the maximum capacity of the original infrastructure is exceeded.

     As mentioned above, our capital expenditures for the nine months ended March 31, 2005 related mainly to the acquisition of a new transaction processing computer at our corporate headquarters and the acquisition of POS and pin-pad devices that we lease to participating retailers. Our capital expenditure for the nine months ended March 31, 2004 was mainly due to expansion in all provinces, as we experienced significant growth in the number of customers we had to service. Capital expenditures during the year ended June 30, 2004 were primarily due expansion in all provinces, as we experienced significant growth in the number of customers we had to service. Capital expenditures during the year ended June 30, 2004 were primarily due to start-up costs we incurred in connection with the implementation of our Eastern Cape provincial contract. Capital expenditures during the year ended June 30, 2002 related primarily to our expansion in the KwaZulu-Natal and Limpopo provinces, where we experienced significant growth in the number of customers we had to service.

     Our other business activities require relatively little capital investment. The most notable exception was the capital expenditure incurred to establish the UEPS-based lending initiative within the financial services division during the year ended June 30, 2002.

     All of our capital expenditures for the past three fiscal years were funded through internally generated funds. We had no outstanding capital commitments at March 31, 2005. We anticipate that capital spending for the fourth quarter of fiscal 2005 will relate primarily to the equipment required to service the increased number of beneficiaries in all provinces and the purchase of additional POS and pin-pad devices to be leased to participating retailers. We expect to fund these expenditures through internally generated funds.

CONTINGENT LIABILITIES, COMMITMENTS AND CONTRACTUAL OBLIGATIONS

     We lease various premises under operating leases. Our minimum future commitments for lease premises as well as other commitments are as follows:

                                         PAYMENTS DUE BY PERIOD, AS OF MARCH 31, 2005 (IN $ '000S)
                                      ----------------------------------------------------------------
                                       DUE       DUE       DUE       DUE       DUE      MORE
                                      WITHIN   WITHIN    WITHIN    WITHIN    WITHIN     THAN
                                      1 YEAR   2 YEARS   3 YEARS   4 YEARS   5 YEARS   5 YEARS   TOTAL
                                      ------   -------   -------   -------   -------   -------   -----
Contractual obligations.............     --        --       --        --       --        --         --
Long term debt obligations..........     --        --       --        --       --        --         --
Long-term payables..................     --        --       --        --       --        --         --
Capital lease obligations...........     --        --       --        --       --        --         --
Operating lease obligations.........  1,642     1,026      809       486       48         4      4,015
Purchase obligations................     98        --       --        --       --        --         98

     Other than shown in the table above, we have no other purchase commitments, obligations or specific capital commitments for the next three years.

DIVIDENDS

     Our future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. New Aplitec's future dividend policy also has to comply with the restrictions place by the South African Reserve Bank as a condition of its approval of the Aplitec transaction. These restrictions will apply until such time as all of our special convertible preferred stock has been converted into common stock. These restrictions provide that dividends may be declared by the New Aplitec board of directors only if (i) declaration of the dividend is approved by a majority of the holders of New Aplitec B class preference shares, (ii) all loan accounts have been paid by New Aplitec and (iii) the dividend does not exceed 50% of New Aplitec's annual earnings. In addition, under South African law, New Aplitec will only be entitled to pay a dividend if it meets the solvency and liquidity tests set out in the South African Companies Act. However, because the New Aplitec board will be appointed by Net 1, Net 1 will ultimately determine whether any dividends are declared by New Aplitec, subject to the above conditions. Any dividends declared by New Aplitec will be distributed to the holders of A class and B class preference shareholders pro rata in accordance with their respective ownership interests in New Aplitec.

     Aplitec's dividend policy in the nine months ended March 31, 2004 and prior fiscal periods was to declare regular annual dividend payments of between 25% to 33% of earnings for such periods. There were no dividends declared in the nine month period ended March 31, 2005. Dividends declared for the year ended June 30, 2003 were paid in the first quarter of fiscal 2004.

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

ACQUISITIONS AND DISPOSITIONS

     We made no acquisitions or dispositions during the nine months ended March 31, 2005 or 2004. During January 2003, Aplitec acquired the minority interests in CPS (KwaZulu-Natal), CPS (Northern Cape) and CPS (Northern). These acquisitions consolidated Aplitec's social welfare payment businesses under a single holding company, thus improving operating and tax efficiency. Profits (attributable to the minority interests acquired) were recognized and consolidated from January 1, 2003. During January 2002, Aplitec sold the assets and liabilities of its security guarding business for a total cash consideration of $0.7 million (ZAR 4.913 million).

EQUITY-ACCOUNTED INVESTMENT

     On April 1, 2004, Aplitec purchased a 43% interest in Permit Group 2 (Proprietary) Limited ("Permit"). Our balance sheet includes Permit as an equity-accounted investment. Permit owns 95% of the common stock of New Era Life Insurance Company ("New Era"), a provider of various insurance products to the South African market. In connection with this acquisition, Aplitec loaned Permit approximately $0.8 million at the then current South African prime interest rate (11% at March 31, 2005) with no fixed repayment terms. Permit used the proceeds of this loan to purchase 43% of a 95% interest in New Era.

     For the nine months ended March 31, 2005, earnings from our equity accounted investment totaled $0.5 million (ZAR 3 million). Future earnings from our equity accounted investment are expected to be comparable with the current quarter's earnings.

EMPLOYEE BENEFITS

     We do not provide retirement benefits to any of our employees. We provide our employees with a choice of two health care service providers to which we make the monthly contribution. We do not provide any post-retirement health benefits.

INSURANCE

     We annually assess our risk exposure. At March 31, 2005, we believe that all risks were adequately covered by third party insurers, except where we considered the cost of insurance coverage to be excessive in relation to the probability and extent of loss or we were unable to find any insurance underwriters willing to accept the risks associated with certain aspects of our business. We have confronted the latter with respect to insurance for losses or theft of cash from our delivery vehicles.

     The main categories of our insurance are: loss or damage to vehicles, electronic equipment and other assets; business interruption; motor vehicle third party claims; group personal accident; and employment practices liability.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We seek to reduce our exposure to currencies other than the South African rand through a policy of matching, to the extent possible, assets and liabilities denominated in those currencies. In addition, we use financial instruments in order to economically hedge our exposure to exchange rate and interest rate fluctuations arising from our operations. We are also exposed to credit risks.

  CURRENCY EXCHANGE RISK

     We are subject to currency exchange risk because we purchase inventories that we are required to settle in other currencies, primarily the euro and U.S. dollar. We have used forward contracts in order to limit our exposure in these transactions to fluctuations in exchange rates between the South African rand,

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

on the one hand, and the U.S. dollar and the euro, on the other hand. As of March 31, 2005, the outstanding foreign exchange contracts were as follows as of the dates indicated:

AS OF MARCH 31, 2005

NOTIONAL AMOUNT                      STRIKE PRICE        MATURITY
---------------                      ------------   ------------------
USD 98,000                            ZAR 6.0542    September 30, 2005

AS OF JUNE 2004

NOTIONAL AMOUNT                      STRIKE PRICE        MATURITY
---------------                      ------------   ------------------
EUR 16,250                            ZAR 7.8475    July 12, 2004
EUR 202,000                           ZAR 8.1822    August 2, 2004
EUR 16,250                            ZAR 7.8878    August 10, 2004
EUR 16,250                            ZAR 7.9299    September 10, 2004
EUR 16,250                            ZAR 7.9749    October 12, 2004
EUR 263,200                           ZAR 8.2129    October 29, 2004
EUR 4,243,000                         ZAR 8.5225    January 7, 2005
USD 167,900                           ZAR 6.2950    September 22, 2004

AS OF JUNE 2003

None

AS OF JUNE 2002

NOTIONAL AMOUNT                          STRIKE PRICE      MATURITY
---------------                          ------------   ---------------
US$16,250                                 ZAR 12.643    January 8, 2003

  TRANSLATION RISK

     Translation risk relates to the risk that our results of operations will vary significantly as the U.S. dollar is our reporting currency, but we earn most of our revenues and incur most of our expenses in ZAR. The U.S. dollar to ZAR exchange rate has fluctuated significantly over the past two years. As exchange rates are outside our control, there can be no assurance that future fluctuations will not adversely affect our results of operations and financial condition.

  INTEREST RATE RISK

     As a result of our normal borrowing and leasing activities, our operating results are exposed to fluctuations in interest rates, which we manage primarily through our regular financing activities. We generally maintain limited investment in cash equivalents and have occasionally invested in marketable securities. Typically, for every 1% increase in the South African Reserve Bank's repo rate, our interest expense on pre-funding social welfare grants in the KwaZulu-Natal and Eastern Cape provinces increases by $15,594 per month, while interest earned per month on any surplus cash increases by $13,672 per $16.6 million (ZAR 100 million).

  CREDIT RISK

     Credit risk relates to the risk of loss that we would incur as a result of non-performance by counterparties. We maintain credit risk policies with regard to our counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty's financial condition, credit rating, and other credit criteria and risk mitigation tools as our management deems appropriate.

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

     With respect to credit risk on financial instruments, we maintain a policy of entering into such transactions only with South African and European financial institutions that have a credit rating of BBB or better, as determined by Standard & Poor's.

  MICROLENDING CREDIT RISK

     We are exposed to credit risk in our microlending activities, which provides unsecured short-term loans to qualifying customers. We manage this risk by assigning each prospective customer a "creditworthiness score," which takes into account a variety of factors such as employment status, salary earned, other debts and total expenditures on normal household and lifestyle expenses.

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

                                    BUSINESS

OUR COMPANY

     We provide our universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. We believe that we are the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, we have developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of our system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, our system can be used for banking, health care management, international money transfers, voting and identification.

     Our technology is widely used in South Africa today. We have over 3.3 million clients in five provinces who receive social welfare grants using our smart cards. We have started to implement our UEPS for employers to pay wages and provide financial services to their employees. In addition, we are working closely with non-governmental organizations to deploy our new medical application into a number of hospitals and clinics. This application of our system is used to administer the treatment of HIV/AIDS and other high-risk diseases, record patient progress and manage drug inventory.

     Outside of South Africa, the Reserve Bank of Malawi has implemented our solution as a national payment system. To date, seven local financial institutions and BP p.l.c., a bulk fuel supplier, are using our system for transaction switching and settlement. We have deployed smaller, more limited versions of our system in Burundi, Ghana, Latvia, Mozambique, Rwanda, and Zimbabwe.

     Unlike a traditional credit or debit card where the operation of the account occurs on a centralized computer, each of our smart cards effectively operates similar to an individual bank account in the case of financial services or an individual record management system in the case of medical services. All transactions that take place through our system occur between two smart cards at the point of service, or POS, with all of the relevant information necessary to perform and record a transaction held on the smart cards.

     The transfer of money or other information can take place without any communication with a centralized computer since all validation, creation of audit records, encryption, decryption and authorization take place on, or are generated between, the smart cards themselves. Importantly, the cards are protected through the use of biometric fingerprint identification, which is designed to ensure the security of funds and card holder information. Transactions are generally settled by merchants and other commercial participants in the system by sending the transaction data to a mainframe computer on a batch basis. Settlement can be performed online or offline. The mainframe computer provides a central database of transactions, creating a complete audit trail that enables us to replace lost smart cards while preserving the notional account balance, and to identify fraud.

     We generate our revenues by charging transaction fees to government agencies, employers, merchants and other financial service providers, by providing financial services such as loans and by selling hardware, software and related technology. In South African rand, our revenues and operating income increased by 32% and 39%, respectively, from fiscal 2003 to 2004, and by 29% and 34%, respectively, from fiscal 2002 to 2003. In South African rand, our revenues and operating income increased 31% and 62%, respectively, for the nine months ended March 31, 2005, as compared to the nine months ended March 31, 2004. We believe this growth reflects the accelerating adoption of our solution.

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

MARKET OPPORTUNITY

     According to the United States Census Bureau, the world's population currently exceeds 6.4 billion people. Yet of this total, it has been reported that over four billion people earn less than the purchasing parity equivalent of two dollars per day. In general, these people either have no bank account or very limited access to banking services. This situation arises when banking fees are too high relative to an individual's income, a bank account provides little meaningful benefit or there is insufficient infrastructure to provide banking services economically in the individual's geographical market. We refer to these people as the unbanked and the under-banked. These individuals generally receive wages, welfare benefits or loans in the form of cash and conduct commercial transactions, including buying food and clothing, in cash.

     The use of cash, however, presents significant problems. In the case of recipients, they generally have no secure way of protecting that cash other than by converting it immediately into goods, carrying it with them or hiding it. In cases where an individual has access to a bank account, deposit, withdrawal and account fees meaningfully reduce the money available to meet basic needs. For government agencies and employers, using cash to pay welfare benefits or wages results in significant expense due to the logistics of obtaining that cash, moving it to distribution points and protecting it from theft.

     The use of cash or lack of access to a bank account can dramatically increase the cost to, and in some cases completely prevent, individuals from engaging in basic financial transactions. These basic transactions include the routine payment of insurance premiums, the transfer of money to relatives and the use of credit. Without a bank account, it is also difficult for an individual to obtain a loan on attractive terms since that individual lacks a credit history and usually cannot present a reliable means of repayment to the lender.

     For governments, assistance programs face significant challenges when dependent on the use of cash. In addition to the costs and difficulties of using cash, corruption becomes an even more challenging problem since there is no clear audit trail. In fact, the absence of an electronic system for the distribution of goods, including foodstuff or medicine, or welfare benefits presents a significant obstacle to ensuring the fair and reliable implementation of government policy or deployment of foreign aid.

     Traditional payment systems offered today by the major banking institutions do not address the key requirements of the unbanked and the under-banked populations. In addition to the high cost of maintaining a bank account relative to a customer's income level, customers must generally have basic literacy, administrative and record-keeping abilities and a minimum income level. Additionally, banks operate through online transaction settlement systems, which are often unavailable or costly to implement in undeveloped areas. Finally, having a bank account does not eliminate the need for significant quantities of cash in many instances because customers must withdraw large sums at one time to avoid incremental transaction fees.

OUR SOLUTION

     We believe that we are the first company to enable the affordable delivery of financial products and services to the world's unbanked and under-banked people. Our approach takes full advantage of moving processing away from a centralized point to the computer chip embedded on a smart card. A smart card reader, or POS device, is used to enable communication between smart cards in real-time during a transaction and indirectly with our mainframe computer at a later time. This architecture has significant implications in terms of the products and services that we can deliver compared to those offered by banking institutions or other card providers.

     First, our system enables offline transactions, which is essential in serving the unbanked and under-banked. Second, it means that while offline, the smart card can engage in sophisticated transaction processing, using data encryption and biometric fingerprint protection to ensure security. In fact, our smart cards can calculate the interest owed to the card holder for having funds recorded onto our system without ever coming online. Third, with all of the software and transaction records on the smart card, the POS device itself requires far fewer components, circuitry and memory, substantially reducing costs. Fourth,

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

each transaction is recorded on both participating smart cards, copied in subsequent transactions to additional smart cards, and ultimately reported to our mainframe computer. This creates a full audit trail that significantly reduces the potential for corruption, theft and fraud. Lastly, instead of having to build the overall system to handle peak loads, our system further reduces costs by smoothing the transaction flow over time.

     We believe that our solution delivers benefits to each of the users of our system, including:

     Individuals. There is no minimum income requirement for individuals to use our smart card, making our solution universally accessible. It is also inexpensive since the overall cost of the system is much less than widely available solutions, including cash, bank accounts and bank cards that require online access. Our solution additionally has the advantage of working everywhere, including remote areas where many unbanked and under-banked people live. Even more importantly, our solution is secure and smart cards are replaceable. This means that individuals do not have to fear that their money will be stolen or that they will be charged for fraudulent transactions. Since the smart card performs all of the required processing and contains all of the different service features, the smart card can be tailored to meet the needs of the individual. Card holders can also receive interest on their card balances, a benefit not available to them when transacting solely in cash. We believe our solution has the potential to enhance significantly the living standards of the unbanked and under-banked by reducing transaction costs and providing them with new and additional financial products and services.

     Merchants and Financial Service Providers. Merchants derive several different benefits from our system. Our system decreases the amount of cash they must hold, improving security and reducing expenses. In addition, it provides a record of transactions that is useful for administrative purposes. For instance, by providing financial services through our POS devices, merchants benefit from new income streams at no additional incremental cost. For formal financial service providers, the use of smart cards provides opportunities to directly sell products and services to a market that was previously difficult to reach. For instance, insurance companies can offer their products with the premium deducted directly from the individual's smart card. In the case of lending, administrative costs are decreased along with the expense of holding cash. Again, the collection of payments can occur directly from the smart card, reducing credit risk and helping to establish credit history.

     Employers. Our system enables employers to eliminate cash from the wage payment process. This reduces expenses by avoiding cash handling and management, the need to insure or transport that cash and the bank transaction fees associated with obtaining cash in the first place. The process of paying employees using cash is also time consuming, taking up to half a day per pay period in some instances. The use of our system eliminates this process and thereby increases productivity. In addition, because cash payments are distributed in packets to employees, disputes can arise as to the amount of cash in the packet. Our system also eliminates this problem since the amount reflected on the card holders' accounts are recorded on the back-end system and then distributed on the smart cards. Finally, employers frequently provide additional services to their employees out of necessity, particularly loans. Our system enables other service providers to deliver these products.

     Government Agencies. A fundamental policy goal for almost any government is to enhance the welfare of the poorest citizens in the country. Yet the use of cash is a poor method for delivering social welfare grants since it is difficult to track, and the recipients endure a range of expenses and dangers that reduce their options. By using our system, government agencies enjoy reduced costs in the delivery of benefits to recipients by eliminating the use of cash while increasing the options available to the recipient. This use of our system intrinsically increases the welfare that government agencies can provide from the same amount of taxes collected. Our system also has the potential to increase the amount of taxes collected by bringing informal businesses into the formal economy. The presence of a full audit trail also means that government agencies can combat corruption. Moreover, the use of smart cards for the delivery of additional services, including insurance products, means that regulatory bodies can expand their oversight of transactions for individuals who are frequently least able to protect themselves. In regard to medical benefits, our system provides comprehensive inventory management and has the potential to improve the treatment of patients significantly. For instance, we have deployed an artificial intelligence program on our smart cards used for the treatment of HIV/AIDS in South Africa that can be used to adjust a patient's prescription based on data entered by a trained medical worker through the POS device.

OUR BUSINESS STRENGTHS

     We believe our business strengths include:

     Technology Leadership. We believe we are the first company to develop, implement and operate an affordable, flexible and secure electronic payment system for the unbanked and under-banked that works offline. Of equal importance, our smart cards have a broad range of additional functionality through the use of "wallets" that can be turned on as needed or as services become available. We can deliver these services to the unbanked population at a fraction of the cost of traditional systems. Our ability to implement an HIV/AIDS system on the same smart card as financial services demonstrates the flexibility of our approach. In addition, we have validated the security of our smart cards along with our overall system, forming the foundation for a trusted solution. Independent third parties have reviewed and published our security protocols and we have refined our system in a way to provide system integrity over the life of the smart cards. From our inception in 1989 to date, we have not suffered any security breaches or losses of transactions or funds on our system.

     Proven Solution. Our system is proven and has been increasingly used. Today over 3.3 million clients in South Africa receive monthly welfare or pension payments through our system under contracts with five provinces. Historically, welfare and pension recipients would only download cash from smart cards, but these recipients increasingly choose to use their smart cards at merchant locations, which generates additional revenue for us. During the nine months ended March 31, 2005, the rate of client purchases using our smart cards rather than merely downloading the value for cash grew at a compounded monthly growth rate of 71% while the value of those transactions grew at a compounded monthly growth rate of 60%. As of March 31, 2005, we had 2,406 POS devices installed at 1,441 participating retail merchants. For the nine months ended March 31, 2005, the total value of transactions processed through our UEPS merchant network was approximately $59.7 million. During the nine months following our implementation of these retail merchant POS devices in July 2004, the percentage of transactions which consisted of merchant purchases, as opposed to cash downloading only, increased from approximately 0% to approximately 23% of the total number of processed transactions.

     Versatile Application. Once an individual begins using our smart card, we become a logical provider of a broad range of additional products and services. For instance, a card holder using our system for the administration of medical treatment can also use the same smart card for receiving welfare payments or wages as well as making purchases. Because use of each smart card is secured biometrically, the smart card can also be used for identification and voting. The additional uses mean that once we have enrolled and delivered a smart card to an individual, our revenue potential increases significantly beyond the initial service for which that individual has signed up.

     Broad Appeal that Drives Opportunities. Because our system provides economic benefits to all participants, we believe there are strong incentives for government agencies and employers to adopt our system in many developing countries. Our solution is also appealing because a single deployment enables the delivery of a broad array of new services to those who are potentially most in need of them, often at a lower cost than alternative distribution methods.

     Increasing Returns to Scale. The initial establishment of our system in a province or country requires upfront expenditures for computers, distribution infrastructure and card holder registration. Once in place, though, the cost to us of supplying additional products to users is low. For instance, if a customer receives welfare payments on one of our smart cards and then chooses to purchase insurance through our system, there is almost no additional expense for us to deduct the insurance premium regularly. As a result, the operating margin for that customer increases significantly, offset only by any marketing or administrative costs associated with that product.

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

OUR STRATEGY

     We intend to provide the leading system for the world's four billion unbanked and under-banked people to engage in electronic transactions globally. To achieve this goal, we intend to pursue the following strategies:

     Disciplined Approach to New Markets. We carefully evaluate new opportunities in order to deploy our business development resources effectively. We believe there are significant opportunities for our system in developing economies, such as Brazil, India, Mexico and Indonesia, where the unbanked and under-banked comprise a majority of the population. Where we believe it makes sense, we will use partnerships or make acquisitions to accelerate our entry into new markets.

     Unlock Target Markets with a Key Product. The first step in establishing our system within a new province or country is to establish a broad base of smart card users around a single application. One of our preferred routes is to secure contracts to implement payment systems for government programs having large numbers of potential card holders. We believe another effective route will be the delivery of medical management applications, such as for HIV/AIDS. However, we are not dependent on government agencies to establish an initial base. Employers are widely examining our system to address their wage payment challenges and we are currently pursuing opportunities to deliver this solution.

     Expand Our Products Within the Markets We Serve. With the establishment of a strong base of card holders and related infrastructure, we can then move to providing additional products and services. As part of broadening our card holders' options, we will also sell our smart card readers and POS devices to merchants to enable them to enter into transactions. Additionally, we will work to establish relationships with post offices, banks and other financial service providers with the goal of making our system ubiquitous in the markets we serve.

     Provide Products and Services Ourselves Where the Profit Potential is Compelling. Our system can dramatically reduce transaction costs and improve data collection for a broad set of products and services. We intend to offer those products and services ourselves where the profit potential is significant. For instance, we engage in lending in South Africa. We are able to offer this service at a lower interest rate than competitors due to our ability to deduct interest and principal directly from a borrower's smart card and our knowledge of that individual's payment history.

     Establish Partnerships or Make Acquisitions When Appropriate. As part of our disciplined approach to growing our presence globally, we will evaluate and enter into partnerships where we can draw on local knowledge and infrastructure to drive the rapid adoption of our system. We believe that this will enable us to focus on our core strength in technology as well as product development and delivery. In some instances, we will make acquisitions where we believe that our approach will enable us to gain customers and realize operational benefits rapidly from the deployment of our more efficient solution.

OUR TECHNOLOGY

     We developed our technology to enable the affordable delivery of financial products and services to the world's unbanked and under-banked people. Our proprietary technology is designed to provide the secure delivery of these products and services in the most under-developed or rural environments, even in those that have little or no communications infrastructure.

  SYSTEM COMPONENTS

     Our platform consists of three fundamental components: (1) our FTS patent,
(2) our UEPS and (3) our security protocol.

     FTS Patent. The FTS patent describes a method by which funds can be transferred from one smart card to another in a secure and offline manner. The term "offline" refers to transactions that are effected without the need to contact or communicate with the issuer when the transactions occur, as the smart cards themselves perform the authorizations required. The FTS patent also describes how smart cards can

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

be loaded or re-loaded with funds and how these can be redeemed for value in either banking or non-banking environments.

     UEPS. Our UEPS is a suite of software programs that make use of the FTS methodology to deliver an integrated information, payment, switching and settlement environment that underpins our transaction processing system. Our software principally runs on three devices: the smart card, the POS device and the back-end system mainframe. When we sell a complete system to a customer or license our technology, we provide all of the software required to operate the UEPS, including the smart card functionality, the POS devices that allow our smart cards to transact with each other in an offline manner and our back-end system that primarily stores an audit trail of all transactions effected.

     The primary strengths of the UEPS are its affordability, security and flexibility. The system is affordable because the computer chips on the smart cards contain all the software necessary to process UEPS transactions, thereby allowing the POS devices required to conduct these transactions to contain far fewer components and less circuitry than traditional POS devices. There is also a reduced need for processing power and on-board memory given that online communication is not necessary. This eliminates the need for an internal or external modem and its associated hardware, maintenance and call costs. As a result, the UEPS terminals are relatively inexpensive and do not require specialized technical expertise for installation. The UEPS also reduces or eliminates the need for national infrastructures, including electricity, telephone or data transmission. The UEPS is secure because the funds in each smart card are protected from illegal access through biometric fingerprint technology. In addition, every transaction is verified by the two smart cards involved in the transaction using state-of-the-art cryptographic systems in conjunction with protocols and techniques that we have developed. Finally, our UEPS is flexible because transactions are completed offline, eliminating virtually all restrictions where verified transactions can occur.

     We released the first version of our UEPS in 1991. It included software to operate each smart card as well as the main payment system. Later versions of our UEPS provided all of the functions necessary to issue and manage a smart card and terminal base as well as those needed to effect settlement between all of the operators and participants. Our UEPS is fully traceable and auditable. It can also provide advanced capabilities including loss tolerance and smart card-based interest distribution. Finally, our UEPS is scalable and capable of working in small applications including a hospital setting as well as large settings such as country-wide implementations.

     Security Protocol. Our security protocol was designed to prevent opportunistic fraud and enforce the correct transaction flow. The symmetric triple data encryption standard, or DES, is used extensively in association with a native random number generator that ensures that all transactions are performed by using a random session key pair. The DES encryption algorithm can be easily modified to use alternative symmetric or asymmetric encryption algorithms such as the Rivest, Shamir and Adleman or elliptic curves. Each message exchanged during a transaction names both transacting parties, includes unique information to guarantee freshness and depends explicitly on all the messages that occur before it.

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

  OUR UEPS PLATFORM

     The following diagram depicts how our UEPS platform is constructed.

                            (UEPS PLATFORM GRAPHIC)

                            (UEPS PLATFORM GRAPHIC)

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

     The UEPS we sell to clients is a platform with the potential to provide all of the products we develop which, when grouped together, form complete systems serving the specific needs of various business segments. Depending on the requirements of a particular customer, we assist the customer in the setup of its application which is tailored to provide only the products and services initially required, although the UEPS can later be updated to provide additional products. We outsource the manufacturing of the hardware components of our system, including smart cards, POS devices, ATMs, PCs and back-end mainframes. However, we have developed all of our application software modules so that they will run on different hardware platforms which allows us to be hardware-independent and to provide our customers with the latest and most economical hardware solutions.

     Scalability. Our UEPS can be implemented in different environments, from small closed systems to national implementations. In closed-system environments, the UEPS front-end equipment is personal computer-based and can therefore be implemented at relatively low cost. In these instances, we provide the back-end system on a transaction fee basis, thus limiting the overall set up cost. This approach can also be used whenever larger implementations are required but where the customer prefers to focus on marketing and selling its products rather than initially concentrating on operating the back-end system. The cost to entry can thus be greatly reduced as the operations can first become profitable before expending large amounts of capital. On the other hand, large governmental institutions, financial institutions or medical insurers typically prefer to maintain control over the entire payment system and therefore invest in a full system implementation. The time to launch these projects tends to be longer due to the time that is required to train the end-user to operate the system.

     Once a UEPS is installed on behalf of a customer, we believe that we are well-positioned to benefit from the scalability of the system as minimal changes are required to be made to the application base for the system to manage significantly greater numbers of users. We can therefore provide additional smart cards while leveraging the existing cost base in a market. In addition, we have a dedicated team of technicians and developers and an infrastructure capable of supporting a significant volume of customers and their transactions. As a result, we expect to benefit from economies of scale that pertain to increases in the number of products and services using the infrastructures we sell and/or implement.

  UEPS SMART CARD FUNCTIONALITY

     We have combined these technologies to create a smart card application that incorporates and controls the functionality that is normally found on banking host systems. Our technology reverses the traditional approach where the card acts as an access mechanism to a host-managed account. Instead, the smart card controls the account itself while the host system is relegated to backing up and creating an audit trail for the smart card base.

     As a result, our technology provides extensive and flexible functionality through a system that is practical, secure and auditable. The following list itemizes some of the unique and critical functions provided by our smart card technology.

     Identification, Authentication, Non-Repudiation and Affirmation of UEPS Transactions. Traditional payment systems provide customers with paper receipts that reflect transaction details. Customers normally keep these receipts to reconcile their monthly account statements. During reconciliation, customers can detect fraudulent transactions and errors by matching account entries against their paper receipts, which may lead to disputes, financial losses and the repudiation of transactions. Fraud committed by people taking advantage of the inherent security weaknesses of traditional payment systems increases the cost of managing transactions effected through these systems. As a result, financial institutions and other system participants must invest significant resources to minimize the risk associated with fraud and errors.

     A fundamental element of the UEPS is that all payment and money transfer transactions take place between two UEPS smart cards --the smart card to be debited and the smart card to be credited. During the transfer of value between the two smart cards, the transaction is written to a dedicated history file on each of the smart cards. These history files are subsequently used to ensure settlement either directly or through the activation of the UEPS multiple streams audit trail feature. Thus, smart card holders can
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reconcile their monthly accounts directly from the smart card's transaction history file. Also, each smart card authorizes all debit transactions through the presentation and verification of one of the card holder's biometric fingerprint templates that are stored in the smart card, and each UEPS transaction is signed by both smart cards. Taken together, these features of the UEPS help prevent the fraudulent creation, duplication or alteration of a transaction, as well as any potential repudiation of a transaction. As a result, the UEPS helps to minimize the costs associated with account management and inquiry resolution and helps ensure that customers do not incur losses from undetected errors, fraud or transaction mismanagement.

     Continuous Debit. People with limited economic means or unestablished credit histories may find it difficult to obtain access to public utility services such as telephone, fuel, water or electricity unless they purchase pre-paid units for these services. A pre-paid unit of service may be a liter of fuel, a kiloliter of water, ten minutes of electricity or a two minute local phone call, and may need to be used within a specified period of time before it expires. Pre-paying for services can deprive purchasers of flexibility to redeploy their funds to meet other financial needs.

     The continuous debit feature of the UEPS eliminates the need for customers to buy pre-paid units by allowing them to use their smart cards to pay for these services as and when they need and use them. All a customer needs to do is to insert his smart card into the utility equipment and the smart card will debit itself whenever a unit of service is used. The continuous debit feature provides significant financial flexibility to customers and can be tailored to be used in any "pay as you go" environment, including Internet access.

     Continuous debit transactions are typically a large number of small transactions that can quickly fill up the space on a smart card's transaction file. We eliminated this problem by designing the UEPS to minimize the file space that these transactions require by enabling subsequent transactions to replace and aggregate with earlier ones, thereby treating multiple transactions as one global transaction.

     Multiple and Restricted Wallets. Unbanked people who keep their cash at home risk the loss of their funds from misplacement, theft or disasters such as floods or fires, which can have a devastating impact on their financial lives. Keeping funds at home does not generate any interest income and cannot help demonstrate financial responsibility or provide collateral security for the extension of credit. Finally, keeping funds in cash can make it more difficult for people to segregate their funds for specific purposes, whereas having one or more bank accounts can facilitate budgeting for various categories of expenses.

     The multiple wallet feature allows card holders to use their smart cards to help manage their budgets. Up to 255 wallets can be configured and activated per card holder depending on the electrically erasable programmable read-only memory, or EEPROM, available on the particular smart card. Each of the wallets can be configured to meet the specific requirements of the card holder, and can be used for interest-generating savings, pre-paid utilities, medication management, credit, debit orders and for many other purposes. In addition, a wallet can be either protected or unprotected. Protected wallets require the biometric verification of the card holder to effect transactions. Unprotected wallets are normally used for low value transactions such as transportation for which speed of processing is critical.

     Since the audit trail of all transactions performed by the active wallets is stored on the smart card's history file, card holders can provide third parties with a comprehensive record of their transaction histories, which can help evidence payments, such as insurance premiums and demonstrate a regular income stream from wages or other sources. This audit trail can provide unbanked people the opportunity to obtain affordable services from formal financial service providers which might otherwise deny or limit services to them.

     Wallets can also be restricted. Restricted wallets allow transactions to be performed only at specific merchants. For example, if an employer desire to subsidize an employee's transportation costs, a wallet can be configured that permits the holder to spend the value loaded into that wallet only at specified transportation points. Restricted wallets can also be used by governments to prevent social welfare grant recipients from using payment for particular goods or services.

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     Offline Loading.  The use of payment systems that depend on online authorizations is difficult to implement in developing economies and countries that do not have advanced or reliable telecommunication infrastructures. Online systems include magnetic stripe-based solutions that are widely used in first world economies and require that all transactions, including retail sales, the dispensing of cash, the loading of value to smart cards and the authorization of credit transactions, be performed only at self-service terminals, or SSTs, ATMs or POS devices that operate online. Thus, online systems cannot be used to provide financial or banking services to the millions of people, such as those in developing countries, that live in geographical areas that have little or no infrastructure. Most smart card systems therefore, such as EMV, also operate online. We believe that this reliance on online communication has limited the exploitation of smart card technology, has resulted in high system implementation and operational costs and has not addressed many of the needs of the world's unbanked population.

     Our offline loading feature has been designed to solve these problems associated with reliance on limited infrastructures and allows value to be distributed through existing infrastructures such as the postal service, fixed line telephones, cellular phones, verbal communication and newspapers. Our solution is a unique ten-digit signature code that the UEPS back-end system generates to enable specific amounts to be loaded to specific smart cards. When a ten-digit signature code is presented at any offline POS device to the smart card for which it was created, the code will, after validation, allow the smart card to credit one or a number of its internal wallets in the appropriate amount.

     The offline loading function can be used to transfer funds remotely for payments such as wages, pensions, welfare grants, refunds and third party transfers. When a number of ten-digit signature codes are created for a specific smart card, each ten-digit signature code can then only be applied to that smart card once. Ten-digit signature codes can be presented to a smart card in a different order from the one in which the codes were created but can be effected only by that particular smart card.

     Biometric Identification. The magnetic stripe credit and debit card systems available today use a written signature or a PIN in an effort to verify the customer's identity and minimize the repudiation of transactions. However, PINs can be compromised, magnetic stripes can be cloned and if a card is stolen together with its PIN number, the card can be used to transact until it is reported stolen or its offline limits are reached. The PIN and card can also be used to gain access to back-end account information to defraud further the genuine card holder. Therefore, positive offline card holder verification is critical to ensure that a payment system does not effect fraudulent transactions. At the same time, the system must ensure that the genuine card holder's transactions are not rejected.

     As an alternative form of customer identification, the UEPS supports biometrics in the form of fingerprint recognition. Biometric scanners are used to record a customer's fingerprint images. The fingerprint templates that result are stored in the holder's smart card and used for identification whenever the smart card is used.

     Before a smart card is issued, the following fingerprint recordation process occurs:

     - All ten fingers are captured, with three fingerprint images captured per finger.

     - The three fingerprint images for each finger are consolidated and filtered to create the best image for that finger. This results in ten-high quality fingerprint images.

     - The ten fingerprint images are scored and the four highest scoring images are used to generate fingerprint templates. A fingerprint template is a unique geometric representation of one fingerprint.

     - The card holder is verified against these four templates using the highest fingerprint matching threshold to ensure the best recordation process. This process assists to eliminate the false rejection of genuine card holders due to initial bad fingerprint template recordation.

     - The four fingerprint templates are signed by an "issuing UEPS smart card" and stored on the card holder's smart card.

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     When a transaction is performed, the card holder's fingerprints are verified against those stored on the smart card. The verification process occurs in a secure session between the smart card and the fingerprint scanner. During the verification phase, a moderate matching threshold is used to compensate for the changes in the card holder's fingerprint conditions.

     Our biometric identification feature is designed to protect our card holders against fraud, helps eliminate transaction repudiation and reduces the complexity associated with hot card management systems and hot line centers, as well as the cost of the systems that are utilized to deal with stolen and lost cards.

     Automatic Credit. The distribution of social welfare benefits, unemployment insurance, food parcels or vouchers and medical supplies is personnel intensive. Furthermore, beneficiaries must present themselves regularly at designated distribution locations in order to receive their benefits. These requirements create a number of operational and logistical problems, which increase the direct or indirect costs for system owners, operators and members, including:

     - The costs of transporting beneficiaries and payment personnel to and from distribution points;

     - The time beneficiaries must spend waiting in line at distribution points rather than working or engaging in other activities;

     - The need to provide adequate staff, water, toilets, medical emergency services, shelters and security at distribution points;

     - The need to provide personnel to deal with beneficiary communications and inquiries; and

     - The need to create itineraries and schedules for payment delivery personnel, as well as to establish distribution centers and purchase vehicles to travel to distribution points.

     Thus, governments incur significant costs in distributing social welfare payments at fixed or movable locations, and banking institutions must spend large sums to provide branches and ATMs where their customers can obtain cash. Many of these costs cannot be passed onto the client. We have developed the capacity in the UEPS to facilitate the distribution of cash at retail merchants in a manner that eliminates or reduces the need for social welfare beneficiaries and customers to travel to a specific ATM location, reduces merchants' costs of depositing excess cash and that enables banks to reduce their costs associated with providing, maintaining and servicing brick and mortar infrastructures.

     We developed our automatic credit feature to allow our smart card holders to receive regular, fixed amount payments at POS devices that may not have the capability to perform online functions. The participants in an automatic credit transaction are the automatic credit initiator, the smart card holder and the merchant. The automatic credit initiator is the issuer which creates an automatic credit instruction for a particular wallet of a specific card holder. The smart card holder is the beneficiary of the automatic credit instruction which has been approved by the initiator. The merchant is any retailer which participates in the UEPS system and has a POS device for a card holder to activate automatic credit instructions.

     Card holders go to designated points to register for an automatic credit instruction. While at the POS device, the credit initiator submits an application for an automatic credit instruction to the back-end system. The application can occur offline or online. Once the back-end system has validated the beneficiary's information, it creates an automatic credit instruction signature which is sent back to the POS device and is then recorded on the smart card. On the day that the card holder is due to receive a payment, the card holder inserts his smart card into any POS device. In the event that the automatic credit instruction is due and valid, the smart card of the card holder is automatically loaded.

     Interest on Card. Unbanked people transact mainly with cash. One of the most fundamental disadvantages of cash is that it cannot generate interest income for the holder and that its value depreciates with inflation. The UEPS was designed, in essence, to be an alternative to a formal banking account that allows a smart card holder to earn interest on the value contained in his various wallets. The ability to earn interest provides an incentive for people to maintain balances on their smart cards rather

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than convert the full balances to cash or to unload them to a traditional banking account where they would not earn any interest.

     There are numerous possible types of interest calculations, including simple, compound, continuous, minimum balance, average balance, daily and monthly interest. The UEPS uses the compound interest methodology, calculated daily on the previous day's closing balance. In order to calculate interest correctly, the client smart card requires a host date certificate, or HDC. This date originates from the back-end system, and is updated on the merchant smart card when it settles its transactions. The merchant smart card in turn passes the HDC to the card holder's smart card, which enables the client smart card to calculate the interest for any wallet that bears interest. The system is designed to ensure that the client smart card only calculates the interest using the latest HDC, and not any date given to it from an unsettled or inactive merchant smart card. Once interest is added to an interest-bearing wallet, a notification record is written to the card holder's smart card history file and forwarded to the merchant smart card for settlement. This record informs the back-end system of the interest amount credited.

     UEPS Morphing. The UEPS is proprietary. It is designed for a specific market that requires specific features and as such is not compliant or compatible with other smart card systems. If it were compatible with other systems, the usefulness of the UEPS would be as limited as these other systems and could not provide a solution for the unbanked populations of the world. However, we have designed the UEPS in such a way so that it can inter-operate with other standard payment systems such as EMV, one of the more widely-used standards in the banking sector. In the future, smart card holders may wish to use their smart cards in environments that are currently enabled for other smart card-based payment systems. The UEPS morphing feature allows our smart cards to transact at EMV POS devices as if our smart cards were in fact EMV smart cards. Our card holders can thus transact at EMV POS devices but the functionality provided at these POS devices is limited to that offered by the EMV system. Our smart cards, when required, can morph into the standards supported by the POS devices thus minimizing the cost of deploying another POS infrastructure.

     Our UEPS morphing feature is not merely a collection of multiple applications grouped together into a single smart card. This feature also enables inter-operability between these applications. The EMV standard is mainly an online application that requires offline card authentication, online host authorization and online card issuer authentication. The EMV payment application is invoked by the POS device using the application selection methodology. The UEPS smart card can recognize the type of environment in which it is used through the command structure passed to it from the ATM, SST, POS device or any other smart card reader conducting the transaction. Once the smart card has sensed the system in use, it immediately morphs this application and behaves as such for the duration of the transaction. The morphing feature is not limited to EMV, but can also be used with CEPS, Visa Horizon and Mondex, among other systems. It places the UEPS card holder in a unique position to possess a single smart card, and use it at any POS device, ATM or SST of his choice, without having to have different smart cards for every payment application.

     Automatic Debit. Currently, payees experience various administrative problems and other challenges in collecting payments due to them through the formal banking system for insurance premiums, micro-loan payments and governmental statutory deductions for items such as unemployment insurance. In addition, collectors suffer payment losses as a result of insufficient funds, closed accounts, or charge back transactions, and may incur significant personnel costs for employees to attempt to collect from non-payors. Payees may find that their accounts are incorrectly debited, unauthorized debits are made or they pay high fees for debit orders which are not processed.

     For unbanked people, their problems are often even greater since their only means of payment is cash. To pay a premium, they have to present themselves at the office of the financial service provider and pay their premium in cash. These offices are typically in urban areas and therefore unbanked people have to pay for transportation in order to make their monthly payments. Carrying substantial amounts of cash over long distances involves risks of theft and loss.

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     We created the automatic debit feature to allow a smart card to reduce the balance in any of its active wallets on a specific date and for a predetermined amount. This function can take place in an offline environment at any POS device. The automatic debit feature reduces the risks associated with collection of insurance premiums and other regularly scheduled payments by ensuring that any funds loaded to the smart card are first used to service the automatic debit before being transferred for the card holder's general use.

     The participants in an automatic debit transaction are the automatic debit initiator, the merchant and the smart card holder. The automatic debit initiator is the issuer which will create an automatic debit instruction for a particular wallet of a specific smart card holder. The merchant is any retailer which is a participant in the system and has a POS device for a card holder to activate automatic debit instructions. The card holder is the person who must pay the premium or other payment.

     Card holders register for automatic debit instruction at the offices of the automatic debit initiator. While at the POS device, they submit an application for an automatic debit instruction to the back-end system. This can occur offline or online. Once the back-end system has validated the beneficiary's information, it creates an automatic debit instruction signature which is sent back to the POS device and is then recorded on the smart card. On the day that the card holder is due to pay a premium or other payment, the card holder inserts his smart card into any POS device. In the event that the automatic debit instruction is due, the smart card of the card holder is automatically debited.

     Multiple Streams Audit Trails for Offline UEPS Transactions. The UEPS, as an offline system, must ensure that all transactions effected offline are settled, at some point in time, by the back-end system. Settlement is critical to guarantee that no funds can be lost by card holders even when a POS device, its paper audit trail or its merchant smart card is lost, stolen or destroyed. Importantly, smart card transactions, including automatic credits, automatic debits, interest accruals, agent transfers, cash downloads and purchases, all have a financial effect on individual smart card balances and must therefore be settled in order to preserve system integrity. The UEPS multiple streams audit trail functionality is designed to ensure that the replacement smart card contains the correct amount of funds when a lost, stolen or defective card is replaced.

     The UEPS provides the ability to activate multiple streams audit trails through POS device profile downloading. Multiple streams audit trails are distributed through the active smart card base and are completely transparent to all card holders. Multiple streams audit trails can only be implemented on smart cards which have an adequate amount of EEPROM memory as the size of the transaction file created on smart cards will at least double. The multiple streams audit trails functionality is especially useful in environments where either the POS device is offline or may be damaged or destroyed due to the harsh environmental conditions in which it operates or where there is a perceived risk that the POS device may be stolen.

     When a client smart card is inserted into any POS device to perform one or more transactions, including a sale, load, unload, automatic credit, automatic debit or interest accrual transaction, the current transaction is written to both the client and the merchant smart cards. The previous transaction performed by the client smart card at another POS device is also written to the currently transacting merchant smart card transaction file as a "piggy back record." The previous transaction or transaction group written to the merchant smart card from another client is also written to the client smart card of the currently transacting client.

     This process ensures that each transaction or transaction group effected on a client smart card is distributed directly to a second merchant smart card and indirectly to a third merchant smart card. The third transfer occurs by writing the transaction or transaction group to another client smart card which in turn transfers the same to a different merchant smart card. The number of different audit trails streams can be selected through the POS device or merchant profiles.

     Upon settlement of the merchant smart card, the transactions which were performed at other merchants will therefore also be settled. Each merchant smart card becomes the carrier for transactions

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that have occurred at other merchants. All client smart cards become the multiple streams that facilitate the movement of transaction data among unrelated merchant smart cards. This process occurs in an offline environment.

     In the event of the loss or destruction of any POS device or its associated merchant smart card or paper audit trail, all transactions that have been "piggy backed" can be recovered through the settlement of other merchant smart cards. The speed at which these transactions can be recovered will depend on how frequently the client smart cards that are used to "piggy back" transactions have transacted at other UEPS merchants. The multiple streams audit trails functionality provides complete and independent audit trails that help prevent fraud by single or colluding parties.

     Transparent and Automatic Recovery for Offline UEPS Transactions. The UEPS, as an offline system, must ensure that all transactions effected offline complete successfully or that, in the event of a failure, the transaction in progress can be restarted without any loss being incurred by either the client or merchant concerned. Failure of the POS device or the premature removal of either of the smart cards involved during a transaction may lead to the client smart card being debited without the corresponding credit being reflected on the merchant smart card. Although the premature removal of either of the smart cards can be prevented by introducing motorized smart card readers, the cost involved is prohibitive and the solution does not address other possible failures due to POS device hardware problems or power failures, which are common in areas with unreliable power infrastructures.

     The UEPS is designed to recover failed transactions through its transparent and automatic recovery feature. This feature is activated during the session key establishment phase that occurs whenever two smart cards transact. During the session key establishment phase, each smart card generates an eight-byte natural random number and triple-DES encrypts it with its generic UEPS key pair. These two encrypted blocks are then exchanged by the two smart cards, and once decrypted, used by each smart card to generate a random DES key pair. This new key pair is used to exchange further information between the smart cards until the transaction is completed.

     During the next phase, each smart card passes to the other its smart card unique serial number and its current transaction counter. At this stage, the client smart card is now able to determine if the last transaction written to its transaction file was indeed also effected on the merchant smart card. If not, the client smart card simply unrolls its last transaction thus restoring the correct data image as it was prior to the transaction. This feature can also be used whenever a POS device is disabled for whatever reason. In this instance, the two smart cards can simply be inserted into any other working POS device and the two smart cards will automatically re-synchronize themselves. Further transaction processing can then resume normally. As a result of this feature, transactions such as transaction cancellation and reversals can be performed offline in a secure manner.

MECHANICS OF LOADING, SPENDING AND SETTLEMENT

     The following describes how card holders can load value onto their smart cards and spend the value they receive. It also describes how merchants settle transactions with our back-end system.

     Loading. All card holders that receive social welfare grants or whose employers participate in our system can load their smart cards at any POS device located in merchant stores. Card holders can load their smart cards in several different ways. If the card holder's electronic value was created through the ten-digit signature code, then the card holder has three options. He can effect an online auto load, in which case the POS device connects in real time to the back-end system, which then forwards any available ten-digit signature codes present in the account of the card holder. These codes will be loaded to the smart card automatically. If the communications network is erratic or unreliable, ten-digit signature codes can be downloaded to the POS device of a nearby participating merchant where and when the network is operational. The card holder can then perform an offline auto load whereby any ten-digit signature codes present in the POS device will be loaded to his smart card. If a network connection is not available, the card holder can key in his ten-digit signature code and amount to be loaded. In all scenarios the smart card will be credited only if the ten-digit signature code is decrypted successfully by the smart
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card. If the card holder's smart card is initialized with one or a number of automatic credit instructions, the smart card will credit itself as we describe under "Automatic Credit feature."

     Spending. Once value has been loaded to a smart card, card holders may purchase goods or services, make cash withdrawals, initiate money transfers, request automatic loans, effect third party payments and invoke automatic credits and debit orders, all offline at any participating merchant store. To perform a transaction, the card holder inserts his smart card into the top smart card reader of the POS device and selects the appropriate function. Biometric fingerprint identification is required for most functions to protect card holders against the unintended or fraudulent usage of their funds. A printed receipt displays the details of the transaction performed and includes other system audit trail information.

     Settlement. As spending on a UEPS smart card occurs offline, the settlement of the merchant transactions with the back-end system needs to take place within the two day "window settlement" period provided for in the contract, or as and when the merchant smart card becomes full. Settlement can be performed online or offline. Merchants who have access to a network infrastructure can use the settlement option on their POS devices to connect to the back-end system and settle their merchant smart cards online. During the settlement process, merchants choose whether to have the funds settled deposited to a traditional bank account or transferred to a client smart card.

     Once the merchant selects the settlement option, the transactions are stripped off the merchant smart card, and the accumulated transaction values, less the transaction fees which the merchant is contractually required to pay to us, are paid to the merchant. Payment occurs either through the country's traditional banking clearing system, by check or is credited to the merchant's client smart card for immediate or future use. The last option is extremely beneficial for rural merchants who purchase their goods from larger wholesalers. Their funds are, upon settlement, immediately available. Therefore, they can purchase goods using their client smart card and/or withdraw cash at other participating merchants. Merchants who do not have access to a network infrastructure can insert their merchant smart card into any POS device that has online connectivity and perform the settlement process. Many merchants can share any POS device.

     If a merchant does not have access to a communication network, the merchant can use our "milking" function with a "milking" smart card. This smart card has greater functionality than a regular smart card and therefore requires a large memory chip for storing multiple transactions, 'hot card' files, a freshness certificate, and any other variables, including fees and/or interest rates that need to be updated on merchant smart cards which operate in deep rural areas. The milking smart card is inserted in the bottom smart card reader of a POS device and the merchant inserts the merchant smart cards to be 'milked' into the top smart card reader. During this settlement process, the transactions are stripped from the transaction history file of the merchant smart card and at the same time, the new hot card file, freshness certificate, fee structure, interest rates and any other parameter that requires modification are updated. The milking smart card is then physically handed over to the central office in order to update the back-end system. At the time of settlement, all transactions are stripped from the merchant smart card, aggregated and paid into the nominated bank account of the merchant. Merchants can select their client smart card as their nominated account, in which case the amount to be paid is added to the merchant's client smart card.

     We have designed and developed a dual functionality smart card called the Net1 Combi-Card for use in rural environments and for very small merchant stores or hawkers. Hawkers are typically small merchants that sell food or merchandise from a stand on the side of road or on a pavement. This smart card is initialized with both merchant and client functionality. While trading, the merchant section of the smart card is used for transaction storage which once settled will allow the merchant to use the same smart card to perform purchases or any other financial function.

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OUR PRODUCTS

     The following table summarizes each of our smart card to smart card, or S2S, products, including

     -  the market introduction date;

     -  the key features of the product;

     -  the features of our UEPS technology which each product uses;

     - the types of fees we charge or currently plan to charge for the product; and

     -  the target markets for the product:

-------------------------------------------------------------------------------------------------------------------------------
                              YEAR OF
                               MARKET
         PRODUCT            INTRODUCTION            FEATURES                  TYPES OF FEES                TARGET MARKETS
-------------------------------------------------------------------------------------------------------------------------------
 S2S PENSION AND WELFARE     - 2000-2004   - Ten-Digit Signature        - Loading Fee per            - Government
                                           Codes -- Offline and         Beneficiary                  - Social Welfare Grant
                                           Online Loading               - Sales of Smartcards        Beneficiaries
                                           - Automatic Credit           - Registration and
                                           - Multiple Audit Trail       Enrollment
                                           - Mutual Authentication
                                           - Transparent and
                                           Automatic Recovery
                                           - Biometric Identification
-------------------------------------------------------------------------------------------------------------------------------

 S2S WAGE PAYMENT            - 2005        - Ten-Digit Signature        - Wage Loading Fee per       - Employers
                                             Codes -- Offline and         Employee per Month         - Employees
                                             Online Loading             - Equipment Sales per
                                           - Multiple Wallets           Payroll Clerk plus POS
                                           - Restricted Wallets         Terminals for the Payment
                                           - Multiple Audit Trails      of Wages in the Field or
                                           - Mutual Authentication      Factory
                                           - Transparent and            - Sales of Smartcards
                                           Automatic Recovery           - Mass Registration and
                                           - Biometric Identification     Enrollment per Employee
                                           - Interest Calculations        if Performed by us
                                                                        - Monthly Smart Card
                                                                          Account Fee per Employee
                                                                          per Month
-------------------------------------------------------------------------------------------------------------------------------

 S2S MEDICAL MANAGEMENT,     - 2005        - Multiple Wallets           - Technology Processing      - Non-Governmental
  PATIENT MONITORING AND                   - Restricted Wallets         Fee per Smart Card per        Organizations
DISTRIBUTION                               - Multiple Audit Trails      Month (Volume Based)         - Government Paid
                                           - Mutual Authentication      - UEPS Software Fee            Contractors
                                           - Transparent and              (Volume Based)             - Governments
                                           Automatic Recovery           - Database Capturing
                                           - Biometric Identification   Module per Patient
                                                                        - Patient License Fee per
                                                                          Hospital/Clinic/Health
                                                                          Care Facility
                                                                        - Equipment Sales for
                                                                          Hospital/Clinic and
                                                                          Health Care Facility
                                                                        - Sales of Smartcards
-------------------------------------------------------------------------------------------------------------------------------

 S2S RETAIL AND WHOLESALE    - 2004        - Ten-Digit Signature        - Merchant Transaction Fee   - Retailers
                                           Codes -- Offline and         - Cash Withdrawal Fee from   - Wholesale Retailers
                                           Online Loading               UEPS Card Holders            - UEPS Client Card Holders
                                           - Automatic Credit           Excluding Social Grant
                                           - Multiple Wallets           Recipients
                                           - Restricted Wallets         - Hardware Equipment Sales
                                           - Multiple Audit Trails      or Rentals
                                           - Mutual Authentication      - Smart Card Sales
                                           - Transparent and            - Installation & Training
                                           Automatic Recovery           Fee
                                           - Biometric Identification   - Reports and Banking Fees
                                           - Interest Calculations      - Monthly Card Account Fee
                                           - Settlement -- Offline      per Retailer per Month
                                           and Online
-------------------------------------------------------------------------------------------------------------------------------

 S2S INSURANCE SYSTEM        - 2004        - Multiple Audit Trails      - Insurance Merchant         - Insurance Underwriter/
                                           - Mutual Authentication      Transaction Fee              Broker (External Insurance
                                           - Transparent and            - Debit Order Collection     Merchants)
                                           Automatic Recovery           Fee
                                           - Biometric Identification   - Hardware Equipment Sales
                                           - Settlement -- Offline      or Rentals
                                           and Online                   - Smartcard Sales
                                                                        - Installation and
                                                                        Training Fee
                                                                        - Reports and Banking Fees
-------------------------------------------------------------------------------------------------------------------------------

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     The following describes in more detail how our S2S products work and the benefits of each product.

  S2S PENSION AND WELFARE

     S2S Pension and Welfare provides a secure and affordable transacting channel between social welfare grant beneficiaries, governmental agencies and formal businesses. Through this product, we distribute social welfare benefits to the unbanked and under-banked populations, and allow the recipients of these benefits to transact with formal businesses.

     How it works. We enroll social welfare grant beneficiaries by issuing them a UEPS smart card that digitally stores their biometric fingerprint templates on the smart card, enabling them to access their social welfare grants securely at any time or place. The smart card, with its pre-printed and unique serial number, or USN, is issued to the beneficiary on site. Optical fingerprint sensor technology identifies and verifies beneficiaries. The fingerprint reader is programmed to create a random cryptographic session between itself and an inserted smart card, thereby limiting the possibility of fraudulent storage and replay of digital templates.

     The smart card provides the holder with access to all of the UEPS functionality, which includes the ability to have the smart card funded with wage, pension or welfare payments, make retail purchases, enjoy the convenience of pre-paid facilities and qualify for a range of affordable financial services, including insurance and short-term loans. The smart card also offers the card holder the ability to make debit order payments to a variety of third parties, including utility companies, schools and retail merchants, with which the holder maintains an account. The card holder can also use the smart card as a savings account. Depending on a country's specific requirements, holders load their smart card using one of two methods -- ten-digit signature code creation or automatic credit. We describe both of these methods under "Our
Technology -- UEPS Smart Card Functionality -- Offline Loading" and
"-- Automatic Credit."

     When the ten-digit signature code method is used, the government agency submits to us a simple payroll file containing the beneficiary's identity number and the value of the grant. We then process this file and, using the identification number of each beneficiary, create a ten-digit signature code. The ten-digit signature code can only be loaded on to the smart card for which it was created. These ten-digit signature codes can be distributed to the memory of POS devices or other compatible devices, including fixed or mobile ATM dispensers or remote personal computers, by accessing a communication network such as satellite, X.25, TCP/IP or GPRS-GSM. Thereafter, the beneficiary can load the smart card offline. If a GPRS--GSM communication network is available, the beneficiary can load the smart card online.

     The beneficiary simply inserts a smart card into the POS device and is prompted to present his fingerprint. If the fingerprint matches the one stored on the smart card, the smart card is loaded with the ten-digit signature code created for that particular smart card. The POS device then prints a receipt that outlines the amount of the grant paid to the beneficiary.

     The automatic credit feature allows a smart card holder to receive regular, fixed-amount payments such as welfare grants or other benefits, food parcels, meal vouchers and/or medical supplies at POS devices that operate offline. Automatic credit instructions are recorded on the smart card at the time they are granted by the issuer. Each automatic credit instruction recorded embodies a number of parameters such as the amount and the wallet to be credited, the frequency at which the credit should occur and the commencement and expiration date of the instruction.

     When the beneficiary inserts a smart card into a POS device or any other compatible device, the automatic credit feature will be automatically invoked. During this process, each automatic credit instruction previously recorded on the smart card will be reviewed. If all related parameters such as timing, commencement and expiration date are all correct the smart card is credited with the funds due. When this happens, the transaction is recorded immediately on the merchant smart card present in the POS device at the time that the beneficiary's smart card is credited. Since the electronic funds have been created offline, automatic credit transactions must be forwarded to the back-end system through a merchant settlement or through our multiple audit trail facility. We are able to claim the actual funds

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loaded to beneficiaries' smart cards from the government agency at the end of each business day because the back-end system is informed of all of the electronic values created.

     Benefits. Our S2S Pension and Welfare system provides numerous benefits to government agencies and beneficiaries. The system offers provincial governments a reliable service at a reasonable price. For beneficiaries, our smart card offers convenience, security, affordability and flexibility. They can avoid long waiting lines at payment locations and do not have to get to payment locations on scheduled payment dates to receive cash. They do not lose money if they lose their smart cards, since a lost smart card is replaceable and the biometric fingerprint identification technology helps prevent fraud. Their personal security risks are reduced since they do not have to safeguard their cash. Beneficiaries have access to affordable financial services, can save and earn interest on their smart cards and can perform money transfers to friends and relatives living in other provinces. Finally, beneficiaries pay no transaction charges to load their smart cards, perform balance inquiries, make purchases or downloads or effect monthly debit orders. For us, the system allows us to reduce our operating costs by reducing the amount of cash we have to transport.

  S2S WAGE PAYMENT

     S2S Wage Payment allows an employer to pay employee wages electronically, either online or offline, by transferring the precise amount of the wage payment directly onto a smart card, thus eliminating the need for the employer to store and handle cash at the workplace. We originally designed this product for unbanked and under-banked workforces and their employers. However, employers of employees who often have bank accounts have expressed interest in this product as well, which we attribute to its affordability, convenience and security.

     How it works. Employees of participating employers receive smart cards which we issue to them. We download a ten-digit signature code for each employee wage payment to a POS device, and the employer takes the POS device to the pay site on payday. The employee inserts his smart card into the POS device which then searches for any ten-digit signature codes created for that particular smart card. Once the POS device locates and decrypts the ten-digit signature code, it immediately loads the smart card with the wage payment. The POS device prints a receipt which acts as a pay stub by including the amount of the wage paid and any deductions made. The receipt also indicates the balance of the "savings" wallet, if available. The process takes up to six seconds from insertion of the smart card to completion of printing. Personal identification through finger print authentication is not necessary to perform a load as the ten-digit signature code is uniquely linked to the USN number of the employee's smart card.

     Benefits. S2S Wage Payment provides numerous benefits to employers and to employees. For employers, the system helps to increase productivity in the work environment and reduce administration and labor costs associated with the management, transportation, delivery and general handling of cash. Electronic payment requires less time than manual distribution of cash pay packets, thereby reducing the amount of employee downtime. Employers in rural and semi-rural areas no longer need to incur the inconvenience and expense of transporting their employees to urban areas to enable them to receive their wages from ATMs nor to have to advance funds whenever these ATMs run out of cash. In addition, the system is configurable for each employer so that the database can be split up into departmental or company sub-databases, if required.

     Further, employers of unbanked and under-banked employees are frequently put into a position of having to provide savings, loans, burial insurance and other financial services to their workers. With S2S wage payment, the employee can opt to have a portion of his wage loaded directly to a separate savings wallet on the smart card. Interest is calculated on the current daily balance and paid monthly to the card holder. The card holder can also qualify for an affordable loan, provided by us or another participating service provider, which is loaded onto his smart card. The smart card informs the back-end system of the monthly loan repayment which is applied against the wage after loading the amount due to the smart card. Finally, instead of the employer having to negotiate the most cost effective burial insurance for his employees, he can take advantage of the insurance we negotiate with selected insurance companies on

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behalf of many employers. The issuance of the insurance policy is recorded in the chip of the smart card. For employees, S2S wage payment offers all of the benefits described above under "S2S Pension and Welfare." Additional benefits include fees for cash withdrawal that are typically lower than bank charges for the same transaction.

  S2S MEDICAL MANAGEMENT

     Our S2S Medical Management product applies the UEPS technology in a non-financial environment to facilitate the management, distribution and control of the anti-retroviral, or ARV, drugs used to combat HIV/AIDS. The system is designed to operate in the deepest rural areas where no meaningful infrastructure exists. It is also designed to form a basis for the implementation of other drug distribution programs.

     Governments and charitable organizations face many challenges in the distribution and control of ARV drugs. Patients who do not strictly adhere to the required drug regimen for the rest of their lives face the risk of drug resistance, which can lead to death. The toxicity of ARV drugs requires effective patient monitoring. Data needs to be collected to evaluate the effectiveness of drugs available for treatment.

     How it works. We issue smart cards to participating hospitals, dispensaries and doctors and to their AIDS/HIV patients. The smart cards use biometric fingerprint identification technology and act as portable electronic medical record books that allow patients to be serviced anywhere without relying on centralized systems and communications networks. The smart cards carry all patient-related information, including personal details, drug regimens, prescriptions, visitation history, doctor's details, dispensary information and other data. This data allows us to populate and update databases that track each patient's progress, each doctor's performance, each and every prescription dispensed and each dispensary's drug inventory levels. The system monitors patient activities, and is designed to ensure the integrity of data, reduce fraud, manage drug inventories and, control drug delivery, ensure patient anonymity and privacy, and distribute payment for goods and services. Each day, all registration information, changes to patient information, and information regarding drug dispensation is encrypted and communicated to our back-end system for batch processing. Once validated, this information is forwarded directly to a confidential server managed by the government and/or funding organizations.

     Benefits. S2S Medical Management offers many benefits to government organizations, medical professionals and health care workers, and patients. For government organizations, the system helps save money by improving the efficiency of ARV drug distribution and by reducing the potential for fraud and falsification of data. For medical professionals and health care workers, the system facilitates the real time but offline registration of patients and the storage of crucial patient information, such as the patient's last visit date, changes in information such as height and weight and the most recent prescription. For patients, the portability of the electronic medical record allows them to be treated anywhere, without relying on centralized systems and communications networks. The system, which is provided free of charge to the patient, is designed to ensure patient privacy. Finally, our technology preserves the patient's information, even if the smart card is lost.

  S2S RETAIL AND WHOLESALE

     Our S2S Retail and Wholesale product enables retailers, wholesalers and financial service providers to effect commercial transactions with one another and with unbanked and under-banked customers. Many merchants who service the unbanked and under-banked operate in underdeveloped areas where traditional financial institutions and their products are unavailable or limited due to the lack of communication infrastructures. In addition, these merchants do not meet the selection criteria imposed by financial service providers, including banks and credit card companies, either for financial reasons or because they cannot meet or adhere to the rules and regulations these formal institutions demand. The system permits participants, which include merchants, wholesalers and financial service providers to effect payments for goods and services, and to dispense cash from one smart card to another in a secure offline manner. The system is designed to eliminate unauthorized use by ensuring that all transactions are biometrically

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approved by the card holders. The system guarantees integrity by providing an audit trail for each transaction that is stored on both the customer and merchant smart cards.

     How it works. The participants in this system are merchants whom we enroll and consumers who are smart card holders. When we enroll a merchant, we issue a smart card to the merchant that contains its profile as well as the store's merchant reference number and install an appropriate POS device that takes into account the type of power and communications infrastructure available at the merchant's location. The POS device is either battery-operated or uses a municipal power supply. All our POS devices can use GSM/GPRS, TCP/IP, X.25 or satellite networks to perform loading and settlement functions. The smart card is inserted in the bottom smart card reader of the POS device to perform on-line transactions with customers. We sign a contract with each merchant that is tailored to the needs of each merchant, reflecting the number of stores to be serviced and the specific hardware we agree to install. We provide each merchant with installation, system implementation and training. We also provide merchants with our marketing material for display at their locations so that their customers know that the merchant offers our services. The transactions stored on merchant smart cards cannot be overwritten until they have been settled by using our offline "milking" facility or connecting online to the back-end system.

     Benefits. S2S Retail and Wholesale provides numerous benefits to merchants and to customers. A growing smart card base offers merchants a larger number of customers who can shop in their stores. The system also provides them with the opportunity to realize new income streams from the fees they collect by providing at their locations our broad range of financial services and products, including cash downloads, money transfers, loans and burial insurance. Finally, their security risks and expenses associated with handling cash can be significantly reduced, including banking charges and communications costs. The benefits of the system for customers are a combination of the ones we describe above under "S2S Pension and Welfare" and "S2S Wage Payment."

  S2S INSURANCE

     Our S2S Insurance intermediary product enables unbanked and under-banked consumers to obtain affordable and reliable burial insurance policies. In South Africa, cultural reasons make burial insurance important to many people. Our system enables insurance companies to access this customer base. The insurance industry is subject to various laws and regulations which are designed to protect policyholders and our system ensures compliance with these laws and regulations by utilizing the key features of the UEPS technology.

     How it works. In order to participate in the system, card holders and insurance brokers must be enrolled in our system. The broker enrollment procedure is similar to the procedure we use for merchants. The insurance broker's merchant smart card is created centrally and loaded with the broker's burial insurance product options. Individual brokers receive smart cards which digitally store their biometric fingerprint templates on the smart card. After completion of the enrollment process, we issue an insurance merchant smart card to the insurance broker. We provide the insurance broker with installation, implementation and training.

     When an applicant applies for an insurance policy, the insurance broker explains relevant information, including the different policy options, waiting options and the 30-day "cooling off" period. The 30-day "cooling off" period allows the policy holder who has decided to buy a policy issued by another insurance company to change is mind and to keep the original policy instead. The system informs all parties involved, including the brokers for the previous insurer and the new insurer that the client is in a 30-day cooling off period. This makes the insurance broker of the previous insurer aware of the client's intention, and allows the insurance broker to contact the client in an effort to keep the client.

     When a broker sells a policy to a client, the first check performed by the smart card is to ascertain if the client has already signed up for a similar product, which may be accomplished offline. If not, the client accepts the new policy by presenting his fingerprint for verification by the smart card. The broker also presents his fingerprint to prove that he sold the policy and thereby allow him to receive his sales commission. The system then writes the policy number and details, including the amount of the premium,
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

to the card holder's smart card. This reduces the risk of future disputes regarding the policy. When a insured individual dies, the beneficiary presents the identity document, the insured's smart card and death certificate, and the original policy document. This information is checked against the information stored on the smart card by simply inserting the deceased's smart card into a POS device and printing the data associated with burial policy information. If valid, the claim is paid out to the beneficiary immediately.

     Benefits. Our S2S Insurance intermediary product offers numerous benefits to insurance brokers and policyholders. For brokers, the system provides improved access to its potential client base, minimizes the risks associated with fraud through biometric fingerprint identification, facilitates legal compliance and provides a secure channel for collection of premiums. In addition, brokerage commissions can be managed through the system. The benefits for policyholders are generally the same as for customers as described above under "S2S Retail and Wholesale." In addition, because the system reduces premium collection risk to the insurance company, it provides consumers with access to more affordable insurance products of a higher quality than would otherwise be available.

SOURCES OF REVENUE

     We have structured our business and our business development efforts around four related but separate approaches to deploying our technology. In our most basic approach, we act as a supplier, selling our equipment, software, and related technology to a customer. As an example, in Malawi we sold a complete UEPS to the Central Bank, which owns and operates the resulting transaction settlement system. The revenue captured through this approach is reflected in our Hardware, software and related technology sales segment.

     We have found that we have greater revenue opportunities, however, by acting as service provider instead of a supplier. In this approach we own and operate the UEPS ourselves, charging one-time and ongoing fees for the use of the system either on a fixed or ad valorem basis. This is the case in South Africa, where we distribute welfare grants on behalf of the provincial governments and employers on a fixed basis, but charge a fee on an ad valorem basis for goods purchased using our smart card. The revenue associated with this approach is captured in our Smart card accounts, Transaction-based sales and Financial services segments.

     Because our smart cards are designed to enable the delivery of more advanced services and products, we are also willing to supply those services and products where the profit potential is compelling. For instance, we act as a lender today. This is an example of the third approach that we have taken. Here we can act as the principal in operating a business that can be better delivered through our UEPS. We can also act as an agent, for instance, in the provision of insurance policies. In both cases, the revenue and costs associated with this approach are captured in our Financial services segment.

     Finally, we are willing to enter into business partnerships or joint ventures to introduce our solution to new markets. Here we take an equity position in the business while acting as a supplier of technology. In evaluating these types of opportunities, we intend to maintain a highly disciplined approach, carefully selecting partners, participating closely in the development of the business plan and remaining actively engaged in the management of the new business. In most instances, the joint venture or partnership will own the UEPS, including the back-end system. We plan to account for our equity investments using the equity method.

     We believe that this flexible approach enables us to drive adoption of our solution while capturing the value created by the implementation of our technology.

SALES AND MARKETING

     Our marketing and sales strategy continues to evolve as we gain more and more market penetration. We currently focus our activities on the deployment of our POS device infrastructure in the rural areas of South Africa. These devices provide us and our card holders with service points at which they can transact and sign up for many financial services. The more of these points of service we deploy, the better our service delivery to our card holders. To achieve this, we are promoting the use of our POS devices in
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many different applications which, once implemented, provide further access points at which we can market and sell our products. As a result, we are involved in the facilitation of telephone service and the pre-payment for water and electricity service.

     We continue to develop our pension and welfare application as the customer base it generates allows us to gain critical mass as an issuer. Once we achieve critical mass, it should be far easier to acquire new merchants and other related organizations that wish to market and sell their products to and through our smart card base. We believe that success in one area of operations and market penetration will favorably affect others.

     We have also commenced our activities in the distribution and management of medical products to HIV/AIDS patients. This initiative assists us to acquire a new client and retail base such as hospitals, clinics and dispensaries. The smart cards we issue to these patients can operate the entire suite of UEPS products. Therefore, we believe that this new customer base will assist us in increasing our revenues.

     We continue to engage institutions that can on the one hand benefit directly from our technology and on the other hand provide us with more clients and points of service to facilitate the use of our facilities and the cross selling of our products.

     Our international strategy is changing rapidly. In the past, we did not drive markets directly as we were not ready structurally to take on contracts in many countries of the world. We now intend to target the unbanked market of developing economies aggressively through partnerships, joint ventures and the acquisition of synergistic but profitable businesses. This new strategy focuses on identifying, defining and activating an entry point in a specific country to commence operations. Once our system is implemented, we will then introduce our products and services to grow revenue and increase profit margins.

     We intend to identify partners that are already operating businesses and infrastructures in various countries in order to benefit from their initiatives to introduce our operating platforms. We believe that our partners will benefit through the implementation of our technology and through the new income streams that our technology can activate.

     We are currently revamping our business, sales, finance and information technology divisions in such a way as to facilitate our objectives.

COMPETITION

     In addition to competition that we face from the use of cash, checks, credit and debit cards, existing payment systems and the providers of financial services, we have identified a number of other products currently being produced that use smart card technology in connection with a funds transfer system and the companies that promote them. These include EMV, a system that is being promoted by Visa International Service Association, MasterCard International and Europay International; Mondex International Limited, a subsidiary of MasterCard; and Proton World International N.V., a subsidiary of STMicroelectronics Belgium N.V. In South Africa, and specifically in the payment of social welfare grants, our competitors also include AllPay Consolidated Investment Holdings (Pty) Ltd., which is responsible for social welfare payments in the Free State, Gauteng and Western Cape provinces and a small portion of the Eastern Cape province, and Empilweni Payout Services, which is responsible for payments in the Mpumalanga province.

     The incumbent South African retail banks recently announced a joint initiative to create a common banking product to offer to the significant portion of South Africa's population that does not have access to traditional banking services, or the unbanked. This bank account, generally referred to as the "Mzansi" account, was introduced in October 2004 and offers limited transactional capabilities at reduced charges, when compared to the accounts traditionally offered by these banks. We believe that currently there are approximately one million Mzansi account holders. The social welfare beneficiaries who are currently paid through our smart card system may elect to use these accounts to receive their grants.

     We also may face competition from companies to which we have licensed rights to our technology, including Visa and BGS Smart Card Systems AG. Moreover, as our product offerings increase and gain market acceptance, banks in South Africa and other jurisdictions in which we operate may seek

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governmental or other regulatory intervention if they view us as infringing on their funds transfer businesses.

RESEARCH AND DEVELOPMENT

     Our business activities and product offerings depend on our proprietary UEPS software. As a result, we have a large group of software engineers and developers who are constantly revising and improving the core UEPS software and its functionality.

     We believe that our smart card system is the most advanced system of its kind in the world today. However, we use a number of hardware platforms that are not proprietary to us and which are continuously being improved. These platforms include smart cards micro-controllers, POS devices, biometric readers and other back-end computer hardware. We continually work to take advantage of these improvements in our attempt to stay at the head of the competitive curve. A faster micro-controller on a smart card may allow us to process transactions faster and with more security. A larger memory smart card allows us to store more transactions and to load larger software applications. Larger memories also allow our smart cards to be used for more than one application at a time, thus eliminating the cost and the management of multiple smart card systems.

     Our smart card system is designed to manage tokens of value such as cash, credit, savings, medical history, identification criteria, finger print templates and insurance policies. Security is therefore of prime importance as any breach would result in the loss of our system integrity. This would be followed by a loss of confidence and credibility that would jeopardise our growth and market penetration. We therefore continue to advance our security protocols and algorithms to combat the potential attacks that have currently been identified. These include crypto-analysis techniques as well as reverse engineering. Attacks such as the latest DPA or differential power analysis must also be circumvented.

     We continue our research in new and more secure algorithms, such as the RSA or Rivest, Shamir and Adleman as well as new competitive asymmetric algorithms such as elliptic curves. We develop and implement these techniques ourselves and own the software that we create.

     Lastly, we continue to study the needs of our target market and develop new UEPS features that satisfy these needs. As our UEPS system is implemented in more and more developing countries, we create greater connectivity between our systems to subsequently activate international transactions and cross-border money transfers.

INTELLECTUAL PROPERTY

     Our success depends in part on our ability to develop and maintain a competitive intellectual property advantage over potential competitors in the electronic financial services industry. We believe that we have developed the first payment system based on technology that is protected by our FTS patents. We rely on know-how, including trade secrets and other confidential information, continuing technological innovation and licensing opportunities to further develop our proprietary position. Our ability and the ability of our licensors to obtain intellectual property protection for the UEPS technology and related processes, including any improvements to and developments of them, to operate without infringing the intellectual property rights of others and to prevent others from infringing our intellectual property rights will be important factors to our success.

     The FTS patents, which include aspects of the UEPS technology, have issued in the United States, Hong Kong, South Africa, Botswana, Namibia and Swaziland. The FTS patent in the United States was granted as U.S. Patent No. 5,175,416 on December 29, 1992. The patent was reissued as U.S. Patent No. RE36,788 on July 25, 2000, and will expire on May 17, 2011. It currently remains in full force and effect, and we are not aware of any challenges to its enforceability. The FTS patent in Hong Kong was granted on December 11, 1998, and will expire in 2010. The Hong Kong FTS patent is jointly owned by us and the estate of a co-inventor. The FTS patents in South Africa, Botswana, Namibia and Swaziland were granted on September 25, 1991, March 9, 1993, April 7, 1993 and December 9, 1992, respectively. These patents remain in full force and effect, and we are not aware of any challenges to their

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enforceability. The FTS patent will expire in 2007 in Namibia and in 2009 in
South Africa, Botswana and Swaziland.

     A European FTS patent was filed in October 1990 and granted in December 1994. The European Patent Convention provides for an opposition period of nine months following the grant of a European patent, and six parties filed an opposition to the grant of the FTS patent. The case was heard before a Board of the Opposition Division in March 1998 and the patent was upheld. Following this decision, a number of the original opponents filed an appeal. The oral proceedings for the appeal were heard on October 10, 2002 and the Appeal Board reversed the earlier decision. The formal written decision from the Appeal Board was received on December 24, 2002. Consequently, the European patent has been revoked and there is no possibility of any further appeal.

     As a result of this ruling, BGS, the local system operator in the Commonwealth of Independent States, has stopped paying us any patent royalties. However, our business plan and forecast do not account for such royalties as a source of revenue in the medium to long-term, as the key to our operations in Europe is based on our know-how and ability to exploit the technology rather than on the European patent. Accordingly, we do not expect this ruling to have a material adverse effect on us in the future.

     Aspects of the UEPS technology are described in U.S. Patent No. RE36,788. This patent, entitled "Funds Transfer System," is directed to a method of transferring funds between financial institutions via a smart card. In particular, the method includes linking a smart card (first device) to a first financial institution, debiting an account held at the financial institution and recording a corresponding credit value in the smart card. The smart card is then linked to a second, similar device, wherein the credit value in the smart card is reduced and a corresponding credit value is recorded in the second device. The second device is then linked to a second financial institution, wherein the credit value in the second device is reduced and a corresponding credit value is recorded in an account held at the second financial institution. The smart card and the second device each store at least a portion of a program which is run in a synchronized interactive manner between the devices.

     In 1997, we entered into a technology license agreement with Visa International Service Association, or Visa. Under that agreement, Visa purchased a non-exclusive, perpetual, worldwide license to our technology rights that are defined in the agreement to mean all of our then-current worldwide patent rights, copyrights, mask work rights, trade secrets and any other intellectual property rights relating to our UEPS technology. This Visa license includes an exclusive, perpetual, worldwide license under our patents, as defined in the agreement, licensed to Visa that is exclusive to the financial services industry, as defined in the agreement. The agreement defines patents as meaning our current worldwide patents and patent rights, including U.S. Patent No. 5,171,416, including without limitation, enhancements, improvements and expansions to all of the licensed patents and any foreign patent applications corresponding to any patent associated with any of our products or services that use technology related to financial services or can be used in the financial services industry. The agreement defines financial services industry as persons or companies that are directly or indirectly making loans; taking deposits; selling, brokering, or factoring securities, insurance, mortgages or receivables; and providing payment services, such as issuing charge cards, credit cards, payment cards, debit cards or any other system that could compete with such payment methods. Our Visa agreement grants back to us the non-exclusive right under our Visa-licensed patents to make, use and sell our payment systems and other products in the financial services industry as defined in the agreement. In our Visa agreement, Visa agrees not to grant a sublicense to any payment system to any entities in the financial services industry who are not members of Visa already if such entity already has a right to use such payment systems from us. The agreement permits Visa to sublicense our licensed technology rights to any of its members, any entity in the financial services industry or any entity outside of the financial services industry that provides products to Visa or its sublicensees. The agreement prohibits us from licensing our technology rights, not just our licensed patents, to any of Visa's competitors, including MasterCard, Europay, American Express Company, Discover Financial Services, Diners Club International Credit Card Co., Carte Blanche Card or JCB International Credit Card Co. or any of their parents, subsidiaries or affiliates. We have also licensed our foreign FTS patents in South Africa, Botswana, Namibia and Swaziland to Visa, Nedbank and First National Bank of South Africa.

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     The patent position of companies like ours is generally uncertain and involves complex legal and factual questions. Our ability to maintain and solidify a proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. The FTS patents and related patents that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing our product or the length of term of patent protection that we may have for our processes. In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Because of the extensive time required for development and testing of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

     We hold trademarks in South Africa, Botswana, Namibia, Lesotho, Swaziland and France.

     We own the exclusive copyrights in the current version of the UEPS programs, subject to any copyrights in preexisting materials in earlier versions of the UEPS programs that are jointly owned by us and other parties under various agreements. Effective October 1, 1990, we entered into an agreement with Metrolink (Proprietary) Limited, a Nedbank subsidiary, assigning Metrolink the then-current copyrights in the UEPS programs with respect to South Africa, Namibia, Botswana, Lesotho, Swaziland, Mozambique and Zimbabwe. Under this agreement with Metrolink, we retained the worldwide copyright rights in the UEPS programs outside of the seven listed countries, and acquired the worldwide copyright rights in the Metrolink system (later known as the Megalink system) for all countries outside of the same seven listed countries.

     In July 1997, we confirmed our joint ownership with Nedbank of the copyright ownership in the then-current UEPS programs on a worldwide basis and agreed with Nedbank that neither Nedbank nor we had any obligation to share with each other any income or other monies either of us derived from the UEPS software. Then, on July 11, 2000, we agreed again by written agreement with Nedbank that all copyrights in the then-current UEPS programs as of June 2000 would be jointly owned by Nedbank and us. Since July 2000, there have been no further agreements respecting copyright ownership in the UEPS programs. We are the sole copyright owner of all original material in the UEPS programs developed by us since July 2000.

EMPLOYEES

     As of April 30, 2005, we had approximately 1,900 employees, of whom 181 were part of our management, approximately 1,258 were employed in transaction-based activities, approximately 310 were employed in financial services and approximately 140 were employed in smart card, hardware, software and related technology sales and corporate activities. As of April 30, 2005, approximately 36%, or 109 of 300, of our employees in the Northern Province who were performing transaction-based activities were members of the South African Commercial Catering and Allied Workers Union, or SACCAWU. We believe we have a good relationship with our employees and SACCAWU.

PROPERTIES

     We do not own any administrative or manufacturing facilities. We lease properties throughout South Africa and our corporate headquarters are located in Johannesburg. The headquarters of our subsidiaries are located at the same address. Our subsidiaries lease one manufacturing facility, relating to the transaction-based activities segment, and 121 depots in South Africa, 55 of which relate to the transaction-based activities segment and 66 of which relate to the financial services segment. The leases expire at various dates through the year 2006 and 2010, respectively. We believe we have adequate facilities for our current business operations.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which any of our property is the subject.

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                               CORPORATE HISTORY

     We were incorporated in Florida in May 1997. Until June 7, 2004, we were a development stage company and our business consisted only of acquiring a license to the U.S. FTS patent and obtaining an exclusive marketing agreement for the UEPS technology outside South Africa, Namibia, Botswana and Swaziland. On June 7, 2004, through a newly-formed subsidiary, New Aplitec, we acquired substantially all of the assets and assumed all of the liabilities of Aplitec, a public company listed on the JSE Securities Exchange South Africa. Aplitec owned the FTS patent in South Africa, Namibia, Botswana and Swaziland and one of its subsidiaries was the other party to the marketing agreement described above. The primary purpose of the Aplitec transaction was to consolidate into one company the intellectual property rights relating to the FTS patent and the UEPS technology, to establish a first-mover advantage in developing economies for the commercialization of the UEPS technology, and to exploit market opportunities for growth through strategic alliances and acquisitions. In the Aplitec transaction, the former shareholders of Aplitec obtained a majority voting interest in Net 1. The Aplitec acquisition is described in more detail below.

     Between 1998 and 2000, Aplitec made three strategic acquisitions for the purpose of building a critical mass of smart card users. In May 1998, Aplitec acquired Net1 Southern Africa (Proprietary) Limited, a supplier of smart cards and terminals which serviced the POS terminal network of Nedbank, a major South African banking group. This transaction has allowed us to develop a relationship with Nedbank.

     In 1999, Aplitec acquired CPS, a company engaged in the distribution of social welfare grants on behalf of several of the provincial governments of South Africa. This transaction enabled Aplitec to convert CPS's customer base of approximately 1.5 million people from a cash distribution system to a smart card-based system, and to acquire a logistics and implementation infrastructure. Aplitec began converting grant beneficiaries shortly after the acquisition. Conversion has allowed us to eliminate a portion of the costs we incur in connection with the distribution of cash, and thus to reduce our operating costs. The conversion has also provided us with the opportunity to sell products and services to these same customers.

     During the course of 1999 and 2000, Aplitec acquired Moneyline (Proprietary) Limited and New World Finance (Proprietary) Limited, each of which was engaged in the microlending business. Microlending involves extending cash loans for periods ranging from 30 days to several months. Aplitec made these acquisitions primarily for the purpose of gaining exposure to an additional base of potential smart card users in order to deploy its microlending administration and payment products. We have actively engaged in converting traditional microlending customers to UEPS-based lending, which has also helped us improve the profit margins on our lending business by reducing the expenses associated with non-collection of traditional microloans.

     After completing these three acquisitions, we sought to create an infrastructure of POS terminals that would permit businesses and merchants to engage in smart card transactions with their card holder base. In June 2004, we implemented a "merchant rollout" in the Northern Cape province of South Africa, supplying merchants with smart cards and POS terminals in order to permit smart card holders to transact with one another. With the increasing opportunity to conduct transactions using smart cards, by June 30, 2004, approximately 60% of welfare and pension beneficiaries in the Northern Cape province had kept value on their cards on at least one occasion rather than immediately converting their entire payments to cash. With the subsequent rollout of terminals at selected merchants in other provinces of South Africa, more beneficiaries have started using their smart cards for transacting with merchants.

     At the same time that we were building the UEPS infrastructure and distributing our smart cards, we were also seeking to expand the range of products and services available to smart card holders. In 2001, we developed a suite of financial services targeted at social welfare beneficiaries, utilizing our issued base of smart cards as a delivery channel. Our black empowerment partners in the various South African provinces market these products, which include micro-loans, insurance and distribution of food parcels, under various brand names -- StarChoice in the KwaZulu-Natal province and Smart Life in the Northern Cape province. We currently have approximately 102,000 customers in these two provinces, to whom we make loans on which we earn interest and to whom we sell insurance policies on behalf of insurers for

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which we collect both a commission for the sale of a policy and a fee for the monthly premium deduction. According to research by the FinMark Trust, 29% of all South Africans have a form of burial saving or insurance policy, but the collection of policy premiums remains a problem for insurance companies due to the limited penetration of bank accounts. However, using the UEPS technology allows automatic deduction of premiums from a person's smart card at pre-designated times. Going forward, we plan to grow and develop this business under different brands by launching new products and by introducing the service to social welfare beneficiaries in the other provinces where we administer social welfare grants and to employees utilizing our wage payment system.

     We have also begun to expand our business into other countries. We are currently at different stages of establishing UEPS card holder bases and POS device infrastructures in Malawi, Mozambique, Zimbabwe, Ghana, Rwanda, Burundi and Latvia.

THE APLITEC TRANSACTION

     On June 7, 2004, we acquired the business of Aplitec for a purchase price of approximately $127.5 million. Under the exchange control regulations of the South African Reserve Bank, South African reinvesting shareholders were not permitted to hold our securities directly. Therefore, in order to comply with these regulations, these reinvesting shareholders received, through an interest in a South African trust, securities of New Aplitec, consisting of B class loan accounts and B class preference shares. The A class loan accounts and A class preference shares of New Aplitec are held by Net 1. These reinvesting holders also obtained the right to receive, for no additional consideration, shares of our special convertible preferred stock which are held by a Cayman Islands trust. We refer to the B class loan accounts, B class preference shares and special convertible preferred stock that we and New Aplitec issued in the transaction as the "linked units." The special convertible preferred stock is convertible on a one-for-one basis into our common stock upon the occurrence of a trigger event, and holders are entitled to vote on an as-converted basis. Upon conversion of the special convertible preferred stock into shares of our common stock upon the occurrence of a trigger event, the linked unit holder cedes to Net 1the B class loan accounts and B class preference shares that were part of the linked unit. A trigger includes any of the following events: (1) giving of a conversion notice by a linked unit holder, (2) the abolition or relaxation of the South African Reserve Bank exchange control regulations or (3) the liquidation of New Aplitec or Net 1.

     We describe our special convertible preferred stock and the New Aplitec B class loans and B class preference shares in more detail under "Description of Capital Stock."

     In connection with Aplitec transaction, the total number of our outstanding shares of capital stock increased from 15.9 million shares prior to the transaction to 328.2 million after the transaction. Of these 328.2 million shares, we issued 193.0 million shares of our special convertible preferred stock. Our special convertible preferred stock is structured so as to be economically equivalent to common stock and has substantially the same rights as our common stock. The rights of our common stock and special convertible preferred stock are described in more detail under "Description of Capital Stock." During the period from the completion of the Aplitec transaction through March 31, 2005, an aggregate of 27,815,588 shares of special convertible preferred stock were converted into an equal number of shares of common stock, and the number of outstanding shares of special convertible preferred stock was correspondingly reduced. Our current shareholder base comprises the reinvesting Aplitec shareholders, Net1's shareholders prior to the Aplitec transaction and shareholders that have purchased shares of common stock from these shareholders in market or private transactions.

     The Aplitec acquisition was funded by a group of private equity funds managed by the Brait Group, Southern Cross Capital Limited and FF&P Asset Management Limited. In order to provide us with the cash to purchase the assets of Aplitec through New Aplitec, these private equity funds purchased 105,661,428 shares of our common stock for a purchase price of $52.8 million concurrently with the transaction.

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     The following chart presents our organizational structure and business units after giving effect to the Aplitec transaction and all conversions of our special convertible preferred stock into common stock through March 31, 2005:

                                    (Chart)

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                             GOVERNMENT REGULATION

     The following are the material regulations that apply to our business operations in South Africa. As our business moves into other jurisdictions, we may be subject to other regulations and laws.

THE ELECTRONIC COMMUNICATIONS AND TRANSACTIONS ACT 25 OF 2002

     All providers of cryptography products and services must be registered with the South African Department of Communications in order to lawfully provide cryptography services or products in South Africa. This registration requires that the provider of cryptography products and services furnish certain information and pay certain fees. The information to be furnished and the fees to be paid will be detailed in regulations to be furnished by the Minister of Communications. Draft regulations were published for public comment on September 1, 2004. When the regulations are established, we will have to be registered as a provider of cryptography products and services and any failure on our part to do so will constitute an offense under the ECT Act.

     If we provide authentication products and services in support of advanced electronic signatures, then we may wish to be accredited as an authentication service provider under the ECT Act. Accreditation is voluntary and there is no prohibition on providing authentication products and services in the absence of accreditation, except that it is an offense to claim to be an accredited authentication provider without having been accredited.

BANKS ACT NO. 94 OF 1990

     No person is entitled to conduct the business of a bank in the Republic of South Africa unless such person is a public company and is registered as a bank under the Banks Act.

     The "business of a bank" means the soliciting of or advertising for deposits or acceptance of deposits from the general public as a regular feature of the business in question. A portion of our current wage payment business activities in the unbanked market requires us to be registered as a bank in South Africa. We are in the process of applying for the appropriate banking license. While we believe that we will be able to obtain this license, there is a possibility that our application may not be successful or that a grant of the license may be delayed.

FINANCIAL ADVISORY AND INTERMEDIARY SERVICES ACT, 2002

     The Financial Advisory and Intermediary Services Act, 2002, requires persons who give advice regarding the purchase of financial products or who act as intermediaries between financial product suppliers and consumers in South Africa to register as financial service providers. We have applied for a license under the act in order to continue to provide advice and intermediary services in respect of the financial products on which we advise and the payment processing services we provide in South Africa on behalf of insurers and other financial product suppliers.

NATIONAL CREDIT BILL, 2004

     The National Credit Bill, 2004, if promulgated as legislation, will regulate payroll deductions generally and the prioritized processing of payments on amounts deposited by or for the benefit of a consumer. We would be required to adhere to the general provisions of the Bill in making payroll deductions or processing payments on a prioritized basis on behalf of employers or credit providers and under credit agreements.

     Section 61. This section of the Bill prohibits credit providers and providers of payment processing or clearance facilities from unfairly discriminating, directly or indirectly, against any person on any grounds set out in section 9(3) of the South African Constitution or Chapter 2 of the Promotion of Equality and Prevention of Unfair Discrimination Act 4 of 2000. In respect of an alleged contravention of Section 61,

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any person contemplated in Section 20(1) of the Promotion of Equality and
Prevention of Unfair Discrimination Act 4 of 2000 may either:

     - institute proceedings before an equality court under Chapter 4 of the Promotion of Equality and Prevention of Unfair Discrimination Act; or

     - make a complaint to the National Credit Regulator under Section 138 of the Bill.

A person contemplated in Section 20(1) is any person acting in his own interest, or on behalf of another person who cannot act in his own name, or as a member of or in the interests of a group or class of persons, or in the public interest, or any association acting in the interests of its members, or the South African Human Rights Commission or the Commission on Gender Equality.

     Section 90. Under this section, a provision of a credit agreement is unlawful if it purports to direct or authorize any person engaged in processing payments to give priority to payments for the credit provider over any other person. Any credit agreement that contains a provision that is unlawful under
Section 90 is void as from the date that the agreement took effect or, in the case of an amended agreement, the date that the amendment took effect.

     Section 124. This section provides that it is only lawful for a charge to be made against an asset or account of a consumer if the consumer has specifically named the asset or account by written authorization. The written authorization must provide the name of the obligation, the amount of the debt and the dates upon which the charge is effective.

     Section 126. Under this section, no person who provides payment processing services may:

     - deny payment to any person entitled to payment by these means or unfairly discriminate in granting priority of payment among persons entitled to payment by these means;

     - give priority to one credit provider over another in accepting similar means to make payment for processing; or

     - assign any collection, group, batch or subset of similar means to make payment for priority processing over any other similar means to make payment.

A person who contravenes this section is guilty of an offense. Any person convicted of an offense under the Bill will be subject to a fine and/or imprisonment for a period not exceeding one year.

USURY ACT 73 OF 1968

     The Usury Act applies to money-lending transactions. The purpose of the Act is two-fold. It regulates the limitation of finance charges relating to such transactions and the disclosure of finance charges. The legislation has therefore put a ceiling on the rate that a creditor can recover as finance charges. However, microlending qualifies as a Usury Act exemption under Section 15A of the Usury Act. This applies to loan amounts of under ZAR 10,000 to be repaid in periods shorter than 36 months. Micro-lenders are required, under a notice in the South African Government Gazette of June 1999, to be registered lenders with the Micro Financing Regulatory Council and to comply with the rules set out in the Gazette notice. We do not exceed the ZAR 10,000 limit and, as such, are exempt from this legislation.

BROAD-BASED BLACK ECONOMIC EMPOWERMENT ACT 53 OF 2003

     The South African government, over the past five years, has been developing an economic indigenization program referred to as black economic empowerment, or BEE. BEE is regulated pursuant to an Act of the South African Parliament, namely the Broad-Based Black Economic Empowerment Act 53 of 2003, or the BBBEE Act. The BBBEE Act recognizes two distinct mechanisms for the achievement of BEE objectives: (1) codes of good practice issued under the Act and (2) sectoral transformation charters developed by specific industry sectors and which may be recognized by the Minister of Trade and Industry if they have been developed by the major stakeholders in the relevant industry and advance the objectives of the BBBEE Act. Draft codes of good practice have recently been published for public comment, but
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none of them is, as yet, enforceable. The information and communication technology sector, or ICT sector, and the financial services sector have both developed sectoral transformation charters, but they have not yet been published in the Government and, consequently, they do not currently enjoy any formal status. The ICT sector has attempted to ensure as great a degree of comparability between its sectoral transformation charter and the draft codes of good practice, thereby assuring the probable publication of that charter in the Government Gazette by the Minister of Trade and Industry. By contrast, there are no indications that the financial services sector has made any attempt to achieve significant alignment between its transformation charter and the draft codes of good practice. Once the codes of good practice become law, all businesses in South Africa will be subject to those codes unless they form part of a sector in respect of which the Minister of Trade and Industry has published an industry charter in the Government Gazette as a code of good practice. The current uncertainty as to the final form of the regulatory regime poses a risk, but there are indications that the regime will be settled in the next 12 months. We are likely to be subject to the ICT sector's charter if this document is published in the Government Gazette as a code of good practice. This charter applies, among others, to companies that manufacture equipment for, or provide services relating to, the electronic capturing, transmission and display of data and information. Compliance with the charter is not enforced through civil or criminal sanction, but only through its effect on the ability to secure contracts in the public and private sectors. One of the components of BEE is that a certain percentage of ownership by black South Africans or historically disadvantaged South Africans of our South African business should be achieved over a period of time which is generally thought to be ten to 15 years. Although BEE is not expropriatory in nature, there may be a dilutive effect to current shareholders in the South African business and there may be a cost associated with increasing the level of black shareholders or historically disadvantaged South Africans.

EXCHANGE CONTROL REGULATION

     South Africa's exchange control regulations restrict the export of capital from South Africa, the Republic of Namibia and the Kingdoms of Lesotho and Swaziland, known collectively as the Common Monetary Area. Transactions between South African residents, including companies, and non-residents of the Common Monetary Area are subject to exchange controls enforced by the South African Reserve Bank. In October 2004, the South African exchange control regulations were liberalized by the abolishment of exchange control limits on new investments outside of South Africa by South African companies. However, according to the circular giving notice of this liberalization, the South African Reserve Bank retains an oversight function, the exact nature of which is not entirely clear from the circular. According to the circular, South African companies investing outside of South Africa must now apply to the South African Reserve Bank only for monitoring purposes and for the approval of the South African Reserve Bank pursuant to existing foreign direct investment criteria, including demonstrated benefit to South Africa. The South African Reserve Bank reserves the right to stagger capital outflows relating to very large investments outside of South Africa by South African companies, so as to manage any potential impact on the foreign exchange market. Also, these liberalization measures permit South African companies to retain, outside of South Africa, dividends received in relation to shares held by them in non-South African companies.

     South African exchange controls are expected to continue for the foreseeable future. The South African government, however, has committed itself to gradually relaxing exchange controls, and significant relaxations have occurred in recent years. Nevertheless, under the current exchange control regulations, our management may be limited in its ability to consider strategic options and our shareholders may not be able to realize the premium over the current trading price of our shares.

     Although Net 1 is a U.S. corporation and is not itself subject to these regulations, the ability of New Aplitec to raise and deploy capital outside the Common Monetary Area is restricted. As of March 31, 2005, approximately 87% of our cash and cash equivalents were held by New Aplitec and its subsidiaries. During the year ended June 30, 2004 and the nine months ended March 31, 2005, all of our revenues were generated by New Aplitec and its subsidiaries. In particular, New Aplitec will generally not be permitted to export capital from South Africa or to hold foreign currency without the approval of the South African

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Reserve Bank, unless such export of capital or foreign currency holding is permitted by the October 2004 liberalization measures. This restriction may affect New Aplitec's ability to pay dividends to Net 1. Moreover, although the requirement that the South African Reserve Bank approve investments by South African companies outside of South Africa has been resolved, this requirement could restrict our future international expansion.

     South African Reserve Bank approval is required for New Aplitec to receive loans from and repay loans to non-residents of the Common Monetary Area. In addition, New Aplitec may not use income earned in South Africa to repay or service foreign debts, without the South African Reserve Bank approval. Repayment of principal and interest on such loans will usually be approved at the time of the granting of such loans, where the payment is limited to the amount borrowed and a market related rate of interest. New Aplitec will also need South African Reserve Bank approval to raise capital involving a currency other than ZAR, which approval may be provided subject to conditions. Thus, unless we can obtain funding at the Net 1 level, these restrictions could prevent us from obtaining adequate funding on acceptable terms for acquisitions and other business opportunities outside South Africa.

SASSA

     The South African government passed legislation during 2004 for the creation of SASSA. The primary purpose of SASSA is to consolidate at the central government level the administration of social welfare grants, which is currently performed primarily at the provincial level. SASSA commenced operations on April 1, 2005. SASSA may appoint a single contractor to perform the distribution of social welfare grants on a national basis, following the expiration of the various contracts entered into by the individual provinces.

SOCIAL ASSISTANCE ACT 59 OF 1992

     This Act provides for the rendering of social assistance to persons, national councils and welfare organizations. Under this Act, the Minister for Welfare and Population Development pays social grants to certain identified persons. The Act provides guidelines for the application of the grants, but makes no reference to the manner in which grants are paid or who may be utilized for this purpose. However, the Act empowers the Minister to make regulations as to the method of payment of grants and any other matter which the Minister deems necessary or expedient to achieve the objects of the Act. To date, no regulations relevant to us or our operations have been made. The South African government has tabled an amended Social Assistance Act 13 of 2004 which has not yet been promulgated. This new Social Assistance Act, when promulgated, will provide for the administration of social assistance and payment of social grants for the establishment of an inspectorate for the provision of social assistance. The new Act will also empower the Minister of Social Development to make regulations regarding uniform norms and standards for service delivery and any other matter which it is necessary to prescribe for the proper administration and implementation of the Act. The precise nature of these provisions is unclear.

PRIVACY LAWS

     Our collection, storage and processing, and any disclosure of, customer and employee personal information must comply with South Africa's privacy laws.

     The concept of personal data protection arises out of the traditional right to privacy, which has an established history under South African common law and is now entrenched in the Bill of Rights to the Constitution of the Republic of South Africa Act 108 of 1996. In this regard, section 14 of the South African Constitution provides that everyone has the right to privacy, which includes the right not to have their person, home or property searched; their possessions seized or the privacy of their communications infringed. A person's right to privacy may be infringed by the unauthorized collection of personal information, as well as any unauthorized disclosure of such data.

     Chapter 8 of the Electronic Communications and Transactions Act 25 of 2002, or the ECT Act, provides for a voluntary mechanism for data protection in respect of entities dealing with certain personal
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information obtained through electronic transactions. Section 51 sets out the principles applicable to the electronic collection, processing, storage and disclosure of personal information and which should be followed by entities involved in obtaining information through electronic transactions. Although Chapter 8 of the ECT Act is voluntary in application, persons who do not adhere to the provisions of Chapter 8 when dealing with personal information, which is defined in very broad terms, obtained through electronic transactions may be found to have violated the privacy rights of such persons. This is due to the fact that the South African courts might apply the standards detailed in Chapter 8 of the ECT Act as guidelines in determining whether a particular act constitutes an unjustifiable infringement of the right to privacy. In any event, the unauthorized disclosure of private facts may give rise to a damages claim under the common law if such disclosure is contrary to accepted community standards.

     At present, South Africa has not enacted specific data protection legislation, but such legislation may be passed within the next two years. The South African Law Commission is investigating proposed data protection legislation and has invited public comment on the appropriate form that such legislation should take.

     The Interception and Monitoring Prohibition Act 127 of 1992, soon to be replaced by the Regulation of Interception of Communications and Provision of Communication-Related Information Act 70 of 2002, also prohibits the intentional monitoring, including recording, of communications by means of monitoring devices so as to gather confidential information. The contravention of this prohibition may give rise to criminal liability.

     In addition, certain South African privacy laws apply to our HIV/AIDS programs. In particular, a number of South African court decisions have stated that any disclosure of a person's HIV status constitutes an unconstitutional infringement of that person's right to privacy. In furtherance of this principle, on December 1, 2000, the Department of Labour published a Code of Good Practice on the Key Aspects of HIV/AIDS and Employment. This code specifically provides that all persons with HIV or AIDS have the legal right to privacy and that if an employee voluntarily discloses his or her HIV status to an employer, then the employer may not disclose the status to others without the employee's express written consent. Furthermore, under the Basic Conditions of Employment Act 75 of 1997, the record of any medical examination performed in terms of that Act must be kept confidential and may be disclosed only in accordance with medical ethics, if required by law or a court order, or if the employee concerned has consented in writing to the disclosure of that record. It is also an offense, except in certain specified circumstances, for a person to disclose information acquired in terms of the Basic Conditions of Employment Act and which relates to the financial or business affairs of another person.

     Any privacy laws that may be enacted in the future could adversely affect the way we do business. In addition, any failure by us to comply with any existing or future privacy laws could have a material adverse effect on our financial condition, cash flows or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information about our directors and executive officers as of May 25, 2005:

NAME                              AGE                            POSITION
----                              ---                            --------
Dr. Serge C.P. Belamant.........  51    Chief Executive Officer, Chairman of the Board and Director
Antony Charles Ball.............  46    Director
Chad Leonard Smart..............  32    Director
Herman Gideon Kotze.............  34    Chief Financial Officer and Director
Brenda Stewart..................  46    Senior Vice President -- Marketing and Sales
Nitin Soma......................  37    Senior Vice President -- Information Technology
Christopher Stefan Seabrooke....  52    Director
Alasdair Jonathan Kemsley         45    Director
  Pein..........................

     DR. SERGE C.P. BELAMANT has been a director since our inception in May 1997 and has been our chief executive officer since October 2000. He is also a member of our executive committee. From June 1997 to present, Dr. Belamant also served as chief executive officer and a director of Aplitec. Dr. Belamant has been chairman of the board of Directors since February 2003. From 1996 to 1997, Dr. Belamant served as a consultant in the development of COPAC, Chip Off-Line Pre-Authorized Card, a Visa product. From October 1989 to September 1995, Dr. Belamant served as the managing director of Net 1 (Pty) Limited, a privately owned South African company specializing in the development of advanced technologies in the field of transaction processing and payment systems. Dr. Belamant also serves on the board of a number of other companies that are closely related to the smart card business. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that rates today as the third largest ATM switching system in the world. Dr. Belamant has patented a number of inventions besides the FTS ranging from biometrics to gaming-related inventions. Dr. Belamant has more than twenty-five years of experience in the fields of operations research, security, biometrics, artificial intelligence and online and offline transaction processing systems. Dr. Belamant holds a PhD in Information Technology and Management.

     ANTONY CHARLES BALL has been a director since June 2004. Mr. Ball has been the chief executive of the Brait Group since March 2000 and, as of June 1, 2005, Mr. Ball will become the Brait Group's executive chairman. Mr. Ball has led the raising and governance of the Brait Group's private equity funds and is responsible for a number of the Brait Group's private equity investments. Prior to assuming his current position at Brait, Mr. Ball served as joint Deputy Chairman of the Brait Group from 1998 to March 2000. Prior to joining Brait, Mr. Ball was the chief executive of Capital Partners, which was the predecessor company to Brait and which pioneered the private equity market in South Africa, from 1991 to 1998. Mr. Ball began his career with Deloitte & Touche Consulting (1986-1991), where he co-founded its Strategy Group. Mr. Ball is a member of the board of Brait S.A., Brait South Africa Limited, New Aplitec, the Reclamation Group (Pty) Limited and Shoe City (Pty) Limited. Mr. Ball has been designated as a director by SAPEF pursuant to a contractual arrangement. See "Certain Relationships and Related Party Transactions."

     CHAD LEONARD SMART has been a director since June 2004. Mr. Smart has been a principal of Brait's Private Equity Funds, where he has been involved in numerous private equity transactions. Mr. Smart joined Brait Private Equity in 1998. Prior to assuming his current position, Mr. Smart was a Manager at Pricewaterhouse from 1995 to June 1998, where he covered a full spectrum of financial services activities including mergers and acquisitions. Mr. Smart is qualified in South Africa as a Chartered Accountant and is also a Chartered Financial Analyst. He is a member of the board of Brait South Africa Limited, New Aplitec and the Reclamation Group (Pty) Limited. Mr. Smart has been designated as a director by

SAPEF pursuant to a contractual arrangement. See "Certain Relationships and Related Party Transactions."

     HERMAN GIDEON KOTZE has been a director, secretary, treasurer and our chief financial officer since 2004. He is also a member of our executive committee. Mr. Kotze is a Chartered Accountant who joined us in November 1998 as a strategic financial analyst. He was appointed to the board of Aplitec as Group Financial Director in January 2000. Mr. Kotze served his articles from 1993 to 1997 at KPMG in Pretoria, where he was the audit manager for several major corporations in the manufacturing, mining, retail and financial services industries. During 1998, he joined the Industrial Development Corporation of South Africa Limited, or IDC, as a business analyst. His main duties at the IDC were the evaluation and investigation of ventures requiring funding from the IDC, from small manufacturing concerns to huge multinational projects, as well as the structuring and implementation of loan and equity products for these concerns.

     BRENDA STEWART has served as our Senior Vice President of Marketing and Sales since June 2004. She is also a member of our executive committee. Mrs. Stewart's primary function is to manage all marketing and sales activities for the NUEP Group. Her secondary function is to oversee implementation and operation of specific projects such as Malawi and Mozambique as well as our pension and welfare systems. Mrs. Stewart was a director of Net 1 Investment and a director of Net 1 Holdings which were subsidiaries of Aplitec until June 2004. Mrs. Stewart joined Aplitec in 1997, and has worked with Dr. Belamant for over 20 years at various companies including, Volkskas Industrial Bank, SASWITCH and Net 1 Southern Africa, Net 1 Solutions and Net 1 Investment.

     NITIN SOMA has served as our Senior Vice President of Information Technology since June 2004. He is a member of our executive committee. Mr. Soma joined Aplitec in 1997. He specializes in transaction switching and interbank settlements. Mr. Soma represented Nedcor Bank in assisting with the technical specifications for the South African Interbank Standards. He is also responsible for the ATM settlement process to balance ATM's with the host as well as balance the host with different card users. Mr. Soma designed the Stratus Back-End System for Aplitec, and is responsible for the Nedbank Settlement System for the Point of Sales Devices. Mr. Soma has over 10 years of experience in the development and design of smart card payment systems.

     CHRISTOPHER STEFAN SEABROOKE was appointed to our board of directors in January 2005. Mr. Seabrooke has been the Chief Executive of Sabvest Limited, an investment and finance group listed on the JSE Securities Exchange in South Africa. Mr. Seabrooke has served on over 20 boards of listed companies and just completed his term of office as Chairman of the South African State Theater. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

     ALASDAIR JONATHAN KEMSLEY PEIN was appointed to our board of directors in February 2005. Mr. Pein manages the portfolio investment interests of the Brenthurst Group. Mr. Pein has been a partner of Southern Cross Capital LLC since its inception in 2001. Southern Cross Capital manages investment funds for Brenthurst Limited, an investment holding company for the Oppenheimer family interests. From 1994-2001, Mr. Pein was President and CEO of Task (USA), Inc., a New York based investment company. Between 1989 and 1994, Mr. Pein worked in London for Bankers Trust International mergers and acquisitions team and then Gilbert Eliot Corporate Finance. Mr. Pein is a qualified South African chartered accountant and completed his articles with Deloitte & Touche, South Africa in Johannesburg in 1987. Mr. Pein has been designated as a director by SAPEF pursuant to a contractual arrangement. See "Certain Relationships and Related Party Transactions."

  COMPOSITION OF THE BOARD OF DIRECTORS; ELECTION AND REMOVAL OF DIRECTORS

     We currently have six directors. As of the closing of this offering, we intend to have seven directors. In accordance with our by-laws, the number of directors comprising our board of directors will be determined from time to time by our board of directors. Each director is to hold office until his or her successor is duly elected and qualified. A director's term will expire at the next annual meeting of the shareholders following his or her election. A director will continue to serve, despite the expiration of the term, until a successor is elected and qualified, or until the number of directors is decreased.

  COMMITTEES OF THE BOARD OF DIRECTORS

     Our board has formed audit, remuneration and corporate governance and nominating committees. Messrs. Seabrooke and Pein are "independent" as defined in the rules of the SEC and the Nasdaq National Market as that term relates to membership on the board and the various board committees. Messrs. Ball and Smart are "independent" as defined in the rules of the Nasdaq National Market, but are not eligible to serve on our audit committee under SEC rules. We are currently searching for a third independent director for our audit committee and intend to add a third independent director to each of our other board committees. Further, the board has determined that Mr. Seabrooke is an "audit committee financial expert" as defined in the rules of the SEC.

  AUDIT COMMITTEE

     The audit committee consists of Messrs. Seabrooke and Pein, each of whom is an independent director. We expect to add a third independent director shortly. The audit committee:

     - monitors our accounting and financial reporting process and internal control system;

     - appoints and replaces independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their independence, qualifications and work;

     - oversees the performance of our internal audit function; and

     - oversees our compliance with legal, ethical and regulatory matters.

  REMUNERATION COMMITTEE

     Our remuneration committee consists of Messrs. Seabrooke and Pein, each of whom is an independent director. We expect to add a third independent director shortly. The remuneration committee reviews and makes recommendations to the board of directors regarding the following matters:

     - development and implementation of our compensation policies, strategies, plans and programs, and disclosure relating to these matters;

     - compensation-related matters outside the ordinary course, including employment contracts, change-in-control provisions and severance arrangements;

     - compensation of our chief executive officer and the other executive officers of us and our subsidiaries and the remuneration of our board of directors; and

     - performance reviews of individual executives and related matters.

  CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

     Our corporate governance and nominating committee consists of Messrs. Seabrooke and Pein, each of whom is an independent director. We expect to add a third independent director shortly. The principal duties and responsibilities of the corporate governance and nominating committee are as follows:

     - establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on each committee of the board of directors;

     - monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our board of directors;

     - make recommendations regarding proposals submitted by our shareholders;
       and

     - make recommendations to our board of directors regarding management succession planning, corporate governance matters and practices.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our compensation committee has ever been our officer or employee. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

  DIRECTOR COMPENSATION

     Mr. Seabrooke receives $65,000 per year for his services as a non-executive director. During the year ended June 2004, Messrs. Seabrooke, Ball and Smart each received options to acquire 250,000 shares of our common stock at an exercise price of $0.50 per share.

  EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information relating to all compensation awarded to, earned by or paid by us during the last three fiscal years, to: (1) our chief executive officer; and (2) each of our three other executive officers:

                                                                  ANNUAL COMPENSATION(1)
                                                   -----------------------------------------------------
                                                      SALARY         BONUS                    ALL OTHER
                                                   ------------   -----------                -----------
                                          FISCAL    ZAR    US$    ZAR    US$     OPTIONS/    ZAR    US$
      NAME AND PRINCIPAL POSITION          YEAR    '000    '000   '000   '000   SECURITIES   '000   '000
      ---------------------------         ------   -----   ----   ----   ----   ----------   ----   ----
Dr. Serge C.P. Belamant, Chief Executive   2004    1,725   249    500     72        A        --     --
  Officer, Chairman of the Board and       2003    1,425   157    400     44       --        --     --
  Director                                 2002    1,050   103      0      0       --        --     --
Herman Gideon Kotze, Chief Financial       2004    1,050   151    250     36        A        --     --
  Officer and Director                     2003      855    94    180     20       --        --     --
                                           2002      690    68     50      5       --        --     --
Brenda Stewart, Senior Vice-President --   2004      900   130    200     29        A        --     --
  Sales and Marketing                      2003      725    80    130     14       --        --     --
                                           2002      608    60     50      5       --        --     --
Nitin Soma, Senior Vice-President --       2004      812   117    160     23        B        --     --
  Information Technology                   2003      670    74    120     13       --        --     --
                                           2002      552    54     30      3       --        --     --

---------------

 (1) There has been no other annual or long-term compensation awarded to, earned by, or paid by us to the persons listed in this table.

(A) 2,000,000 other stock-based awards at $0.00 (ZAR 0.00) and 500,000 options at US$0.50 (ZAR 3.14)

(B) 1,500,000 other stock-based awards at $0.00 (ZAR 0.00) and 500,000 options at US$0.50 (ZAR 3.14)

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning our grant of options/Other Stock-Based Awards, or OSBAs, to purchase shares of our common stock during the fiscal year ended June 30, 2004 to (1) our chief executive officer; and (2) each of our three most highly compensated executive officers.

                                                                                                            POTENTIAL
                                                                                                           REALIZABLE
                                                                                                            VALUE AT
                                                                             PERCENT OF                      ASSUMED
                                                                               TOTAL                      ANNUAL RATES
                                                                              OPTIONS/                   OF STOCK PRICE
                       NUMBER OF                  NUMBER OF                    OSBAS                      APPRECIATION
                       SECURITIES                 SECURITIES                  GRANTED                      FOR OPTION/
                       UNDERLYING   EXERCISE OR   UNDERLYING   EXERCISE OR       TO                        OSBAS TERM
                        OPTIONS     BASE PRICE      OSBAS      BASE PRICE    EMPLOYEES                   IN US$ '000 AT
                        GRANTED     OF OPTIONS     GRANTED        OSBAS      IN FISCAL     EXPIRATION    ---------------
NAME                      (#)        (US$/SH)        (#)        (US$/SH)        YEAR          DATE         5%      10%
----                   ----------   -----------   ----------   -----------   ----------   ------------   ------   ------
Dr. Serge C.P.
  Belamant...........   500,000        0.50       2,000,000       0.00         14.33%     June 6, 2014   2,036    3,242
Herman Gideon
  Kotze..............   500,000        0.50       2,000,000       0.00         14.33%     June 6, 2014   2,036    3,242
Brenda Stewart.......   500,000        0.50       2,000,000       0.00         14.33%     June 6, 2014   2,036    3,242
Nitin Soma...........   500,000        0.50       1,500,000       0.00         11.47%     June 6, 2014   1,629    2,594

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table provides information regarding stock options exercised during our 2004 fiscal year by our named executive officers and the number of shares of our common stock represented by outstanding options held by our named executive officers as of June 30, 2004. The dollar values in the table are calculated based upon the last sale price of our common stock on June 30, 2004 as quoted on the OTCBB, which was $1.92 per share, less the exercise price of the options, and multiplying the result by the number of underlying shares.

                                                              NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                 SHARES        VALUE      OPTIONS/OSBAS AT JUNE 30,     OPTIONS/OSBAS AT JUNE 30,
                               ACQUIRED ON   REALIZED           2004 (# '000)                2004 (US$ '000)
                                EXERCISE       (US$      ---------------------------   ---------------------------
NAME                               (#)         '000)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   ---------   -----------   -------------   -----------   -------------
Dr. Serge C.P. Belamant......      --           --           400           2,100           768           4,032
Herman Gideon Kotze..........      --           --           400           2,100           768           4,032
Brenda Stewart...............      --           --           400           2,100           768           4,032
Nitin Soma...................      --           --           300           1,700           614           3,072

As the issue of the OSBAs and stock options were a condition precedent to the Aplitec transaction, the directors, in June 2004, issued 8,720,936 OSBAs for no cash consideration and 8,720,936 stock options at an exercise price of $0.50 per share to directors and other employees. Dr. Belamant, Mr. Kotze and Ms. Stewart received 2 million OSBAs and 0.5 million stock options, respectively, and Mr. Soma received 1.5 million OSBAs and 0.5 million stock options.

  RESTRAINT OF TRADE AGREEMENTS

     We have restraint of trade agreements with each of our executive officers, Dr. Serge C.P. Belamant, Messrs. Herman Kotze and Nitin Soma and Ms. Brenda Stewart. The terms of these agreements provide that upon the termination of the executive's employment, the executive is restricted, for a period of 24 months, from soliciting business from certain customers, working or holding interest in our competitors or participating in a competitive activity within the territories where we do business.

  EMPLOYEE BENEFIT PLANS

2004 STOCK INCENTIVE PLAN

     Our 2004 Stock Incentive Plan permits us to grant to our employees, directors and consultants incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock, as more fully described below.

  ADMINISTRATION

     Our remuneration committee administers the 2004 Stock Incentive Plan and is referred to below as the "committee." The committee may delegate its authority under the 2004 Stock Incentive Plan in whole or in part to a subcommittee thereof. The committee consists, unless otherwise determined by the board of directors, (1) during any period that we are subject to Section 16 of the U.S. Securities Exchange Act of 1934, solely of at least two non-employee directors, and (2) during any period that we are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, solely of at least two outside directors. The committee determines who receives awards under the 2004 Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the award consistent with the terms of the 2004 Stock Incentive Plan. The committee is authorized to interpret the 2004 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2004 Stock Incentive Plan. The committee also may correct any defect, supply any omission or reconcile any inconsistency in the 2004 Stock Incentive Plan in the manner and to the extent that the committee deems it necessary or desirable.

  TERM

     No awards may be granted under the 2004 Stock Incentive Plan after May 8, 2014, but awards granted before then may extend beyond that date.

  SHARES RESERVED FOR AWARDS AND LIMITS ON AWARDS

     Our shareholders initially approved issuance of up to 17,441,872 shares of common stock in connection with awards granted under the 2004 Stock Incentive Plan, of which 8,720,936 shares may be issued with respect to stock options, and 8,720,936 shares may be issued in respect of other stock-based awards, which may include grants of restricted shares. The maximum number of shares for which stock options and stock appreciation rights, or for which other stock-based awards may be granted during a calendar year to any participant is 2,616,281, which is approximately 30% of the total number of shares that may be used with respect to stock options or stock-based awards under the 2004 Stock Incentive Plan. As of March 31, 2005, the committee has granted stock options for all 8,720,936 of the shares available for award under stock options, none of which have been exercised and all of which are outstanding as of that date. In addition, as of March 31, 2005, the committee has granted other stock-based awards in respect of all 8,720,936 shares available for such awards to certain key employees.

     The number and kind of shares of common stock issued or reserved pursuant to the 2004 Stock Incentive Plan or outstanding awards, the maximum number of shares issuable pursuant to awards, the exercise price for awards, and other affected terms of awards, are subject to adjustment on account of stock splits, stock dividends, reorganizations, recapitalizations, mergers, consolidations, spin-offs and other corporate events. Shares covered by awards that expire, terminate or lapse without payment are available again for the grant of awards under the 2004 Stock Incentive Plan, as well as shares that are used by the holder to pay withholding taxes or as payment for the exercise price of an award, if permitted by the committee. No further awards may be granted under the 2004 Stock Incentive Plan unless any of these events occurs or our shareholders approve the issuance of additional shares under the plan. Although as of March 31, 2005 we did not have any shares available for issuance under our 2004 Stock Incentive Plan, we intend to authorize additional shares under our 2004 Stock Incentive Plan or under a successor plan and will need to seek shareholder approval to authorize the additional shares.

     In the event of certain events, including stock sales, mergers, and sales of substantial assets, the committee may, but shall not be obligated to, cancel outstanding awards for fair value, waive vesting requirements, provide for the issuance of substitute awards, and/or provide that, for a period of time prior to such corporate event, options will be exercisable for all shares subject to the option and that upon the occurrence of the corporate event the options will terminate.

  STOCK OPTIONS

     The 2004 Stock Incentive Plan permits the committee to grant our employees incentive stock options, which qualify for special tax treatment in the United States, and permits the committee to grant our employees, directors and consultants nonqualified stock options. The committee will establish the duration of each option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant. The committee establishes the exercise price of each option at the time it is granted. With the exception of the initial grants of nonqualified stock options to certain members of management that were made at an exercise price of $0.50 per share, the exercise price of all stock options granted under the 2004 Stock Incentive Plan may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options. Unless otherwise determined by the committee, stock options become exercisable ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date.

     The exercise price of stock options may be paid in cash by the holder. Stock option grants may include provisions that permit the option holder, to the extent permitted by the committee, to exercise all or part of the holder's options, or to satisfy withholding tax liabilities, by tendering mature shares of our common stock already owned by the option holder for at least six months, or another period consistent with the applicable accounting rules, with a fair market value equal to the exercise price. Stock option grants also may include provisions that permit the option holder, to the extent permitted by the committee and only if there is a public market for the shares, to exercise all or part of the holder's options through a cashless exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and promptly deliver to us the proceeds of the sale equal to the exercise price of the common stock being purchased.

  STOCK APPRECIATION RIGHTS

     The committee also may grant stock appreciation rights, either singly or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our common stock, as determined by the committee, equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

  OTHER STOCK-BASED AWARDS

     The 2004 Stock Incentive Plan also permits the committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock. These awards are in such form and subject to such conditions as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.

     We have issued other stock-based awards in respect of 7,500,000 of the 8,720,936 shares available for such awards to Dr. Belamant, Herman Gideon Kotze, Brenda Stewart and Nitin Soma on June 8, 2004. These grants of other stock-based awards for no cash consideration are subject to such risks of forfeiture and other restrictions as determined by the committee at the time of grant. These stock-based awards become exercisable ratably, on an annual basis, over a period of five years, commencing with the grant date.

  PERFORMANCE STANDARDS AND SECTION 162(M)

     In general, Section 162(m) of the Code prevents the deductibility for U.S. income tax purposes of compensation in excess of one million dollars paid in any taxable year to an individual who on the last day of that year is the company's chief executive officer or is among its four other most highly compensated executive officers, except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m). Options granted at fair market value under the 2004 Stock Incentive Plan ordinarily will satisfy the performance-based requirements of Section 162(m), however the stock options granted to date to key members of management at $0.50 per share will not satisfy the performance-based requirements. If restricted stock or performance-based awards are intended to satisfy Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been established and certified by a committee of outside directors and approved by shareholders. The performance criteria under the 2004 Stock Incentive Plan include: consolidated earnings before or after taxes, net income, operating income, earnings per share, book value per share, return on shareholders' equity, expense management, return on investment, improvements in capital structure, profitability, profit margins, stock price, market share, revenues, costs, cash flow, working capital, and return on assets. Performance criteria for performance-based awards under the 2004 Stock Incentive Plan may relate to any combination of the total corporation, a subsidiary, and/or any business unit. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index. The committee will establish specific targets for recipients. The other stock-based awards granted to date to key members of management will not satisfy the performance-based requirements.

  TRANSFERABILITY

     Unless otherwise determined by the committee, awards granted under the 2004 Stock Incentive Plan may not be transferred or assigned by the holder otherwise than by will or the laws of descent and distribution.

  AMENDMENT

     Our board may amend the 2004 Stock Incentive Plan at any time, provided that no amendment will be made without the consent of the affected holder that diminishes the rights of the holder of any award, and except that the board may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of the Internal Revenue Code or other applicable laws. No amendment to the 2004 Stock Incentive Plan by our board may be made without the approval of shareholders if it would increase the total number of shares reserved for issuance under the 2004 Stock Incentive Plan or change the maximum number of shares for which awards may be granted to participants, except for such changes in accordance with the 2004 Stock Incentive Plan's adjustment provisions described above.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SHAREHOLDERS' AGREEMENT

     We will enter into a shareholders' agreement with South African Private Equity Fund III, L.P., or SAPEF, Brait International Limited, Brenthurst Private Equity II Limited, Brenthurst Private Equity South Africa I Limited, CI Law Trustees Limited for the San Roque Trust dated August 18, 1992 and Dr. Belamant. The shareholders which are parties to the shareholders' agreement beneficially own an aggregate of approximately 127,486,790 shares of common stock and special convertible preferred stock. The following is a brief summary of the shareholders' agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part.

     Board Rights. The agreement provides that for so long as SAPEF and its affiliates beneficially own 20% or more of our outstanding voting securities, which include our common stock and special convertible preferred stock, SAPEF shall be entitled to designate three individuals as directors. For so long as SAPEF and its affiliated beneficiaries own between 10% and 20% of our outstanding voting securities, SAPEF shall be entitled to designate two individuals as directors. For so long as SAPEF and its affiliated beneficiaries own less than 10% of our outstanding voting securities, SAPEF shall be entitled to designate one individual as a director. Each of SAPEF's designees must be reasonably acceptable to Dr. Belamant. SAPEF's current board designees are Antony Ball, Chad Smart and Alasdair Pein. Each of the parties has agreed to vote its shares to elect these designees.

     Tag Along Rights. If either SAPEF or Dr. Belamant, or their affiliates, propose to transfer, in any six-month period, 5% or more of the shares of common stock owned by that shareholder, then, except in certain circumstances, the other shareholder, so long as it owns in excess of 2% of the outstanding common stock, will have the right to require the proposed transferee to purchase from SAPEF or Dr. Belamant, whichever is not the selling shareholder, its pro rata amount of the shares being transferred. This requirement does not apply to offers and sales of common stock in a public offering or pursuant to Rule 144 or Rule 144(k) of the Securities Act or the sale of shares acquired pursuant to the exercise of employee stock options.

     Registration Rights. SAPEF and CI Law Trustees have the right to require, subject to certain conditions, that we register the shares of our common stock held by them. These shareholders have three demand registration requests, one of which may be for shelf registration. No such demand may be made by the shareholders within one year of selling shares in a demand registration. Each of the parties to the shareholders' agreement also has the right, subject to certain conditions and exceptions, to include its shares on any registration statement we file with respect to an offering of securities, whether for our account or the account of any other person.

     We have agreed to pay the expenses of the shareholders selling their shares pursuant to exercise of their registration rights, except that we will not bear any underwriting discounts, commissions or taxes. We have agreed to indemnify each selling shareholder for certain violations of federal or state securities laws in connection with any registration statement under which such selling shareholder sells its shares pursuant to exercise of its registration rights.

     The registration rights granted with respect to these shares survive until all such shares have been sold under an effective registration statement, have been sold under Rule 144, become eligible for sale either under Rule 144(k) or without regard to the volume limitations contained in Rule 144(e), or have been otherwise transferred or disposed of, and new certificates not bearing a restrictive legend have been delivered by us. The shareholders party to the shareholders' agreement have agreed with the underwriters not to exercise the registration rights or dispose of or otherwise transfer, subject to certain limitations, any shares or our common stock or any securities convertible into shares of common stock for a period of at least 180 days from the date of this prospectus.

NEDBANK CREDIT FACILITY

     We have a credit facility with Nedbank, pursuant to which Nedbank has agreed to provide us with a revolving credit facility of up to ZAR 500,000,000, or approximately $76.9 million. Borrowings under the facility bear interest at Nedbank's prime lending rate minus 200 base points. The facility is cross-guaranteed by all of our subsidiaries and is secured by our accounts receivable and intercompany loans receivable. The facility has no termination date but is reviewed annually by Nedbank. To date, as a group we have not made any borrowings under the credit facility.

OTHER RELATED TRANSACTIONS

     For services provided related to our acquisition of Aplitec, Brait received a capital raising fee of $3.7 million and a further corporate finance fee of $0.2 million. Brait exercised its option to purchase five million shares of common stock for an exercise price of $0.50 per share as partial payment for the services rendered. The remaining amount was paid in cash in July 2004. Antony Ball is a director and an officer of Brait S.A. and certain of its affiliates, including without limitation, Brait International and those affiliates that manage SAPEF and South Afican Private Equity Trust III, or SAPET. Chad Smart is an officer of Brait S.A. and certain of its affiliates, including without limitation, Brait International and those affiliates that manage SAPEF and SAPET. Each of Messrs. Ball and Smart is a member of our board of directors.

     From July 2002 to April 2004, Net1 Holdings S.a.r.l. made payments on our behalf to various creditors, including attorneys, accountants and financial advisors. Included in our trade and other payables as of June 30, 2004 was $0.3 million due to Net1 Holdings S.a.r.l. In October 2004, the amount payable to Net1 Holdings S.a.r.l. was paid in full. As of June 30, 2004, Net1 Holdings S.a.r.l. owned of record 8,520,578 shares of our common stock. Dr. Belamant is the chief executive officer of Net1 Holdings S.a.r.l. and can vote all of its shares.

     Pursuant to a board resolution dated January 29, 2002, approximately $0.4 million, approximately $0.2 million in 2003, of consulting fees payable to our former chief executive officer Claude Guerard were postponed until we had sufficient funds. In July 2004, the amount payable to Mr. Guerard was paid in full.

     Nedbank beneficially owns approximately 14.8% of the outstanding shares of our voting stock. We provide Nedbank with POS devices and other pay processing hardware. In addition, we have a software development and maintenance contract with Nedbank and provide other sundry services. During our 2004 fiscal year, we earned $1.6 million under the software development and maintenance contract, $0.9 million in hardware sales and $0.1 million from other sundry services. During the first nine months of 2005, we earned $1.5 million under the software development and maintenance contract and $10.4 million in hardware sales. Included in our accounts receivable as of June 30, 2004 was $1.0 million due from Nedbank.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table presents, as of the date of this prospectus and as adjusted to reflect the sale of shares of common stock in this offering by:

     - each person or group of affiliated persons which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock or more than 5% of our outstanding special convertible preferred stock;

     - each of our directors and named executive officers;

     - all of our directors and executive officers as a group; and

     - each selling shareholder participating in this offering.

     Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth below, including ownership percentages and voting power percentages, is based on an aggregate of 163,050,808 shares of common stock outstanding as of March 31, 2005 and an aggregate of 165,151,550 shares of special convertible preferred stock outstanding as of March 31, 2005, both with and without exercise of the underwriter's over-allotment option. All shares of common stock underlying special convertible preferred stock owned by each person and common stock underlying stock options or other stock-based awards that are presently exercisable or exercisable within 60 days of the date of this prospectus by each person are deemed to be outstanding and beneficially owned by the person holding the special convertible preferred stock, stock options and other stock-based awards respectively, for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. In addition, we have indicated in footnote disclosure for each of the persons named in the table the beneficial ownership percentage of such person immediately prior to the offering and after the offering, both with and without exercise of the underwriters' over-allotment option, computed as if the shares of common stock underlying all outstanding shares of special convertible preferred stock were outstanding. Each share of our outstanding special convertible preferred stock votes together with our common stock on a one vote per share basis.

     Certain shareholders are party to a shareholders' agreement. See "Certain Relationships and Related Party Transactions --Shareholders' Agreement."

     Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority. Except as otherwise noted, each shareholder's address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

                                                      SHARES SOLD      SHARES BENEFICIALLY      SHARES BENEFICIALLY
                              SHARES BENEFICIALLY     DURING THIS       OWNED AFTER THIS         OWNED AFTER THIS
                               OWNED IMMEDIATELY       OFFERING       OFFERING ASSUMING NO    OFFERING ASSUMING FULL
                                 PRIOR TO THIS        ASSUMING NO     EXERCISE OF THE OVER-    EXERCISE OF THE OVER-
                                   OFFERING         EXERCISE OF THE     ALLOTMENT OPTION         ALLOTMENT OPTION
                              -------------------   OVER-ALLOTMENT    ---------------------   -----------------------
NAME OF BENEFICIAL OWNER        NUMBER        %         OPTION         NUMBER         %         NUMBER         %
------------------------      -----------   -----   ---------------   ---------   ---------   ----------   ----------
Directors, Officers and 5%
  Shareholders:
Dr. Serge C.P.
  Belamant(1)...............  18,596,463    10.6%
Herman Gideon Kotze(2)......     900,000       *
Antony Charles Ball(3)......      50,000       *
Chad Leonard Smart(3).......      50,000       *
Christopher Stefan
  Seabrooke(3)..............      50,000       *
Alasdair Jonathan Kemsley
  Pein(3)...................      50,000       *
Brenda Stewart(2)...........     900,000       *
Nitin Soma(4)...............     971,429       *
Brenthurst Private Equity II
  Limited(5)................  12,049,267     7.4%
Brenthurst Private Equity
  South Africa I
  Limited(5)................   6,079,633     3.7%
South African Private Equity
  Fund III, L.P.(6).........  86,661,428    53.2%
South African Private Equity
  Trust III(6)..............   1,248,434       *
Brait International
  Limited(6)................   5,000,000     3.1%
Nedbank Limited(7)..........  48,659,456    23.0%
Nedbank Rainmaker Equity
  Fund(8)...................  10,666,183     6.1%
Directors and Executive
  Officers as a group (8
  persons)(9)...............  21,567,892    12.2%
Other Selling Shareholders:
Employees Selling Shares
  obtained through the
  Exercise of Stock Options:
Selling Shareholders
  Converting Special
  Convertible Preferred
  Stock:

---------------

 *  Less than one percent
(1) CI Law Trustees Limited for the San Roque Trust dated 8/18/92 owns 6,102,792 shares of common stock. Dr. Serge C.P. Belamant as proxy of CI Law Trustees can vote all of CI Law Trustees' shares. The amount also includes 11,593,671 special convertible preferred shares owned by Dr. Belamant that are convertible into common stock upon the occurrence of a trigger event. Also included in the amount are 800,000 shares which are exercisable or will become exercisable within the next 60 days under the 2,000,000 other stock-based awards that are exercisable in five equal installments beginning June 7, 2004. The amount also includes 100,000 shares which are exercisable or will become exercisable within the next 60 days under the 500,000 options that are exercisable in five equal installments beginning June 7, 2005. If the common stock underlying all outstanding shares of special convertible preferred stock were deemed outstanding, Dr. Belamant's beneficial ownership
    percentages would be 5.7%,   % and   %, respectively, which also reflects
    Dr. Belamant's applicable voting power percentages.

(2) Represents 800,000 shares which are exercisable or will become exercisable within the next 60 days under the 2,000,000 other stock-based awards that are exercisable in five equal installments beginning June 7, 2004. Also includes 100,000 shares which are exercisable or will become exercisable within the next 60 days under the 500,000 options that are exercisable in five equal installments beginning June 7, 2005.

(3) Represents 50,000 shares which are exercisable or will become exercisable within the next 60 days under the 250,000 options that are exercisable in five equal installments beginning June 7, 2005.

(4) Represents 600,000 shares which are exercisable or will become exercisable within the next 60 days under the 1,500,000 other stock-based awards that are exercisable in five equal installments beginning June 7, 2004, as well as 271,429 special convertible preferred shares that are convertible into common stock upon the occurrence of a trigger event. Also includes 100,000 shares which are exercisable or will become exercisable within the next 60 days under the 500,000 options that are exercisable in five equal installments beginning June 7, 2005.

(5) Pursuant to a Schedule 13D, dated June 7, 2004, filed by Brenthurst Private Equity II Limited, Brenthurst Private Equity South Africa I Limited, Brenthurst Limited, Theseus Limited, and Maitland Trustees Limited, Brenthurst Private Equity II Limited beneficially owns 11,000,000 shares of common stock and Brenthurst Private Equity South Africa I Limited beneficially owns 6,000,000 shares of common stock. As the controlling shareholder, Brenthurst Limited may be deemed to be the beneficial owner of securities held by Brenthurst Private Equity II Limited and Brenthurst Private Equity South Africa I Limited. As the parent company of Brenthurst, Theseus Limited may be deemed to be the beneficial owner of securities held by Brenthurst. As the parent company of Theseus, Maitland Trustees Limited may be deemed to the beneficial owner of securities held by Theseus. Brenthurst, Theseus and Maitland disclaim beneficial ownership of the securities, except to the extent of its pecuniary interest. If the common stock underlying all outstanding shares of special convertible preferred stock were deemed outstanding, the beneficial ownership percentages of
    Brenthurst Private Equity II Limited would be 3.7%,   % and   %,
    respectively, and the beneficial ownership percentages of Brenthurst Private
    Equity South Africa I Limited would be 1.9%,   % and   %, respectively,
    which amounts reflect the applicable voting power percentages.

     The registered address of Brenthurst Private Equity II Limited and Brenthurst Private Equity South Africa I Limited is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.

(6) The securities are held of record by SAPEF. As the general partner of SAPEF, SAPEF III International G.P. Limited may be deemed to be the beneficial owner of the securities held by SAPEF.

     The registered address of SAPEF is Walker House P.O. Box 908, George Town, Grand Cayman, Cayman Islands and the registered address of Brait International is Suite 305, Third Floor, Caudan Waterfront, Port Louis, Mauritius.

     Pursuant to a Schedule 13D, dated June 7, 2004, filed by SAPEF, Brait International Limited, SAPEF III International G.P. Limited, Capital Partners Group Holdings Limited, and Brait S.A., SAPEF beneficially owns 86,661,428 shares of common stock, and Brait International Limited beneficially owns 5,000,000 shares of common stock. As a shareholder of SAPEF III International G.P. Limited, and as the parent company of Brait International, Capital Partners Group Holdings Limited may be deemed to be the beneficial owner of securities held by each of SAPEF III International G.P. Limited and Brait International. As the parent company of Capital Partners Group Holdings Limited, Brait S.A. may be deemed to be the beneficial owner of securities held by Capital Partners Group Holdings Limited. SAPEF III International G.P. Limited, Capital Partners Group Holdings Limited and Brait S.A. disclaim beneficial ownership of the securities, except to its pecuniary interest. If the common stock underlying all outstanding shares of special convertible preferred stock were deemed outstanding, the beneficial ownership percentages of SAPEF
     would be 26.4%,   % and   %, respectively, and the beneficial ownership
     percentages of Brait International Limited would be 1.5%,   % and   %,
     respectively, which amounts reflect the applicable voting power percentages.

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

     As the Trustee of SAPET, Brait Capital Partners Trustee (Pty) Ltd, or BCP Trustees, may be deemed to be the beneficial owner of the securities held by BCP Trustees. As a shareholder of BCP Trustees, Brait South Africa Ltd, or BSA, may be deemed to be a beneficial owner of the shares held by SAPET. As the shareholder of BSA, Brait S.A. may be deemed to be the beneficial owner of securities held by BSA. BCP Trustees and Brait S.A. disclaim beneficial ownership of the securities, except to its pecuniary interest.

(7) The amount includes 48,659,456 special convertible preferred shares. Nedbank Limited's registered address is 135 Rivonia Road, Sandown, 2196, South Africa. If the common stock underlying all outstanding shares of special convertible preferred stock were deemed outstanding, the beneficial
    ownership percentages of Nedbank Limited would be 14.8%,   % and   %,
    respectively, which amounts reflect the applicable voting power percentages.

(8) The amount includes 10,666,183 special convertible preferred shares. Nedbank Rainmaker's registered address is BoE Clocktower, Clocktower Precinct, V & A Waterfront, Cape Town, South Africa. If the common stock underlying all outstanding shares of special convertible preferred stock were deemed outstanding the beneficial ownership percentages of Nedbank Rainmaker would
    be 3.2%,   % and   % respectively, which amounts reflect the applicable
    voting power percentages.

(9) Represents an aggregate of 3,000,000 shares which are exercisable or will become exercisable within the next 60 days under the 7,500,000 other stock-based awards that are exercisable in five equal installments beginning June 7, 2004. Also includes 600,000 shares which are exercisable or will become exercisable within the next 60 days under the 3,000,000 options that are exercisable in five equal installment beginning June 7, 2005. Also includes 11,865,100 special convertible preferred shares.

THE SOUTH AFRICAN INVITATION TO PARTICIPATE

     We have prepared and distributed in South Africa an invitation to
participate, dated          , 2005, which invited holders of our linked units to
offer for sale in this offering their shares of our common stock issuable upon conversion of the special convertible preferred stock these holders are entitled to receive upon giving of a conversion notice to the trustee of the South African trust. As described under "Corporate History -- The Aplitec Transaction," the South African trustee holds for the benefit of the linked unit holders the New Aplitec B class loan accounts and B class preference shares which are part of the linked units. Our invitation to participate was mailed only to holders of linked units to their addresses in South Africa as reflected on the records of the South African trustee. We are not recommending that any holders of linked units participate in this offering, and we are not purchasing any of the shares of common stock offered in this offering. These shares will be purchased from the trustee of the Cayman Islands trust which holds for the benefit of the linked unit holders the special convertible preferred stock which will be converted into common stock upon the giving of the conversion notice.

     The selling shareholders in this offering are holders of linked units who accept the invitation to participate and give the conversion notice to the trustee of the South African trust. Under the terms of the invitation to participate, the related letter of transmittal, custody agreement and other documents, each holder of linked units who elects to participate in this offering will deposit with the trustee of the South African trust, an irrevocable signed conversion notice instructing the trustee of the South African trust to convert a number of special convertible shares specified in the conversion notice. The conversion notice will be effective only upon the execution of an underwriting agreement among us, the underwriters, the trustee of the South African trust and the selling shareholders.

     Upon the execution of the underwriting agreement, the shares of common stock to be sold will be deposited by the trustee of the South African trust with The Bank of New York, as custodian, until such time as they are required to be delivered to the underwriters under the underwriting agreement. The successful completion of these transactions by the selling shareholders, the trustee and the custodian is a condition precedent to the underwriters' obligations to purchase any shares in the offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our articles of incorporation authorize the issuance of 500,000,000 shares of common stock, par value $0.001 per share, and 300,000,000 shares of preferred stock, par value $0.001 per share. Prior to the closing of this offering, we will amend our articles of incorporation to reflect a one-for-six reverse stock split of our common stock and our special convertible preferred stock, which has been approved by our board of directors and will become effective prior to the closing of this offering. This will decrease our authorized capital stock to 83,333,333 shares of common stock with a par value of $0.001 per share, and 50,000,000 shares of preferred stock with a par value of $0.001 per share.

COMMON STOCK

     OUTSTANDING SHARES. As of March 31, 2005, we had 163,050,808 shares of common stock issued and outstanding.

     VOTING RIGHTS. Each holder of our common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by shareholders. Holders of our common stock may not cumulate their votes in the election of directors, and are entitled to share equally and ratably in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock according to its terms. Holders of shares of our common stock do not have preferential, subscriptive or preemptive rights with respect to any securities or any conversion rights. Our common stock is not subject to redemption.

     RIGHTS TO DIVIDENDS AND ON LIQUIDATION, DISSOLUTION OR WINDING UP. Holders of our common stock are entitled to receive dividends and other distributions when declared by our board of directors out of funds available. Payment of dividends and distributions is subject to certain restrictions of Florida law, including the requirement that after making any distribution we must be able to meet our debts as they become due in the usual course of our business.

     Upon voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock according to its terms. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

     The rights of holders of common stock may be adversely affected by the rights of holders of preferred stock that is outstanding or that may be issued in the future.

     ADDITIONAL ISSUANCES OF COMMON STOCK. Additional shares of our authorized common stock may be issued from time to time, as determined by our board of directors and without approval from our shareholders, except as required by applicable rules or laws.

PREFERRED STOCK

     Our board of directors may authorize the issuance of preferred stock from time to time, each of which class or series will have those voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as specified by the board of directors. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.

SPECIAL CONVERTIBLE PREFERRED STOCK

     OUTSTANDING SHARES. In June 2004, in connection with the Aplitec transaction, we issued 192,967,138 shares of special convertible preferred stock convertible into 192,967,138 shares of common stock. As of March 31, 2005, 27,815,588 shares had been converted into common stock, leaving 165,151,550 shares of special convertible preferred stock issued and outstanding.

     Our special convertible preferred stock ranks:

     - on parity, without preference and priority, to our common stock with respect to dividend rights (except as described below) or rights upon liquidation, dissolution or winding up; and

     - junior in preference and priority to each other class or series of preferred stock or other equity security of ours under terms that may be determined by the board of directors to expressly provide that such other security will rank senior in preference or priority to the special convertible preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up.

     VOTING RIGHTS. Holders of our special convertible preferred stock have the right to receive notice of, attend, speak and vote at general meetings, and are entitled to vote on all matters on which holders of common stock are entitled to vote. Holders of special convertible preferred stock vote together with the holders of common stock as a single class. Each holder of special convertible preferred stock present in person, or the person representing such holder, is entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of the special convertible preferred stock held by such holder on the record date.

     We may not take any of the following actions without the prior vote or written consent of our holders representing at least a majority of the then outstanding shares of special convertible preferred stock, voting together as a separate class:

     - any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of special convertible preferred stock; or

     - any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the special convertible preferred stock in the articles of incorporation in any manner that adversely affects the holders of such stock.

     DIVIDENDS. Provided that shares of special convertible preferred stock are outstanding, our board will determine immediately prior to the declaration of any dividend or distribution (1) the portion, if any, of our assets available for such dividend or distribution that is attributable to funds or assets from New Aplitec, regardless of the manner received, or the South African Amount, and
(2) the portion of such funds or assets that is not from New Aplitec, or the Non-South African Amount. The South African Amount will not include amounts received from New Aplitec due to its liquidation, distribution or dividend after an insolvency or winding up.

     Provided that shares of special convertible preferred stock are outstanding, (1) any dividends or distributions of Non-South African Amounts must be paid pro rata to all holders of common stock and special convertible preferred stock, and (2) any dividends or distributions of South African Amounts can be paid only to holders of common stock. Our board has complete discretion to declare a dividend or distribution with respect to South African Amounts or Non-South African Amounts.

     CONVERSION. Special convertible preferred stock is convertible into shares of common stock on a one-for-one basis upon the occurrence of a trigger event, which is defined as any one of the following events: (1) notification by the reinvesting shareholder of the intention to convert some or all of such holder's special convertible preferred stock; (2) the abolition or relaxation of Excon regulations such that South African residents would be permitted to directly hold shares of non-South African companies; or (3) our liquidation, insolvency or other winding up. With each converted share of special convertible preferred stock that is to be converted, we will receive:

     - 1.228070176 New Aplitec B class preference shares; and

     - such holder's interest in the New Aplitec B loan accounts, which is equal to (1) the aggregate principal amount of New Aplitec B loans, plus any accrued interest, minus any repayment or previous transfer of New Aplitec B loans, divided by (2) the number of the shares of special convertible preferred stock outstanding at such time.

     No fractional shares of common stock shall be issued upon conversion of the special convertible preferred stock, unless our board of directors shall otherwise determine to issue fractional shares. In lieu of fractional shares, we will pay cash equal to such fractional amount multiplied by the fair market value per share of common stock on the date of conversion. If more than one share of special convertible preferred stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares converted at that time.

     We will reserve and keep available out of our authorized but unissued shares of common stock the full number of shares of common stock deliverable upon the conversion of all outstanding special convertible preferred stock.

     Upon conversion, all rights with respect to shares for special convertible preferred stock will cease. Converted shares will be cancelled and have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

     TRANSFER RESTRICTIONS. Special convertible preferred stock may not be sold, assigned, transferred, pledged, or encumbered, except to us upon conversion into shares of common stock. The shares of special convertible preferred stock may not be held by any person other than the Cayman Trust for the benefit of the South African Trust and indirectly for the benefit of reinvesting shareholders, or directly by the South African Trust for the benefit of reinvesting shareholders in connection with a conversion into common stock.

     LIQUIDATION, DISSOLUTION AND WINDING UP. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, all outstanding shares of special convertible preferred stock will automatically convert and holders will be entitled to receive pari passu with holders of common stock, any assets distributed for the benefit of its shareholders.

DIRECTOR QUALIFICATIONS

     Neither Florida law nor our articles of incorporation require that directors be residents of Florida nor that they be shareholders to qualify to serve as directors.

NUMBER OF DIRECTORS

     Our by-laws provide that the members of the board of directors may not be less than one nor more than ten but give authority to amend the by-laws and increase or decrease the number of directors to the board of directors.

MEETINGS OF SHAREHOLDERS

     Florida law requires corporations to hold an annual meeting for the election of directors and the transaction of any other business. The annual meeting must be convened and held in accordance with the corporation's by-laws. Our by-laws do not fix a time or method for convening an annual meeting.

  SPECIAL MEETINGS

     Under Florida law, a special meeting of shareholders of a Florida corporation may be called by the board of directors, by persons authorized in the corporation's articles of incorporation or by-laws, or by holders of not less than 10% of all shares entitled to vote at the meeting unless a different percentage, that does not exceed 50%, is specified in the articles of incorporation. Our by-laws provide that special meetings of shareholders may be called by majority vote of our board of directors, the chief executive officer or president or by at least 10% of the shares of stock entitled to vote at the meeting.

  NOTICE OF SHAREHOLDER MEETINGS

     Under Florida law and our by-laws, notice of shareholder meetings must be provided to shareholders of record not less than ten days nor more than 60 days prior to the date set for such meeting. Our by-laws provide that a matter may be properly considered before a meeting of shareholders only if (1) the matter is included in the notice of meeting provided to shareholders at the direction of the board of directors, (2) the matter is otherwise properly brought before the meeting by our board of directors or (3) the matter is properly brought before the meeting by a shareholder. In order to properly bring any business before the annual meeting, a shareholder must provide timely notice to the secretary containing certain required information in accordance with the notice provisions contained in our by-laws.

ANTI-TAKEOVER PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

     Our articles of incorporation and bylaws include certain other provisions that may have an anti-takeover effect or the effect of delaying or preventing changes in our control or our management including the following:

     - Our board of directors currently may issue up to 300,000,000 shares of preferred stock, with such designations, preferences, cumulative, relative, participating, optional or other rights, limitations or restrictions as fixed by our board of directors, which could include the right to approve an acquisition or change in control). Following the reverse stock split, the number of shares of preferred stock that our board of directors may issue will be reduced to 50,000,000.

     - Our articles of incorporation do not provide for cumulative voting for directors. The absence of cumulative voting may make it more difficult for shareholders owning an aggregate of less than a majority of our stock to elect directors to our board.

     - Our by-laws currently provide that our board of directors can increase or decrease the number of directors by amendment to the by-laws, and vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors.

     - Our by-laws provide that shareholders who desire to bring business before an annual or special meeting of shareholders must comply with certain advance notice provisions. These advance notice provisions also apply to the nomination of any person for election as a director.

     These provisions may be deemed to have an anti-takeover effect and may discourage, delay, defer or prevent transactions involving an actual or potential change in control of us or our management, including transactions that might otherwise result in a premium over the market price for shares held by our shareholders.

AMENDMENT TO OUR AMENDED ARTICLES OF INCORPORATION

     We will amend our amended articles of incorporation, prior to the effectiveness of the registration statement of which this prospectus forms a part, to effect a one-for-six reverse stock split of our capital stock pursuant to Section 607.10025 of the FBCA. Upon the effectiveness of the reverse stock split, each six shares of our capital stock outstanding will, automatically on the effective date of the reverse stock split, combine into one share of our capital stock, which will result in a decrease of our authorized capital stock to 83,333,333 shares of common stock with a par value of $0.001 per share and 50,000,000 shares of preferred stock with a par value of $0.001 per share. We will round up for fractional shares in connection with the reverse stock split and shareholders will not be entitled to cash payments in lieu of the fractional shares.

LISTING

     We have applied to have our common stock included for quotation on the
Nasdaq National Market under the symbol     .

TRANSFER AGENT AND REGISTRAR

     The Bank of New York is our transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been a limited public market for our common stock. We cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of shares of our common stock in the public market, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. These factors could also make it more difficult to raise funds through future offerings of common stock.

SALE OF RESTRICTED SHARES

     Upon the closing of this offering, we will have an aggregate of 328,202,358 shares of common stock and special convertible preferred stock outstanding. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act. However, if shares are purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act, their sales of shares of common stock would be subject to volume limitations and other restrictions that are described below. In addition,
          outstanding shares of common stock and           shares of outstanding
common stock issued in the future upon conversion of special convertible preferred stock issued in the Aplitec transaction are freely tradeable without restriction or further registration under the Securities Act.

     Our shares of common stock, outstanding upon closing of this offering or issued in the future on conversion of shares of special convertible preferred stock, will be eligible for sale into the public market as follows:

  APPROXIMATE
NUMBER OF SHARES                           DESCRIPTION
----------------                           -----------
                   After the date of this prospectus, freely tradeable shares.
                   After 180 days from the date of this prospectus, except as otherwise discussed below, the lock-up period will expire, and these additional shares of common stock will be
                   saleable, subject, in some cases, to holding periods and
                   volume limitations.

RULE 144

     In general, under Rule 144 as currently in effect, a person who is one of our affiliates or has purchased "restricted securities" and has beneficially owned those shares of common stock for at least one year, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the total number of our shares of common stock then outstanding, which is expected to equal approximately 3,282,024 shares of common stock immediately after the closing of this offering; or

     - the average weekly trading volume of our shares of common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k) as currently in effect, a person who has not been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned our shares of common stock for at least two years, including the holding period of any owner other than an affiliate, is entitled to sell those shares without regard to volume limitations, manner of sale provisions or information requirements under

Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, these shares may be sold immediately upon the closing of this offering.

STOCK OPTIONS AND OTHER STOCK-BASED AWARDS

     As of March 31, 2005, options to purchase 8,720,936 shares of common stock were issued and outstanding, of which options to purchase 1,744,188 shares of common stock are scheduled to become exercisable on June 7, 2005. As of March 31, 2005, other stock-based awards in respect of 8,720,936 shares of common stock for no cash consideration were issued and outstanding, of which 1,744,188 other stock-based awards had become exercisable and an additional 1,744,188 are scheduled to become exercisable on June 7, 2005. Shares of common stock issued upon exercise of a stock option or other stock-based award and registered under a Form S-8 registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the public market, immediately following the expiration of or release from the lock-up agreements. We intend to file a Form S-8 registration statement prior to the closing of this offering or as soon as practicable after the closing of this offering.

REGISTRATION RIGHTS

     Under our shareholder's agreement with SAPEF, CI Law Trustees and other parties, SAPEF and CI Law Trustees have the right to require, subject to certain conditions, that we register the shares of our common stock held by them. These shareholders have three demand registration requests, one of which may be for shelf registration. No such demand may be made by the shareholders within one year of selling shares in a demand registration. Each of the parties to the shareholders' agreement also has the right, subject to certain conditions and exceptions, to include its shares on any registration statement we file with respect to an offering of securities, whether for our account or the account of any other person.

     We have agreed to pay the expenses of the shareholders selling their shares pursuant to exercise of their registration rights, except that we will not bear any underwriting discounts, commissions or taxes. We have agreed to indemnify each selling shareholder for certain violations of federal or state securities laws in connection with any registration statement under which such selling shareholder sells its shares pursuant to exercise of its registration rights.

     The registration rights granted with respect to these shares survive until all such shares have been sold under an effective registration statement, have been sold under Rule 144, become eligible for sale either under Rule 144(k) or without regard to the volume limitations contained in Rule 144(e), or have been otherwise transferred or disposed of, and new certificates not bearing a restrictive legend have been delivered by us. The shareholders party to the shareholders' agreement have agreed with the underwriters not to exercise the registration rights or dispose of or otherwise transfer, subject to certain limitations, any shares or our common stock or any securities convertible into shares of common stock for a period of at least 180 days from the date of this prospectus.

LOCK-UP AGREEMENTS

     We, each of our directors and executive officers, the selling shareholders and certain of our other shareholders have agreed, with limited exceptions, that we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any of our shares of common stock or file a registration statement with the SEC relating to the offering of any of our shares of common stock. However, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the "lock-up" restrictions, subject to certain exceptions, will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the occurrence of the material news or material event.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A significant portion of our assets and the assets of our directors and executive officers and some of the experts named in this prospectus are located outside the United States. In addition, most of the members of our board of directors, all of our executive officers and several of our experts named in this prospectus are residents of South Africa or other foreign countries. As a result, it may not be possible for you to effect service of process, within the United States or elsewhere outside South Africa, upon our non-U.S. directors, our officers or several of our experts. Moreover, any judgment obtained against us or any of these foreign persons in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by a South African court. Further, if a foreign judgment is enforced by a South African court, it will be payable in South African currency. Also, under South Africa's Exchange Control laws, the approval of the South African Reserve Bank is required before a defendant resident in South Africa may pay money to a non-resident plaintiff in satisfaction of a foreign judgment enforced by a court in South Africa. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in South Africa.

     A foreign judgment is not directly enforceable in South Africa, but constitutes a cause of action which will be enforced by South African courts provided that:

     - the court which pronounced the judgment had jurisdiction to entertain the case according to the principles recognized by South African law with reference to the jurisdiction of foreign courts;

     - the judgment is final and conclusive (that is, it cannot be altered by the court which pronounced it);

     - the judgment has not lapsed;

     - the recognition and enforcement of the judgment by South African courts would not be contrary to public policy, including observance of the rules of natural justice which provide that no award is enforceable unless the defendant was duly served with documents initiating proceedings, that he was given a fair opportunity to be heard and that he enjoyed the right to be legally represented in a free and fair trial before an impartial tribunal;

     - the judgment was not obtained by fraudulent means;

     - the judgment does not involve the enforcement of a penal or revenue law; and

     - the enforcement of the judgment is not otherwise precluded by the provisions of the Protection of Business Act, 1978 (as amended), of South Africa.

     It is the policy of South African courts to award compensation for the loss or damage actually sustained by the person to whom the compensation is awarded. Although the award of punitive damages is generally unknown to the South African legal system, that does not mean that such awards are necessarily contrary to public policy. Whether a judgment is contrary to public policy would depend on the facts of the case. Exorbitant, unconscionable, or excessive awards will generally be contrary to public policy. South African courts cannot review the merits of a foreign judgment and cannot act as a court of appeal or review over the foreign court. South African courts will usually implement their own procedural laws and, where an action based on an international contract is brought before a South African court, the capacity of the parties to the contract may under certain circumstances be determined in accordance with South African law. It is doubtful whether an original action based on United States federal securities laws may be brought before South African courts. A plaintiff who is not resident in South Africa may be required to provide security for costs in the event of proceedings being initiated in South Africa. Furthermore, the Rules of the High Court of South Africa require that documents executed outside South Africa be authenticated in a prescribed manner for the purpose of use in South African courts. It is not possible therefore for an investor to seek to impose criminal liability in a South African court arising from a violation of United States federal securities laws.

                     MATERIAL U.S. FEDERAL TAX CONSEQUENCES
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock. The discussion of income tax considerations applies if you are a beneficial owner of shares and are not:

     - a citizen or resident of the United States;

     - a corporation created or organized in, or under the laws of, the United States or any political subdivision of the United States;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - a trust that existed on August 20, 1996, was treated as a U.S. person on August 19, 1996, and elected to be treated as a U.S. person.

     The discussion of estate tax considerations applies to individuals who are not U.S. citizens or residents for estate tax purposes.

     If a partnership, whether organized in the U.S. or abroad, holds our common stock, then the tax treatment of partners generally will depend on the status of the partners. Partnerships which hold our common stock and partners in such partnerships should consult their own tax advisors.

     This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. income tax laws, including a "controlled foreign corporation," "passive foreign investment company," foreign tax-exempt organization, financial institution, broker or dealer in securities or former U.S. citizen or resident. This summary does not discuss any aspect of state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code, or the Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

     We urge prospective non-U.S. shareholders to consult their tax advisors regarding the U.S. federal, state and local and the non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate, usually on an IRS Form W-8BEN. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current earnings and profits for the year of the distribution or accumulated earnings and profits through the date of the distribution, in each case as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of common stock, which is discussed below.

     Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States, and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to

U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business, but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you, may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

SALE OR OTHER DISPOSITION OF COMMON STOCK

     You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of common stock unless the gain is effectively connected with your conduct of a trade or business within the United States, and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain.

     Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under a treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

     The United States imposes a backup withholding tax, currently at a rate of 28%, on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification, usually on an IRS Form W-8BEN, of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption, or an exempt recipient.

     Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold on that amount unless you provide appropriate certification, usually on an IRS Form W-8BEN, to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting, and backup withholding if the appropriate certification is not provided, also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

     Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

ESTATE TAX

     Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of his or her death will be included in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to

U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Current law provides that the maximum federal estate tax rate will be reduced over an eight-year period beginning in 2002 and the tax will be eliminated for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be reinstated beginning in 2011.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Robert W. Baird & Co. Incorporated, Jefferies & Company, Inc. and Thomas Weisel Partners LLC are acting as representatives, have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of shares indicated below:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Morgan Stanley & Co. Incorporated...........................
J.P. Morgan Securities Inc. ................................
Robert W. Baird & Co. Incorporated .........................
                                                                  --------
Jefferies & Company, Inc. ..................................
Thomas Weisel Partners LLC..................................
  Subtotal..................................................
                                                                  --------
     Total..................................................
                                                                  ========

     As joint book-running managers on behalf of the underwriting syndicate, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. will be responsible for recording a list of potential investors that have expressed an interest in purchasing common stock as part of this offering.

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $ a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters'
option is exercised in full, the total price to the public would be $     , the
total underwriters' discounts and commissions would be $     , total proceeds to
us would be $     and total proceeds to the selling shareholders would be
$     .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Application has been made to have the common stock approved for quotation
on the Nasdaq National Market under the symbol "          ."

     We, each of our directors and executive officers, the selling shareholders and certain other of our shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - our issuance of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than us relating to the shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     The 180-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the "lock-up" restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the occurrence of the material news or material event.

     The estimated offering expenses payable by us, in addition to the
underwriting discounts and commissions, are approximately $     , which includes
legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

     The following tables show the underwriting discounts and commissions that the selling shareholders are to pay to the underwriters in connection with this offering and such amounts payable by us assuming full exercise of the underwriters' over-allotment option to purchase additional shares of our common stock.

                        PAID BY THE SELLING SHAREHOLDERS

Per share...................................................  $
                                                              --------
  Total.....................................................  $
                                                              ========

        PAID BY US (ASSUMING FULL EXERCISE OF THE OVER-ALLOTMENT OPTION)

Per share...................................................  $
                                                              --------
  Total.....................................................  $
                                                              ========

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time. These activities may be effected on The Nasdaq National Market or otherwise.

     A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead co-managers to underwriters that may make Internet distributions on the same basis as other allocations.

     From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to us.

     From time to time, J.P. Morgan Securities Inc. has provided, and continues to provide, investment banking services to us.

     We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of common stock and other legal matters in connection with this offering with respect to U.S. law will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, New York, New York. Certain legal matters in connection with this offering with respect to U.S. law will be passed upon for the underwriters by Davis Polk & Wardwell, London, England. Certain legal matters in connection with this offering with respect to South African law will be passed upon for us by Cliffe Dekker Inc.

                                    EXPERTS

     Our consolidated financial statements as of June 30, 2004 and the year then ended and included in this prospectus have been audited by Deloitte & Touche (South Africa), an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the segment information disclosures as well as the restatement of earnings per share and diluted earnings per share) and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Aplitec as of June 30, 2002 and 2003 and for each of the years in the two-year period ended June 30, 2003 included in this prospectus have been audited by PKF (Jhb) Inc., registered auditors and chartered accountants, as independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock that are being offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Refer to the registration statement, exhibits and schedules for further information with respect to the shares of common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other documents are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The registration statement, including all exhibits, may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Our reports, proxy statements and most other information that we file with the SEC may be inspected and copied at the address stated above.

                         NET 1 UEPS TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
Report of Independent Registered Public Accounting
  Firm -- Deloitte & Touche (South Africa)..................    F-2
Report of the Independent Auditors -- PKF (JHB) Inc. .......    F-3
Consolidated Balance Sheets -- June 30, 2004 and 2003.......    F-4
Consolidated Statements of Operations -- for the years ended
  June 30, 2004, 2003 and 2002..............................    F-5
Consolidated Statements of Movements in Shareholders'
  Equity -- for the years ended June 30, 2004, 2003 and
  2002......................................................    F-6
Consolidated Statements of Cash Flows -- for the years ended
  June 30, 2004, 2003 and 2002..............................    F-7
Notes to Consolidated Financial Statements..................    F-8
Condensed Consolidated Balance Sheets at March 31, 2005
  (unaudited) and June 30, 2004.............................   F-36
Condensed Consolidated Statements of Operations for the nine
  months ended March 31, 2005 and 2004 (unaudited)..........   F-37
Condensed Consolidated Statements of Movements in
  Shareholders' Equity for the nine months ended March 31,
  2005 (unaudited)..........................................   F-38
Condensed Consolidated Statements of Cash Flows for the nine
  months ended March 31, 2005 and 2004 (unaudited)..........   F-39
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................   F-40

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Net 1 UEPS Technologies, Inc.

     We have audited the accompanying consolidated balance sheet of Net 1 UEPS Technologies, Inc. and subsidiaries (the "Company") as of June 30, 2004 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended June 30, 2003 and 2002, before the restatement for changes to segment information described in Note 15 to the financial statements, were audited by other auditors.

SCOPE

     We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

AUDIT OPINION

     In our opinion, such consolidated financial statements, referred to above, present fairly, in all material respects, the financial position of the Company at June 30, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed above, the financial statements of the Company as of June 30, 2003 and 2002 and for the years then ended were audited by other auditors. As described in Note 15, these financial statements have been restated. We audited the adjustments referred to in Note 15 that were applied to restate the disclosures of 2004, 2003 and 2002 segment information in the accompanying financial statements to give retroactive effect to the change in reportable segments. In respect of the 2003 and 2002 years, our procedures included (1) comparing the adjustment amounts of segment revenues, operating income, and assets to the Company's underlying analysis obtained from management, and (2) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2003 and 2002 financial statements of the Company other than with respect to such adjustments, and accordingly, we do not express an opinion or any other form of assurance on the 2003 and 2002 financial statements taken as a whole.

     In addition, as described in note 11, the earnings per share and diluted earnings per share for 2003 and 2002, set out in the consolidated statements of operations, has been restated. This is to give effect to the change in capital structure resulting from the transaction described in note 1. We have audited the restatement of earnings per share and diluted earnings per share using the restated number of weighted average common stock in issue and weighted average diluted stock and the audited net income reported for the years ended June 30, 2003 and 2002.

                                          /s/ DELOITTE & TOUCHE (SOUTH
                                          AFRICA)
                                          --------------------------------------
                                          Chartered Accountants (SA)
                                          Johannesburg, Republic of South Africa

October 8, 2004 (except for Note 15, as to which the date is May 24, 2005)

                       REPORT OF THE INDEPENDENT AUDITORS

To the Shareholders of Net 1 Applied Technology Holdings Limited

     We have audited the accompanying consolidated balance sheets of Net 1 Applied Technology Holdings Limited and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, cash flows and shareholders' equity for each of the two years in the period ended June 30, 2003. These financial statements are the responsibility of the Corporation's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

     Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in South Africa and of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     For purposes of reporting on the 2004 fiscal year the composition of reportable segments has been changed which has resulted in the corresponding information for earlier periods being restated. Similarly, the number of issued and authorised shares during 2003 and 2002 has been restated as a result of the transaction described in Note 1. As of November 30, 2003, we were not able to verify the adjustments made in connection with the restatement of segment information and earnings per share and hence we do not express an opinion on the restated segment report and earnings per share disclosures included in these financial statements.

     In our opinion, except for the effects of such adjustments to the segment report and earnings per share disclosures, if any, as might have been determined to be necessary had we been able to satisfy ourselves as to the correctness of the restatements, such consolidated financial statements present fairly, in all material respects, the financial position of Net 1 Applied Technology Holdings Limited and subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ PKF (JHB) INC.
                                          --------------------------------------
                                          PKF (JHB) INC
                                          Chartered Accountants (SA)
                                          Registered Accountants and Auditors

November 30, 2003

                         NET 1 UEPS TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,    JUNE 30,
                                                                2004        2003
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                                   SHARE DATA)
                                      ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 80,282     $54,313
  Trade and other receivables (net of allowances of -- 2004:
     $8,387; 2003: $6,797)..................................    33,527      20,614
  Inventory.................................................     1,054         845
  Deferred income taxes.....................................     2,549       2,933
                                                              --------     -------

     Total current assets...................................   117,412      78,705
LONG TERM RECEIVABLE........................................     1,106          --
PROPERTY, PLANT, & EQUIPMENT, net...........................     7,638       8,017
EQUITY ACCOUNTED INVESTMENT.................................       878          --
GOODWILL....................................................    15,212       8,046
INTANGIBLE ASSETS...........................................    10,386       3,591
                                                              --------     -------
TOTAL ASSETS................................................   152,632      98,359
                                                              --------     -------

                                    LIABILITIES
CURRENT LIABILITIES
  Bank overdraft............................................        19          --
  Trade and other payables..................................    23,693      16,459
  Income taxes payable......................................    24,119       3,402
                                                              --------     -------
     Total current liabilities..............................    47,831      19,861
DEFERRED INCOME TAXES.......................................     8,961       7,994
LONG TERM LIABILITIES.......................................       252          --
                                                              --------     -------
                                                                57,044      27,855
                                                              --------     -------

                               SHAREHOLDERS' EQUITY
COMMON STOCK
  Authorized: 500,000,000 with $0.001 par value;
  Issued and outstanding shares -- 2004: 135,235,220; 2003:
  192,967,138...............................................       135          39
SPECIAL CONVERTIBLE PREFERRED STOCK
  Authorized: 300,000,000 with $0.001 par value;
  Issued and outstanding shares: 192,967,138................       193          --
B CLASS PREFERRED STOCK
  Authorized: 330,000,000 with $0.001 par value;
  Issued and outstanding shares: 236,977,187................        38          --
ADDITIONAL PAID-IN-CAPITAL..................................    71,681      40,538
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)...............    15,039        (962)
RETAINED EARNINGS...........................................     8,502      30,889
                                                              --------     -------
TOTAL SHAREHOLDERS' EQUITY..................................    95,588      70,504
                                                              --------     -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $152,632     $98,359
                                                              ========     =======

  The consolidated notes are an integral part of these consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              JUNE 30,    JUNE 30,    JUNE 30,
                                                                2004        2003        2002
                                                              ---------   ---------   ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUE.....................................................   131,098      74,924     51,793
EXPENSES
  COST OF GOODS SOLD, IT PROCESSING, SERVICING AND
     SUPPORT................................................    39,134      25,935     14,170
  GENERAL AND ADMINISTRATIVE EXPENSES.......................    39,677      26,399     21,637
  DEPRECIATION AND AMORTIZATION.............................     5,676       3,323      3,128
  REORGANIZATION COSTS......................................    11,133          --         --
                                                              --------     -------     ------
OPERATING INCOME............................................    35,478      19,267     12,858
INTEREST INCOME, NET........................................     3,640       2,600      1,381
                                                              --------     -------     ------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST............    39,118      21,867     14,239
INCOME TAX EXPENSE..........................................    25,927       9,473      5,554
MINORITY INTEREST...........................................        --         452        167
                                                              --------     -------     ------
NET INCOME FROM CONTINUING OPERATIONS BEFORE EARNINGS FROM
  EQUITY ACCOUNTED INVESTMENT, EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE.................    13,191      11,942      8,518
EARNINGS FROM EQUITY ACCOUNTED INVESTMENT...................        87          --         --
                                                              --------     -------     ------
INCOME FROM CONTINUING OPERATIONS...........................    13,278      11,942      8,518
EXTRAORDINARY ITEM..........................................        --         857         --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE...................        --         318         --
                                                              --------     -------     ------
NET INCOME FOR THE YEAR.....................................    13,278      13,117      8,518
                                                              ========     =======     ======
INCOME FROM CONTINUING OPERATIONS PER SHARE
  BASIC EARNINGS, IN CENTS
  Common stock..............................................       6.6         6.2        4.5
  Linked units..............................................       6.6          --         --
  DILUTED EARNINGS, IN CENTS
  Common stock..............................................       6.4          --        4.5
  Linked units..............................................       6.4          --         --
NET INCOME PER SHARE
  BASIC EARNINGS, IN CENTS
  Common stock..............................................       6.6         6.8        4.5
  Linked units..............................................       6.6
  DILUTED EARNINGS, IN CENTS
  Common stock..............................................       6.4          --        4.5
  Linked units..............................................       6.4

  The consolidated notes are an integral part of these consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

          CONSOLIDATED STATEMENTS OF MOVEMENTS IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 2004, 2003 AND 2002

                                                              SPECIAL CONVERTIBLE          B CLASS
                                    COMMON STOCK                PREFERRED STOCK        PREFERRED STOCK
                         ----------------------------------   --------------------   --------------------
                            NUMBER               ADDITIONAL     NUMBER                 NUMBER
                              OF                  PAID-IN         OF                     OF                 RETAINED
                            SHARES      AMOUNT    CAPITAL       SHARES      AMOUNT     SHARES      AMOUNT   EARNINGS
                         ------------   ------   ----------   -----------   ------   -----------   ------   --------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Balance -- July 1,
  2001.................   187,134,139     37       38,445              --     --              --     --      15,710
Net Income.............                                                                                       8,518
Dividends declared.....                                                                                      (2,531)
Stock issued during the
  year.................     2,972,136      1          527
Stock compensation
  expense..............                               384
Movement in Foreign
  Currency Translation
  Reserve..............
                         ------------    ---      -------     -----------    ---     -----------     --     -------
Balance -- June 30,
  2002.................   190,106,275     38       39,356              --     --              --     --      21,697
Net Income.............                                                                                      13,117
Dividends declared.....                                                                                      (3,925)
Stock issued during the
  year.................     2,860,863      1          569
Stock compensation
  expense..............                               613
Movement in Foreign
  Currency Translation
  Reserve..............
                         ------------    ---      -------     -----------    ---     -----------     --     -------
Balance -- June 30,
  2003.................   192,967,138     39       40,538              --     --              --     --      30,889
Net income.............                                                                                      13,278
ITEMS RELATED TO THE
  REORGANIZATION
  TRANSACTION
Dividends paid.........                                                                                     (35,665)
Cash distribution to
  Aplitec
  shareholders.........                           (37,002)
Reorganization of share
  capital..............  (191,461,427)   (39)        (192)    191,461,427    193     235,128,068     38
Issue of linked units
  to Brait in
  accordance with
  underwriting
  agreement............    (1,505,711)                847       1,505,711              1,849,119
Reverse acquisition of
  Net 1 by Aplitec.....    15,852,856     16        7,918
Issue of common
  stock................   105,661,428    106       52,725
Stock issued in
  accordance with 2004
  Stock Incentive
  Plan.................     8,720,936      8        4,352
Issue of stock for
  transaction fees.....     5,000,000      5        2,495
Movement in Foreign
  Currency Translation
  Reserve..............
                         ------------    ---      -------     -----------    ---     -----------     --     -------
Balance -- June 30,
  2004.................   135,235,220    135       71,681     192,967,138    193     236,977,187     38       8,502
                         ============    ===      =======     ===========    ===     ===========     ==     =======


                          ACCUMULATED
                             OTHER
                         COMPREHENSIVE             COMPREHENSIVE
                            INCOME                    INCOME
                            (LOSS)        TOTAL       (LOSS)
                         -------------   -------   -------------
                            (IN THOUSANDS, EXCEPT SHARE DATA)
Balance -- July 1,
  2001.................      (9,159)      45,033
Net Income.............                    8,518        8,518
Dividends declared.....                   (2,531)
Stock issued during the
  year.................                      528
Stock compensation
  expense..............                      384
Movement in Foreign
  Currency Translation
  Reserve..............     (10,208)     (10,208)     (10,208)
                            -------      -------      -------
Balance -- June 30,
  2002.................     (19,367)      41,724       (1,690)
                                                      =======
Net Income.............                   13,117       13,117
Dividends declared.....                   (3,925)
Stock issued during the
  year.................                      570
Stock compensation
  expense..............                      613
Movement in Foreign
  Currency Translation
  Reserve..............      18,405       18,405       18,405
                            -------      -------      -------
Balance -- June 30,
  2003.................        (962)      70,504       31,522
Net income.............                   13,278       13,278
ITEMS RELATED TO THE
  REORGANIZATION
  TRANSACTION
Dividends paid.........                  (35,665)
Cash distribution to
  Aplitec
  shareholders.........                  (37,002)
Reorganization of share
  capital..............                       --
Issue of linked units
  to Brait in
  accordance with
  underwriting
  agreement............                      847
Reverse acquisition of
  Net 1 by Aplitec.....                    7,934
Issue of common
  stock................                   52,831
Stock issued in
  accordance with 2004
  Stock Incentive
  Plan.................                    4,360
Issue of stock for
  transaction fees.....                    2,500
Movement in Foreign
  Currency Translation
  Reserve..............      16,001       16,001       16,001
                            -------      -------      -------
Balance -- June 30,
  2004.................      15,039       95,588       29,279
                            =======      =======      =======

  The consolidated notes are an integral part of these consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              JUNE 30,    JUNE 30,    JUNE 30,
                                                                2004        2003        2002
                                                              ---------   ---------   ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers................................  $123,177    $ 70,768    $ 72,059
Cash paid to suppliers and employees........................   (72,825)    (49,487)    (57,501)
Interest received...........................................    15,362       8,065       3,260
Finance costs paid..........................................   (11,698)     (5,465)     (1,879)
Income taxes paid...........................................   (12,121)     (6,237)     (4,186)
                                                              --------    --------    --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................    41,895      17,644      11,753
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................    (2,802)     (6,712)     (1,919)
Proceeds from disposal of property, plant and equipment.....        62         314         624
Long term receivable granted................................      (937)         --          --
Acquisition of minority interests/subsidiaries/equity
  accounted investments.....................................    (2,052)       (995)        415
Cash received on acquisition of Net 1 UEPS Technologies,
  Inc. .....................................................         8          --          --
                                                              --------    --------    --------
  NET CASH USED IN INVESTING ACTIVITIES.....................    (5,721)     (7,393)       (880)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of share capital........................    52,831         570         528
Proceeds from issue of preference share capital.............       847          --          --
Proceeds from bank overdrafts...............................        17          --          --
Cash distribution to shareholders...........................   (37,002)         --          --
Dividends paid..............................................   (40,753)     (2,836)         --
                                                              --------    --------    --------
  NET CASH USED IN FINANCING ACTIVITIES.....................   (24,060)     (2,266)        528
                                                              --------    --------    --------
Effect of exchange rate changes on cash.....................    13,855      14,178      (6,284)
                                                              --------    --------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    25,969      22,163       5,117
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD............    54,313      32,150      27,033
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 80,282    $ 54,313    $ 32,150
                                                              ========    ========    ========

  The consolidated notes are an integral part of these consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2004, 2003 AND 2002
  (ALL AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                                    STATED)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  DESCRIPTION OF BUSINESS

     Net 1 UEPS Technologies, Inc. ("Net 1" or the "Company") was incorporated in the State of Florida on May 8, 1997 and is engaged in the business of commercializing the smart card technology based Universal Electronic Payment System ("UEPS") and Funds Transfer System ("FTS") through the development of strategic alliances with national and international bank and card service organizations.

     Net 1 Applied Technology Holdings Limited ("Aplitec") was a holding company established and existing under the laws of Republic of South Africa. Aplitec's subsidiaries employed specialized smart card technologies to add efficiency to commercial activities requiring money transfers, payment systems, and other electronic data applications. Through its subsidiaries, Aplitec was involved in the administration, management and payment of social welfare grants and handles the payment of pensions on behalf of the government in five of the nine provinces of South Africa. Aplitec also operated microlending businesses with more than 100 branches throughout South Africa and developed, marketed and licensed administrative and payment solutions for the microlending industry. In addition, Aplitec provided financial services to its customers through its proprietary smart card platform and provided technical, operational, business solutions and outsourcing services to companies.

     As a result of the transaction described below, the former shareholders of Aplitec obtained a majority voting interest in the Company on June 7, 2004. Generally accepted accounting principles require that the company whose shareholders retain a majority interest in a combined business be treated as the acquiror for accounting purposes. Consequently, this transaction has been accounted for as a reverse acquisition. Accordingly, all the financial information included in this prospectus unless indicated otherwise for the periods up to June 7, 2004 represent the results of Aplitec prior to the date it acquired Net 1. For the period from June 7, 2004 the financial information presented herein represents the consolidated results of Aplitec and Net 1 with Net 1 as the acquired entity.

     Although Aplitec is deemed to be the acquiring company for financial and reporting purposes, the legal status of the Company as the surviving corporation has not changed.

     The transaction referred to above had the following elements:

     - On June 7, 2004, Net 1 Applied Technologies South Africa Limited ("New Aplitec"), a holding company established and existing under the laws of South Africa, completed a transaction whereby it acquired substantially all of the assets and liabilities of Aplitec for $127.53 million (or ZAR825,641,638) (the "net purchase price"). The net purchase price together with the cash retained in Aplitec was distributed as an advance distribution to Aplitec shareholders.

     - The New Aplitec Participation Trust ("South African Trust") is a South African bewind trust established and existing under the laws of South Africa.

     - The Aplitec Holdings Participation Trust (the "Cayman Trust") is a purpose trust created under Part VIII of the Trust Law (2001 Revision) of the Cayman Islands.

     - The Aplitec shareholders had the option of either electing to receive 190 South African cents per share and an investment in New Aplitec in the form of a nil paid renounceable letter of allocation representing an interest in a New Aplitec B class preference share ("B class preferred stock") and B class loans held by the South African Trust (collectively the "reinvestment option") or cash of 500 South African cents per share. Shareholders who elected to receive the reinvestment option are described as "reinvesting shareholders". In addition to the liquidation dividend, reinvesting

                         NET 1 UEPS TECHNOLOGIES, INC.

       shareholders were granted, units in the South African Trust with the right to receive, for no additional consideration, special convertible preferred stock of the Company, which are held by the Cayman Trust. These shares may be converted, upon the occurrence of a trigger event, to Company common stock on a one-for-one basis. A trigger event can occur when a unit holder gives notice to the South African Trust in writing of its intention to convert some or all of its B class preferred stock and B class loans. A trigger event also includes the abolition or relaxation of Exchange Controls by the South African Reserve Bank to permit reinvesting shareholders to hold Company common stock directly or the winding up or placing under judicial management of New Aplitec or the Company.

     - Upon receipt of notice of a trigger event, the trustee of the South African Trust will request delivery from the Cayman Trust of the number of shares of the Company's special convertible preferred stock attributable to the units being converted. Upon delivery by the Cayman Trust, the South African Trust will transfer these shares of special convertible preferred stock, along with a proportionate number of B class preferred stock and loan accounts to the Company in exchange for shares of the Company's common stock.

     - On June 25, 2004, shareholders holding 1,849,119 of Aplitec's issued shares elected the cash option. The remaining shareholders holding 235,128,068 shares elected the reinvestment option. Aplitec entered into an underwriting agreement with South African Private Equity Trust III ("SAPET") and South African Private Equity Fund III L.P. ("SAPEF" and, together with SAPET, the "Underwriters"). In terms of this arrangement the Underwriters agreed to take up all of the rights in the South African Trust of the reinvestment option not taken up by Aplitec's shareholders, up to the maximum of $70 million (or ZAR437 million), which was equivalent to 64.7% of the reinvestment option, at a price of $0.45 (or ZAR2.85) per Aplitec share not involved in the reinvestment. The Underwriters paid $0.84 million (or ZAR5,269,989) for 1,849,119 units in the South African Trust in terms of the underwriting agreement.

     - On May 27, 2004, the Company issued 192,967,138 of its special convertible preferred stock to the Cayman Trust, to be held for the benefit of Aplitec's shareholders that elected the reinvestment option and the Underwriters.

     - The combination of instruments issued to the reinvesting shareholders (B Class preferred stock and B Class loans in New Aplitec as well as rights to receive special convertible preference shares in the Company) are referred to as "linked units" and the reinvesting shareholders that hold these instruments are referred to as "linked unit holders". Both the Net 1 common stock and the linked units have been reflected as equity of the Company. Refer to Note 10 -- Capital Structure for a detailed explanation of this treatment.

     In this document we refer to the continuing combined entity of Net 1 and Aplitec, i.e. the registrant as it exists now, as "the Company" or "Net 1". We refer to the historic Aplitec business before the transaction as "Aplitec", and the subsidiary that legally acquired the business of Old Aplitec as "New Aplitec". Finally we refer to the historic business of Net 1 UEPS Technologies, Inc. prior to the transaction as "NUEP".

2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements of the Company include all majority owned subsidiaries over which the Company exercises control and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

                         NET 1 UEPS TECHNOLOGIES, INC.

  PRINCIPLES OF CONSOLIDATION

     The financial statements of entities which are controlled by the Company, referred to as subsidiaries, are consolidated. Inter-company accounts and transactions are eliminated upon consolidation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are shown at cost less accumulated depreciation. Property, plant and equipment are depreciated on the straight-line basis at rates which are estimated to amortize the assets to their anticipated residual values over their useful lives. Within the following asset classifications, the expected economic lives are approximately:

Computer equipment..........................................  3 years
Office equipment............................................  3 years
Vehicles....................................................  4 to 5 years
Furniture and fittings......................................  5 to 10 years

     The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in income.

  LEASEHOLD IMPROVEMENT COSTS

     Costs incurred in the adaptation of leased properties to serve the requirements of the Company are capitalized and amortized over the shorter of the term of the lease and the contract for which the lease has been entered into. Where the Company is required to restore a property to its original condition upon termination of a lease, the related costs are expensed as incurred.

  INCOME TAXES

     The Company provides for income taxes using the asset and liability method. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of changes in tax laws or enacted tax rates. The tax rate in South Africa varies depending on whether income is distributed. The income tax rate is currently 30%, but upon distribution an additional tax (Secondary Tax on Companies, or "STC") of 12.5% is due based on the amount of dividends declared net of dividends received during a dividend cycle. The Company therefore measures its income taxes and deferred income taxes using a combined rate of 37.78%. These rates have not changed over the past three years.

     In establishing the appropriate income tax valuation allowances, the Company assesses the realizability of its net deferred tax assets, and based on all available evidence, both positive and negative, determines whether it is more likely than not that the net deferred tax assets or a portion thereof will be realized.

                         NET 1 UEPS TECHNOLOGIES, INC.

  GOODWILL

     Goodwill represents the excess of the purchase price of an acquired enterprise over the fair values of the identifiable assets acquired and liabilities assumed. Effective July 1, 2002, the Company tests for impairment of goodwill on an annual basis and at any other time if events or circumstances change that would more likely than not reduce the fair value of the reporting unit goodwill below its carrying amount.

     Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; and, results of testing for recoverability of a significant asset group within a reporting unit.

     If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded in net income. Measurement of the fair value of a reporting unit is based on one or more of the following fair value measures including: amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties; using present value techniques of estimated future cash flows; or using valuation techniques based on multiples of earnings or revenue, or a similar performance measure.

  INTANGIBLE ASSETS

     Intangible assets are shown at cost less accumulated amortization and are amortized over their useful lives, which vary between five and ten years. Intangible assets are periodically evaluated for recoverability, and those evaluations take into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists.

  EQUITY METHOD INVESTMENTS

     The Company uses the equity method to account for investments in companies when it has a significant influence but not control over the operations of the company. Under the equity method, the Company initially records the investment at cost and then adjusts the carrying value of the investment to recognize the proportional share of the equity accounted company's net income (loss). In addition, dividends received from the equity accounted company reduce the carrying value of our investment.

  INVENTORY

     Inventory is valued at the lower of cost and market. Cost is determined on a first-in, first-out basis and includes transport and handling costs.

  TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of the Company is the South African Rand and its reporting currency is the United States dollar. The current rate method is used to translate the financial statements of the Company to United States Dollars. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average rates for the period. Translation gains and losses are reported in accumulated other comprehensive income in shareholders' equity.

     Foreign exchange transactions are translated at the spot rate ruling at the date of the transaction. Monetary items are translated at the closing spot rate at the balance sheet date. Transactional gains and losses are recognized in income for the period.

                         NET 1 UEPS TECHNOLOGIES, INC.

  REVENUE RECOGNITION

  Fees and Commissions

     The Company provides a State pension and welfare benefit distribution service to provincial governments in South Africa. Fees are computed based on the number of beneficiaries included in the Government payfile. Fee income received for these services is recognized in the income statement when distributions have been made.

     The Company provides an automated payment collection service to third parties, for which it charges monthly fees. These fees are recognized in the income statement as the underlying services are performed.

  Interest Income

     Interest income earned from microlending activities is recognized in the income statement as it falls due, using the effective interest rate method by reference to the constant interest rate stated in each loan agreement.

     Capital and interest that is in arrears and determined to be doubtful is provided for in full if the capital outstanding has not been insured. The Company insures against losses of capital related to certain loans. For these loans, provision is made for the amount of interest previously recognized in the income statement if it is determined that the interest outstanding will not be collected.

  Systems Implementation Projects

     The Company undertakes smart card system implementation projects. The hardware and software installed in these projects are in the form of customized systems, which ordinarily involve modification to meet the customer's specifications. Software delivered under such arrangements is available to the customer permanently, subject to the payment of annual license fees. Revenue for such arrangements is recognized under the completed contract method, no income and profit being recognized until the contract is completed, save for annual license fees, which are recognized in the period to which they relate. Up-front and interim payments received are recorded as client deposits until customer acceptance.

  Other Income

     Revenue from service and maintenance activities is charged to customers on a time-and-materials basis and is recognized in the income statement as services are delivered to customers.

  RESEARCH AND DEVELOPMENT EXPENDITURE

     Research and development costs are charged to net income in the periods in which they are incurred.

  LOAN PROVISIONS

     A specific provision is established for all loans where it is considered likely that some of the capital and interest will not be repaid by the borrower. Where the loan capital is insured, the amount due to be recovered from the insurer is recorded as a receivable. Default is taken to be likely after a specified period of repayment default, which is generally not more than 150 days. The provision is assessed based on a review by the management of the ageing of outstanding amounts, the payment history in relation to those specific accounts and the overall default history.

                         NET 1 UEPS TECHNOLOGIES, INC.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation under the expense recognition provisions of APB 25 and provides disclosures of pro-forma stock compensation expense in accordance with SFAS 123. Included in net income for the Company's share option plan and stock awards under APB 25 was a charge of $4.36 million (2003: $0.6 million; 2002: $0.4 million). Had compensation expense for share options granted under the stock option plan been determined based on fair value at the grant dates consistent with the method required in accordance with SFAS 123, the Company's net income and earnings per share in accordance with US GAAP for 2002, 2003 and 2004 would have been as presented in the pro-forma disclosures below:

                                                               2004      2003      2002
                                                              -------   -------   ------
Net income..................................................  $13,278   $13,117   $8,518
Add back: stock-based compensation expense included in
  reported net income, net of related tax effects...........    4,360       613      384
Deduct: total stock-based compensation expense determined
  under fair value based method for all awards, net of
  related tax effects.......................................   (6,257)     (100)    (209)
                                                              -------   -------   ------
Pro-forma net income........................................  $11,381   $13,630   $8,693
                                                              -------   -------   ------
Earnings per share, basic and diluted ($):
Basic, as reported..........................................     0.07      0.07     0.05
Basic, pro forma............................................     0.05      0.07     0.05
Weighted average assumptions(1):
Risk-free interest rate.....................................     3.50%    14.00%   13.00%
Dividend yield..............................................     0.00%     0.00%    0.00%
Stock volatility............................................    72.00%    67.82%   67.82%
Average expected life (years)...............................     7.00      2.15     2.15

---------------

(1) The 2004 assumptions are based on stock issued under the 2004 Stock Incentive Plan and the 2003 and 2002 assumptions are based on the stock compensation plan for the equity listed on the Johannesburg Securities Exchange.

                         NET 1 UEPS TECHNOLOGIES, INC.

3.  PROPERTY, PLANT AND EQUIPMENT

                                                               2004      2003
                                                              -------   -------
Cost:
  Computer equipment........................................  $16,626   $11,444
  Furniture and office equipment............................    4,097     2,407
  Motor vehicles............................................   10,140     7,979
                                                              -------   -------
                                                               30,863    21,830
Accumulated depreciation:
  Computer equipment........................................   14,558     8,247
  Furniture and office equipment............................    2,280     1,329
  Motor vehicles............................................    6,387     4,237
                                                              -------   -------
                                                               23,225    13,813
Carrying amount:
  Computer equipment........................................    2,068     3,197
  Furniture and office equipment............................    1,817     1,078
  Motor vehicles............................................    3,753     3,742
                                                              -------   -------
                                                              $ 7,638   $ 8,017
                                                              =======   =======

4.  GOODWILL AND INTANGIBLE ASSETS

     On July 1, 2002 the Company adopted SFAS 142 for US GAAP purposes, which required that goodwill and certain intangible assets with indefinite useful lives, including those recorded in past business combinations, no longer be amortized, but instead be tested for impairment at least annually. The standard also required the completion of a transitional impairment test with any resulting impairment identified treated as a cumulative effect of a change in accounting principle.

     Prior to SFAS 142, the Company assessed goodwill for impairment based on the guidance in Accounting Principles Board Opinion No. 17, Intangible Assets and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and had to evaluate the periods of amortization continually to determine whether later events and circumstances warranted revised estimates of useful lives; impairment had to be recognized when the carrying amount exceeded the fair market value of the asset.

     In connection with the adoption of SFAS 142, the Company completed a transitional impairment test of its goodwill. Fair value was determined based on discounted cash flows using reasonable and appropriate assumptions that are consistent with internal forecasts. As a result, the Company determined that goodwill was not impaired and that no adjustment was required.

                         NET 1 UEPS TECHNOLOGIES, INC.

     Summarized below is the carrying value and accumulated amortization of the intangible assets that will continue to be amortized under SFAS 142, as well as the carrying amount of goodwill, which will no longer be amortized.

                                                2004                                 2003
                                 ----------------------------------   ----------------------------------
                                  GROSS                      NET       GROSS                      NET
                                 CARRYING   ACCUMULATED    CARRYING   CARRYING   ACCUMULATED    CARRYING
                                  VALUE     AMORTIZATION    VALUE      VALUE     AMORTIZATION    VALUE
                                 --------   ------------   --------   --------   ------------   --------
Goodwill.......................  $19,302      $(4,090)     $15,212    $12,085      $(4,039)      $8,046
                                 =======      =======      =======    =======      =======       ======
Finite-lived intangible assets:
  Contract rights..............    2,673         (520)       2,153         --           --           --
  Customer contracts...........      114           (2)         112         --           --           --
  Exclusive licences...........    4,506          (54)       4,452         --           --           --
  FTS patent...................    6,106       (2,443)       3,663      5,129       (1,539)       3,591
  Other patents................        6           --            6         --           --           --
                                 -------      -------      -------    -------      -------       ------
Total finite-lived intangible
  assets.......................  $13,405      $(3,019)     $10,386    $ 5,129      $(1,539)      $3,591
                                 =======      =======      =======    =======      =======       ======

     The Company obtained its patent for the Funds Transfer System (FTS) on its acquisition of Net 1 Investment Holdings (Proprietary) Limited ("Net 1 Holdings") on July 12, 2000. 100% of Net 1 Holdings' issued share capital was acquired for a historical cost of approximately $3.2 million (or $4.1 million at the year end exchange rate of $1:ZAR6.275), which was satisfied through the issuance of 9,750,000 of the Company's common shares. In addition, a deferred taxation adjustment was required to increase the historical carrying value to $4.8 million (or $2 million at the year end exchange rate of $1:ZAR6.275). Net 1 Holdings was a holding company that did not generate significant revenues or expenses and did not have significant assets or liabilities other than the FTS patent rights for South Africa and surrounding territories, on which the Company's smart card applications are based.

     Aggregate amortization expense on the FTS patent for the year ended June 30, 2004 was approximately $0.6 million (2003: $0.5 million, 2002: $0.4 million). Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

     In December 2003 the Company entered into an agreement with various black economic empowerment partners (the "partners") whereby the partners would provide certain services, for example, debt collection and dispute resolution, related to the Cash Paymaster Services Northern contract. The Company total amount to be paid to the partners is approximately $2.3 million (or $2.7 million at the year end exchange rate of $1:ZAR6.275), of which $1.3 million was paid during the year. The amount paid will be amortized over the contract period of 3 years. Amortization for the nine months to June 2003 is approximately $0.5 million.

     As a result of the reverse acquisition described in note 1 the assets and liabilities of the Company were valued in accordance with the requirements of SFAS 14, Business Combinations. The customer contracts and exclusive licenses were valued by an independent third party and these assets were valued at approximately $0.1 million and $4.5 million, respectively, with estimated useful lives of 5 and 7 years respectively. Amortization expense for the customer contracts and exclusive licenses for the year ended June 30, 2004 is $0.002 million and $.05 million, respectively.

                         NET 1 UEPS TECHNOLOGIES, INC.

     As required by SFAS 141 goodwill has been allocated to the Company's reportable UEPS Transaction-based activities, UEPS-based Financial Services and Hardware, Software and related Technology Sales business segments as follows:

                                                                  JUNE 30, 2004
                                                        ---------------------------------
                                                                                   NET
                                                                  ACCUMULATED    CARRYING
                                                         COST     AMORTIZATION    VALUE
                                                        -------   ------------   --------
Transaction-based activities..........................  $ 3,841     $(1,133)     $ 2,708
Financial services....................................    7,857      (2,203)       5,654
Hardware, software and related technology sales.......    7,604        (754)       6,850
                                                        -------     -------      -------
Total.................................................  $19,302     $(4,090)     $15,212
                                                        =======     =======      =======

                                                                  JUNE 30, 2003
                                                        ---------------------------------
                                                                                   NET
                                                                  ACCUMULATED    CARRYING
                                                         COST     AMORTIZATION    VALUE
                                                        -------   ------------   --------
Transaction-based activities..........................  $ 3,962     $(1,554)      $2,408
Financial services....................................    6,602      (1,851)       4,751
Hardware, software and related technology sales.......    1,521        (634)         887
                                                        -------     -------       ------
Total.................................................  $12,085     $(4,039)      $8,046
                                                        =======     =======       ======

     As required by SFAS 142, the standard has not been retroactively applied to the results for the period prior to adoption. Net profit on a pro forma basis, as if SFAS 142 had been adopted as of July 1, 2000, is presented below:

                                                            2004      2003      2002
                                                           -------   -------   ------
Reported net profit......................................  $13,278   $13,117   $8,518
Add back: goodwill amortization..........................       --        --      865
Recognition of negative goodwill.........................       --        --       --
                                                           -------   -------   ------
Adjusted net profit......................................  $13,278   $13,117   $9,383
                                                           =======   =======   ======

     The effect of adopting FAS 142 on July 1, 2002 was as follows:

                                                              2004    2003
                                                              ----   ------
Extraordinary gain -- negative goodwill that arose after
  July 1, 2002..............................................   --    $  857
Cumulative effect of an accounting change: write-off of
  negative goodwill that arose prior to July 1, 2002........   --       318
                                                              ----   ------
                                                               --    $1,175
                                                              ====   ======

                         NET 1 UEPS TECHNOLOGIES, INC.

5.  INCOME TAXES

     The following is a reconciliation of income taxes, calculated at the statutory South African income tax rate, to the income tax provision included in the accompanying statements of operations for each of the years ended June 30:

                                                            2004      2003      2002
                                                           -------   -------   ------
Income tax provision
  Current provision......................................  $21,298   $10,635   $5,757
  Capital gains tax......................................    4,012        --       --
  Deferred taxation charge (benefit).....................      617    (1,162)    (203)
                                                           -------   -------   ------
Income tax provision.....................................   25,927     9,473    5,554
                                                           =======   =======   ======
Income tax rate reconciliation
Income taxes at statutory South African tax rates........    37.78%    37.78%   37.78%
Permanent items..........................................     9.95%     5.54%    1.23%
NUEP losses not provided for.............................     8.29%       --       --
Capital gains tax........................................    10.26%       --       --
                                                           -------   -------   ------
Income tax provision.....................................    66.29%    43.32%   39.01%
  Current................................................    54.45%    48.63%   40.43%
  Capital gains tax......................................    10.26%       --       --
  Deferred...............................................     1.58%    (5.31)%  (1.42)%
                                                           =======   =======   ======

     The following table shows the significant components included in deferred income taxes as at June 30:

                                                               2004      2003
                                                              -------   -------
ASSETS:
Assessed losses.............................................  $ 6,667   $ 1,431
Valuation allowance related to assessed losses..............   (3,245)       --
Prepaid expenses............................................   (2,395)   (1,365)
Provisions and accruals.....................................    1,191     2,833
Other.......................................................      331        34
                                                              -------   -------
                                                                2,549     2,933
                                                              -------   -------


LIABILITIES:
FTS patent..................................................    1,384     1,356
Intangible assets...........................................    1,633      (167)
Property, plant and equipment...............................       --       (98)
STC Liability...............................................    6,025     6,756
Other.......................................................      (81)      147
                                                              -------   -------
                                                                8,961     7,994
                                                              -------   -------
NET DEFERRED INCOME TAX LIABILITIES.........................  $ 6,412   $ 5,061
                                                              =======   =======

                         NET 1 UEPS TECHNOLOGIES, INC.

6.  STOCK-BASED COMPENSATION

  2004 STOCK INCENTIVE PLAN

     The shareholders of the Company approved the 2004 Stock Incentive Plan (the "Plan") on May 27, 2004. The 2004 Stock Incentive Plan permits the Company to grant to its employees, directors and consultants incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on its common stock. The remuneration committee of the Company's board of directors ("the committee") administers the Plan.

  Term

     No awards may be granted under the Plan after the tenth anniversary of the effective date of the Plan, but awards granted before such tenth anniversary may extend beyond that date.

  Shares Reserved for Awards and Limits on Awards

     The total number of shares of Company common stock available under the Plan initially will be 17,441,872, of which 8,720,936 shares may be used with respect to stock options, and 8,720,936 shares may be used in respect of other stock-based awards, which may include grants of restricted shares. The maximum number of shares for which stock options and stock appreciation rights, or for which other stock-based awards may be granted during a calendar year to any participant is 2,616,281, which is approximately 30% of the total number of shares that may be used with respect to stock options or stock-based awards under the Plan.

  Stock Options

     The committee will establish the duration of each option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant. The committee will establish the exercise price of each option at the time it is granted. Initial grants of non-qualified stock options may be made at an exercise price of US$0.50 per share, which is based on the price per share of Company common stock issued to the Brait Consortium. The exercise price of an incentive stock option may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options. Unless otherwise determined by the committee, stock options become exercisable ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date. On June 7, 2004, the Company granted 8,720,936 options to directors, management and employees of Aplitec at an exercise price of $0.50. The options become exercisable ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date. No compensation expense was recorded as the grants were made at market value, which was considered to be the price that the Brait Group paid for its shares in the Company.

  Stock Appreciation Rights

     The committee also may grant stock appreciation rights, either singly or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

  Other Stock-Based Awards

     The 2004 Stock Incentive Plan permits the committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock. These awards will be in such form

                         NET 1 UEPS TECHNOLOGIES, INC.

and subject to such conditions, as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.

     As a condition precedent to the transaction, the committee granted 8,720,936 stock awards to management and employees of Aplitec on June 7, 2004. These grants were valued at $0.50 per stock award, and become exercisable ratably, on an annual basis, over a period of five years, commencing with the grant date. Market value for the shares was determined to be the price that the Brait Consortium paid for its shares in the Company. The total cost related to these grants recognized in income for the year ended June 30, 2004 is approximately $4.3 million.

     The movement in stock options outstanding during the three years ended June 30, 2004 is summarized in the following table:

                                         2004                   2003                   2002
                                 --------------------   --------------------   --------------------
                                  NO. OF     WEIGHTED    NO. OF     WEIGHTED    NO. OF     WEIGHTED
                                  SHARES     AVERAGE     SHARES     AVERAGE     SHARES     AVERAGE
                                   UNDER     EXERCISE     UNDER     EXERCISE     UNDER     EXERCISE
                                  OPTION      PRICE     OPTION(1)    PRICE     OPTION(1)    PRICE
                                 ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year.........................         --       --     2,890,721    $0.16     5,903,571    $0.15
Granted........................  8,720,936       --            --       --            --       --
Exercised......................         --     $0.5     2,860,863    $0.16     2,972,136     0.15
Lapsed or otherwise
  forfeited....................         --       --        29,858       --        40,714       --
                                 ---------              ---------              ---------
Outstanding at end of year.....  8,720,936       --            --    $0.16     2,890,721    $0.15
Exercisable at end of year.....         --       --            --       --            --       --

---------------

(1) The number of stock based awards outstanding during 2003 and 2002 has been adjusted using the reinvestment ratio mentioned in Note 1 above.

7.  TRADE AND OTHER RECEIVABLES

                                                               2004      2003
                                                              -------   -------
Trade and other receivables, gross..........................  $41,914   $27,411
Allowance for doubtful accounts, beginning of year restated
  at year end rates.........................................    8,091     5,682
Provisions charged to the income statement..................      723     1,122
Amounts utilized............................................     (427)       (7)
Allowance for doubtful accounts, end of year................    8,387     6,797
                                                              -------   -------
Trade and other receivables, net............................  $33,527   $20,614
                                                              =======   =======

8.  TRADE AND OTHER PAYABLES

                                                               2004      2003
                                                              -------   -------
Trade payables..............................................  $ 7,431   $ 6,189
Accruals....................................................    9,091     4,404
Value-added tax payable.....................................    1,049       661
Other payables..............................................    2,984     2,629
Provisions..................................................    3,138     2,576
                                                              -------   -------
                                                              $23,693   $16,459
                                                              =======   =======

                         NET 1 UEPS TECHNOLOGIES, INC.

9.  REVENUE

                                                           2004      2003      2002
                                                         --------   -------   -------
Sale of goods..........................................  $  3,321   $ 7,979   $ 6,216
Services rendered and loan based interest received.....   127,777    66,945    45,577
                                                         --------   -------   -------
                                                         $131,098   $74,924   $51,793
                                                         ========   =======   =======

10.  CAPITAL STRUCTURE AND CREDITOR RIGHTS ATTACHED TO THE B CLASS LOANS

     The balance sheet reflects two classes of equity, namely common stock and linked units.

     The linked units comprise the following instruments which are linked and cannot be traded separately:

     - Special convertible preferred stock,

     - B Class preferred stock in New Aplitec and

     - B Class loans issued by New Aplitec

     Although the linked units include certain instruments (the B Class preferred stock and the B Class loans) that are legally equity of a subsidiary of the Company, they have been treated as equity of the Company and recorded as part of shareholders' equity in these consolidated financial statements, in recognition of their substance, which is economically equivalent to that of common stock.

     The B Class loans referred to above are not considered to be a liability in accordance with SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Equity and Liability, as New Aplitec does not have an obligation to transfer assets to its shareholders in respect of the loans. In addition, any distributions relating to the loans are solely at the discretion of New Aplitec.

     Voting rights -- The holder of a convertible preference share has the same voting rights as a common shareholder. Therefore, a linked unit-holder is able to vote on the same matters as a common shareholder of the Company, including the selection of directors, corporate decisions submitted to shareholder vote, and decisions regarding distribution of earnings. In addition, the convertible preference shares do not provide any additional rights with respect to control of the Company above or beyond the common shareholder.

     Dividend rights -- The corporate by-laws of the Company are such that the Company's common shareholders and linked unit holders have similar rights to the distribution of the Company's earnings.

     Liquidation rights -- The corporate by-laws allow for the automatic conversion of the linked units into common stock of the Company thereby allowing linked unit holder to have identical liquidation rights to a common shareholder in the event liquidation.

     Sale rights -- A linked unit holder can only dispose of its interest in the Company by 1) converting the linked units into common stock and 2) selling the common stock on the open market. Therefore, a holder of the linked units receives the same risk and rewards in market price fluctuation as a common shareholder of the Company. In addition, both groups of shareholders have similar means as to which it is able to liquidate its interest in the Company.

  COMMON STOCK

     Holders of shares of the Company's common stock are entitled to receive dividends and other distributions when declared by the Company's board of directors out of funds available. Payment of dividends and distributions is subject to certain restrictions of the state of Florida law, including the

                         NET 1 UEPS TECHNOLOGIES, INC.

requirement that after making any distribution the Company must be able to meet its debts as they become due in the usual course of its business.

     Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock according to its terms. There are no pre-emptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

     Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally and ratably in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock according to its terms. The shares of Company common stock are not subject to redemption.

  SPECIAL CONVERTIBLE PREFERRED STOCK

     The special convertible preferred stock ranks, on parity, without preference and priority, with the Company's common stock with respect to dividend rights (except as described below) or rights upon liquidation, dissolution or winding up of the Company. The stock is junior in preference and priority to each other class or series of preferred stock or other equity security of the Company under terms which may be determined by the board of directors to expressly provide that such other security rank senior in preference or priority to the special convertible preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

     Provided that shares of special convertible preferred stock are outstanding, the Company's board will determine immediately prior to the declaration of any dividend or distribution (i) the portion, if any, of the Company's assets available for such dividend of distribution that is attributable to funds or assets from New Aplitec, regardless of the manner received ("the South African Amount"), and (ii) the portion of such funds or assets that is not from New Aplitec (the "Non South African Amount"). The South African Amount will not include amounts received from New Aplitec due to its liquidation, distribution or dividend after an insolvency or winding up.

     Provided that shares of special convertible preferred stock are outstanding, (i) any dividends or distributions by the Company's board of Non-South African Amounts must be paid pro rata to all holders of common stock and special convertible preferred stock, and (ii) and dividends or distributions by the Company's board of South African Amounts can be paid only to holders of common stock. The Company's board has complete discretion to declare a dividend or distribution with respect to South African Amounts or Non-South African Amounts.

     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, all outstanding shares of special convertible preferred stock will automatically convert and holders of such stock will be entitled to receive pari passu with holders of common stock, any assets of the Company distributed for the benefit of its shareholders.

     Holders of special convertible preferred stock have the right to receive notice of, attend, speak and vote at general meetings of Net 1, and are entitled to vote on all matters on which holders of common stock are entitled to vote. Each holder of special convertible preferred stock present in person, or the person representing such holder, is entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of the special convertible preferred stock held by such holder on the record date.

                         NET 1 UEPS TECHNOLOGIES, INC.

  B CLASS PREFERRED STOCK

     The Company owns 100% of the A class common stock and A class loans in issue of New Aplitec. The B class preferred stock rank pari passu with the New Aplitec A class stock in respect of participation in dividends and return of capital prior to winding-up of New Aplitec. The B class preferred stock shall not, however, participate in dividends or a return of capital on a winding-up of New Aplitec for any reason. However, the unit holders will participate, as the B class preference stock will automatically convert into Company common stock on a winding-up of New Aplitec. The B class preferred stock cannot be sold or transferred other than to the Company pursuant to the occurrence of a trigger event. Therefore, the B class preferred stock, the B class loans and the rights to receive Company special convertible preferred stock are linked together and cannot be traded separately.

     The holders of B class preferred stock will only be entitled to vote on matters which directly affect the rights attaching to the B class preferred stock. At every general meeting of New Aplitec at which more than one class of shareholders are present and entitled to vote, unit holders of the South African Trust which in turn holds the B class preferred stock, shall be entitled, upon a poll, to that proportion of the total votes in New Aplitec which the aggregate number of B class preferred stock held bears to the aggregate number of all shares entitled to be voted at such meeting (provided that no resolution for the declaration of a dividend or for the disposal of any intellectual property of New Aplitec shall be passed unless unit holders representing 50.1% of the B class preferred stock present at the meeting in person or represented by proxy vote in favor of such resolution).

  B CLASS LOANS

     The B class loans are unsecured and repayable as and when directed by the board of directors of New Aplitec provided that no capital may be repaid until at least 30 days have lapsed from the date of drawdown of the loans, and subject to South African Exchange Control approval. The loans will bear interest at such rates as may be determined by the board of directors of New Aplitec at the beginning of each year, but shall not be more than the prime rate as quoted by Standard Bank of South Africa Limited from time to time. Interest, if so declared by the board of directors of New Aplitec, will be payable by New Aplitec semi-annually in arrears.

  CONVERSION OF SPECIAL CONVERTIBLE PREFERRED STOCK TO COMMON STOCK

     Special convertible preferred stock is convertible into shares of common stock on a one-for-one basis upon the occurrence of trigger event. With each converted share of special convertible preferred stock that is converted, the Company will receive:

     - 1.228070 B class preference shares; and

     - such holder's interest in the New Aplitec B loan accounts.

     Upon conversion, all rights with respect to shares for special convertible preferred stock will cease. Converted shares will be cancelled and have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

11.  EARNINGS PER SHARE

     Earnings per share has been presented separately for each of the two classes of equity. However the entire consolidated net income of the Company is attributable to the shareholders of the Company comprising both the holders of Net 1 common stock and the holders of linked units. As described in Note 10, the linked units have the same rights and entitlements as those attached to common shares.

                         NET 1 UEPS TECHNOLOGIES, INC.

     Basic earnings per common share and per linked unit has been calculated by dividing the net income, before and after the extraordinary item and the cumulative effect of a change in accounting principle, by the weighted average number of common shares and linked units respectively, outstanding during each period. Diluted earnings per share has been calculated to give effect to the number of additional common shares/ linked units that would have been outstanding if the potential dilutive instruments had been issued in each period.

     Earnings per common share does not give effect to any future taxes to be paid by Net 1 upon receipt of New Aplitec dividends, which could otherwise reduce the earnings available for distribution to the holders of Net 1 common stock.

     As a result of the transaction described in Note 1 above the weighted average number of shares used to calculate earnings per share for 2003 and 2002 have been retroactively restated to reflect the capital structure after the transaction. For the purposes of this restatement, the Aplitec share capital has been presented as common stock in prior periods.

     The weighted average number of shares for 2004 presented below includes the common shares as well as the special convertible preferred shares as the shareholders that hold these shares have the same rights and entitlements as those attached to the common shares.

     The following tables detail the weighted average number of shares used for the calculation of earnings per share for the years ended June 30.

                                                            2004     2003      2002
                                                            -----   -------   -------
Weighted average number of common shares -- basic.........  8,522   192,967   187,287
Weighted average effect of dilutive securities:
  Employee stock options..................................    273        --     1,027
                                                            -----   -------   -------
Weighted average number of shares -- diluted..............  8,795   192,967   188,314
                                                            =====   =======   =======

                                                               2004     2003   2002
                                                              -------   ----   ----
Weighted average number of linked units -- basic............  192,967    --      --
Weighted average effect of dilutive securities:
  Employee stock options....................................    6,177    --      --
                                                              -------   ----   ----
Weighted average number of linked units -- diluted..........  199,144    --      --
                                                              =======   ====   ====

                                                              2004   2003   2002
                                                              ----   ----   ----
BASIC EARNINGS PER COMMON SHARE, IN CENTS
Income before extraordinary item and cumulative effect of an
  accounting change.........................................  6.6    6.2    4.5
Extraordinary item..........................................  --     .04    --
Cumulative effect of an accounting change...................  --     .02    --
                                                              ---    ---    ---
Net income..................................................  6.6    6.8    4.5
                                                              ===    ===    ===

                         NET 1 UEPS TECHNOLOGIES, INC.

12.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASE COMMITMENTS

     The Company leases certain premises and equipment under operating leases. At June 30, 2004, the future minimum payments under operating leases consist of:

Due within a year...........................................  $2,072
Due within 2 years..........................................   1,398
Due within 3 years..........................................     840
Due within 4 years..........................................  $  250

     Operating lease payments related to the premises and equipment were $3 million, $2.2 million and $1.9 million, respectively for the years ended June 2004, 2003 and 2002, respectively.

  CAPITAL COMMITMENTS

     The Group had no outstanding capital commitments as at June 30, 2004 which had been approved by the directors (2003: nil; 2002: $1,2 million).

  PURCHASE OBLIGATIONS

     As of June 30, 2004 New Aplitec has purchase obligations totaling $6.6 million.

  GUARANTEES

     In 2001, Aplitec issued a guarantee of $3.2 million (R 20 million) to Nedbank Limited ("Nedbank"), regarding the guarantee provided by Nedbank to the Eastern Cape provincial government. The guarantee was required by the provincial government that Cash Paymaster Services (Proprietary) Limited, a wholly owned subsidiary of Aplitec, would perform under the contract for the provision of welfare grants to beneficiaries in the province. The maximum potential amount that Aplitec could pay is $3.2 million (R 20 million).

  CONTINGENCIES

     The Company is also subject to a variety of insignificant claims and suits that arise from time to time in the ordinary course of our business.

     Management of the Company currently believes that resolving all of these matters, individually or in aggregate, will not have a material adverse impact on our financial position or our results of operations.

13.  RELATED PARTY TRANSACTIONS

     Pursuant to a Directors' Resolution of January 29, 2002, approximately $0.4 million (2003: approximately $0.2 million) of consulting fees paid to the ex-CEO, Claude Guerard, of the Company have been postponed until the Company has sufficient funds. The amount outstanding as of June 30, 2004 was settled in full in July 2004.

     During the 2004 period Net 1 Holdings S.a.r.l. made payments on the Company's behalf. A total of approximately $0.3 million remains outstanding without interest and is due on demand.

     For services provided related to the transaction mentioned in Note 1 above, Brait received a capital raising fee of $3.7 million and a further corporate finance fee of $0.2 million, at a price of $0.50 a share, in the Company's common stock as part payment for the services rendered. The remaining amount is to be paid in cash and is included in accounts payable as of June 30, 2004.

                         NET 1 UEPS TECHNOLOGIES, INC.

     Nedcor Limited's ("Nedcor") subsidiary Nedbank has the right to approximately 57 million special convertible preferred stock of the Company as of June 30, 2004. Aplitec provides Nedcor with point of sale terminals and other pay processing hardware. In addition, Aplitec has a software development and maintenance contract with Nedcor and provides other sundry services. During the year Aplitec earned $1.6 million under the software development and maintenance contract, $0.9 million in hardware sales and $0.05 million from other sundry services. Included in accounts receivable is $1 million due from Nedcor.

     Light & Livingstone Financial Services CC, in which Mr. J C Livingstone (a non-executive director of Aplitec) is a member, performs the Company Secretarial function for Aplitec.

14. RECONCILIATION OF NET INCOME FOR THE YEAR TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                               2004      2003      2002
                                                              -------   -------   -------
Net Income for the year.....................................  $13,278   $13,117   $ 8,518
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortizations............................    5,676     3,323     3,128
  Minority interest in net income...........................       --       452       167
  Earnings from equity accounted investment.................      (87)       --        --
  (Profit) loss on disposal of property, plant and
     equipment..............................................       14       (22)      (67)
  Profit on disposal of business............................       --      (300)     (267)
  Fair value adjustment related to financial liabilities....       33        --        --
  Fair value of foreign currency exchange contracts.........      483        --        --
  Interest received from equity accounted investment........      (68)       --        --
  Stock compensation charge related to awards of
     stock/options..........................................    4,360       613       385
  Stock issued related to transaction costs.................    2,500        --        --
  Extraordinary item........................................       --      (857)       --
  Change in accounting policy...............................       --      (318)       --
  Changes in assets and liabilities:
     (Increase) decrease in accounts receivable.............   (7,954)   (4,156)   (1,184)
     (Increase) decrease in inventory.......................      (44)    1,003       106
     Increase (decrease) in accounts payable................    6,770     4,838      (402)
     Increase (decrease) in taxes payable...................   18,166      (647)      406
     Increase (decrease) in deferred taxes..................   (1,232)      598       963
                                                              -------   -------   -------
       Total adjustments....................................   28,617     4,527     3,235
                                                              -------   -------   -------
Net cash provided by operating activities...................  $41,895   $17,644   $11,753
                                                              =======   =======   =======

15.  OPERATING SEGMENTS

     The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131), which requires companies to determine and review their segments as reflected in the management information systems reports that their managers

                         NET 1 UEPS TECHNOLOGIES, INC.

use in making decisions and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The Company's management prepares consolidated statutory financial statements for management purposes under South African GAAP ("SA GAAP"), the company's chief operating decision-maker evaluates the segment performance using SA GAAP measures. Revenues and operating income are measured on a segmental basis in accordance with SA GAAP (defined as "operating (loss)/income of continuing operations before central costs, goodwill amortization, SA GAAP operating exceptional items and share option costs"). In the tables below, this measure is referred to as segment operating
(loss)/income.

     The Company currently has four reportable segments which each operate mainly within South Africa: transaction-based activities; smart card accounts (previously included within the financial services segment, but now reviewed separately by management); financial services and hardware; software and related technology sales. The Company also has a corporate/eliminations segment. The Company's reportable segments offer different products and services and require different resources and marketing strategies and share the Company's assets.

     The Transaction-based activities segment currently consists mainly of a state pension and welfare benefit distribution service to provincial governments in South Africa. Fee income is earned based on the number of beneficiaries included in the government pay-file. This segment has individually significant customers that each provides more than 10 percent of the total revenue of the Company. For the year ended June 30, 2004, there were three such customers, providing 38, 22 and 11 percent of total revenue (2003: two customers providing 35, and 20 percent of total revenue; 2002: three customers providing 30, 18 and 13 percent of total revenue).

     The smart card accounts segment derives revenue from the provision of smart card accounts, as a fixed monthly fee per card is charged for the maintenance of these accounts. This segment's activities were previously included in the financial services segment. Prior year segment information has been restated in order to show comparative information.

     The financial services segment derives revenue from the provision of short-term personal lending activities and life insurance products. Interest income is recognized in the income statement as it falls due, using the interest method by reference to the constant interest rate stated in each loan agreement.

     The hardware, software and related technology sales segment markets, sells and implements the Universal Electronic Payment System ("UEPS"). The segment undertakes smart card system implementation projects, delivering hardware, software and business solutions in the form of customized systems.

     Corporate/Eliminations include the Company's head office cost centers in addition to the elimination of inter-segment transactions.

     The Company evaluates segment performance based on operating income. The following tables summarize segment information which is prepared in accordance with SA GAAP:

                                                                        JUNE 30,
                                                              ----------------------------
                                                                2004      2003      2002
                                                              --------   -------   -------
Revenues
  Transaction-based activities..............................  $ 83,275   $44,058   $28,291
  Smart card accounts.......................................    26,584    13,750     8,318
  Financial services........................................    16,633    13,407    10,465
  Hardware, software and related technology sales...........     4,606     5,135     4,719
                                                              --------   -------   -------
     Total..................................................   131,098    76,350    51,793
                                                              ========   =======   =======

                         NET 1 UEPS TECHNOLOGIES, INC.

                                                                        JUNE 30,
                                                              ----------------------------
                                                                2004      2003      2002
                                                              --------   -------   -------
Operating income
  Transaction-based activities..............................    24,913    10,196     7,376
  Smart card accounts.......................................    12,055     5,500     2,772
  Financial services........................................     6,778     4,705       900
  Hardware, software and related technology sales...........     1,232       680     1,611
  Corporate/Eliminations....................................    (5,735)   (1,663)      642
                                                              --------   -------   -------
     Total..................................................    39,243    19,418    13,301
                                                              ========   =======   =======
Interest earned
  Transaction-based activities..............................        --        --        --
  Smart card accounts.......................................        --        --        --
  Financial services........................................        --        --        --
  Hardware, software and related technology sales...........        --        --        --
  Corporate/Eliminations....................................    15,418     8,070     3,261
                                                              --------   -------   -------
     Total..................................................    15,418     8,070     3,261
                                                              ========   =======   =======
Interest expense
  Transaction-based activities..............................    11,175     4,887     1,617
  Smart card accounts.......................................        --        --        --
  Financial services........................................        29        51        15
  Hardware, software and related technology sales...........       155       338       247
  Corporate/Eliminations....................................       419       194        --
                                                              --------   -------   -------
     Total..................................................    11,778     5,470     1,879
                                                              ========   =======   =======
Depreciation and amortization
  Transaction-based activities..............................     4,017     3,287     2,004
  Smart card accounts.......................................        --        --        --
  Financial services........................................       572       488       408
  Hardware, software and related technology sales...........         4        14        50
  Corporate/Eliminations....................................       299       179       173
                                                              --------   -------   -------
     Total..................................................     4,892     3,968     2,635
                                                              ========   =======   =======
Income taxation expense
  Transaction-based activities..............................     4,121     1,593     1,728
  Smart card accounts.......................................     3,617     1,650       832
  Financial services........................................     2,024     1,396       265
  Hardware, software and related technology sales...........       323       103       409
  Corporate/Eliminations....................................    18,791     2,892     1,031
                                                              --------   -------   -------
     Total..................................................    28,876     7,634     4,265
                                                              ========   =======   =======

                         NET 1 UEPS TECHNOLOGIES, INC.

                                                                        JUNE 30,
                                                              ----------------------------
                                                                2004      2003      2002
                                                              --------   -------   -------
Net income after taxation
  Transaction-based activities..............................     9,616     3,716     4,031
  Smart card accounts.......................................     8,438     3,850     1,940
  Financial services........................................     4,725     3,258       619
  Hardware, software and related technology sales...........       754       240       955
  Corporate/Eliminations....................................    (9,614)    3,321     2,873
                                                              --------   -------   -------
     Total..................................................    13,919    14,385    10,418
                                                              ========   =======   =======
Segment assets
                                                              --------   -------   -------
     Total..................................................   142,309    87,252    49,250
                                                              ========   =======   =======
Expenditures for long-lived assets
  Transaction-based activities..............................     2,371     6,043       943
  Smart card accounts.......................................        --        --        --
  Financial services........................................       185       106       817
  Hardware, software and related technology sales...........        34        15         5
  Corporate/Eliminations....................................       218       548       153
                                                              --------   -------   -------
     Total..................................................  $  2,808   $ 6,712   $ 1,918
                                                              ========   =======   =======

     As part of the reissuance of these financial statements for incorporation in the S-1 Registration Statement, the Company has restated its segmental information for 2004, 2003 and 2002 in order to reflect the segments as reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The segmental information has been restated to reflect the new "smart card accounts segment," which derives revenue from the provision of smart card accounts, as a fixed monthly fee per card is charged for the maintenance of these accounts. This segment's activities were previously included in the financial services segment. All periods presented have been restated in order to be comparable with the new segment format.

     In addition, the new segment information as reviewed by the chief operating decision maker does not include a measure of segment assets per segment as all of the significant assets are used in the operations of all, rather than any one, of the segments. The Company does not have dedicated assets assigned to a particular operating segment. Accordingly, it is not meaningful to attempt an arbitrary allocation and segment asset allocation is therefore not presented.

                         NET 1 UEPS TECHNOLOGIES, INC.

     The following tables present the Company's net income after tax and segment assets from the Company's reportable segments presented in accordance with SA GAAP and then reconciled to US GAAP financial information consolidated totals:

                                                                   2004      2003      2002
                                                                 --------   -------   -------
Net income after tax in accordance with SA GAAP..........        $ 14,007   $14,385   $10,418
Intangible amortization adjustment.......................  (a)       (300)     (229)     (205)
Internally developed intangibles adjustment..............  (b)         --       180        54
Development expenses adjustment..........................  (c)         --       252       366
Revenue adjustment due to inclusion of the business from
  the beginning of the year instead of acquisition
  date...................................................  (d)         --    (1,427)       --
Self insurance adjustment................................  (e)     (2,894)      873       468
Goodwill amortization adjustment.........................  (f)       (484)      813      (742)
Stock compensation charge................................  (k)         --      (613)     (385)
Secondary Taxation on Companies adjustment...............  (h)      1,612    (1,533)   (1,120)
Taxation adjustments due to difference between SA and US
  GAAP...................................................  (i)      1,337      (307)     (169)
Reclassification of earnings from equity accounted
  investment.............................................  (j)        (87)       --        --
                                                                 --------   -------   -------
Net income after tax in accordance with US GAAP..........        $ 13,191   $12,394   $ 8,685
                                                                 ========   =======   =======
Segment assets in accordance with SA GAAP................        $142,309   $87,252   $49,250
Recognition of goodwill, net of amortization.............  (f)      6,573     5,740     3,473
Recognition of intangible assets, net of amortization....  (a)      3,669     3,591     2,579
Recognition of derivative instruments....................  (g)        (20)      (17)      (12)
Consolidation of the Self Insurance Captive..............  (e)       (358)    1,394     1,117
Deferred tax adjustments.................................  (h)        459       399        89
                                                                 --------   -------   -------
Segment assets in accordance with US GAAP................        $152,632   $98,359   $56,496
                                                                 ========   =======   =======

     (a) Aplitec obtained the patent for the Funds Transfer System (FTS) on its acquisition of Net 1 Investment Holdings (Pty) Ltd ("Holdings") on July 12, 2000. 100% of Holdings issued share capital was acquired for approximately $3.2 million, which was satisfied through the issuance of 9,750,000 of Aplitec common shares. For SA GAAP purposes, this was treated as the acquisition of a business as it was a corporate entity and the excess of the purchase price over the identifiable assets acquired was treated as goodwill and amortized over 10 years. For US GAAP purposes, EITF 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business, defines a business and the acquisition of Holdings was in substance the acquisition of an asset. As such, the treatment of the premium on acquisition over the net asset value is regarded as being attributable to the patent rights acquired and not treated as goodwill. The patent rights carrying value should be amortized over 10 years, which is the same period that would be used to amortize goodwill.

     (b) In 2000, the Aplitec incurred costs of approximately $0.4 million to develop and promote a trademark. Under SA GAAP, these costs were capitalized as an intangible asset. Under US GAAP, only the costs of intangible assets acquired from other enterprises or individuals that provide a future discernible benefit are capitalized, whilst other costs of developing, maintaining, or restoring intangible assets which are no specifically identifiable, have indeterminate lives, or are inherent in a continuing business and related to an enterprise as a whole are deducted from income when incurred. The trademark developed by the Company would not be considered to have a determinate life under US GAAP, and would

                         NET 1 UEPS TECHNOLOGIES, INC.

consequently be expensed as incurred. This adjustment therefore treats the costs of developing the trademark as an expense in 2000 for US GAAP purposes and reverses the intangible asset amortization under SA GAAP from 2000.

     (c) Aplitec capitalized $2.5 million in development costs in 1998 and 1999 and has then amortized these over the four years ended June 30, 2003. Subsequent to 1999, development costs have been expensed as incurred. Under SA GAAP, expenditure on development is charged to income in the year in which it is incurred except where a clearly defined project is undertaken and it is reasonably anticipated that development costs will be recovered through future commercial activity. Such development costs are capitalized as an intangible asset and amortized on a straight-line basis over the life of the project from the date when the developed asset is put into use. Under US GAAP, costs incurred to develop computer software to be used externally are expensed as incurred until the developed software has been proven to be technologically feasible, in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under SFAS 86, technological feasibility of a computer software produce is established when all planning, designing, coding, and testing activities that are necessary to establish that the produce can be produced to meet its design specifications including functions, features and technical performance requirements. Costs to develop software for internal use by Aplitec are generally expensed as incurred, except in certain situations, as outlined in Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued by the AICPA. Under SOP 98-1, only certain costs to develop internal-use computer software during the applications development stage or costs to develop or obtain software that allows for access or conversion of old data by new systems are eligible for capitalization. All other costs, including those incurred in the project development and post-implementation stages are expensed as incurred. Aplitec did not meet the relevant criteria for capitalization of software development costs under US GAAP and consequently the amounts capitalized under SA GAAP would not have been capitalized under US GAAP.

     (d) For Aplitec's purposes, the date of acquisition of a minority interest in the year ended June 30, 2003 has been treated as being the beginning of the financial year and the results of the acquired business have been included in the consolidated income statement from that date. Likewise, goodwill has been computed as the difference between the purchase price and the fair value of the identifiable assets and liabilities as of the same date. For US GAAP purposes, the results of acquired businesses should be reflected in the income statement only as from the date of acquisition and the fair value of the identifiable assets and liabilities determined as of that date. This adjustment therefore deducts from the income for the period the results of the acquired business from the beginning of the year until the date of acquisition and treats that amount as goodwill to be accounted for in accordance with SFAS 142, the relevant provisions of US GAAP at the time.

     (e) Aplitec has established a provision in respect of self-insured losses (mainly attributable to cash in transit theft) based on actuarially determined amount of such losses expected to arise in the next 12 months. The amount provided is approximately $1 million in the year ended June 30, 2002 and a further approximate $1 million in the year ended June 30, 2003. For SA GAAP purposes the provision for self-insured losses was reversed in 2004 and the provision for self-insured losses provided approximates the amounts required under US GAAP. In addition, the Company has an insurance captive with a current balance of around $1.6 million. This was acquired as part of the acquisition of Cash Paymaster Services (Pty) Ltd in 1999. This asset was not recognized on acquisition and the amount at acquisition was $2.3 million. For the purposes of US GAAP, self-insurance does not represent the transfer of risk and as such it is not possible to recognize a liability for future losses that will arise from events subsequent to the balance sheet date. In addition the captive insurance company should be consolidated for US GAAP purposes. This adjustment therefore reverses that part of the charge in the income statement in respect of such losses that does not represent the losses of the period and consolidates the assets of the captive insurance company.

                         NET 1 UEPS TECHNOLOGIES, INC.

     (f) Under SA GAAP Goodwill arising on business combinations was written off against shareholder's equity. With effect from July 1, 2000, SA GAAP required that goodwill be capitalized and amortized over its useful life. Under US GAAP, until July 1, 2002, goodwill should be capitalized and amortized over its useful life, which could not exceed 40 years. The adjustment therefore gives effect to the amount of goodwill that would have been required to be recognized in a US GAAP balance sheet and the amount of amortization that would have arisen thereon, which has been calculated on the basis of a useful life of 10 years. Due to the adoption of SFAS 141 and SFAS 142, goodwill is no longer required to be amortized, instead an impairment review is required at least annually. In addition certain goodwill amounts were not recognized at the correct amount due to Aplitec using a fixed price as opposed to a fair market price for shares issued in exchange for assets.

     (g) Aplitec has historically entered into foreign exchange forward contracts to hedge its exposure to fluctuations in foreign currency exchange rates on specific transactions. Under SA GAAP, prior to the adoption of AC 133, Financial Instruments: Recognition and Measurement on July 1, 2002, gains and losses on forward contracts designated as hedges of identifiable foreign currency firm commitments were recognized in the measurement of the related foreign currency transactions. Under SA GAAP, upon adoption of AC 133, the difference between previous carrying amounts and the fair value of derivatives, which prior to the adoption of AC 133 had been designated as either fair value or cash flow hedges but do not qualify as hedges under AC 133, is recognized as an adjustment of the opening balance of retained earnings at the beginning of the financial year AC 133 is initially applied. Changes in the fair value of derivatives not designed as hedges after July 1, 2002 are recorded in the income statement.

     (h) SA GAAP requires that deferred tax be provided for at the undistributed rate of 30%. For the purpose of US GAAP, under FAS 109, Accounting for Income Tax, temporary differences have been tax effected using the tax rate that will apply when income is distributed, i.e. an effective rate of 37.78% including Secondary Tax on Companies. Aplitec has computed the effect this change in tax rate would have on the current deferred taxation assets.

     (i) The tax effects of the US GAAP adjustments have been calculated based on the enacted tax rate of 37.78% (2003: 37.78%; 2002: 37.78%).

     (j) Under SA GAAP the earnings from the equity accounted investment is included before the income tax expense. Under US GAAP the earnings from the equity accounted investment is shown after the income tax expense and net income after tax. An adjustment is required to reclassify the earnings from the equity accounted investment from above the income tax expense to below net income after tax.

     (k) Under SA GAAP there is currently no literature that regulates the accounting treatment of employee stock compensation. Accordingly, for SA GAAP purposes, the Company does not account for the stock options at the time of grant. Upon exercise, the issuance of the shares is accounted for at the exercise price of the stock option, with no effect on earnings. Options granted to directors are disclosed in the Company's financial statements. Under US GAAP, companies may elect to follow the accounting prescribed by either Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"), or SFAS No 123, Accounting for Stock-Based Compensation. Under US GAAP, compensation is recorded for the cost of providing warrants and options to the employee over the relevant service period. The costs can be determined based on either the intrinsic value method (APB 25) or the fair value method (FAS 123). The Company has elected to apply the intrinsic value method in respect of grants to employees make in May 2000. While these grants of options were made at an exercise price that was equivalent to the market value at date of grant, the employees were permitted to exercise using a loan provided by the Company. These loans are non-recourse and bear interest at a variable rate. Consequently, under EITF 96-16, Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No 25 and FIN 44, Accounting for Certain Transactions involving Stock Compensation, these awards are accounted for as variable awards under US GAAP with the final

                         NET 1 UEPS TECHNOLOGIES, INC.

measurement of the compensation expense only being determined when the loans are repaid or when the options are exercised without a loan.

16.  COMPREHENSIVE INCOME (LOSS)

     The Company's comprehensive income consists of net income and foreign currency translation gains and losses which, under GAAP, are excluded from net income. Total comprehensive income for each of the three years ended June 30, 2004 was:

                                                          2004      2003       2002
                                                         -------   -------   --------
Net income.............................................  $13,278   $13,117   $  8,518
Foreign currency translation adjustments...............   16,001    18,405    (10,208)
                                                         -------   -------   --------
                                                         $29,279   $31,522   $ (1,690)
                                                         =======   =======   ========

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

  INITIAL RECOGNITION AND MEASUREMENT

     Financial instruments are recognized when the Company becomes a party to the transaction. Initial measurements are at cost, which includes transaction costs subsequent to initial recognition. These instruments are measured as set out below:

  TRADE AND OTHER RECEIVABLES

     Trade and other receivables originated by the Company are stated at cost less provision for doubtful debts. The fair value of trade and other receivables approximate their carrying value due to their short-term nature.

  TRADE AND OTHER PAYABLES

     The fair values of trade and other payables approximates their carrying amounts, due to their short-term nature.

  RISK MANAGEMENT

     The company uses derivative financial instruments including currency forward contracts to hedge its exposure to foreign currency fluctuations. It is the policy of the group not to trade in derivative financial instruments. The company is also exposed to credit risk.

                         NET 1 UEPS TECHNOLOGIES, INC.

  Foreign Exchange Risk

     The company has used forward contracts in order to limit its exposure to the ZAR/USD and ZAR/EUR exchange rate fluctuations from foreign currency transactions. As of June 30, 2004, 2003 and 2002, the outstanding foreign exchange contracts are as follows:

  Forward Purchase Contracts

JUNE 2004

NOTIONAL AMOUNT  STRIKE PRICE        MATURITY
---------------  ------------        --------
EUR 16,250        ZAR 7.8475    July 12, 2004
EUR 202,000       ZAR 8.1822    August 2, 2004
EUR 16,250        ZAR 7.8878    August 10, 2004
EUR 16,250        ZAR 7.9299    September 10, 2004
EUR 16,250        ZAR 7.9749    October 12, 2004
EUR 263,200       ZAR 8.2129    October 29, 2004
EUR 4,243,000     ZAR 8.5225    January 7, 2005
USD 167,900       ZAR 6.2950    September 22, 2004

JUNE 2003

     None

JUNE 2002

NOTIONAL AMOUNT  STRIKE PRICE        MATURITY
---------------  ------------        --------
USD 16,250        ZAR 12.643    January 8, 2003

  Interest Rate Risk

     As a result of its normal borrowing activities, the Company's operating results are exposed to fluctuations in interest rates, which the Company manages primarily through its regular financing activities. The Company generally maintains investment in cash equivalents.

  Credit Risk

     Credit risk relates to the risk of loss that the Company would incur as a result of non-performance by counterparties. The Company maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty's financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate.

     In regards to credit risk on financial instruments, the Company maintains the policy to enter into such transactions only with highly rated financial institutions.

18.  EQUITY ACCOUNTED INVESTMENT AND LONG TERM RECEIVABLE

     On April 1, 2004, Aplitec purchased 43% of the issued share capital of the Permit Group (Proprietary) Limited ("Permit") for $10. A loan of approximately $0.8 million, bearing interest at the current South African prime rate, currently 11.5%, and with no fixed repayment terms, was made to Permit in April 2004 and the proceeds of this loan was used to purchase 43% of a 95% interest in New

                         NET 1 UEPS TECHNOLOGIES, INC.

Era Life Insurance Company Limited ("New Era"), a provider of various insurance products to the South African market.

     Imvume Resources (Pty) Limited, ("Imvume"), the Company's national black economic empowerment partner, holds a 57% equity interest in Permit, and controls Permit through its majority voting rights. On April 1, 2004, Aplitec granted a loan of approximately $1 million to Imvume, for the purpose of enabling Imvume to make a loan to Permit. This loan to Imvume, bears interest at the current South African prime rate, currently 11.5%. As of year end June 30, 2004 fixed repayment terms had not been agreed, however the loan is not expected to be repaid before December 31, 2005. The loan to Imvume is with recourse to the assets of Imvume, and as of the balance sheet date, management of Net 1 considers the loan to be recoverable.

     In December 2003, the FASB issued FIN 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB 51, Revised December 2003 ("FIN 46R"), which clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as Variable Interest Entities ("VIEs"), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

     On adoption of FIN 46R, the Company determined that Permit was a VIE, as the loan to Permit represents a variable interest. However, the Company is not the primary beneficiary of Permit. Therefore, the Company has not consolidated Permit, and has accounted for this investment as an equity method investee. Aplitec's equity earnings from this investment totaled $0.08 million for the year ended June 30, 2004. The interest earned on the loan to Permit has been eliminated. The company's total outstanding loan balances exposed to loss as a result of its involvement with Permit was $0.8 million. The maximum exposure to loss refers to the maximum loss that the Company would be required to record in its income statement as a result of its involvement with a VIE. It does not consider the probability of such losses actually being incurred.

19.  ACQUISITIONS

  REVERSE ACQUISITION OF NUEP

     On June 7, 2004, as part of the transaction described in Note 1, the Company (i.e. Aplitec) from an accounting perspective was deemed to have acquired 100 percent of the outstanding common shares of NUEP. The results of NUEP's operations have been included in the consolidated financial statements since that date.

     From an accounting perspective, the aggregate purchase price was deemed to be approximately $7.9 million. This amount was determined based on the best estimate of fair market value of NUEP shares at the measurement date of the acquisition, multiplied by the number of shares of NUEP that were outstanding immediately prior to the acquisition (approximately 15.9 million). The fair value of the NUEP common stock used in determining the purchase price was $0.50, which is the price per share paid by the Brait Consortium under the Common Stock Purchase Agreement.

                         NET 1 UEPS TECHNOLOGIES, INC.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

Cash........................................................  $     8
Investments.................................................      217
Intangible assets...........................................    4,620
Goodwill....................................................    5,794
                                                              -------
  Total assets acquired.....................................   10,639
                                                              -------
Current liabilities.........................................      960
Deferred tax................................................    1,745
                                                              -------
  Total liabilities acquired................................    2,705
                                                              -------
  Net assets acquired.......................................  $ 7,934
                                                              =======

     Of the $4,620 of acquired intangible assets, approximately $0.1 million was assigned to customer contracts and approximately $4.5 million was assigned to the exclusive licenses. The customer contracts have an expected useful life of 5 years, and the exclusive license has an expected useful life of 7 years. The tax bases of the intangible assets acquired is nil and consequently a deferred tax liability of $1.8 million has been recognized.

     The goodwill of approximately $5.8 million is included in the Hardware, Software and Related Technologies Sales segment. The goodwill is not deductible for tax purposes.

     No pro-forma financial effect has been presented as the impact on earnings is immaterial.

  ACQUISITION OF NUEP HOLDINGS S.A.R.L.

     In June 2004, the Company acquired 100% of the issued share capital of NUEP Holdings S.a.r.l ("Holdings") for $0.03 million. Holdings owns the US patent for the FTS and the rights to the UEPS technology.

20.  REORGANIZATION CHARGE

     As a result of the transaction mentioned in Note 1 above the Company incurred the following charges during the period ended June 30, 2004:

Accounting fees.............................................  $ 1,256
Regulatory, filing and printing charges.....................      520
Legal fees..................................................      529
Secretarial services........................................       16
Other professional fees.....................................    4,429
Other.......................................................    4,383
                                                              -------
                                                              $11,133
                                                              =======

     The Other professional fees include the transaction costs mentioned above payable to Brait. Included in the Other category is the charge for stock awards of approximately $4.3 million issued to directors and other employees as a condition precedent to the transaction.

                         NET 1 UEPS TECHNOLOGIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,      JUNE 30,
                                                                 2005           2004
                                                              -----------   ------------
                                                              (UNAUDITED)    (AUDITED)
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                                         ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $ 92,712       $ 80,282
  Accounts receivable.......................................     31,769         18,196
  Finance loans receivable, net of allowances of -- March:
     $7,059;
     June: $8,387...........................................      8,830          9,300
  Deferred expenditure on smart cards.......................      3,514          6,031
  Inventory.................................................      1,662          1,054
  Deferred income taxes.....................................      3,473          2,549
                                                               --------       --------
     Total current assets...................................    141,960        117,412
LONG TERM RECEIVABLE........................................      1,027          1,106
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
  DEPRECIATION OF -- March: $19,818; June: $23,225..........      7,327          7,638
EQUITY ACCOUNTED INVESTMENT.................................      1,346            878
GOODWILL....................................................     14,933         15,212
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION
  OF -- March: $4,625; June: $3,019.........................      8,725         10,386
                                                               --------       --------
TOTAL ASSETS................................................    175,318        152,632
                                                               ========       ========

                                      LIABILITIES
CURRENT LIABILITIES
  Bank overdraft............................................         --             19
  Accounts payable..........................................     17,990         23,693
  Income taxes payable......................................     14,660         24,119
                                                               --------       --------
     Total current liabilities..............................     32,650         47,831
DEFERRED INCOME TAXES.......................................     13,988          8,961
LONG TERM LIABILITIES.......................................         --            252
                                                               --------       --------
TOTAL LIABILITIES...........................................     46,638         57,044
                                                               --------       --------

                                  SHAREHOLDERS' EQUITY
COMMON STOCK
  Authorized: 500,000,000 with $0.001 par value;
  Issued and outstanding shares -- March: 163,050,808; June:
     135,235,220............................................        163            135
SPECIAL CONVERTIBLE PREFERRED STOCK
  Authorized: 300,000,000 with $0.001 par value;
  Issued and outstanding shares -- March: 165,151,550; June:
     192,967,138............................................        165            193
B CLASS PREFERENCE SHARES
  Authorized: 330,000,000 with $0.001 par value;
  Issued and outstanding shares (net of shares held by the
     Company) -- March: 209,890,130; June: 236,977,187......         33             38
ADDITIONAL PAID-IN-CAPITAL..................................     71,686         71,681
ACCUMULATED OTHER COMPREHENSIVE INCOME......................     13,711         15,039
RETAINED EARNINGS...........................................     42,922          8,502
                                                               --------       --------
TOTAL SHAREHOLDERS' EQUITY..................................    128,680         95,588
                                                               --------       --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $175,318       $152,632
                                                               ========       ========

      See notes to unaudited condensed consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                NINE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                2005        2004
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
REVENUE.....................................................  $134,885     $91,463
EXPENSE
  COST OF GOODS SOLD, IT PROCESSING, SERVICING AND
     SUPPORT................................................    41,207      28,206
  GENERAL AND ADMINISTRATIVE................................    33,804      25,625
  DEPRECIATION AND AMORTIZATION.............................     4,897       4,110
  REORGANIZATION CHARGES....................................        --       3,537
                                                              --------     -------
OPERATING INCOME............................................    54,977      29,985
INTEREST INCOME, net........................................     1,497       2,464
                                                              --------     -------
INCOME BEFORE INCOME TAXES..................................    56,474      32,449
INCOME TAX EXPENSE..........................................    22,534      13,896
                                                              --------     -------
NET INCOME BEFORE EARNINGS FROM EQUITY ACCOUNTED
  INVESTMENT................................................    33,940      18,553
EARNINGS FROM EQUITY ACCOUNTED INVESTMENT...................       480          --
                                                              --------     -------
NET INCOME..................................................  $ 34,420     $18,553
                                                              ========     =======
BASIC EARNINGS PER SHARE, COMMON STOCK AND LINKED UNITS.....  $   0.10     $  0.10
DILUTED EARNINGS PER SHARE, COMMON STOCK AND LINKED UNITS...  $   0.10     $  0.10

      See notes to unaudited condensed consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

                 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
                       MOVEMENTS IN SHAREHOLDERS' EQUITY

                                                                NINE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                2005        2004
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
COMMON STOCK
  Balance, beginning of period..............................  $    135    $     39
  Conversion to common stock from special convertible
     preferred stock........................................        28          --
                                                              --------    --------
     Balance, end of period.................................       163          39
                                                              --------    --------
SPECIAL CONVERTIBLE PREFERRED STOCK
  Balance, beginning of period..............................       193          --
  Conversion from special convertible preferred stock to
     common stock...........................................       (28)         --
                                                              --------    --------
     Balance, end of period.................................       165          --
                                                              --------    --------
B CLASS PREFERENCE SHARES
  Balance, beginning of period..............................        38          --
  Cessation of B class preference shares to Net 1 as a
     result of trigger events...............................        (5)         --
                                                              --------    --------
     Balance, end of period.................................        33          --
                                                              --------    --------
ADDITIONAL PAID IN CAPITAL
  Balance, beginning of period..............................    71,681      40,538
  Conversion to common stock from special convertible
     preferred stock........................................    15,515          --
  Cessation of B class preference shares and B class loans
     to Net 1 as a result of trigger events.................   (15,510)         --
                                                              --------    --------
     Balance, end of period.................................    71,686      40,538
                                                              --------    --------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance, beginning of period..............................    15,039        (962)
  Movement in foreign currency translation reserve..........    (1,328)     14,215
                                                              --------    --------
     Balance, end of period.................................    13,711      13,253
                                                              --------    --------
RETAINED EARNINGS
  Balance, beginning of period..............................     8,502      30,889
  Net income for the period.................................    34,420      18,553
                                                              --------    --------
     Balance, end of period.................................    42,922      49,442
                                                              --------    --------
  Total shareholders' equity................................  $128,680    $103,272
                                                              ========    ========

      See notes to unaudited condensed consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                NINE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                2005        2004
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers................................  $127,910    $ 92,969
Cash paid to suppliers and employees........................   (81,864)    (49,580)
Interest received...........................................    11,645      10,755
Finance costs paid..........................................   (10,131)     (8,161)
Income taxes paid...........................................   (31,984)    (10,626)
                                                              --------    --------
  NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.......    15,576      35,357
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................    (2,982)     (2,392)
Proceeds from disposal of property, plant and equipment.....        29          33
Acquisition of contract rights..............................        --      (1,329)
                                                              --------    --------
  NET CASH USED IN INVESTING ACTIVITIES.....................    (2,953)     (3,688)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of bank overdrafts................................       (19)         --
Dividends paid..............................................        --      (5,088)
                                                              --------    --------
  NET CASH USED IN FINANCING ACTIVITIES.....................       (19)     (5,088)
Effect of exchange rate changes on cash.....................      (174)     12,170
                                                              --------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    12,430      38,751
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD............    80,282      54,313
                                                              --------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 92,712    $ 93,064
                                                              ========    ========

      See notes to unaudited condensed consolidated financial statements.

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE NINE MONTHS ENDED MARCH 31, 2005 AND 2004
  (ALL AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE
                                    STATED)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  UNAUDITED INTERIM FINANCIAL INFORMATION

     On June 7, 2004, the Company completed a transaction, which is more fully described in the Company's Annual Report on Form 10-K for the year ended June 30, 2004, in which the former shareholders of Net 1 Applied Technology Holdings Limited, or Aplitec, acquired a majority voting interest in the Company. In accordance with generally accepted accounting principles, the Company accounted for the Aplitec transaction as a reverse acquisition, which requires that the company whose shareholders retain a majority voting interest in a combined business be treated as the acquiror for accounting purposes. Therefore, for the nine months ended March 31, 2005, the Company's condensed consolidated financial statements reflect the operations of Net 1 and its consolidated subsidiaries and for the three and nine months ended March 31, 2004, reflect the operations of Aplitec and its consolidated subsidiaries, but not Net 1. References to the "Company" refer to Net 1 and its consolidated subsidiaries, including Aplitec, unless the context otherwise requires. References to Net 1 are references solely to Net 1 UEPS Technologies, Inc.

     The accompanying unaudited condensed consolidated financial statements include all majority owned subsidiaries over which the Company exercises control and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and include all of the information and disclosures required by generally accepted accounting principles ("GAAP") for interim financial reporting. The results of operations for the nine months ended March 31, 2005 and 2004 are not necessarily indicative of the results for the full year. The Company believes that the disclosures are adequate to make the information presented not misleading.

     These financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as filed with the Securities and Exchange Commission on October 12, 2004. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair representation of financial results for the interim periods presented.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. Accordingly, compensation expense is not required to be recorded when stock options/ awards under fixed plans are granted to employees as long as the exercise price is not less than the fair market value of the stock when the option/award is granted. In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 allows the Company to continue to follow the present APB 25 guidelines, but requires pro-forma disclosures of net income and earnings per share as if the Company had adopted the provisions of the Statement. The Company has continued to account for stock-based compensation under the provisions of APB 25 using the intrinsic value method.

     FASB Statement 123 (Revision 2004), Share-Based Payment, was issued in December 2004 and is effective for fiscal years beginning after June 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The Company currently accounts for its share-based payments to employees under the intrinsic value method

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of accounting set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Additionally, the Company complies with the stock-based employer compensation disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123." The Company plans to adopt the new statement in the first quarter of its next fiscal year, beginning July 1, 2005.

     There was no stock compensation charge under APB 25 for either of the nine months ended March 31, 2005 and 2004. Had compensation expense for share options granted under the stock option plan been determined based on fair value at the grant dates consistent with the method required in accordance with SFAS 123, the Company's net income and earnings per share in accordance with US GAAP for the nine months ended March 31, 2005 and 2004 would have been as presented in the pro-forma disclosures below:

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2005      2004
                                                              -------   -------
Net income..................................................  $34,420   $18,553
Add back: stock-based compensation expense included in
  reported net income, net of related tax effects...........       --        --
Deduct: total stock-based compensation expense determined
  under fair value based method for all awards, net of
  related tax effects.......................................     (650)       --
                                                              -------   -------
Pro-forma net income........................................  $33,770   $18,553
                                                              -------   -------
Earnings per share, basic and diluted (U.S. cents):
Basic, as reported..........................................    10.49      9.61
Basic, pro forma............................................    10.10      9.61
Weighted average assumptions:
Risk-free interest rate.....................................     3.50%       --
Dividend yield..............................................       --        --
Stock volatility............................................    72.00%       --
Average expected life (years)...............................     7.00        --

  TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of the Company is the South African rand and its reporting currency is the U.S. dollar. The current rate method is used to translate the financial statements of the Company to U.S. dollars. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average rates for the period. Translation gains and losses are reported in accumulated other comprehensive income in shareholders' equity.

     Foreign exchange transactions are translated at the spot rate ruling at the date of the transaction. Monetary items are translated at the closing spot rate at the balance sheet date. Transactional gains and losses are recognized in income for the period.

  RECENT ACCOUNTING PRONOUNCEMENTS

     On March 3, 2005, the FASB issued FASB Staff Position ("FSP") FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities. The FSP requires a reporting enterprise to consider whether it holds an implicit variable interest in the variable

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

interest entity ("VIE") or potential VIE. The determination of whether an implicit variable interest exists involves determining whether an enterprise may be indirectly absorbing or receiving the variability of the entity. The FSP is effective in the first reporting period beginning after March 3, 2005. The adoption of the FSP by the Company has not had an impact on its overall results of operations or financial position.

     FASB Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions, was issued in December 2004 and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of the statement shall be applied prospectively. The amendments made by the statement are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets.

     The Company does not believe that adoption of the statement will have an impact on its overall results of operations or financial position.

2.  GOODWILL AND INTANGIBLE ASSETS

     On July 1, 2002, the Company adopted SFAS 142 for U.S. GAAP purposes, which required that goodwill and certain intangible assets with indefinite useful lives, including those recorded in past business combinations, no longer be amortized, but instead be tested for impairment at least annually. The standard also required the completion of a transitional impairment test with any resulting impairment identified treated as a cumulative effect of a change in accounting principle.

     Prior to SFAS 142, the Company assessed goodwill for impairment based on the guidance in Accounting Principles Board Opinion No. 17, Intangible Assets and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and had to evaluate the periods of amortization continually to determine whether later events and circumstances warranted revised estimates of useful lives; impairment had to be recognized when the carrying amount exceeded the fair market value of the asset.

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Summarized below is the carrying value and accumulated amortization of the intangible assets that will continue to be amortized under SFAS 142, as well as the carrying amount of goodwill, which will no longer be amortized.

                                        AS AT MARCH 31, 2005                 AS AT JUNE 30, 2004
                                 ----------------------------------   ----------------------------------
                                  GROSS                      NET       GROSS                      NET
                                 CARRYING   ACCUMULATED    CARRYING   CARRYING   ACCUMULATED    CARRYING
                                  VALUE     AMORTIZATION    VALUE      VALUE     AMORTIZATION    VALUE
                                 --------   ------------   --------   --------   ------------   --------
Goodwill.......................  $18,886      $(3,953)     $14,933    $19,302      $(4,090)     $15,212
                                 =======      =======      =======    =======      =======      =======
Finite-lived intangible assets:
  Contract rights..............    2,658       (1,181)       1,477      2,673         (520)       2,153
  Customer contracts...........      114          (20)          94        114           (2)         112
  Exclusive licences...........    4,506         (539)       3,967      4,506          (54)       4,452
  FTS patent...................    6,072       (2,885)       3,187      6,106       (2,443)       3,663
  Other patents................       --           --           --          6           --            6
                                 -------      -------      -------    -------      -------      -------
Total finite-lived intangible
  assets.......................  $13,350      $(4,625)     $ 8,725    $13,405      $(3,019)     $10,386
                                 =======      =======      =======    =======      =======      =======

  FTS PATENT

     The Company obtained its patent for the Funds Transfer System (the "FTS Patent") on its acquisition of Net 1 Investment Holdings (Proprietary) Limited ("Net 1 Holdings") on July 12, 2000. 100% of Net 1 Holdings' issued share capital was acquired for a historical cost of approximately $3.2 million (or $4.1 million at the March 31, 2005 exchange rate of $1: ZAR6.3099), which was satisfied through the issuance of 9,750,000 shares of the Company's common stock. In addition, a deferred taxation adjustment was required to increase the historical carrying value to $1.6 million (or $2 million at the quarter end exchange rate of $1: ZAR6.3099). Net 1 Holdings was a holding company that did not generate significant revenues or expenses and did not have significant assets or liabilities other than the FTS Patent rights for South Africa and surrounding territories, on which the Company's smart card applications are based.

     Aggregate amortization expense on the FTS Patent for the nine months ended March 31, 2005 was approximately $0.16 million and $0.46 million, respectively (nine months to March 31, 2004: $0.14 million and $0.41 million, respectively). Estimated amortization expense to be reported in future periods is estimated at $0.62 million per annum, however this amount could differ from the actual amortization as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

  CONTRACT RIGHTS

     In December 2003, the Company entered into an agreement with various black economic empowerment partners (the "partners") whereby the partners would provide certain services, for example, debt collection and dispute resolution, related to the Cash Paymaster Services Northern contract. The total amount paid to the partners was approximately $2.3 million (or $2.7 million at the March 31, 2005 exchange rate of $1: ZAR6.3099). The amount paid will be amortized over the contract period of 3 years.

     Amortization for the nine months ended March 31, 2005 is approximately $0.23 million and $0.68 million, respectively (nine months to March 31, 2004:
$0.28 million and $0.28 million, respectively). Estimated amortization expense to be reported in future periods is estimated at $0.91 million per annum, however this amount could differ from the actual amortization as a result of changes in the contract period and other relevant factors.

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CUSTOMER CONTRACTS AND EXCLUSIVE LICENSES

     The customer contracts and exclusive licenses were valued by an independent third party and these assets were valued at approximately $0.1 million and $4.5 million, respectively, with estimated useful lives of 5 and 7 years, respectively. Amortization expense for the customer contracts and exclusive licenses for the nine months ended March 31, 2005 is $0.01 million and $0.16 million, respectively, and $0.02 million and $0.49 million, respectively. Estimated amortization expense for the customer contracts and exclusive license to be reported in future periods is estimated at $0.02 million and $0.64 million per annum, respectively. These amounts could differ from the actual amortization as a result of changes in the useful lives and other relevant factors.

     As required by SFAS 141 goodwill has been allocated to the Company's reportable transaction-based activities, financial services and hardware, software and related technology sales business segments as follows:

                                                             AS AT MARCH 31, 2005
                                                     -------------------------------------
                                                               ACCUMULATED    NET CARRYING
                                                      COST     AMORTIZATION      VALUE
                                                     -------   ------------   ------------
Transaction-based activities.......................  $ 3,478     $(1,011)       $ 2,467
Smart card accounts................................       --          --             --
Financial services.................................    7,813      (2,191)         5,622
Hardware, software and related technology sales....    7,595        (751)         6,844
                                                     -------     -------        -------
  Total............................................  $18,886     $(3,953)       $14,933
                                                     =======     =======        =======

                                                              AS AT JUNE 30, 2004
                                                     -------------------------------------
                                                               ACCUMULATED    NET CARRYING
                                                      COST     AMORTIZATION      VALUE
                                                     -------   ------------   ------------
Transaction-based activities.......................  $ 3,841     $(1,133)       $ 2,708
Smart card accounts................................       --          --             --
Financial services.................................    7,857      (2,203)         5,654
Hardware, software and related technology sales....    7,604        (754)         6,850
                                                     -------     -------        -------
  Total............................................  $19,302     $(4,090)       $15,212
                                                     =======     =======        =======

     As required by SFAS 142, the standard has not been retroactively applied to the results for the periods prior to adoption.

3.  CAPITAL STRUCTURE AND CREDITOR RIGHTS ATTACHED TO THE B CLASS LOANS

     The Company's balance sheet reflects two classes of equity -- common stock and linked units.

     The linked units comprise the following instruments which are linked and cannot be traded separately:

     - a right to special convertible preferred stock,

     - B Class preference shares in Net 1 Applied Technologies South Africa Limited ("New Aplitec") and

     - B Class loans issued by New Aplitec.

     Although the linked units include certain instruments (the B Class preference shares and the B Class loans) that are legally equity of a subsidiary of the Company, they have been treated as equity of the

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company and recorded as part of shareholders' equity in these condensed consolidated financial statements, in recognition of their substance, which is economically equivalent to that of common stock.

     The B Class loans referred to above are not considered to be a liability in accordance with SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Equity and Liability, as New Aplitec does not have an obligation to transfer assets to its shareholders in respect of the loans. In addition, any distributions relating to the loans are solely at the discretion of New Aplitec.

     Voting rights -- Holders of shares of special convertible preferred stock have the same voting rights as holders of common stock. Therefore, a linked unit-holder is able to vote on the same matters as a holder of common stock, including the selection of directors, corporate decisions submitted to shareholder vote, and decisions regarding distribution of earnings. In addition, the special convertible preferred stock does not provide any additional rights with respect to control of the Company not shared by holders of common stock.

     Dividend rights -- Holders of common stock and linked units have similar rights to the distribution of the Company's earnings.

     Liquidation rights -- In the event of a liquidation of the Company or New Aplitec, the linked units are automatically convertible into common stock of the Company, thereby allowing a linked unit holder to have identical liquidation rights to a holder of common stock in the event of liquidation.

     Sale rights -- A linked unit holder can only dispose of its interest in the Company by 1) converting the linked units into common stock and 2) selling the common stock on the open market. Therefore, a holder of the linked units receives the same risk and rewards in market price fluctuation as a common shareholder of the Company.

  COMMON STOCK

     Holders of shares of the Company's common stock are entitled to receive dividends and other distributions when declared by the Company's board of directors out of funds available. Payment of dividends and distributions is subject to certain restrictions under the Florida Business Corporation Act, including the requirement that after making any distribution the Company must be able to meet its debts as they become due in the usual course of its business.

     Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock according to its terms. There are no pre-emptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

     Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally and ratably in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock according to its terms. The shares of Company common stock are not subject to redemption.

  SPECIAL CONVERTIBLE PREFERRED STOCK

     The special convertible preferred stock ranks, on parity, without preference and priority, with the Company's common stock with respect to dividend rights (except as described below) or rights upon liquidation, dissolution or winding-up of the Company. The stock is junior in preference and priority to

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

each other class or series of preferred stock or other equity security of the Company under terms which may be determined by the board of directors to expressly provide that such other security rank senior in preference or priority to the special convertible preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company.

     So long as any shares of special convertible preferred stock are outstanding, the Company's board will determine immediately prior to the declaration of any dividend or distribution (i) the portion, if any, of the Company's assets available for such dividend of distribution that is attributable to funds or assets from New Aplitec, regardless of the manner received (the "South African Amount") and (ii) the portion of such funds or assets that is not from New Aplitec (the "Non-South African Amount"). The South African Amount will not include amounts received from New Aplitec due to its liquidation, distribution or dividend after insolvency or winding up.

     So long as any shares of special convertible preferred stock are outstanding, (i) any dividends or distributions by the Company's board of Non-South African Amounts must be paid pro rata to all holders of common stock and special convertible preferred stock, and (ii) and dividends or distributions by the Company's board of South African Amounts can be paid only to holders of common stock. The Company's board has complete discretion to declare a dividend or distribution with respect to South African Amounts or Non-South African Amounts.

     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, all outstanding shares of special convertible preferred stock will automatically convert and holders of such stock will be entitled to receive pari passu with holders of common stock, any assets of the Company distributed for the benefit of its shareholders.

     Holders of special convertible preferred stock have the right to receive notice of, attend, speak and vote at general meetings of the Company, and are entitled to vote on all matters on which holders of common stock are entitled to vote. Each holder of special convertible preferred stock present in person, or the person representing such holder, is entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of the special convertible preferred stock held by such holder on the record date.

  B CLASS PREFERENCE SHARES

     Net 1 owns 100% of the A class common stock and A class loans in issue of New Aplitec. The B class preference shares rank pari passu with the New Aplitec A class stock in respect of participation in dividends and return of capital prior to winding-up of New Aplitec. The B class preference shares shall not, however, participate in dividends or a return of capital on a winding-up of New Aplitec for any reason. However, the unit holders will participate, as the B class preference stock will automatically convert into Company common stock on a winding-up of New Aplitec. The B class preference shares cannot be sold or transferred other than to the Company pursuant to the occurrence of a trigger event. Therefore, the B class preference shares, the B class loans and the rights to receive Company special convertible preferred stock are linked together and cannot be traded separately.

     The holders of B class preference shares will only be entitled to vote on matters which directly affect the rights attaching to the B class preference shares. At every general meeting of New Aplitec at which more than one class of shareholders are present and entitled to vote, unit holders of the South African Trust which in turn holds the B class preference shares, shall be entitled, upon a poll, to that proportion of the total votes in New Aplitec which the aggregate number of B class preference shares held bears to the aggregate number of all shares entitled to be voted at such meeting (provided that no resolution for the declaration of a dividend or for the disposal of any intellectual property of New Aplitec shall be passed

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

unless unit holders representing 50.1% of the B class preference shares present at the meeting in person or represented by proxy vote in favor of such resolution).

  B CLASS LOANS

     The B class loans are unsecured and repayable as and when directed by the board of directors of New Aplitec provided that no capital may be repaid until at least 30 days have lapsed from the date of drawdown of the loans, and subject to South African Exchange Control approval. The loans will bear interest at such rates as may be determined by the board of directors of New Aplitec at the beginning of each year, but shall not be more than the prime rate as quoted by Standard Bank of South Africa Limited from time to time. Interest, if so declared by the board of directors of New Aplitec, will be payable by New Aplitec semi-annually in arrears.

  CONVERSION OF SPECIAL CONVERTIBLE PREFERRED STOCK TO COMMON STOCK

     Special convertible preferred stock is convertible into shares of common stock on a one-for-one basis upon the occurrence of trigger event. With each converted share of special convertible preferred stock that is converted, the Company will receive:

     - 1.228070 B class preference shares; and

     - such holder's interest in the New Aplitec B loan accounts.

     Upon conversion, all rights with respect to shares for special convertible preferred stock will cease. Converted shares will be cancelled and have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

     During the nine months ended March 31, 2005, 5,758,986 and 27,815,588 shares of special convertible preferred stock were converted to common stock. The trigger events that gave rise to these conversions were requests by linked unit-holders to sell and/or convert 7,072,436 and 34,159,493 linked units during the nine months ended March 31, 2005. The net result of these conversions was that 7,072,436 and 34,159,493 B class preference shares and B class loans were ceded to Net 1 during the nine months ended March 31, 2005, which converted 5,758,986 and 27,815,588 shares of special convertible preferred stock to 5,758,986 and 27,815,588 common stock in return for the ownership of the 7,072,436 and 34,159,493 B class preferred shares and B class loans. As a result of the conversion, the number of outstanding shares of common stock has increased by 27,815,588 and the number of outstanding shares of special convertible preferred stock has decreased by 27,815,588. In addition, as a consequence of the conversion, the Company now owns 34,159,493 B class preferred shares and B class loans. The reduction in the B class preference shares from $0.038 million to $0.033 million is due to the cession to the Company of the B class preference shares as a result of the trigger events. The value of the B class preference shares held by the Company is eliminated on consolidation.

4.  EARNINGS PER SHARE

     The entire consolidated net income of the Company is attributable to the shareholders of the Company comprising both the holders of Net 1 common stock and the holders of linked units. As described in Note 3, the linked units have the same rights and entitlements as those attached to common shares.

     As the linked units owned by holders, other than the Company, are exchangeable for special convertible preferred stock at the ratio of 1.23:1, which is then converted to common stock at the ratio of

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1:1, the basic earnings per share for the common stock and linked units are the same and is calculated by dividing the net income by the combined number (328.2 million) of common stock (163.1 million) and special convertible preferred stock (165.1 million) in issue. Diluted earnings per share has been calculated to give effect to the number of additional shares of common stock/linked units that would have been outstanding if the potential dilutive instruments had been issued in each period.

     As a result of the Aplitec transaction, the weighted average number of shares used to calculate earnings per share for the nine months ended March 31, 2004, has been prepared to reflect the capital structure after the transaction. For the purposes of this restatement, the Aplitec share capital has been presented as common stock as of March 31, 2004.

     The weighted average number of outstanding shares for the nine months ended March 31, 2005 presented below includes the common stock as well as the special convertible preferred stock, as the holders of special convertible preferred stock have the same rights and entitlements as those attached to the common stock.

     The following tables detail the weighted average number of outstanding shares used for the calculation of earnings per share as of March 31, 2005 and 2004.

                                                                 NINE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2005      2004
                                                              -------   -------
                                                               '000      '000
Weighted average number of outstanding shares of common
  stock -- basic............................................  163,051   192,967
Weighted average effect of dilutive securities: employee
  stock options.............................................    3,001        --
                                                              -------   -------
Weighted average number of outstanding shares of common
  stock -- diluted..........................................  166,052   192,967
                                                              =======   =======

                                                               NINE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              --------------
                                                               2005     2004
                                                              -------   ----
                                                               '000     '000
Weighted average number of outstanding linked
  units -- basic............................................  165,151     --
Weighted average effect of dilutive securities: employee
  stock options.............................................    3,040     --
                                                              -------   ----
Weighted average number of outstanding linked
  units -- diluted..........................................  168,191     --
                                                              =======   ====

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2005      2004
                                                              -------   -------
                                                               '000      '000
Total weighted average number of outstanding shares used to
  calculated earnings per share -- basic....................  328,202   192,967
                                                              =======   =======
Total weighted average number of outstanding shares used to
  calculated earnings per share -- diluted..................  334,243   192,967
                                                              =======   =======

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  COMPREHENSIVE INCOME

     The Company's comprehensive income consists of net income and foreign currency translation gains and losses which, under GAAP, are excluded from net income. Total comprehensive income for each of the nine months ended March 31, 2005 and 2004 was:

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2005      2004
                                                              -------   -------
Net income..................................................  $34,420   $18,553
Foreign currency translation adjustments....................   (1,328)   14,215
                                                              -------   -------
                                                              $33,092   $32,768
                                                              =======   =======

6.  OPERATING SEGMENTS

     The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131), which requires companies to determine and review their segments as reflected in the management information systems reports that their managers use in making decisions and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The Company's management prepares consolidated statutory financial statements for management purposes under South African GAAP ("SA GAAP"), the company's chief operating decision-maker evaluates the segment performance using SA GAAP measures.

     Revenues and operating income are measured on a segmental basis in accordance with SA GAAP (defined as "operating (loss)/income of continuing operations before central costs, goodwill amortization, SA GAAP operating exceptional items and share option costs"). In the tables below, this measure is referred to as segment operating (loss)/income.

     The Company currently has four reportable segments which each operate mainly within South Africa: transaction-based activities; smart card accounts; financial services and hardware, software and related technology sales. The Company also has a corporate/eliminations segment. The Company's reportable segments offer different products and services and require different resources and marketing strategies and share the Company's assets.

     The transaction-based activities segment currently consists mainly of a state pension and welfare benefit distribution service to provincial governments in South Africa. Fee income is earned based on the number of beneficiaries included in the government pay-file. This segment has individually significant customers that each provides more than 10 percent of the total revenue of the Company. For the nine months ended March 31, 2005, there were three such customers, providing 12, 36 and 20 percent, respectively, of total revenue. For the nine months ended March 31, 2004 there were three such customers providing 11, 37 and 22 percent, respectively, of total revenue.

     The smart card accounts segment derives revenue from the provision of smart card accounts, as a fixed monthly fee per card is charged for the maintenance of these accounts. This segment's activities were previously included in the financial services segment. In the third quarter of fiscal 2005 management started analyzing the results of this segment separately and consequently a new segment has been presented. Prior year segment information has been restated in order to show comparative information.

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The financial services segment derives revenue from the provision of short-term personal lending activities and life insurance products. Interest income is recognized in the income statement as it falls due, using the interest method by reference to the constant interest rate stated in each loan agreement.

     The hardware, software and related technology sales segment markets, sells and implements the Universal Electronic Payment System ("UEPS"). The segment undertakes smart card system implementation projects, delivering hardware, software and business solutions in the form of customized systems.

     Corporate/Eliminations include the Company's head office cost centers in addition to the elimination of inter-segment transactions.

     The accounting policies of the segments are consistent with those described at June 30, 2004, and any inter-segment sales or transfers are eliminated.

     The Company evaluates segment performance based on operating income. The following tables summarize segment information which is prepared in accordance with SA GAAP, with the exception of income tax expense and net income after taxation, where the recent reduction in the South African tax rate from 30% to 29% has not been effected:

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2005       2004
                                                              --------   --------
Revenues
  Transaction-based activities..............................  $ 77,538   $ 59,875
  Smart card accounts.......................................    26,362     15,762
  Financial services........................................    15,642     12,384
  Hardware, software and related technology sales...........    15,343      3,312
                                                              --------   --------
     Total..................................................   134,885     91,333
                                                              ========   ========
Operating income
  Transaction-based activities..............................    31,629     18,626
  Smart card accounts.......................................    11,983      7,165
  Financial services........................................     7,579      5,150
  Hardware, software and related technology sales...........     6,036       (236)
  Corporate/Eliminations....................................      (174)    (3,442)
                                                              --------   --------
     Total..................................................    57,053     27,263
                                                              ========   ========
Interest earned
  Transaction-based activities..............................        --         --
  Smart card accounts.......................................        --         --
  Financial services........................................        --         --
  Hardware, software and related technology sales...........        --         --
  Corporate/Eliminations....................................    11,505     10,962
                                                              --------   --------
     Total..................................................    11,505     10,962
                                                              ========   ========

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2005       2004
                                                              --------   --------
Interest expense
  Transaction-based activities..............................     9,689      8,020
  Smart card accounts.......................................        --         --
  Financial services........................................        21         20
  Hardware, software and related technology sales...........       298        109
  Corporate/Eliminations....................................        --        349
                                                              --------   --------
     Total..................................................    10,008      8,498
                                                              ========   ========
Depreciation and amortization
  Transaction-based activities..............................     3,910      3,432
  Smart card accounts.......................................        --         --
  Financial services........................................       377        435
  Hardware, software and related technology sales...........        --          2
  Corporate/Eliminations....................................       716        189
                                                              --------   --------
     Total..................................................     5,003      4,058
                                                              ========   ========
Income taxation expense
  Transaction-based activities..............................     6,559      3,359
  Smart card accounts.......................................     3,595      2,150
  Financial services........................................     2,268      1,539
  Hardware, software and related technology sales...........     1,720       (103)
  Corporate/Eliminations....................................     3,850      4,205
                                                              --------   --------
     Total..................................................    17,992     11,150
                                                              ========   ========
Net income after taxation
  Transaction-based activities..............................    15,379      7,248
  Smart card accounts.......................................     8,386      5,015
  Financial services........................................     5,292      3,590
  Hardware, software and related technology sales...........     4,014       (242)
  Corporate/Eliminations....................................     7,487      2,966
                                                              --------   --------
     Total..................................................    40,558     18,577
                                                              ========   ========
Segment assets
     Total..................................................   164,670    131,243
                                                              ========   ========

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2005       2004
                                                              --------   --------
Expenditures for long-lived assets
  Transaction-based activities..............................     2,313      2,077
  Smart card accounts.......................................        --         --
  Financial services........................................       669        111
  Hardware, software and related technology sales...........        --         15
  Corporate/Eliminations....................................        --        189
                                                              --------   --------
     Total..................................................  $  2,982   $  2,392
                                                              ========   ========

     Due to the developments in the business, all of the significant assets are used in the operations of all the segments. The company does not have dedicated assets assigned to a particular operating segment. Accordingly, it is not meaningful to attempt an arbitrary allocation and segment asset allocation is therefore not presented.

     The following tables present the Company's net income after tax and segment assets from the Company's reportable segments presented in accordance with SA GAAP and then reconciled to United States generally accepted accounting principles ("US GAAP") financial information consolidated totals:

                                                                     NINE MONTHS ENDED
                                                                   ---------------------
                                                                   MARCH 31,   MARCH 31,
                                                                     2005        2004
                                                                   ---------   ---------
Net income after tax in accordance with SA GAAP.............        $40,558     $18,577
Intangible amortization adjustment..........................  (a)      (251)       (223)
Self insurance adjustment...................................  (b)    (1,465)      2,515
Goodwill amortization adjustment............................  (c)       120         430
Secondary Taxation on Companies adjustment..................  (d)    (4,740)     (1,977)
Taxation adjustments due to difference between SA and US
  GAAP......................................................  (e)       198        (769)
Reclassification of earnings from equity accounted
  investment................................................  (f)      (480)         --
                                                                    -------     -------
Net income after tax in accordance with US GAAP.............        $33,940     $18,553
                                                                    =======     =======

                                                                   MARCH 31,
                                                                     2005
                                                                   ---------
Segment assets in accordance with SA GAAP...................       $164,670
Recognition of goodwill, net of amortization................  (c)     6,882
Recognition of intangible assets, net of amortization.......  (a)     3,187
Deferred tax adjustments....................................  (d)       579
                                                                   --------
Segment assets in accordance with US GAAP...................       $175,318
                                                                   ========

     (a) Aplitec obtained the FTS Patent on its acquisition of Net 1 Holdings on July 12, 2000. 100% of Net 1 Holdings issued share capital was acquired for approximately $3.2 million, which was satisfied through the issuance of 9,750,000 of Aplitec common shares. For SA GAAP purposes, this was treated as the acquisition of a business as it was a corporate entity and the excess of the purchase price over the identifiable assets acquired was treated as goodwill and amortized over 10 years. For US GAAP purposes, EITF 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of a Business, defines a business and the acquisition of Net 1 Holdings was in substance the acquisition of an asset. As such, the treatment of the premium on acquisition over the net asset value is regarded as being attributable to the patent rights acquired and not treated as goodwill. The patent rights carrying value should be amortized over 10 years, which is the same period that would be used to amortize goodwill.

     (b) Aplitec had in the past established a provision in respect of self-insured losses (mainly attributable to cash in transit theft) based on actuarially determined amount of such losses expected to arise in the next 12 months. For SA GAAP purposes, the provision for self-insured losses was reversed towards the end of fiscal year June 30, 2004 and the provision for self-insured losses provided approximates the amounts required under US GAAP. The Company acquired an insurance captive as part of the acquisition of Cash Paymaster Services (Pty) Ltd in 1999. This asset was not recognized on acquisition and the cash in the captive at acquisition was $2.3 million. The captive was cancelled in the first quarter of 2005 and the cash included in the captive at the date of closure was included in the cash and cash equivalents as of September 30, 2004.

     For the purposes of US GAAP, self-insurance does not represent the transfer of risk and as such it is not possible to recognize a liability for future losses that will arise from events subsequent to the balance sheet date. In addition, the captive insurance company, for periods prior to its cancellation (i.e. for all periods before and including June 30, 2004), should be consolidated for US GAAP purposes. However as the captive was cancelled, a consolidation adjustment is no longer required for periods beginning September 30, 2004.

     An adjustment is required to reverse that part of the charge in the income statement in respect of such losses that do not represent the losses of the period (nine months ended March 2005: $0, nine months ended March 2004: $0.6 million and $2.5 million, respectively) and consolidate the assets of the captive insurance company for all periods ended prior to and including June 30, 2004. In addition, an adjustment is required for the nine months ended March 31, 2005 to reverse the gain of $1.5 million recognized under SA GAAP due to the cancellation of the captive.

     (c) Under SA GAAP, goodwill arising on business combinations was written off against shareholders' equity. With effect from July 1, 2000, SA GAAP required that goodwill be capitalized and amortized over its useful life. Under US GAAP, until July 1, 2002, goodwill should be capitalized and amortized over its useful life, which could not exceed 40 years. The adjustment therefore gives effect to the amount of goodwill that would have been required to be recognized in a US GAAP balance sheet and the amount of amortization that would have arisen thereon, which has been calculated on the basis of a useful life of 10 years. Due to the adoption of SFAS 141 and SFAS 142, goodwill is no longer required to be amortized, instead an impairment review is required at least annually. In addition, certain goodwill amounts were not recognized at the correct amount due to Aplitec using a fixed price as opposed to a fair market price for shares issued in exchange for assets.

     (d) SA GAAP requires that deferred tax be provided for at the undistributed rate of 30%. For the purpose of US GAAP, under FAS 109, Accounting for Income Tax, temporary differences have been tax effected using the tax rate that will apply when income is distributed, i.e. an effective rate of 37.78% including Secondary Tax on Companies. Aplitec has computed the effect this change in tax rate would have on the current deferred taxation assets.

     (e) The tax effects of the US GAAP adjustments have been calculated based on the enacted tax rate for the nine months ended March 31, 2005 of 37.78% (nine months ended March 31, 2004: 37.78%).

     (f) Under SA GAAP, the tax effected earnings from the equity accounted investment is included before the income tax expense. Under US GAAP, the earnings from the equity accounted investment is

                         NET 1 UEPS TECHNOLOGIES, INC.

                        NOTES TO THE UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

shown after the income tax expense and net income after tax. An adjustment is required to reclassify the earnings from the equity accounted investment from above the income tax expense to below net income after tax.

7.  DEFERRED EXPENDITURE ON SMART CARDS

     The deferred expenditure on smart cards represents amounts paid for smart cards used in the administration and distribution of grants to beneficiaries. These expenditures are deferred and written off over the period of the contract with the provincial government.

                                             Shares

                                  (NET1 LOGO)

                                  Common Stock

                             ---------------------

                                   Prospectus

                             ---------------------

MORGAN STANLEY                                                          JPMORGAN


                       JEFFERIES & COMPANY,    THOMAS WEISEL PARTNERS
ROBERT W. BAIRD & CO.         INC.                                LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of shares of common stock in this offering. All amounts are estimates except the SEC registration fee and the NASD fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................     $13,535.30
NASD filing fee.............................................      12,000.00
Nasdaq National Market listing fee..........................
Printing expenses...........................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent fee..........................................
Miscellaneous...............................................
                                                                 ----------
  Total.....................................................     $
                                                                 ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850(1) of the Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

     Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

     Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Sections 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

     Under the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section
607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

     The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section
607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Our articles of incorporation provide that we have the power to, and we intend to adopt provisions in our by-laws providing that we will, indemnify any current or former director, officer, employee or agent against any liability arising from any action or suit to the fullest extent permitted by law. Advances against expenses may be made under our by-laws and any other indemnification agreement into which we may enter and the indemnity coverage provided thereunder may include liabilities under the federal securities laws as well as in other contexts. Our by-laws also permit us to purchase and maintain insurance on behalf of any current or former director, officer, employee or agent for any liability incurred by any of them in connection with, or arising out of, their actions in their capacity as our director, officer, employee or agent, whether or not our articles of incorporation or by-laws permit such indemnification. We have not obtained such insurance, but we intend to do so.

     Pursuant to that certain common stock purchase agreement between us and SAPEF III International G.P. Limited, dated January 30, 2004, we agreed to indemnify and provide directors and officers liability insurance for each nominee of SAPEF, or its nominee, that serves as our director, to the maximum extent permitted by law. Additionally, we agreed to purchase additional insurance as necessary to provide continuous directors and officers liability coverage, including coverage for claims asserted up to six years after the termination of any such insurance for matters occurring prior to such termination, as reasonably requested by SAPEF. We have not obtained such additional insurance, but we intend to do so.

     Reference is made to Article V of our by-laws filed as Exhibit 3.4 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information regarding unregistered offerings and shares of common stock and options granted by us within the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act or rule of the SEC, under which exemption from registration was claimed.

     On June 7, 2004, 105,661,428 shares of common stock were issued to a group of private equity funds at an aggregate price of $52.8 million, or $0.50 per share. These shares were issued and exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of that Act.

     In addition, on June 7, 2004, Brait International Limited exercised its option to receive 5,000,000 shares of common stock at a price of $0.50 per share as partial consideration of its transaction fees in connection with the Aplitec transaction. These shares were issued and exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of that Act.

     During June 2004, we issued other stock-based awards with respect to 8,720,936 shares of common stock to our employees for no cash consideration, and issued options to purchase 8,720,936 shares of common stock to our employees at an exercise price of $0.50 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, South Africa on the 26th day of May, 2005.

                                          NET 1 UEPS TECHNOLOGIES, INC.

                                          By:    /s/ SERGE C.P. BELAMANT
                                            ------------------------------------
                                              Name: Serge C.P. Belamant
                                              Title:   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Serge C.P. Belamant and Herman Gideon Kotze, and each of them acting singly, as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 26th day of May, 2005.

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----



              /s/ SERGE C.P. BELAMANT                Chief Executive Officer, Chairman    May 26, 2005
---------------------------------------------------  of the Board and Director
                Serge C.P. Belamant                  (Principal Executive Officer)




              /s/ HERMAN GIDEON KOTZE                Chief Financial Officer,             May 26, 2005
---------------------------------------------------  Treasurer, Secretary and Director
                Herman Gideon Kotze                  (Principal Financial and
                                                     Accounting Officer)




              /s/ ANTONY CHARLES BALL                Director                             May 26, 2005
---------------------------------------------------
                Antony Charles Ball




              /s/ CHAD LEONARD SMART                 Director                             May 26, 2005
---------------------------------------------------
                Chad Leonard Smart




         /s/ CHRISTOPHER STEFAN SEABROOKE            Director                             May 26, 2005
---------------------------------------------------
           Christopher Stefan Seabrooke




        /s/ ALASDAIR JONATHAN KEMSLEY PEIN           Director                             May 26, 2005
---------------------------------------------------
          Alasdair Jonathan Kemsley Pein

                                 EXHIBIT INDEX

 1.1**   Form of Underwriting Agreement.
 2.1     Sale Agreement, dated October 31, 2003, between Net 1
         Applied Technology Holdings Limited, Net 1 Investment
         Holdings (Proprietary) Limited, Net 1 Support Services
         (Proprietary) Limited and Newshelf 713 (Proprietary) Limited
         (incorporated by reference to Exhibit 2.1 to our
         Registration Statement on Form S-4, filed on February 3,
         2004 (file no. 333-112463)).
 2.2     Subscription Agreement, dated October 31, 2003, between Net
         1 UEPS Technologies, Inc. and Newshelf 713 (Proprietary)
         Limited (incorporated by reference to Exhibit 2.2 to our
         Registration Statement on Form S-4, filed on February 3,
         2004 (file no. 333-112463)).
 2.3     Asset Purchase Agreement, dated as of January 30, 2004,
         between Net 1 Holdings S.a.r.l. and Net 1 UEPS Technologies,
         Inc. (incorporated by reference to Exhibit 2.3 to our
         Registration Statement on Form S-4, filed on February 3,
         2004 (file no. 333-112463)).
 2.4     Common Stock Purchase Agreement, dated as of January 30,
         2004, between Net 1 UEPS Technologies, Inc. and SAPEF III
         International G.P. Limited (or its nominees) (incorporated by reference to Exhibit 2.4 to our Registration Statement on
         Form S-4, filed on February 3, 2004 (file no. 333-112463)).
 2.5     Subscription Agreement, dated November 10, 2003, between the
         Trustees for the time being of the New Aplitec Participation
         Trust and Newshelf 713 (Proprietary) Limited (incorporated by reference to Exhibit 2.5 to our Registration Statement on
         Form S-4, filed on February 3, 2004 (file no. 333-112463)).
 2.6     Trust Deed of the New Aplitec Participation Trust, dated
         October 31, 2003, entered into between Newshelf 713
         (Proprietary) Limited and Brait Capital Partners Trustees
         (Proprietary) Limited (incorporated by reference to Exhibit
         2.6 to our Registration Statement on Form S-4, filed on
         February 3, 2004 (file no. 333-112463)).
 2.7     Trust Deed for the Aplitec Holdings Participation Trust,
         dated January 30, 2004, between Walkers SPV, SAPEF III
         International G.P. Limited (in its capacity as original
         enforcer), Brait Capital Partners Trustees (Proprietary)
         Limited (in its capacity as trustee of the New Aplitec
         Participation Trust) and Net 1 UEPS Technologies, Inc.
         (incorporated by reference to Exhibit 2.7 to our
         Registration Statement on Form S-4, filed on February 3,
         2004 (file no. 333-112463)).
 2.8     Umbrella Agreement, dated November 10, 2003, between SAPEF
         III International G.P. Limited, The Trustees of the South
         African Private Equity Trust III, Net 1 UEPS Technologies,
         Inc., The Trustees of the New Aplitec Participation Trust
         and Newshelf 713 (Proprietary) Limited (incorporated by
         reference to Exhibit 2.8 to our Registration Statement on
         Form S-4, filed on February 3, 2004 (file no. 333-112463)).
 2.9     Underwriting Agreement, dated November 5, 2003, South
         African Private Equity Trust III and South African Private
         Equity Fund III L.P. and Newshelf 713 (Proprietary) Limited
         (incorporated by reference to Exhibit 2.9 to our
         Registration Statement on Form S-4, filed on February 3,
         2004 (file no. 333-112463)).
 3.1     Articles of Incorporation of Net 1 UEPS Technologies, Inc.
         (incorporated by reference to Exhibit 1 to our Registration
         Statement on Form 10-SB filed on August 1, 2000 (file no.
         000-31203)).
 3.2     Articles of Amendment to Articles of Incorporation of Net 1
         UEPS Technologies, Inc. (included as Annex A to the proxy
         statement/prospectus included in our Registration Statement on Form S-4, filed on February 3, 2004 (file no. 333-112463)
         and incorporated by reference herein).
 3.3**   Articles of Amendment to Articles of Incorporation of Net 1
         UEPS Technologies, Inc.
 3.4     By-Laws of Net 1 UEPS Technologies, Inc. (incorporated by
         reference to Exhibit 2 to our Registration Statement on Form
         10-SB, filed on August 1, 2000 (file no. 000-31203)).
 3.5**   Amended and Restated By-Laws of Net 1 UEPS Technologies,
         Inc.
 4.1**   Form of common stock certificate.
 4.2**   Form of special convertible preferred stock certificate.

 5.1** Opinion of DLA Piper Rudnick Gray Cary US LLP as to the legality of the securities being registered.
10.1     Distribution Agreement, dated July 1, 2002, between Net 1
         UEPS Technologies, Inc. and Net 1 Investment Holdings (Pty)
         Limited (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-4, filed on February 3,
         2004 (file no. 333-112463)).
10.2 Patent and Technology Agreement, dated June 19, 2000, by and between Net 1 Holdings S.a.r.l. and Net 1 UEPS Technologies,
         Inc. (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-4, filed on February 3,
         2004 (file no. 333-112463)).
10.3     Service Level Agreement between The Limpopo Provincial
         Government in its Department of Health and Welfare and Cash
         Paymaster Services (Northern) (Pty) Limited (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-4, filed on February 3, 2004 (file no. 333-112463)).
10.4     Service Level Agreement between the Department of Social
         Welfare and Population Development, KwaZulu-Natal and Cash
         Paymaster Services KwaZulu-Natal (Pty) Ltd. (incorporated by reference to our Registration Statement on Form S-4, filed on February 3, 2004 (file no. 333-112463)).
10.5 2004 Stock Incentive Plan (included as Annex B to the proxy statement/prospectus included in our Registration Statement on Form S-4, filed on February 3, 2003 (file no. 333-112463) and incorporated by reference herein).
10.6     Product License Agreement between Net 1 Holdings S.a.r.l.
         and Banque De Gestion Et De Financement Burundi
         (incorporated by reference to Exhibit 10.6 to Amendment No.
         2 to our Registration Statement on Form S-4/A, filed on April 21, 2004 (file no. 333-112463)).
10.7     Product Licence Agreement between Net 1 Holdings S.a.r.l.
         and Banque De Commerce, De Development Et D'Industrie
         B.C.D.I. S.A. Rwanda (incorporated by reference to Exhibit
         10.7 to Amendment No. 2 to our Registration Statement on
         Form S-4/A, filed by Net 1 UEPS Technologies, Inc. on April
         21, 2004 (file no. 333-112463)).
10.8     Product Licence Agreement between Net 1 Holdings S.a.r.l.
         and Net 1 Operations S.a.r.l. (incorporated by reference to
         Exhibit 10.8 to Amendment No. 2 to our Registration
         Statement on Form S-4/A, filed on April 21, 2004 (file no.
         333-112463)).
10.9     Procurement and Commissioning Agreement between Net 1
         Investment Holdings (Proprietary) Limited and Reserve Bank of Malawi (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to our Registration Statement on Form S-4/A, filed on April 21, 2004 (file no. 333-112463)).
10.10    Non Exclusive UEPS Licence Agreement between Net 1
         Investment Holdings (Proprietary) Limited and SIA Netcards
         (incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-4/A, filed on April 21,
         2004 (file no. 333-112463)).
10.11**  Shareholders' Agreement among Net 1 UEPS Technologies, Inc.,
         South African Private Equity Fund III, L.P., Brait
         International Limited, Brenthurst Private Equity II Limited,
         Brenthurst Private Equity South Africa I Limited, CI Law
         Trustees Limited for the San Roque Trust dated August 18,
         1992 and Dr. Belamant.
10.12*   Technology License Agreement between Net 1 Investment
         Holdings (Proprietary) Limited and Visa International
         Service Association.
10.13*   Service Level Agreement between the Province of the Eastern
         Cape Department of Social Development and CPS Eastern Cape
         (Proprietary) Limited.
10.14*   Banking Facility between Nedbank Limited and Net 1 Applied
         Technology Holdings Limited.
10.15*   Facility between Cash Paymaster Services Eastern Cape and
         Nedbank Limited.
10.16*   Addendum to Facility Letter--Approval of Increase Bridging
         Loan Facilities between Nedbank Limited and Net 1 Applied
         Technology Holding Limited.
10.17**  Agreement between Nedcor Bank Limited and Net 1 Products
         (Proprietary) Limited.
10.18*   Assignment of Copyright and License of Patents and Trade
         Marks between MetroLink (Proprietary) Limited and Net 1
         Products (Proprietary) Limited.

10.19*   Patent and Technology Agreement by and between Net 1
         Investment Holdings (Proprietary) Limited and Nedcor Bank
         Limited.
21.1*    Subsidiaries of Net 1 UEPS Technologies, Inc.
23.1*    Consent of Deloitte & Touche, Chartered Accountants.
23.2*    Consent of PKF (Jhb) Inc.
23.3**   Consent of DLA Piper Rudnick Gray Cary US LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-1).
23.4**   Consent of Cliffe Dekker Inc.
24.1*    Power of Attorney (contained in signature page to this
         registration statement).

---------------

 * Filed herewith.

** To be filed by amendment.